As filed with the Securities and Exchange Commission on April 25, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BORDEN CHEMICAL, INC.

(Exact name of registrant as specified in charter)

New Jersey	2821	13-0511250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Ellen German Berndt, Esq.

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Rosa A. Testani, Esq. William B. Kuesel, Esq. O’Melveny & Myers LLP 7 Times Square New York, New York 10036 (212) 326-2000	Kris F. Heinzelman, Esq. LizabethAnn R. Eisen, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and the list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share (2)	$800,000,000	$94,160

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2005

             Shares

HEXION SPECIALTY CHEMICALS, INC.

Common Stock

Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $             and $            . We intend to list our common stock on the New York Stock Exchange under the symbol “HXN.”

We are selling              shares of common stock and the selling shareholder is selling              shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling shareholder. We intend to use approximately $             million of our net proceeds from the sale of the shares being sold by us to redeem our outstanding Series A Preferred Stock.

The underwriters have an option to purchase a maximum of              additional shares from the selling shareholder to cover over-allotments of shares.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 20.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Hexion Specialty Chemicals, Inc.	Proceeds to Selling Shareholder
Per Share	$	$	$	$
Total	$	$	$	$

Delivery of the shares of common stock will be made on or about                     , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Goldman, Sachs & Co.

JPMorgan	Lehman Brothers

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Market and Industry Data

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. This prospectus includes market share and industry data that we prepared primarily based on management’s knowledge of the industry and industry data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We and the underwriters have not independently verified any of the data from third-party sources nor have we or the underwriters ascertained the underlying economic assumptions relied upon therein. Statements as to our market position relative to our competitors are approximated and based on the above-mentioned third-party data and internal analysis and estimates and have not been verified by independent sources. Unless otherwise noted, all information regarding our market share is based on the latest available data, which in some cases may be several years old.

Dealer Prospectus Delivery Obligation

Until                     , 2005 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights information about Hexion Specialty Chemicals, Inc. and the offering contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” Borden Chemical will change its name to Hexion Specialty Chemicals, Inc. upon the final closing of the Combinations (as defined in “—Hexion Specialty Chemicals, Inc.—Overview”). In this prospectus, except as otherwise indicated herein, or as the context may otherwise require (i) all references to “Hexion,” “the Company,” “we,” “us” and “our” refer to Hexion Specialty Chemicals, Inc. and its subsidiaries after giving pro forma effect to the Bakelite Transaction (as defined in “—Hexion Specialty Chemicals, Inc.—The Bakelite Transaction”), (ii) all references to “Borden Chemical” refer to Borden Chemical, Inc. and its subsidiaries prior to the Current Transactions (as defined in “—Hexion Specialty Chemicals, Inc.—The Prior and Current Transactions”), (iii) all references to “RPP” refer to Resolution Performance Products Inc. and its subsidiaries prior to the Current Transactions, (iv) all references to “RSM” refer to Resolution Specialty Materials Inc. and its subsidiaries prior to the Current Transactions, (v) all references to “Bakelite” refer to Bakelite Aktiengesellschaft and its subsidiaries prior to the Bakelite Transaction, and (vi) all financial data for the year ended December 31, 2004 gives pro forma effect to this offering, including the application of the net proceeds to the Company therefrom and the other Transactions (excluding the Bakelite Transaction unless otherwise noted) as if they each had occurred on January 1, 2004, and all financial and other data as of December 31, 2004 gives pro forma effect to this offering, including the application of the net proceeds to the Company therefrom and the Current Transactions (excluding the Bakelite Transaction unless otherwise noted) as if they each had occurred on such date (with the financial statements and other data as of December 31, 2004 already giving effect to the combination of Borden Chemical, RPP and RSM).

Hexion Specialty Chemicals, Inc.

Overview

We are the world’s largest producer of thermosetting resins (i.e., “thermosets”). Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We are focused on providing a broad array of thermosets and associated technologies, with leading market positions in all key markets served. Our breadth of related products provides us with significant advantages across our operations, technology and commercial organizations, while our scale provides us with significant efficiencies in our fixed and variable cost structure, allowing us to compete effectively throughout the value chain. Our value-added, technical service-oriented business model enables us to effectively participate in high-end specialty markets, while our scale enables us to extract value from higher volume applications.

Thermosets are developed to meet the performance characteristics required for each specific end use product. The type of thermoset used and how it is formulated, applied and cured determines the key attributes, such as durability, gloss, heat resistance, adhesion or strength of the final product. Hexion has the broadest range of thermoset resin technologies, with world class research, applications development and technical service capabilities. The global thermoset resins market is approximately $34 billion in annual sales, of which our primary markets represent approximately $19 billion in annual sales.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical laminates. We have a history of product innovation and success in introducing new products to new markets. Our thermosets are sold under a variety of well-recognized brand names including Borden® (phenolic and amino resins), Epikote® (epoxy resins), Epikure® (epoxy curatives), Bakelite (phenolic and epoxy resins), Lawter™ (inks) and Cardura® (high-end automotive coatings).

As of December 31, 2004, we have 86 production and distribution sites globally, and produce many of our key products locally in North America, Latin America, Europe and Asia. Through this worldwide network of strategically located production facilities, we serve more than 5,000 customers in 96 countries. We believe our global scale provides us with significant advantages over many of our competitors. In areas where it is advantageous, we are vertically integrated backward into strategic raw materials, providing us a low-cost operating structure and security of supply. In other areas, where we can leverage our technical know-how and market presence to capture additional value, we are integrated downstream into product formulations. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide customers a full suite of product solutions. As a result of our focus on innovation and the high level of technical service that results from our “Total Systems Approach,” we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of RPP and RSM pursuant to which Borden Chemical agreed to combine with RPP and RSM (the “Combinations”). In addition, Borden Chemical separately agreed to acquire Bakelite (the “Bakelite Acquisition”) on October 6, 2004. Borden Chemical, RPP and RSM are each controlled by Apollo Management L.P. and its affiliates (“Apollo”). The Combinations are expected to be consummated during the second quarter of 2005. Upon the consummation of the Combinations, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc. and BHI Acquisition LLC, Borden Chemical’s parent, will change its name to Hexion LLC. In 2004, on a pro forma combined basis (including our pending Bakelite Acquisition), we generated pro forma net sales of $4.1 billion and Adjusted EBITDA (as defined) of $446 million. In 2004, on a pro forma combined basis (not including our pending Bakelite Acquisition), we generated net sales of $3.4 billion, operating income of $19 million and a net loss of $353 million. In 2004 Bakelite generated net sales of $0.7 billion (unaudited, subject to change). In 2004 (including Bakelite unaudited net sales), 51% of our net sales were derived from sales to North America, 32% to Western Europe and 17% to Asia-Pacific, Latin America, Eastern Europe and other emerging markets. We believe the consolidation of these entities will provide us with significant opportunities for growth through global product line management, in addition to opportunities for increasing operational efficiencies, reducing fixed costs, optimizing manufacturing assets and improving the efficiency of capital spending.

Our Business

Upon consummation of the Current Transactions, we will operate in two primary segments: Adhesive & Structural and Coating. The table below illustrates each segment’s net sales to external customers for the year ended December 31, 2004 (including Bakelite unaudited net sales), as well as each segment’s major product lines, major industry sectors served, major end-use markets and key differentiating characteristics.

	Adhesive & Structural	Coating
2004 Pro Forma Net Sales	$2.9 billion	$1.2 billion

Major Products	• Formaldehyde based resins and intermediates • Epoxy resins and intermediates • Composite resins • Phenolic encapsulated substrates • Molding compounds	• Epoxy resins • Polyester resins • Alkyd resins • Acrylic resins • Ink resins and additives • Versatic acids and derivatives

Major Industry Sectors Served

•   Wood products and furniture

•   Transportation and industrial

•   Electrical equipment and appliances

•   Electronic products

•   Oil and gas field support

•   Marine and recreational (boats, RVs)

•   Chemical manufacturing

• Home building and maintenance • Transportation and industrial • Electrical equipment and appliances • Furniture • Printing • Chemical manufacturing

	Adhesive & Structural	Coating

Major End-Use Markets	• Plywood, particleboard, OSB, MDF • Carbon and glass fiber composites • Automotive friction materials • Furniture • Construction • Electrical laminates • Foundry • Oil and gas field proppants	• Decorative paints • Auto coatings • Marine and industrial coatings • Construction and maintenance coatings • Printing inks • Specialty coatings

Key Characteristics of Resins	• Strength • Adhesion • Resistance (heat, water, electricity)	• Durability • Gloss and color retention • Resistance (water, UV, corrosion, temperature) • Strength

Adhesive & Structural Segment

Our Adhesive & Structural segment is a leading global supplier of thermosets used in adhesive and structural applications. These products are used in a variety of end-markets including residential, commercial and industrial construction and repair/remodeling, furniture manufacture, automotive, oil and gas, chemicals and electronics. In 2004, Adhesive & Structural contributed approximately $2.9 billion to our net sales (including Bakelite unaudited net sales). Our key products in the Adhesive & Structural segment include:

Formaldehyde Based Resins and Intermediates. We are the leading producer of formaldehyde based resins for the forest products industry in North America with a 44% market share by volume and also hold significant positions in Europe, Latin America and Australia. Our products are used in a wide range of applications in the construction, automotive, electronics and steel industries. We are also the world’s largest producer of specialty phenolic resins, which are used in applications that require extreme heat resistance and strength, such as automotive brake pads, foundry materials and oil field applications. In addition, we are the world’s largest producer of formaldehyde, a key building block chemical used in the manufacture of thousands of products. We internally consume approximately half of our formaldehyde production, giving us a significant competitive advantage versus our non-integrated competitors.

Epoxy Resins and Intermediates. We are the world’s largest supplier of epoxy resins. Epoxy resins comprise the fundamental building blocks of many types of materials, such as formulated composite resins and structural adhesives. Epoxy resins are often used in the auto, aerospace and electronics industries due to their unparalleled strength and durability. We also provide the industry with a variety of complementary products such as epoxy modifiers, curing agents, reactive diluents and specialty liquids. We are also a major producer of bisphenol-A (BPA) and epichlorohydrin (ECH), key precursors in the manufacture of epoxy resins. We internally consume the majority of our BPA and virtually all of our ECH, giving us a significant competitive advantage versus our non-integrated competitors.

Composite Resins. We are a leading producer of resins used in composites. Composites are a fast growing class of materials which are used in a wide variety of applications ranging from airframes to golf clubs. We supply epoxy resins to fabricators in the aerospace, sporting goods and pipe markets with a 44% market share in each of the United States and Europe. We leverage our leadership position in epoxy resins, along with our technology and service expertise, to selectively forward integrate into custom formulations for specialty composites, such as turbine blades used in the wind energy market. In addition to epoxy, we manufacture resins from unsaturated polyester (UPR), which are generally combined with fiberglass to produce cost-effective finished structural parts for applications ranging from boat hulls to recreational vehicles to bathroom fixtures.

Phenolic Encapsulated Substrates. We are a leading producer of phenolic encapsulated sand and ceramic substrates used in oil field services and foundry applications. Our highly specialized compounds are designed to perform under the extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize the oil and gas drilling and foundry industries. In the oil field services industry we had a 45% global market share in resin encapsulated proppants, which are used to enhance oil and gas recovery rates and extend well life. We are also the leading producer by volume of foundry resins in North America with a 44% market share. Our foundry resin systems are used by major automotive and industrial companies for precision casting of engine blocks, transmissions, brake and drive train components. In addition to encapsulated substrates, our foundry resins business provides phenolic resin systems and ancillary products used to produce finished metal castings.

Molding Compounds. We are the leading producer of molding compounds in Europe, with an estimated market share of 69%. We formulate and produce a wide range of phenolic, polyester and epoxy compounds used to manufacture components requiring heat stability, electrical insulation, fire resistance and durability. Applications range from automotive underhood components to appliance knobs and cookware handles.

Coating Segment

We are a leading supplier of resins used in surface coating applications. Our coating products are used by customers in a variety of end-markets including architectural coatings, civil engineering, electronics, automotive and a wide variety of applications in the industrial and consumer markets. In 2004, our coating resins contributed approximately $1.2 billion to our net sales (including Bakelite unaudited net sales). Our key products in the Coating segment include:

Epoxy Resins. In addition to the adhesive uses mentioned previously, epoxy resins are used for a variety of high-end coating applications which require the superior strength and durability of epoxy. Examples include protective coating for industrial flooring, pipe, marine and construction applications, powder coatings and automotive coatings. Where advantageous, we leverage our position to supply custom resins for specialty coatings formulators.

Polyester Resins. We are a leading supplier of polyester coatings resins in North America with a market share of 10% and are also a major producer in Europe with a powder coatings market share of 10%. We provide custom polyester resins, both liquid and powder, to customers for use in industrial coatings requiring specific properties such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in transportation, automotive, machinery, appliances and metal office furniture. Our polyester resins business shares an integrated production platform with our alkyd business, which allows for flexible sourcing, plant balancing and economies of scale.

Alkyd Resins. We share the leading position in alkyd resins in North America with a market share of 31% and are a major producer in Europe, specifically in Scandinavia and Italy. We provide alkyd resins to customers for use in the manufacture of professional grade paints and coatings. Alkyd resins are formulated and engineered according to customer specifications and can be modified with other raw materials to improve performance. Applications include industrial coatings (e.g., protective coatings used on machinery, metal coil, equipment, tools and furniture), special purpose coatings (e.g., highway-striping paints, automotive refinish coatings and industrial maintenance coatings) and decorative paints (e.g., house paint and deck stains). Our alkyd resins business shares an integrated production platform with our polyester business, which allows for flexible sourcing, plant balancing and economies of scale.

Acrylic Resins. We are a supplier of acrylic resins (solvent and water-based) in North America and Europe. Acrylic resins are used for interior trim paints and exterior applications where weathering protection, color and gloss retention are critical. In addition, we produce a wide range of specialty acrylic resins for marine and maintenance paints and automotive topcoats. We are also a low cost producer of acrylic monomer, the key raw material for our acrylic resins. This backward integration gives us a competitive cost advantage relative to our competitors and ensures adequacy of supply.

Ink Resins and Additives. We are the world’s largest producer of ink resins and associated products with a market share of 15%. Ink resins are used to apply ink to a variety of different substrates including paper, cardboard, metal foil and plastic. We provide resins, liquid components and additives, sold primarily under the globally recognized LawterTM brand name to customers formulating inks for a variety of substrates and printing processes. Our products offer such performance enhancements as durability, printability, substrate application, drying speed and security. Typical end use applications include brochures, newspapers, magazines, food packages, beverage cans, food containers and flexible packaging. We are also a provider of formulated UV-cure coatings and inks. Our proprietary technology has enabled us to gain a leading position in the global fiber optic market.

Versatic Acids and Derivatives. We are the world’s largest producer of versatic acids and derivatives, with a market share of 74%. Versatic acids and derivatives are specialty monomers which provide significant performance advantages to finished coatings, including superior adhesion, flexibility, ease of application and other high performance characteristics. The products include basic versatic acids and derivatives sold under the Versatic, VeoVa® and Cardura® names. Applications for versatic acids include decorative, automotive and protective coatings as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

Industry

The thermoset resins industry is an approximately $34 billion market in annual sales, according to independent consultants. Thermoset resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins, alkyd resins and urethane resins. Thermoset resins are used for a wide variety of applications due to their superior adhesion and bonding properties, as well as their heat resistance, protective and aesthetic characteristics, compared to other materials. The key markets upon which we focus and in which we have leading market positions are estimated at $19 billion in annual sales. The thermoset resin market has grown at an estimated annual rate of over 4% by volume during the past five years. Certain segments of the thermoset resin industry, including composites and UV resins, are expected to grow at substantially faster rates.

Thermosets are sold into the global coatings, composites and adhesives markets, which have combined annual sales of over $100 billion. Thermoset resins are generally considered specialty chemical products because they are principally sold on the basis of performance, technical support, product innovation and customer service. The principal factors contributing to success in the specialty chemicals market are (i) consistent delivery of high-quality products, (ii) favorable process economics, (iii) the ability to provide value to customers through both product attributes and strong technical service and (iv) a presence in large and growing markets.

Competitive Strengths

We are one of the leading specialty chemical companies in the world based on the following competitive strengths:

World’s Largest Thermoset Resins Producer. We are the world’s largest producer of thermoset resins with leading positions across various end-markets and geographies. Our global scale and breadth of product line provide us with significant advantages over many of our competitors. The following table illustrates our market position by volume in our key product areas, which collectively represent more than 75% of our 2004 net sales (including Bakelite unaudited net sales):

Key Product	Market Position
Forest Product Resins	#1 Globally
Formaldehyde	#1 Globally
Phenolic Resins	#1 Globally
Epoxy Resins	#1 Globally
Foundry Resins	#1 in North America
Oil field Resins	#2 Globally
Composite Resins (epoxy-based)	#1 in Europe, #2 in North America
Molding Compounds	#1 in Europe
Ink Resins	#1 Globally
Alkyd Resins	Co-leader in North America
Versatic Acids and Derivatives	#1 Globally

Unique Selling Proposition. The majority of our customers require solutions that are tailored to their individual production needs and require a high degree of technical service and customized product formulations. Our diverse thermoset product offering allows us to leverage related technologies across geographies, customers and end-markets in order to provide a full suite of product solutions. As a result of our focus on developing innovative products with a high level of technical service and our “Total Systems Approach,” whereby we sell multiple components of a coating or adhesive resin system, we have cultivated stable, longstanding customer relationships. Our top ten customers have been using our products and services for an average of 21 years.

Global Infrastructure. We develop, manufacture and sell our products around the world. We believe our global scope and our selective backward integration give us an advantage compared with many of our smaller competitors. We believe that we are well positioned in higher growth regions and will continue to grow internationally by expanding our product sales to our multi-national customers and by entering new markets. We also have opportunities to increase sales of products by introducing them to new geographies; for example, we plan to introduce several resin products developed for the European market to our customer base in North America. We have a significant presence in the two fastest growing regions in the coating and adhesives industries, with 16 plants currently operating in Asia-Pacific and Latin America.

Low Cost Position. We support our leading global market presence with our strategically located, low cost manufacturing presence. Our low cost position is the result of our 86 production and distribution sites located throughout the world and our selectively integrated supply position in critical intermediate materials. We consume large amounts of our internally produced formaldehyde, BPA and ECH, and our polyester and alkyd businesses share an integrated production platform with each other. This backward integration provides us a significant cost advantage over our competitors, allowing us to eliminate certain finishing steps, reduce logistical costs, ensure reliable long-term supply of critical raw materials and improve our production scheduling and capacity utilization rates. Furthermore, our large market position and scale in each of our key product markets provides us with significant purchasing and manufacturing efficiencies. We are North America’s lowest cost producer of formaldehyde and formaldehyde-based resins. In addition, we operate two of the three largest epoxy resins manufacturing facilities in the world, including the world’s only continuous-flow manufacturing process facility.

Well Positioned in Diverse End-Markets and Higher Growth Sectors. We have a diversified revenue and customer base in a variety of end-markets and geographies. Our products are used in a broad range of applications and are sold into stable markets such as those for forest products, architectural coatings, industrial coatings and automotive coatings, as well as higher growth markets such as composites, UV resins and electrical laminates. We have a strong position in products such as composites, which benefit from favorable product substitution demand as they replace traditional materials (i.e., wood and metal) in aerospace, automotive, recreational and sporting goods applications. In addition, no single customer accounted for more than 3% of our total annual sales in 2004 (including Bakelite unaudited net sales). Our pro forma net sales by end-market for 2004 are illustrated below:

Hexion Pro Forma Net Sales By End-Market*

* Including Bakelite unaudited net sales, subject to change.

Strong Free Cash Flow. We expect to generate strong free cash flow (cash flow from operating activities less anticipated capital expenditures) due to our favorable operating characteristics and the nature of the industry in which we operate. This strength is due in large part to our size and position within the thermoset resins industry, and the industry leading cost structure we have in place. Our products are generally less capital intensive to manufacture than many other products in the chemical industry, and as a result, we have low maintenance capital and working capital requirements. Furthermore, due to our tax assets and other structuring considerations, we expect to have very low cash tax requirements for the foreseeable future. Additionally, we expect to realize in excess of $82 million in annual net cost synergies from the Current Transactions which should further improve free cash flow. We expect that these synergies will be implemented within 18 months of the consummation of the Current Transactions. We expect to incur a one-time cost of $50 million during the next two years in connection with implementing these synergies. We expect that all of these factors will enable us to generate strong free cash flow, which we anticipate will be available to reduce indebtedness or for other strategic purposes.

Strong Management Team. We believe that we have a world-class management team led by Craig O. Morrison, our President and Chief Executive Officer, and William H. Carter, our Chief Financial Officer. Our divisional management teams are comprised of experienced managers from Borden Chemical, RPP, RSM and Bakelite. Marvin O. Schlanger, former Chief Executive Officer of Arco Chemical and RPP, with over 30 years of chemical industry experience, will become Vice Chairman. Our management team has demonstrated expertise in growing our businesses organically, integrating acquisitions and executing on significant cost cutting programs.

Strategy

We are focused on augmenting our growth, as well as increasing shareholder value, return on investment, cash flows and profitability. We believe we can achieve these related goals through the following strategies:

Leverage Our Integrated Platform. As the world leader in thermoset resins, we have an opportunity to provide our customers with a full suite of resins products on a global basis. We believe this provides us the opportunity to become a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We will also be able to offer a more diverse product line to all of our customers, utilizing the existing product lines of each of our acquired businesses. We believe we have substantial opportunities through global product line management to leverage these capabilities in order to increase our sales volumes and margins. Examples of the opportunity to leverage our integrated platform include:

•	We produce many value-added, innovative products developed by Bakelite for the European market which we plan to introduce to our broader customer base.

•	We expect to expand the sales of our versatic acid coatings product line, which has historically been nearly exclusively a European product, into the Americas by utilizing RSM’s existing coatings sales force.

•	We expect to capitalize on Borden Chemical’s strength in forest product resins by expanding such product offerings into Bakelite’s European markets, including Russia’s wood products market, the largest market in the world.

•	Upon the closing of the Current Transactions, we will be a leading resins supplier to many of the world’s largest coatings companies, allowing us to accelerate new and specialty product development for our customers, thereby further strengthening our relationships and enhancing our ability to retain and grow customers based on attributes other than price.

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations. In 2004, on a pro forma basis, we spent approximately $65 million on research and development (including Bakelite on an unaudited basis). We will continue to implement a systematic approach to new product development and have identified promising new technologies that have begun to yield significant results. Examples of new product development and our ability to leverage our technology base include:

•	In 2003, Borden Chemical developed and began marketing XRT®, a family of proppants made for the oil field products end-market, which generated approximately $14 million in net sales in 2004.

•	Both Borden Chemical and RSM have increased their investments in UV light-curable products for the display, ink jet and electronics products markets.

•	Both Borden Chemical and RPP have increased their investments in specialty epoxidized phenolic products for the electronics market.

•	RPP is developing a family of customized resins tailored for the high-end electrical lamination market. This family of products is expected to generate approximately $8 to $10 million in annual net sales by 2007.

•	In 2004, RSM developed and began conducting customer trials with Archemis, a resin used to formulate quick-dry alkyd paint. These coatings will be targeted for the contractors market where their quick dry properties allow two coats of paint to be applied in one work shift. It is expected to generate approximately $5 to $10 million in annual net sales by 2007.

Expand Our Global Reach In Faster Growing Regions. We will continue to grow internationally by expanding our product sales to our multi-national customers outside of North America and Western Europe, and by entering international new markets. Specifically, we are focused on growing our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the usage of our products is increasing. Furthermore, by combining sales and distribution infrastructures, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts. Some examples of our increased presence in developing regions are as follows:

•	Our twelve plants in Asia-Pacific represent most of our key product lines, give us critical mass to serve those markets and provide a platform for continued expansion in that region.

•	We have significant operations in Eastern Europe through RSM and Bakelite, and expect to leverage this footprint to increase our business in Russia and Eastern Europe.

•	We have expanded Borden Chemical’s Latin American presence over the past four years, growing its net sales by over 34% from 2001 to 2004, and expect to continue growing in this region.

Increase Margins Through Focus on Operational Excellence. Through the combination of four standalone global resin companies, we believe that there will be opportunities to extract substantial cost savings in the near future. We believe that the Current Transactions will yield in excess of $82 million in annual net cost synergies. We expect that these synergies will be implemented within 18 months of the consummation of the Current Transactions. We expect to incur a one-time cost of $50 million during the next two years in connection with implementing these synergies. Management has specifically identified a number of areas for savings and is actively pursuing key components of this strategy. Primary components are as follows:

•	Manufacturing rationalization and optimization across the entire facility footprint.

•	Reduction of fixed cost structure through the elimination of overhead redundancies.

•	Raw material and other purchasing savings.

•	Streamlined logistics processes.

•	Efficient management of capital spending.

•	Rollout of Borden Chemical’s Six Sigma management approach, and other operational best practices, throughout the organization.

In addition, each of our companies have significant experience in implementing cost reduction and working capital management programs, including ongoing programs at each of the companies.

Pursue Targeted Add-On Acquisitions and Joint Ventures. The global thermoset resin industry is highly fragmented and is comprised of numerous small and mid-sized specialty companies focusing on niche markets, as well as small non-core divisions of large chemical conglomerates. As the largest company focused primarily on the thermoset resins space, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we can consummate a number of these acquisitions at relatively low valuations due to the scalability of our existing global operations. Some examples of these opportunities include:

•	RSM recently acquired a specialty coatings product line in the versatics market.

•	We are currently pursuing several tuck-in acquisitions which, if consummated, should provide Hexion with product line extensions. We expect these acquisitions to be accretive in leveraging Hexion’s manufacturing footprint and existing corporate infrastructure.

•	We are also pursuing various joint ventures to expand our geographic footprint.

The Prior and Current Transactions

The Combinations. As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of RPP and RSM pursuant to which Borden Chemical agreed to combine with RPP and RSM. Borden Chemical, RPP and RSM are each controlled by Apollo. Upon the consummation of the Combinations, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc. and BHI Acquisition LLC, Borden Chemical’s parent, will change its name to Hexion LLC. Immediately upon completion of this offering, Apollo, through Hexion LLC, will hold     % of the outstanding capital stock of Hexion. Completion of the Combinations is subject to customary closing conditions and Borden Chemical, RPP and RSM will continue to operate independently until those conditions are satisfied and the closing occurs. We expect that the completion of the Combinations will occur in the second quarter of 2005.

The Borden Transaction. On July 5, 2004, BHI Investment, LLC, an affiliate of Apollo, entered into a stock purchase agreement with BW Holdings, LLC, Borden Holdings, Inc., its wholly-owned subsidiary, Borden Chemical, Inc., and members of Borden Chemical’s management. BW Holdings, LLC is an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, which had controlled Borden Holdings, Inc. and Borden Chemical since 1995. On August 12, 2004, pursuant to the stock purchase agreement, BHI Investment, LLC acquired (the “Borden Acquisition”) all of the outstanding capital stock of Borden Holdings, Inc., and all of the outstanding capital stock of Borden Chemical, Inc. not otherwise owned by Borden Holdings, Inc. was redeemed. The Borden Acquisition, the related offering of second-priority senior secured floating rate notes and 9% second-priority senior secured notes and the related transactions are collectively referred to in this prospectus as the “Borden Transaction.”

The RPP Transaction. On November 14, 2000, RPP Holdings LLC, an affiliate of Apollo acquired control of RPP in a recapitalization transaction (the “RPP Transaction”). Prior the recapitalization, RPP was a wholly-owned subsidiary of the Royal Dutch/Shell Group of Companies (“Shell”).

The RSM Transaction. On August 2, 2004, pursuant to an acquisition agreement between RSM, on behalf of itself and certain affiliates, and Eastman Chemical Company (“Eastman”), RSM acquired (the “RSM Acquisition”) Eastman’s resins, inks and monomers division. The RSM Acquisition and the related transactions are collectively referred to in this prospectus as the “RSM Transaction.”

The Pending Bakelite Transaction. On October 6, 2004, National Borden Chemical Germany GmbH (“Borden Germany”) and Borden Chemical entered into a share purchase agreement with the owners of Bakelite, RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (as may be amended, the “share purchase agreement”). Pursuant to the share purchase agreement, Borden Germany will acquire all of the outstanding share capital of Bakelite. Completion of the Bakelite Acquisition is subject to customary closing conditions, and Borden Chemical and Bakelite will continue to operate independently until those conditions are satisfied and the closing occurs. We expect to consummate the Bakelite Acquisition in the second quarter of 2005. Upon the consummation of the Bakelite Acquisition, Bakelite will become an indirect, wholly-owned subsidiary of Borden Chemical Canada, Inc. (“Borden Canada”). The acquisition is intended to be financed through a combination of available cash and debt financing. The Bakelite Acquisition, the repayment or assumption of certain of Bakelite’s debt in connection therewith, any related financing and the consent from the lenders under our existing senior secured credit facility are collectively referred to in this prospectus as the “Bakelite Transaction.”

We refer to the Borden Transaction, the RPP Transaction and the RSM Transaction collectively as the “Prior Transactions.” We refer to the borrowings under our new senior secured credit facilities, the issuance of our Series A Preferred Stock and the application of the net proceeds therefrom to repay existing debt and pay a dividend on our common stock as described elsewhere in this prospectus, collectively, as the “Financings.” We refer to the Combinations, the Financings and the Bakelite Transaction as the “Current Transactions.” We refer to the Prior Transactions, the Current Transactions and this offering, including the application of the net proceeds to the Company therefrom, as the “Transactions.”

The Pending Bakelite Acquisition

On October 6, 2004, Borden Chemical entered into a share purchase agreement with the owners of Bakelite, RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH. Pursuant to the share purchase agreement, Borden Chemical will acquire all of the outstanding share capital of Bakelite. Completion of the Bakelite Transaction is subject to customary closing conditions and Borden Chemical and Bakelite will continue to operate independently until those conditions are satisfied and the closing occurs. Upon consummation of the Bakelite Transaction, Bakelite will become an indirect, wholly owned subsidiary of Borden Chemical. We expect to close the acquisition in the second quarter of 2005.

In connection with the Bakelite Acquisition, we expect to pay a purchase price, including transaction fees and expenses, of approximately $303 million. The purchase price is subject to certain estimated adjustments based on the amount of Bakelite’s working capital and indebtedness as of the closing date (as such term is defined in the share purchase agreement). The Bakelite Acquisition and the payment of estimated transaction fees and expenses will be financed with the proceeds of debt financing and approximately $53 million of available cash. Bakelite is currently in the process of completing the audit of its 2004 financial statements. Based on the unaudited results for the year ended December 31, 2004, Bakelite had net sales of $699 million and Adjusted EBITDA of $55 million. Based on the unaudited results for the year ended December 31, 2003, Bakelite had net sales of $583 million and Adjusted EBITDA of $30 million. This financial data is based on unaudited results and is subject to change upon completion of an audit.

Bakelite is a leading European producer of thermosets, with headquarters in Germany and significant production facilities in Germany, Italy and Spain. Bakelite is Europe’s largest producer of phenolic resins, largest formulator of epoxy composite resins and one of the world’s largest producers of molding compounds. The Bakelite brand is recognized globally within the thermoset industry, and Bakelite sells its products in over 90 countries to over 2,000 customers. Such products are used in a variety of industries and a wide range of construction, automotive, electrical, electronic and other applications. Bakelite develops and produces highly customized products, providing value-added solutions to its customers.

We believe the acquisition of Bakelite provides the following significant strategic benefits to Hexion:

•	Broadens our product offering. Bakelite’s leading epoxy technologies will allow us to expand our product portfolio into complementary, higher margin products.

•	Provides access to highly attractive specialty markets. Bakelite operates in certain highly attractive markets, such as its epoxy and phenolic specialty segments, which have significant growth potential.

•	Expands our global reach. Bakelite provides a significant presence in Europe and further access to the high growth markets of Eastern Europe and Russia. Bakelite also operates a manufacturing facility in Korea, providing us the opportunity to take advantage of growing markets in Asia-Pacific.

In addition to the significant strategic benefits offered by the Bakelite Acquisition, we expect that our combination with Bakelite will result in meaningful synergies estimated to be approximately $25 million (which are included in the overall synergies described in “Prospectus Summary—Strategy”). These synergies include:

•	Rationalization of manufacturing facilities.

•	Removal of duplicative functions including overlapping infrastructure, information technology and other corporate overhead costs.

•	Lower priced raw material purchasing contracts due to substantially more negotiating leverage in setting pricing for these contracts.

We also expect to realize additional synergies by leveraging our collective operational “best practices” and utilizing new geographic distribution channels for both Bakelite’s and our existing products. We estimate that any net cost synergies we may achieve could be reduced in part as a result of certain shared customers of Hexion and Bakelite choosing to transact their business with other suppliers in order to avoid concentration and reliance on a sole supplier.

The following table sets forth the estimated sources and uses of funds in connection with the Bakelite Transaction as if the closing of the Bakelite Transaction occurred on December 31, 2004 (in millions):

Sources		Uses
Cash on hand	$53	Cash consideration	$267
Senior secured notes	250	Transaction fees & expenses	36

Total Sources	$303	Total Uses	$303

Ownership Structure

The chart below illustrates our ownership structure after giving effect to the Current Transactions and this offering. Our ownership is presented on a fully-diluted basis.

We are a New Jersey corporation, with predecessors dating back to 1899. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 225-4000. We maintain a website at www.bordenchem.com where general information about our business is available. The information contained on our website is not a part of this prospectus.

The Offering

Common stock offered by us	shares

Common stock offered by the selling shareholder	shares

Common stock to be outstanding after this offering	shares

Use of Proceeds

We estimate that we will receive net proceeds from our offering of our common stock, after deducting underwriting discounts, of approximately $                      million, assuming the shares are offered at $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. We intend to use our net proceeds from this offering to redeem all of our outstanding Series A Preferred Stock. See “Use of Proceeds” and “Dividend Policy.”

We will not receive any proceeds for the sale of our common stock by the selling shareholder, including if the underwriters exercise their option to purchase additional shares. In the aggregate, the selling shareholder will receive approximately $                      million of the net proceeds of this offering, or approximately $                      million if the underwriters’ option to purchase additional shares is exercised in full, assuming the shares are offered at $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

Dividend Policy	We do not currently intend to pay any cash dividends on our common stock. See “Dividend Policy” and “Description of Capital Stock—Common Stock.”

Listing	We intend to list our common stock on the New York Stock Exchange under the symbol “HXN.”

All information in this prospectus, unless otherwise indicated or the context otherwise requires:

•	does not give effect to the issuance of the following:

(1)              shares of common stock issuable upon the exercise of options outstanding as of             , at a weighted average exercise price of approximately $             per share; or

(2)              shares of common stock which may be issued upon the exercise of options reserved for future grant; and

•	gives effect to the proposed -for-1 split of our common stock.

Risk Factors

Investing in our common stock involves substantial risk. Before you invest in our common stock, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

Summary Historical and

Pro Forma Financial and Other Data

The combination of Borden Chemical, RPP and RSM has been treated, for accounting purposes, as a combination of entities under common control due to Apollo’s controlling interest in each of the companies. The audited combined financial statements presented herein reflect the results of operations of each company from the date such company was acquired by Apollo.

The following table summarizes certain historical and pro forma financial and other data for Hexion. The summary historical and pro forma financial and other data for Hexion as of December 31, 2003 and 2004, and for the years ended December 31, 2002, 2003 and 2004 has been derived from the audited combined financial statements of Hexion, included elsewhere in this prospectus. The financial data of Hexion for the year ended December 31, 2004 includes:

•	the results of operations of RPP for the year ended December 31, 2004, which reflect purchase accounting adjustments from the date of acquisition of RPP by Apollo on November 14, 2000;

•	the results of operations of Borden Chemical for the period from August 12, 2004 to December 31, 2004, on a historical basis (because Borden Chemical is a public reporting registrant as a result of public debt that was outstanding prior to the Borden Transaction and which debt remains outstanding, Borden Chemical has elected to present its financial statements from the date of its acquisition by Apollo on the historical basis of accounting); and

•	the results of operations of RSM for the period from August 2, 2004 to December 31, 2004, which reflect purchase accounting adjustments from the date of acquisition of RSM by Apollo on August 2, 2004.

The summary unaudited pro forma combined financial data of Hexion gives effect, in the manner described under “Unaudited Pro Forma Combined Financial Information” to the Transactions (excluding the pending Bakelite Transaction). Our unaudited pro forma consolidated balance sheet as of December 31, 2004 gives pro forma effect to the Current Transactions (excluding the pending Bakelite Transaction) and this offering, including the application of the net proceeds therefrom, as if they had each occurred on such date. Our unaudited pro forma combined statement of operations for the year ended December 31, 2004 gives pro forma effect to the Transactions (other than the RPP Transaction and the pending Bakelite Transaction), as if they had each occurred on January 1, 2004 as described under “Unaudited Pro Forma Combined Financial Information.”

The pro forma adjustments relating to the minority interest acquisitions of RPP and RSM as part of the Combinations are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein. The preliminary work performed by independent third-party appraisers has been considered in our estimates of the fair values reflected in the pro forma financial data.

The unaudited pro forma combined financial data for the year ended and as of December 31, 2004 is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated, nor do they purport to project our results of operations or financial condition that we may achieve in the future.

You should read this summary historical and pro forma financial and other data in conjunction with “Selected Historical Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Combined Financial Information,” together with all of the financial statements and related notes included in this prospectus.

	Historical
	Year ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004
	(dollars in millions)
Statement of Operations
Net sales	$740	$782	$2,019	$3,441
Cost of sales	601	714	1,785	3,008

Gross profit	139	68	234	433

Selling, general & administrative expense	82	81	163	308
Transaction related compensation and other costs	—	—	24	24
Impairments	—	33	2	66
Other operating expense (income)	16	(3)	5	16

Operating income (loss)	41	(43)	40	19

Interest expense	65	77	118	186
Transaction costs	—	—	32	41
Other non-operating expense	—	—	4	7

Loss before income tax	(24)	(120)	(114)	(215)
Income tax (benefit) expense	(10)	(37)	—	138

Net loss	$(14)	$(83)	$(114)	$(353)

Cash Flow Data
Cash flows from (used in) operating activities	$64	$(43)	$(32)	N/A
Cash flows (used in) from investing activities	(45)	7	(20)	N/A
Cash flows (used in) from financing activities	(21)	80	148	N/A
Depreciation and amortization (4)	47	58	86	116
Capital expenditures	48	18	57	95

Other Financial Data
EBITDA (1)				$87
Transaction costs and impairments included in EBITDA (2)				131
Unusual items included in EBITDA (3)				87

Balance Sheet Data (at end of period)
Cash and equivalents		$49	$152	$81
Working capital (5)		177	469	394
Total assets		1,287	2,732	2,764
Total long-term debt		675	1,834	2,043
Total liabilities		1,090	2,994	3,213
Total shareholders' equity (deficit)		197	(262)	(449)

(1)	EBITDA is not a defined term under GAAP and should not be considered as an alternative to operating income or net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity. The following table is a reconciliation of pro forma net loss to pro forma EBITDA for Hexion:

Pro Forma Year Ended December 31, 2004
(dollars in millions)
Pro forma net loss	$(353)
Pro forma interest expense, net	186
Pro forma income tax expense	138
Pro forma depreciation and amortization	116

Pro forma EBITDA	$87

(2)	Transaction costs and impairments for Hexion are further detailed on the following table:

Pro Forma Year Ended December 31, 2004
(dollars in millions)
Transaction costs (a)	$65
Non-cash impairments of fixed assets, goodwill and intangible assets	66

$131

(a)	Amount represents transaction costs related to the Borden Transaction and certain expenses related to terminated acquisition activities.

(3)	Unusual items that do not relate to the core operations of Hexion are further detailed on the following table:

Pro Forma Year Ended December 31, 2004
(dollars in millions)
Legacy legal costs (a)	$11
Legacy corporate expenses, net (b)	30
Plant closure and employee costs (c)	11
Business realignment expenses (d)	29
Business interruption (e)	3
Other (f)	3

Unusual items	$87

(a)	Legacy legal costs relate to legal proceedings primarily involving divested businesses of Borden Chemical.

(b)	Corporate allocations of $38 and transition service fees of $4 charged to RSM by its former parent in excess of estimated incremental costs to replace such services of $12.

(c)	Plant closure and non-recurring severance and other one time benefits paid to employees.

(d)	Business realignment expenditures included in EBITDA for Hexion relate to the excess of historical costs over current business staffing levels, contractual commitments and current plant footprint and are comprised of:

Employee related costs	$17
Non-employee related costs	12

$29

Employee related costs of $17 are comprised of (i) historical salaries and benefits of employees terminated in 2004 at RSM and Borden Chemical and (ii) the excess cost of employee benefit programs prior to the revision of such plans in 2004 at RSM and Borden Chemical.

Non-employee related costs of $12 are comprised of (i) costs of $3 related to closed sites included in the RSM predecessor financial statements which were not acquired by RSM and (ii) the excess distribution expense of $9 reflected in RSM’s predecessor’s income statement reduced in 2004 at the time of the RSM Transaction as a result of new agreements with vendors.

(e)	Incremental expenses incurred as a result of a mechanical failure at a Brazilian formaldehyde plant. Hexion expects to be reimbursed for this amount under its insurance policies in 2005.

(f)	Various unusual or non-recurring items, primarily the (gain)/loss on the sale of assets, other one-time costs relating to the transactions and one-time system implementation costs related to the RSM carve out.

(4)	Depreciation and amortization included in the combined pro forma statement of operations is comprised of:

(dollars in millions)
Hexion—For the year ended December 31, 2004	$86
Borden—For the period from January 1, 2004 to August 11, 2004	30
RSM—For the period from January 1, 2004 to July 31, 2004	4
Total pro forma adjustment	(4)

Total combined pro forma depreciation and amortization expense for the year ended December 31, 2004	$116

(5)	Working capital is defined as current assets less current liabilities.

Senior Secured Credit Facilities

Upon closing of the Combinations, we expect to enter into $675 million of new senior secured credit facilities. We expect that our senior secured credit facilities will provide for a six-year $275 million revolving credit facility, subject to certain adjustments. In addition, we expect that our senior secured credit facilities will provide for a seven-year $400 million term loan facility, subject to certain adjustments. Upon entering into these senior secured credit facilities, we intend to repay all amounts outstanding under the Borden Chemical Credit Agreement, RPP Credit Agreement and RSM Credit Agreement. See “Description of Certain Indebtedness—Senior Secured Credit Facilities.”

Covenant Compliance

Adjusted EBITDA as presented herein is a financial measure that is used in certain indentures governing our notes. Adjusted EBITDA is used to determine our compliance with certain covenants, such as those with respect to our incurrence of debt and ability to make future acquisitions.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized or expected future cost savings directly related to prior acquisitions and the Combinations. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financial covenants. Failure to comply with such covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or to make future acquisitions. Adjusted EBITDA is not a defined term under GAAP and should not be considered as an alternative to operating income or net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity.

We are required to have an Adjusted EBITDA to fixed charge ratio of 2.25:1 under certain of our indentures to incur additional indebtedness (subject to certain exceptions set forth in our indentures). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information on our indebtedness and covenants.

Year Ended December 31, 2004
(dollars in millions)
Pro Forma EBITDA (1)	$87
Transaction costs and impairments (1)	131
Unusual items (1)	87
Effect of acquisitions (2)	59
Synergies from Current Transactions (3)	82

Pro Forma Adjusted EBITDA	$446

(1)	See footnotes (1) - (3) on pages 14-15 for more information on EBITDA, transaction costs and impairments, and unusual items.

(2)	Includes (i) $55 which represents the full year Adjusted EBITDA impact of Bakelite, based upon unaudited results for the year ended December 31, 2004 and (ii) $4 which represents the full year Adjusted EBITDA impact of a specialty coatings product line in the versatics market, acquired in November 2004 by RSM.

(3)	Represents $82 in estimated annual net cost synergies resulting from the Current Transactions (including $25 from the Bakelite Transaction). We expect that these synergies will be implemented within 18 months of the consummation of the Current Transactions. We expect to incur a one-time cost of $50 million during the next two years in connection with implementing these synergies. These estimated synergies include cost savings from rationalization of manufacturing facilities, removal of duplicative corporate and administrative functions, alignment of benefit plans and raw material purchasing initiatives. The estimated synergies by category are as follows:

Rationalization of manufacturing facilities	$23
Overhead synergies	27
Raw material savings	32

$82

Executive Level Overview

Hexion is comprised of the businesses of RPP, Borden Chemical and RSM. The results of each of these three businesses are discussed below. In addition, the acquisition of Bakelite by Borden Chemical is expected to close during the second quarter of 2005. The supplemental information presented includes the combination of predecessor and successor financial statements for individual entities and provides what management believes is a meaningful way of analyzing the results of the combined companies on a comparable period basis. In addition to net sales, we show historical Adjusted EBITDA (see —“Covenant Compliance”) for each of the legacy entities. We believe Adjusted EBITDA is a useful metric in managing the operations of the businesses and use Adjusted EBITDA to assess our operating performance and monitor our compliance with the indentures governing our notes. We believe this financial measure is helpful in highlighting trends in our businesses because the items excluded in calculating Adjusted EBITDA have little or no bearing on our day-to-day operating performance. It is also the most significant criterion in our performance-based cash bonuses and may be a triggering event of whether certain performance-based stock options vest. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of the Adjusted EBITDA of each of RPP, Borden Chemical and RSM to their respective net incomes for the periods presented.

RPP
	Year Ended December 31,
	2003	2004
	(dollars in millions)
Net sales	$782	$996
Adjusted EBITDA	47	83

Net Sales

Net sales increased by $214, or 27%, to $996 for the year ended December 31, 2004. The increase in net sales is a result of higher average prices and volumes. The increase in average prices was primarily attributable to price increases on certain products and the impact of a weaker dollar on our Euro-denominated sales. Overall average prices increased by 18% from the prior year period; however, excluding the impact of a weaker dollar on our Euro-denominated sales, overall average prices increased 13%. Overall volumes increased by 7% from the prior year period primarily due to stronger demand. The $214 increase in revenues consists of a $157, or approximately 73%, increase in prices and a $57, or approximately 27%, increase in volume.

Total net sales in the U.S. increased by $82, or 23%, to $431 for the year ended December 31, 2004. Of the $81 increase in U.S. revenues, $32, or approximately 40%, was due to price increases and $50, or approximately 60%, was due to volume increases. Overall average prices increased by 10% from the prior year period. Overall volumes increased by 14% from the prior year period primarily due to stronger demand.

Total net sales in Europe increased by $133, or 31%, to $563 for the year ended December 31, 2004. Of the $133 increase in Europe revenues, $101, or approximately 76%, was due to price increases and $32, or approximately 24%, was due to volume increases. Overall average prices increased by 22% from the prior year period; however, excluding the impact of a weaker dollar on our Euro-denominated sales, overall average prices increased 10%. Overall volumes increased by 7% from the prior year period primarily due to stronger demand.

Adjusted EBITDA

Adjusted EBITDA increased by $36 to $83 for the year ended December 31, 2004. The increase is primarily due to higher selling prices across all major product lines. Also contributing to the increase is higher overall volumes in 2004. Partially offsetting these improvements were increased cost of feedstocks due to the increasing price of crude oil and related petrochemical products.

Borden Chemical
	Year Ended December 31,
	2003	2004
	(dollars in millions)
Net sales	$1,435	$1,686
Adjusted EBITDA	161	173

Net Sales

In 2004, net sales increased by $251, or 17%, to $1,686 for the year ended December 31, 2004. The pass through of raw material price increases and favorable product mix contributed approximately 39% of the increase. Volume increases in Forest Products, Performance Resins, Latin America and Europe accounted for approximately 38% of the increase. The improved volume in Forest Products was due to increased end-use consumption resulting from the continued strong housing market and increased demand for flooring on the resin side of the business and higher demand in the general chemical sector for formaldehyde. Improved volumes for oilfield products, foundry and industrial resins drove Performance Resin volume improvement. Volume improvements in Latin America were due to increased demand driven by increased exports of wood products. European volume increases were driven by increased demand for formaldehyde and performance resins. Favorable currency translation contributed approximately 19% of the net sales improvement and approximately 4% was due to the impact of acquisitions.

Adjusted EBITDA

Adjusted EBITDA improved by $12 to $173 for the year ended December 31, 2004. The improvement is due to higher volumes, favorable product mix, purchasing productivity, favorable currency translation and a reduction in corporate expenses related to the full year impact of the 2003 business realignment program. These improvements more than offset the unfavorable effect of a lag in passing along raw material price increases to customers.

RSM
	Year Ended December 31,
	2003	2004 (a)
	(dollars in millions)
Net sales	$678	$768
Adjusted EBITDA	27	60

(a)	The results for 2004 for RSM include results for the period from January 1, 2004 through August 1, 2004, which is the period prior to Apollo’s acquisition of RSM, along with that of August 2, 2004 through December 31, 2004.

Net Sales

In 2004, net sales increased by $90, or 13%, to $768 for the year ended December 31, 2004. Overall average price increases contributed approximately 60% of the increase, due mostly to increased raw material pass-throughs and a strong improvement in global acrylic demand. Overall volume increases accounted for approximately 40% of the growth, primarily due to heavier coatings demand associated with the general economic recovery. Growth was seen across all major technologies, including alkyds, polyesters, acrylics and ink resins.

Adjusted EBITDA

In 2004, adjusted EBITDA improved by $33, to $60 for the year ended December 31, 2004. This improvement was driven by improved pricing and mix strategies, partially offset by increases in raw material costs. Adjusted EBITDA was also improved due to the realization of several fixed cost reduction initiatives enacted in late 2003 and early 2004. Management expects to see further cost improvements in 2005 due to the realization of cost improvements associated with Apollo’s acquisition of the business in late 2004.

RISK FACTORS

An investment in our stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before buying shares of our stock. If any of the following risks or uncertainties occurs, our business, financial condition and results of operations could be materially and adversely affected, the trading price of our stock could decline and you may lose all or a part of the money you paid to buy our stock. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business, financial condition and results of operations.

Risks Relating to Our Business

Borden Chemical, RPP, RSM and Bakelite have no history of working together as a single company. Should we fail to integrate the operations of Borden Chemical, RPP, RSM and Bakelite and achieve cost savings, our results of operations and profitability would be negatively impacted.

We may not be successful integrating Borden Chemical, RPP, RSM and Bakelite, and the combined company may not perform as we expect or achieve the net cost savings we anticipate. A significant element of our business strategy is the improvement of our operating efficiencies and a reduction of our operating costs. We anticipate annual net cost synergies of approximately $82 million from the Current Transactions, and a one-time cost of $50 million in connection with implementing such cost savings. A variety of factors could cause us not to achieve the benefits of the cost savings plan, or could result in harm to our business, including:

•	delays in the anticipated timing of activities related to our cost savings plan;

•	higher than expected or unanticipated costs to implement the plan and to operate the business;

•	our inability to optimize manufacturing processes between the companies;

•	our inability to obtain lower raw material prices;

•	our inability to utilize new geographic distribution channels;

•	our inability to reduce corporate and administrative expenses; and

•	our inability to integrate our IT systems.

As a result, we may not achieve our expected cost savings in the time anticipated, or at all. In such case, our results of operations and profitability would be negatively impaired.

The Current Transactions may prove disruptive and could result in the combined business failing to meet our expectations.

The process of integrating the operations of Borden Chemical, RPP, RSM and Bakelite may require a disproportionate amount of resources and management attention. Our future operations and cash flows will depend largely upon our ability to operate Hexion efficiently, achieve the strategic operating objectives for our business and realize significant cost savings and synergies. Our management team may encounter unforeseen difficulties in managing the integration of our four businesses. In order to successfully combine and operate our businesses, our management team will need to focus on realizing anticipated synergies and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention or difficulties in operating the combined business could affect our sales and ability to achieve operational, financial and strategic objectives.

Our historical and pro forma financial information may not be representative of our results as a combined company.

The historical financial information included in this prospectus is constructed from the separate financial statements of RPP, Borden Chemical, RSM and Bakelite for periods prior to the consummation of the

Current Transactions. Furthermore, Bakelite has historically prepared its consolidated financial statements in accordance with German GAAP, which differs in certain respects from US GAAP. The Bakelite financial statement presentation included in this prospectus is unaudited and has been converted from the local GAAP of Bakelite and its subsidiaries to US GAAP. The pro forma financial information presented in this prospectus is based in part on certain assumptions regarding the Current Transactions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the unaudited historical and pro forma financial information included in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.

Our limited operating history and the challenge of integrating previously independent businesses make evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

Although EBITDA is derived from the financial statements (pro forma or historic, as the case may be) of Hexion and Bakelite, the calculation of Adjusted EBITDA contains a number of estimates and assumptions that may prove to be incorrect. For example, the synergies assume we can obtain improved raw materials pricing, the determination of legacy corporate expenses (net) contains an estimate as to the cost of replacement services, and business realignment expenses contains a number of assumptions as to excess costs. Although management of Hexion believes these estimates and assumptions are reasonable and correct and are consistent with the definition of Adjusted EBITDA in our indentures, investors should not place undue reliance upon Adjusted EBITDA as an indicator of current and future performance.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under our existing or future indebtedness.

We are a highly leveraged company. As of December 31, 2004, we would have had, after giving pro forma effect to the Current Transactions (excluding the Bakelite Transaction), $2,063 million principal amount of outstanding indebtedness. In addition, in connection with the Bakelite Transaction, we expect to incur an additional $250 million of indebtedness. In fiscal 2005, after giving pro forma effect to the Current Transactions (excluding the Bakelite Transaction), our annual debt service payment obligations are expected to be approximately $192 million, of which $170 million represents debt service on fixed-rate obligations. Upon closing of the Bakelite Transaction, our annual debt service obligations are expected to be approximately $214 million of which $186 million represents debt service on fixed rate obligations. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences for you, including the following:

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	it may increase the amount of our interest expense, because certain of our borrowings are at variable rates of interest, which if interest rates increase, could result in higher interest expense;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

See “Description of Certain Indebtedness.” If we do not have sufficient earnings, we may be required to refinance all or a part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do. Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indentures governing our notes, our senior secured credit facilities and the agreements governing our other indebtedness contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional indebtedness in the future. As of December 31, 2004, after giving pro forma effect to the Current Transactions, we would have had $275 million available for additional borrowing under our new senior secured credit facilities, including the subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. The more we become leveraged, the more we, and in turn our securityholders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under our existing or future indebtedness.”

Demand for many of our products is cyclical and we may experience prolonged depressed market conditions for our products, which may decrease our net sales and operating margins.

Many of our products are used in industries that are cyclical in nature, such as the new home construction, automotive, oil and gas, chemicals and electronics industries. We sell our products to manufacturers in those industries who incorporate them into their own products. Sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. A drop in consumer confidence or an increase in mortgage rates or unemployment could cause a slowdown in the construction industry, and in particular the residential construction, repair and remodeling industry. These and other similar adverse developments could cause a material decrease in our net sales and operating margins.

Downturns in one or more of the other businesses that use our products can adversely affect our net sales and operating margins. Many of our customers are in businesses that are cyclical in nature and sensitive to changes in general economic conditions. In 2002, sales of Borden Chemical’s oil field services products declined 29% as a result of reduced drilling activity. Demand for our products depends, in part, on general economic conditions, and a decline in economic conditions in the industries served by customers has, and may continue to have, a material adverse effect on our business. An economic downturn in one or more of the businesses or geographic regions in which we sell our products could cause a material decrease in our net sales and operating margins.

We rely significantly on raw materials in the production of our products and fluctuations in costs could adversely affect our financial condition, cash flows and profitability.

Our manufacturing operations depend upon obtaining adequate supplies of our raw materials on a timely basis. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. In addition, several of our feedstocks at various facilities are transported through a pipeline from one supplier. If we were unable to receive these feedstock through these pipeline arrangements, we may not be able to obtain them from other suppliers at competitive prices or in a timely manner. During the past three years, the prices of these materials have been volatile. We are exposed to price risks associated with these raw material purchases. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates, cost components of raw materials and worldwide price levels. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although certain of our contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing and other contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may not be able to purchase raw materials at market price. In addition, some of our customer contracts include selling price provisions that are indexed to publicly available indices for these commodity raw materials; however, we may not be able to immediately pass on raw material price increases to our customers, if at all. Due to differences in timing of the pricing mechanism trigger points between our sales and purchase contracts, there is often a “lead-lag” impact during which margins are negatively impacted for the short term in periods of rising raw material prices and positively impacted in periods of falling raw material prices. Raw material prices may not decrease from currently high levels or, if they do, we may not be able to capitalize on any such reductions in a timely manner, if at all. In addition, the fluctuation in price of our primary raw materials could have an adverse effect on our financial condition, cash flows and profitability.

Rising energy costs may result in increased operating expenses and reduced net income.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. Energy costs have risen significantly over the past several years due to the increase in the cost of oil and natural gas and the recent shortages of energy in various states. Our operating expenses increased in 2004 and will continue to increase if these costs continue to rise or do not return to historical levels. Rising energy costs may also increase our raw material costs. If we cannot pass these costs through to our customers, our business, financial condition or results of operations may be adversely affected. In addition, rising energy costs also negatively impact our customers and the demand for our products. These risks will be exacerbated if our customers or production facilities are in locations experiencing severe energy shortages.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. Such environmental laws and regulations include those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. We have incurred, and will continue to incur, significant costs and capital expenditures in complying with these laws and regulations. In 2004, we incurred $16 million (including $5 million (unaudited) from Bakelite) in capital expenditures to comply with environmental laws and regulations, and for other environmental improvements. In addition, violations of environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims or other costs. In addition, future developments or increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. For example, the Louisville Metro Air Pollution control district has proposed new regulations that, if promulgated in their current form, could result in increased costs at our Louisville, Kentucky facility. In addition, potential air compliance issues at the Louisville facility could adversely affect our ability to achieve operational synergies in a timely fashion.

Even if we fully comply with environmental laws, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated, and sites where hazardous wastes and other substances from our current and former facilities and operations have been treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved. Environmental conditions at such sites can lead to claims against us for personal injury or wrongful death, property damages, and natural resource damage, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any such liabilities can be difficult to predict.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in the United States, Europe and South America, and we are also undertaking a number of voluntary cleanups. We believe the most significant of these and the site that makes up approximately half of our remediation accrual is the site formerly owned by us in Geismar, Louisiana. As a result of former, current or future operations, there are likely to be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. We are aware of several sites, sold by us over 20 years ago, that may have significant site closure or remediation costs. Actual costs at these sites, as well as our share, if any, are unknown to us at this time. In addition, we have been served in two tort actions relating to one of these sites. If we fail to mount a successful defense against legal proceedings involving former sites, any significant finding of liability could have a negative impact on our financial condition, cash flows and profitability.

These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to comprehensive product and manufacturing regulations, for which compliance can be costly and time consuming.

We produce hazardous chemicals that require care in handling and use and are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, before we may sell some of our products these authorities must approve these products and our manufacturing processes and facilities. As our facilities grow, we may become subject to additional regulation or higher compliance standards. We are also subject to ongoing reviews of our products and manufacturing processes. For example, formaldehyde is an extensively regulated chemical, which various public health agencies continue to evaluate. The International Agency for Research on Cancer, or IARC, has recently reclassified formaldehyde as “carcinogenic to humans,” a higher classification than previous IARC evaluations, based principally on a study conducted by the National Cancer Institute (NCI) linking formaldehyde exposure to nasopharyngeal cancer, a rare form of cancer in humans. IARC also concluded that there was strong but not sufficient evidence for a finding of a causal association between leukemia and occupational exposure to formaldehyde, although IARC could not identify a mechanism for leukemia induction. IARC’s monograph reporting this decision has not yet been published. It is possible that this reclassification will lead to further federal and state governmental review of existing regulations and may result in additional costly requirements. In addition, BPA, which is used as an intermediate at our Deer Park and Pernis manufacturing facilities and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Endocrine disrupters are chemicals that have been alleged to interact with the endocrine systems of humans and wildlife and disrupt normal processes. Pursuant to EU regulation 793/93/EC, BPA producers are currently conducting an extensive toxicology testing program of the chemical. In addition, new legislation in Europe will take effect in 2005 and require that risk labels be used for BPA indicating “possible risk of impaired fertility.” In the event that BPA is further regulated, additional operating costs would likely be incurred to meet more stringent regulation of the chemical.

In order to obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products. For example, we produce resin-coated sand. Because sand consists primarily of crystalline silica, it creates the potential for silica exposure, which is a recognized health hazard. The Occupational Safety and Health Administration, or OSHA, has indicated that it may propose a comprehensive occupational health standard for crystalline silica to provide for lower permissible exposure limits, exposure monitoring, medical surveillance and worker training. We may have to incur substantial additional costs over time to comply with any new OSHA regulations. In addition, the European Commission recently published a proposal, known as Registration, Evaluation and Authorization of Chemicals, or REACH, which would require manufacturers, importers and consumers of certain chemicals to register such chemicals and evaluate their potential impacts on human health and the environment. Based on the results of the evaluation, a newly created regulatory body would then determine if the chemical should be further tested, regulated, restricted or banned from use. If REACH is enacted in its current form, significant market restrictions could be imposed on the current and future uses of chemical products sold by us in the European Union. Because the timing and ultimate form of the potential REACH regulation is not yet known, we cannot accurately predict future compliance costs, which could be significant. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which would have an adverse effect on our financial condition, cash flows and profitability.

We are subject to numerous other legal actions that could have a negative impact on our financial condition.

In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group, which we refer to as Blackstone, and financed by The Chase Manhattan Bank, which we refer to as Chase, Borden Decorative Products Holdings, Inc., or BDPH, one of our wholly-owned subsidiaries, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group, or IHDG. Blackstone provided approximately $85 million in equity, a syndicate of banks funded $198 million of senior secured financing and $125 million of senior subordinated notes were privately placed. Borden Chemical received approximately $309 million in cash and 11% of IHDG common stock for our interest in BDPH. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust, which we refer to as the Trust, was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against us and certain of our affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against us for approximately $314 million plus interest, costs and attorney fees. An effort to resolve this matter through non-binding mediation was unsuccessful, and the parties are moving forward with discovery in preparation for trial. We believe that we have strong defenses to the Trust’s allegations and we intend to defend the case vigorously. At this time, we are unable to estimate the amount of any judgment were we to lose such litigation, but such a judgment could be material.

We have sold various businesses and business lines and, in some instances, retained liability for those businesses pursuant to the sale contract or pursuant to applicable law. Although the majority of the contractual liabilities have expired, some remain in effect and could result in substantial claims against us.

While it is not feasible to predict the outcome of pending suits and claims, both the cost of defending such suits and the ultimate resolution of these matters could have an adverse effect on our financial condition, results of operations or reputation. For more information about these and other legal proceedings see the preceding risk factor, the next two risk factors and “Business—Legal Proceedings.”

Because we manufacture and use materials that are known to be hazardous, our production facilities are subject to significant operating hazards.

We are dependent on the continued operation of our 86 production and distribution facilities. These production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and gases, storage tank leaks and remediation complications. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination and other environmental damage and could have a material adverse effect on our financial condition. In addition, due to the nature of our business operations, we have been and may continue to be subject to scrutiny from environmental action groups. For example, currently there is an environmental group in the vicinity of our Louisville facility led by residents of the “Rubbertown” area, in which there are many chemical facilities, including our plant. As is typical for such groups, residents are claiming that the chemical facilities have caused health and property damage. In addition, in another state, we have been served in two lawsuits involving one of our divested facilities that alleges residents living nearby suffered health issues as a result of exposure to chemicals used at that plant. In addition, a group has challenged the use of toluene di-isocyanate (“TDI”) at our Môlndal, Sweden facility. As a result, a court has ruled that TDI use under the current permit must be reduced. Although we are appealing the court’s ruling, a limit on TDI use would restrict certain operations at that facility. The activities by the environmental groups could result in additional litigation or damage to our reputation. We may incur losses beyond the limits of, or outside the coverage of, our insurance policies, in particular for liabilities associated with environmental cleanup that may arise out of such hazards. In addition, from time to time, various types of insurance for companies in the chemical industry have not been available on commercially acceptable terms, such as coverage for silica claims or, in some cases, have been unavailable. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

We are subject to adverse claims from our customers and their employees as a result of the hazardous nature of our products.

We produce hazardous chemicals that require appropriate procedures and care to be used in handling them or using them to manufacture other products. As a result of the hazardous nature of some of the products we use and produce, we may face exposure relating to incidents involving our customers’ handling, storage and use of our products. On February 20, 2003, an explosion occurred at the facility of one of our customers, CTA Acoustics, Inc., which we refer to as CTA. Seven plant workers were killed in the explosion and more than 40 workers were injured. There are six lawsuits in Laurel County, Kentucky, arising out of this incident, primarily seeking recovery for wrongful death, personal injury, emotional distress, loss of consortium, property damage and indemnity. Although we believe that we have adequate insurance coverage to address any payments and/or legal fees in excess of $5 million involved in any single incident, we could be subject to significant judgments given the nature of this litigation. We have historically faced a substantial number of lawsuits, including class action lawsuits, claiming liability for death, injury or property damage caused by products we manufacture or those that contain our components. These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits. The re-classification of formaldehyde as “carcinogenic to humans” by IARC could become the basis for an increase in product liability litigation, in addition to the two cases we currently face, alleging injury from formaldehyde exposure, particularly if there are further studies demonstrating a casual association with leukemia. In addition, in large part as a result of the bankruptcies of many producers of asbestos containing products, plaintiffs’ attorneys are increasing their focus on peripheral defendants, including us, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs’ attorneys are also focusing on alleged harm caused by other products we have made or used, including silica—containing resin coated sands and vinyl chloride monomer, or VCM. While we cannot predict the outcome of pending suits and claims, we believe that we have adequate reserves to address currently pending litigation and adequate insurance to cover currently pending and foreseeable future claims. The ultimate resolution of these litigation matters, however, could have an adverse effect on our ability to operate our business, profitability, and our financial condition, cash flows and reputation.

We are exposed to political, economic and other risks that are inherent in operating an international business. Our substantial international operations subject us to risks not faced by domestic competitors, which include unfavorable political, regulatory, labor and tax conditions in other countries.

We have significant manufacturing operations outside the United States. In 2004, our net sales outside the United States represented approximately 50% of our total sales (57%, including Bakelite unaudited net sales). We have 49 production and distribution facilities located outside the United States, primarily concentrated in Australia, Brazil, Canada, China, Germany, Italy, Korea, Malaysia, the Netherlands and the United Kingdom. Accordingly, our business is subject to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks are inherent in international operations, including, but not limited to, the following:

•	difficulty in enforcing agreements through foreign legal systems;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade and investment, including currency exchange controls;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

•	increased costs of transportation or shipping;

•	risk of nationalization of private enterprises;

•	changes in general economic and political conditions in the countries in which we operate;

•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;

•	difficulty with staffing and managing widespread operations;

•	theft of intellectual property rights; and

•	required compliance with a variety of foreign laws and regulations.

In addition, intellectual property rights may be more difficult to enforce in foreign countries. We currently have joint ventures in China, where we license technology to our joint venture partners. We may not be able to adequately protect our intellectual property in China or elsewhere. Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that will be effective in each location where we do business. Furthermore, each of the foregoing risks is likely to take on increased significance as we implement our plans to expand our foreign operations.

Currency translation risk and currency transaction risk may adversely affect our financial condition, cash flows and profitability.

We conduct our business and incur costs in the local currency of most countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to U.S.

dollars at the applicable currency exchange rate for inclusion in our financial statements. Changes in exchange rates between those foreign currencies and the U.S. dollar will affect our net sales, cost of sales and operating margins and could result in exchange losses. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. In an effort to mitigate the impact of exchange rate fluctuations we engage in exchange rate hedging activities. However, the hedging transactions we enter into may not be effective or could result in foreign exchange hedging loss. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and/or translation risks, and any volatility in currency exchange rates may have an adverse effect on our financial condition, cash flows and profitability. Our currency translation risk will intensify as a result of Borden Chemical’s acquisition of Bakelite, all of whose material operations are outside the United States and generally transacted in foreign currencies.

We operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Brazil and Malaysia. In addition, as we expand our business in emerging markets, particularly China and Russia, the uncertain regulatory environment relating to currency policy in these countries could have a negative impact on our operations there.

Our research and development activities may not be successful in developing the new products that we need to remain competitive.

Our results of operations depend to a significant extent on our ability to expand our product offerings, and to continue to develop our production processes to be a competitive producer. We are committed to remaining a competitive producer and believe that our portfolio of new or re-engineered products is strong. However, we may not be able to continue to develop new products, re-engineer our existing products successfully or bring them to market in a timely manner. For example, our historical research and development efforts generally have focused on customer service, and we may be unsuccessful in shifting our focus to the type of research that will lead to significant new product development. In addition, some of our research and development scientists are located at our individual plants rather than at a research facility, which may impede their ability to share ideas and create new products. While we believe that the products, pricing and services we offer customers are competitive, we may not be able to continue to attract and retain customers to which to sell our products.

We face competition from other chemical companies, which could force us to lower our prices thereby adversely affecting our operating margins, financial condition, cash flows and profitability.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor for our products is selling price. We could be subject to adverse results caused by our competitors’ pricing decisions. In addition, current and anticipated future consolidation among our competitors and customers may cause us to lose market share as well as put downward pressure on pricing. Furthermore, there is a trend in the chemical industry toward relocation of manufacturing facilities to lower-cost regions such as Asia. Such relocation may permit some of our competitors to lower their costs and improve their competitive position. Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and throughout the economy as a whole. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

Competition from producers of materials that are substitutes for formaldehyde-based resins could lead to declines in our net sales attributable to these products.

We face competition from a number of products that are potential substitutes for formaldehyde-based resins. Currently, we estimate that formaldehyde-based resins make up most of the resins used as panelboard resins, wood and specialty adhesives and industrial resins. Decreases in the average selling price of formaldehyde may have a material adverse effect on our profitability. For example, competition among producers of foundry and specialty resins has led to erosion in certain product prices in the past. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency or by shifting to higher margin chemical products. If we are unable to do so, our business, financial condition and results of operations could be materially and adversely affected. In addition, in some markets, non-formaldehyde based resins may be an alternative to our formaldehyde-based resins. Considerable growth in these substitutes for formaldehyde-based resins could adversely affect our market share, net sales and profit margins. Furthermore, the movement towards substitute products could be exacerbated as a result of the IARC recent reclassification of formaldehyde from a “probable human carcinogen” to “carcinogenic to humans” based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare form of cancer in humans, and its conclusion that some studies have shown a strong but not sufficient evidence of a causal association between leukemia and occupational exposure to formaldehyde.

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.

We have made acquisitions of related businesses, and entered into joint ventures in the recent past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. We are evaluating several potential tuck-in acquisitions and are in various stages of due diligence and negotiations with respect thereto. We cannot assure you that these transactions will be consummated in the foreseeable future, if at all, or that we will not consummate significant acquisitions in the future. We may, in the future, pursue acquisitions of a significantly larger scale than in the past. If such acquisitions are consummated, the risk factors we describe below, and for our business generally, may be intensified.

Our ability to implement our growth strategy will be limited by covenants in our senior secured credit facilities and indentures, our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates. Moreover, acquisitions of businesses may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruption of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. For example, the preparation of the US GAAP financial statements for Bakelite required significant management resources. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Craig O. Morrison, our President and Chief Executive Officer, William H. Carter, our Chief Financial Officer and other members of our senior management team to remain competitive in our industry. The loss of Mr. Morrison or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current key employees are subject to employment conditions or arrangements that contain post employment non-competition provisions. However, these arrangements permit the employees to terminate their employment with little or no notice.

Some of our employees are unionized, represented by workers’ councils or are employed subject to local laws that are less favorable to employers than the laws of the United States.

A significant number of our employees and the employees of certain of our subsidiaries are union members, some of whom are subject to collective bargaining agreements. Some of our employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such favorable employment rights require us to expend greater time and expense in making changes to employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by workers’ councils which must approve any changes in conditions of employment, including salaries and benefits. “Protection against dismissal” claims have been brought by certain of such workers’ councils in connection with Bakelite’s cost-saving initiatives. While we believe that our relations with our employees are satisfactory, a significant dispute with our employees could have an adverse effect on our business, financial position, results of operations and cash flows.

We rely on patents and confidentiality agreements to protect our intellectual property. Our failure to protect our intellectual property rights could adversely affect our future performance and growth.

Protection of our proprietary processes, methods and compounds and other technology is important to our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. A majority of our patents relate to the development of new products and processes for manufacturing and use thereof and expire at various times between 2005 and 2025. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies.

Our production processes and products are specialized. However, we could face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business by jeopardizing critical intellectual property.

Bakelite uses the Bakelite trademark in marketing epoxy resin products in the United States, but it does not hold a registered United States trademark to “Bakelite.” As a result, Bakelite could be required to discontinue use of the trademark in the United States, and Bakelite may be unable to prevent others from using the mark for similar goods in the United States.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our cash requirements and our ability to satisfy our obligations under our notes may be impaired.

Our operations require substantial capital. Expansion or replacement of existing facilities or equipment and compliance with environmental laws and regulations may require substantial capital expenditures. Our capital resources may not be sufficient for these purposes. If our capital resources are inadequate to provide for our operating needs, capital expenditures and other cash requirements, this shortfall could have a material adverse effect on our business and liquidity and impact our ability to service our debt.

We rely on our subsidiaries to generate the funds necessary to meet our financial obligations.

Because Hexion conducts many of its operations through its subsidiaries, Hexion depends on those entities for dividends, distributions and other payments to generate the funds necessary to meet its financial obligations. Legal and contractual restrictions in certain agreements governing current and future indebtedness of Hexion’s subsidiaries, as well as the financial condition and operating requirements of Hexion’s subsidiaries, may limit Hexion’s ability to obtain cash from its subsidiaries. All of Hexion’s subsidiaries are separate and independent legal entities and have no obligation whatsoever to pay any dividends, distributions or other payments to Hexion.

Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of pension obligations, the funded status of pension plans and our pension costs.

Our funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. A change in the discount rate would result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following financial years. Similarly, changes in the expected return on plan assets assumption can result in significant changes in the net periodic pension cost of the following financial years.

A pension plan of Borden Chemical is currently underfunded and we may have to make significant cash payments to the plan and/or incur a liability to the Pension Benefit Guaranty Corporation. Termination by the Pension Benefit Guaranty Corporation would further increase our pension expense and could result in liens on material amounts of our assets.

On April 14, 2005, Borden Chemical notified the Pension Benefit Guaranty Corporation, or PBGC, that Borden Chemical’s defined benefit pension plan, (the “Borden Plan”), was underfunded by approximately $104 million on a termination basis. IRS regulations require us to increase our contributions to the Borden Plan to reduce this underfunding. Based on current IRS regulations, we expect that our total minimum funding requirements for the five years ended in 2009 for the Borden Plan will be approximately $60 million. If the performance of the assets in the Borden Plan does not meet our expectations, if the PBGC requires additional contributions to the Borden Plan as a result of the Current Transactions, or if other actuarial assumptions are modified, our contributions for those years could be higher than we expect.

The need to make these cash contributions may reduce the cash available to meet our other obligations or to meet the needs of our business. In addition, the PBGC may terminate the Borden Plan under limited circumstances, including in the event the PBGC concludes that its risk may increase unreasonably if the Borden Plan continues. In the event the Borden Plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of the Borden Plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger pension obligation than that based on the assumptions we have used to fund the Borden Plan), and the PBGC could assert a lien on material amounts of our assets.

In addition, in 2003, the IRS notified Borden Chemical that cash balance plans such as the Borden Plan may be required to be amended because of recent ERISA rulings that found cash balance plans to be discriminatory. The IRS indicated that the Borden Plan should continue to operate as currently designed until new guidance is available. Although the effect of any future guidance is not known, it is possible that such guidance may increase our obligations under the Borden Plan.

Our equity sponsor controls us and its interests may conflict with or differ from your interests as a shareholder. Our equity sponsor will realize substantial benefits from the sale of shares in this offering.

After the consummation of this offering, our equity sponsor will beneficially own approximately         % of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, our equity sponsor will beneficially own approximately         % of our common stock. In addition, representatives of our equity sponsors will have the ability to prevent any transaction that requires the approval of directors. As a result, our equity sponsor will have the ability to substantially influence all matters requiring shareholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. For example, the approval of two-thirds of the members of our board of directors will be required by our amended and restated certificate of incorporation under certain circumstances including, without limitation, amendments to our organizational documents in a manner that adversely affects Apollo. These provisions shall terminate at such time as affiliates of Apollo no longer beneficially own at least one-third of our outstanding common stock and have sold at least one share of our common stock other than in this offering. See “Management—Supermajority Board Approval of Certain Matters.” The interests of our equity sponsors and its affiliates could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership held by our equity sponsor could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which you as a shareholder, may otherwise view favorably. Our equity sponsor may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Further, our equity sponsor will realize substantial benefits from the sale of their shares in this offering. A sale of a substantial number of shares of stock in the future by funds affiliated with our equity sponsor could cause our stock price to decline in the future.

We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon the closing of this offering, affiliates of Apollo will continue to control a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50%

of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain New York Stock Exchange corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Our internal controls over financial reporting may not be effective and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. Borden Chemical and RPP previously performed the system and process evaluation and plan to begin the testing required later this year (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. Bakelite and RSM were not previously required to meet these requirements so a process has begun to assess readiness and begin the evaluation. In the course of our ongoing Section 404 evaluation, we have identified areas of internal controls that may need improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review.

As of December 31, 2004, RPP evaluated the effectiveness of the design and operation of its “disclosure controls and procedures” (“Disclosure Controls”). This evaluation (“Controls Evaluation”) was done under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer of RPP. Based upon the Controls Evaluation, RPP concluded that RPP’s Disclosure Controls were not effective as of December 31, 2004 at the reasonable assurance level, because of a material weakness regarding the valuation and completeness of RPP’s deferred income tax assets and liabilities (including the associated valuation allowance) and the income tax provision. Specifically, RPP did not have effective controls over the preparation and review of the valuation allowance and related deferred tax assets to ensure accuracy and completeness because it did not have accounting personnel with sufficient knowledge of generally accepted accounting principles related to income tax accounting and reporting. In light of this material weakness, RPP performed additional analysis and other post-closing procedures to ensure its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements of RPP included in this report fairly present, in all material respects, the financial condition, results of operations and cash flows of RPP for the periods presented.

In connection with the preparation of the Borden Chemical, Inc. financial statements for the period from August 12, 2004 through December 31, 2004, Borden Chemical determined that its previously filed Form 10-K was incorrect as to the classification of certain deferred taxes between current and non-current. Accordingly, Borden Chemical reclassified deferred tax liabilities of $39 million differently in this prospectus from the classification reflected in its 2004 Form 10-K and is currently evaluating the need to file a Form 10-K/A, which they believe is likely. This reclassification is non-cash, and has no impact on net income or shareholder’s equity. In connection with this reclassification, Borden Chemical is in the process of reevaluating the effectiveness of the design and operation of its disclosure controls and procedures (“Disclosure Controls”). Based on a preliminary review, Borden Chemical believes its Disclosure Controls were not effective as of December 31, 2004 at a reasonable assurance level, because Borden Chemical had an insufficient review procedure to ensure accuracy of its deferred taxes classification. In light of this review, Borden Chemical performed additional analyses and procedures to ensure its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements of Borden Chemical included in this prospectus fairly present, in all material respects, the financial condition, results of operations and cash flows of Borden Chemical for the periods presented.

As we are still in the evaluation process, we may identify additional conditions that may be categorized as significant deficiencies or material weaknesses in the future. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations.

Risks Relating to This Offering

There is no existing public market for our common stock, and we do not know if one will develop, which could impede your ability to sell your shares and depress the market price of our common stock.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock. The failure of an active trading market to develop could affect your ability to sell your shares and depress the market price of your shares. The initial public offering price for our shares of common stock will be determined by negotiations among us and the representatives of the underwriters. The initial public offering price of our shares of common stock will be based on numerous factors and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of your shares may fall below the initial public offering price.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the initial public offering price. Some companies that have had volatile market prices for their securities have had securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

The market price of our common stock may fluctuate in response to a number of events, including:

•	our quarterly operating results;

•	future announcements concerning our business;

•	changes in financial estimates and recommendations by securities analysts;

•	the number of shares to be publicly traded after this offering;

•	actions of competitors;

•	our involvement in acquisitions, strategic alliances or joint ventures;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	changes in government and environmental regulation;

•	arrival and departure of key personnel;

•	general market, economic and political conditions; and

•	natural disasters, terrorist attacks and acts of war.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the market price of our common stock.

You will experience immediate and substantial dilution as the net tangible book deficit per share of common stock will be substantially lower than the initial public offering price.

The initial public offering price of the shares of common stock is substantially higher than the net tangible book deficit per share of the outstanding common stock. As a result, if we were liquidated immediately following this offering, you would experience immediate and substantial dilution of $             per share of common stock. Dilution is the difference between the initial public offering price per share and the net tangible book deficit per share of our common stock. See “Dilution” for a discussion about how net tangible book value is calculated.

We may not pay dividends on our common stock at any time in the foreseeable future.

We currently do not intend to pay any cash dividends on our common stock and our board of directors may never declare a dividend. We are not legally or contractually required to pay any dividends. The decision to make any distribution is entirely at the discretion of our board of directors and future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The amount of dividends, if any, will also be subject to contractual restrictions under:

•	the indentures governing our notes;

•	the terms of our senior secured credit facilities; and

•	the terms of any other outstanding indebtedness incurred by us or any of our subsidiaries after the completion of this offering.

Future sales or the possibility or perception of future sales of a substantial amount of our common stock could adversely affect the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public market after this offering or the perception that these sales could occur. The sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, there will be              shares of our common stock outstanding. All shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). The remaining              shares of common

stock outstanding, including the shares owned by our equity sponsor, will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We and certain of our shareholders have agreed to a “lock-up,” pursuant to which neither we nor they will sell any shares without the prior consent of Credit Suisse First Boston LLC for 180 days after the date of this prospectus, subject to extension under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, our shareholders have certain registration rights with respect to the common stock that they will retain following this offering. See “Shares Eligible for Future Sale” for a discussion of the shares of common stock that may be sold into the public market in the future.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

Our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We intend to amend and restate our certificate of incorporation and bylaws to incorporate provisions that may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions will include:

•	a classified board of directors;

•	the sole power of a majority of the board of directors to fix the number of directors;

•	limitations on the removal of directors;

•	the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without shareholder approval;

•	the inability of shareholders to act by written consent;

•	advance notice requirements for nominating directors or introducing other business to be conducted at shareholder meetings; and

•	the requirement to obtain approval of two-thirds of our directors to approve certain transactions, including a merger.

The foregoing factors could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. Such provisions also may have the effect of preventing changes in our management. See “Description of Capital Stock.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” should,” “goal,” “target” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned” “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such factors may include:

•	our ability to combine and integrate Borden Chemical, RPP, RSM and Bakelite and achieve cost savings;

•	general economic and business conditions including those influenced by international and geopolitical events such as the wars in Iraq and Afghanistan and any future terrorist attacks;

•	industry trends;

•	the highly cyclical nature of the end-use markets in which we participate;

•	raw material costs and availability;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate;

•	changes in demand for our products;

•	the loss of any of our major customers;

•	our dependence on a limited number of key executives who we may not be able to adequately replace if they leave our company;

•	changes in, or the failure or inability to comply with, government regulations, agricultural policy and environmental, health and safety requirements;

•	changes in pension fund investment performance, required pension contributions or assumptions relating to pension costs or expected return on plan assets;

•	changes in business strategy, development plans or cost savings plans;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital; and

•	other factors over which we have little or no control.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We estimate that we will receive net proceeds from our offering of our common stock, after deducting underwriting discounts, of approximately $321 million, assuming the shares are offered at $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus. We intend to use all of our net proceeds from this offering and available cash of $39 million to redeem all of our outstanding Series A Preferred Stock at its then-accreted value.

We will not receive any proceeds for the sale of our common stock by the selling shareholder, including if the underwriters exercise their option to purchase additional shares. In the aggregate, the selling shareholder will receive approximately $             million of the net proceeds of this offering, or approximately $             million if the underwriters’ option to purchase additional shares is exercised in full, assuming the shares are offered at $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends on our common stock, and instead intend to retain earnings, if any, for future operations and debt reduction. Our senior secured credit facilities and the indentures governing our notes impose restrictions on our ability to pay dividends, and thus our ability to pay dividends on our common stock will depend upon, among other things, our level of indebtedness at the time of the proposed dividend and whether we are in default under any of our debt instruments. See “Description of Certain Indebtedness.” Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, provision of applicable law and other factors that our board of directors may deem relevant. For a discussion of our cash resources and needs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

On May     , 2005, we used the proceeds that we received from the offering of shares of our Series A Preferred Stock and a portion of the proceeds from our new senior secured credit facilities to pay a special dividend of approximately $             million to our parent, BHI Acquisition LLC, which in turn paid a pro rata special dividend to its equity holders, including Apollo, other investors and certain members of our management.

CAPITALIZATION

The following table sets forth our cash and equivalents and our capitalization as of December 31, 2004 (i) on an actual combined basis for Hexion, (ii) on an as adjusted basis giving effect to the Current Transactions (excluding our pending Bakelite Transaction) and (iii) on pro forma basis giving effect to the Current Transactions (excluding our pending Bakelite Transaction) and this offering. You should read this table in conjunction with “Selected Historical Financial and Other Information,” “Unaudited Pro Forma Combined Financial Information,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the financial statements and the related notes included elsewhere in this prospectus.

	Actual Combined	As Adjusted for the Current Transactions (1)	Pro Forma (2)
	(in millions)
Cash and equivalents	$152	$120	$81

Debt (3):
Senior credit facilities	$153	$396	$396
Senior secured notes	816	824	824
Senior unsecured debentures	440	440	440
Senior subordinated notes	332	340	340
Seller notes	50	—	—
Industrial revenue bonds	34	34	34
Other debt and capital leases	16	16	16
Short-term debt	9	13	13

Total debt	1,850	2,063	2,063

Preferred Stock:
Series A Preferred Stock, par value $0.01 per share, initial liquidation preference $ million actual: shares authorized, shares issued and outstanding; as adjusted: shares authorized, shares issued and outstanding; pro forma: shares authorized, shares issued and outstanding	—	350	—

Shareholders’ Deficit:
Common stock, par value $0.01 per share: actual pre-split shares authorized, pre-split shares issued and outstanding; as adjusted: shares authorized, shares issued and outstanding; pro forma: shares authorized, shares issued and outstanding	1	1	1
Additional paid-in capital (4)	1,587	542	853
Treasury stock	(296)	(296)	(296)
Receivable from parent of Hexion	(561)	—	—
Accumulated other comprehensive income	50	50	50
Accumulated deficit	(1,043)	(1,057)	(1,057)

Total shareholders’ deficit	(262)	(760)	(449)

Total capitalization	$1,588	$1,653	$1,614

(1)	Reflects the Combinations including (i) the exchange by minority shareholders of their interests for our common stock, (ii) the borrowings under our new senior secured credit facilities, (iii) the issuance of our Series A Preferred Stock and (iv) the repayment of existing debt and payment of a dividend to our shareholders.

(2)	Reflects (i) the transactions described in (1) above and (ii) the sale of shares of our common stock by us in this offering at an assumed initial public offering price of $ per share, the mid-point of the estimated offering price range shown on the cover of this prospectus, and the application of the net proceeds to the Company to redeem our Series A Preferred Stock as described further under “Use of Proceeds.”

(3)	We expect to raise an additional $250 of senior secured notes to finance the Bakelite Acquisition.

(4)	Additional paid-in capital gives effect to the redemption of the Series A Preferred Stock, which will accrete from its issue date until redeemed, from the net proceeds to the Company from this offering. We estimate that the Series A Preferred Stock will be outstanding for one quarter and will result in the accretion of dividends of $10.

DILUTION

Our net tangible book deficit as of                                 , after giving effect to the Current Transactions, was $             million, or $             per share of common stock. We have calculated this amount by:

•	subtracting our total liabilities from our total tangible assets; and

•	then dividing the difference by the number of shares of common stock outstanding.

If we give effect to our sale of              shares of common stock in this offering at the initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover of the prospectus, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, our adjusted net tangible book value as of                                     would have been $             million, or $             per share. This amount represents an immediate dilution of $             per share to new investors. The following table illustrates this per share dilution:

Per Share
Initial public offering price		$

Net tangible book deficit as adjusted	$
Decrease in net tangible book value attributable to new investors

Pro forma net tangible book deficit after this offering

Dilution to new investors		$

The following table summarizes on the basis described above, as of                         , the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing shareholders and by new investors, at the initial public offering price of $             per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders		%	$	%	$
New investors					$

Total		%	$	%

The tables above assume no exercise of stock options outstanding on                                 . As of                                 , there were options outstanding to purchase              shares of common stock, at a weighted average exercise price of approximately $             per share. If all of these outstanding options had been exercised as of                                 , net tangible book value per share after this offering would have been $             and total dilution per share to new investors would have been $            . The tables above also assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their option to purchase additional shares of our common stock in this offering, there will be further dilution to investors.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We derived the unaudited pro forma combined financial data set forth below by the application of the pro forma adjustments to the historical combined financial statements of Hexion, appearing elsewhere in this prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2004, gives pro forma effect to the following Transactions (excluding the Bakelite Transaction) as if they each occurred on December 31, 2004:

•	the Combinations, including the exchange by minority shareholders of their interests for our common stock;

•	the borrowing under our new senior secured credit facilities and the issuance of our Series A Preferred Stock and the application of the net proceeds therefrom to repay existing debt and pay a dividend on our common stock (the “Financings”); and

•	this offering, including the application of the net proceeds received by us to redeem our Series A Preferred Stock.

The unaudited pro forma combined statement of operations for the year ended December 31, 2004, gives pro forma effect to the Transactions (excluding the Bakelite Transaction) as if they occurred on January 1, 2004.

The unaudited pro forma combined balance sheet and statement of operations of Hexion include (1) RPP as of and for the year ended December 31, 2004, which reflect purchase accounting adjustments from the date of acquisition by Apollo on November 14, 2000; (2) RSM as of and for the period from August 2, 2004 (effective date of Apollo acquisition) through December 31, 2004 and reflect the acquisition under the purchase method of accounting; and (3) Borden Chemical as of and for the period from August 12, 2004 (date of Apollo acquisition) to December 31, 2004 on a historical basis. Borden Chemical has elected not to apply push-down accounting because it is a public reporting registrant as a result of public debt that was outstanding prior to the acquisition and which remains outstanding.

The pro forma adjustments relating to the minority interest acquisitions as part of the Combinations are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma adjustments and the pro forma data included herein. The preliminary work performed by independent third-party appraisers has been considered in our estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements.

The final purchase price allocations are also dependent on whether there are any post-closing adjustments on the finalization of asset and liability valuations. A final determination of these fair values will reflect our consideration of final valuations prepared by independent third-party appraisers. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing dates of the Combinations. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements, including the creation of goodwill.

The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the Transactions (excluding the Bakelite Transaction) had occurred on the dates indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma combined financial statements and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this prospectus and, other financial information appearing elsewhere in this prospectus, including information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

HEXION SPECIALTY CHEMICALS, INC.

Unaudited Pro Forma Combined Balance Sheet

as of December 31, 2004

(dollars in millions, except share data)

	Actual	The Combinations			The Financings			The Offering	The Transactions
	Hexion	Adjustments (1)		Pro Forma	Adjustments (2)		Pro Forma	Adjustments (3)	Pro Forma
Assets
Current assets:
Cash and equivalents	$152	$(6	)(a)	$146	$(26	)(a)	$120	$(39)	$81
Accounts receivable	518	—		518	—		518	—	518
Inventories	405	—		405	—		405	—	405
Deferred tax asset	50	—		50	—		50	—	50
Other current assets	50	—		50	—		50	—	50

	1,175	(6)		1,169	(26)		1,143	(39)	1,104
Property and equipment	1,323	19	(b)	1,342	—		1,342	—	1,342
Goodwill	51	64	(b)	115	—		115	—	115
Other non-current assets	95	—		95	5	(b)	100	—	100
Other intangible assets	88	15	(b)	103	—		103	—	103

Total assets	$2,732	$92		$2,824	$(21)		$2,803	$(39)	$2,764

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts and drafts payable	$488	$—		$488	$—		$488	$—	$488
Debt payable within one year	16	—		16	4	(c)	20	—	20
Other current liabilities	202	—		202	—		202	—	202

	706	—		706	4		710	—	710
Long-term debt	1,834	16	(b)	1,850	193	(c)	2,043	—	2,043
Long-term pension obligation	73	—		73	—		73	—	73
Non-pension postemployment benefit obligations	142	—		142	—		142	—	142
Deferred tax liability	167	6	(b)	173	—		173	—	173
Other long-term liabilities	72	—		72	—		72	—	72

	2,994	22		3,016	197		3,213	—	3,213
Series A Preferred Stock	—	—		—	350	(d)	350	(350)	—
Shareholders’ equity (deficit)	(262)	70		(192)	(568	)(e)	(760)	311	(449)

Total liabilities and shareholders’ equity (deficit)	$2,732	$92		$2,824	$(21)		$2,803	$(39)	$2,764

See Notes to Unaudited Pro Forma Combined Balance Sheet

Notes to Unaudited Pro Forma Combined Balance Sheet

(1) Reflects the following adjustments:

(a)	Reflects cash used to pay estimated transaction costs of $6.

(b)	As part of the Combinations, common stock owned by minority shareholders of RPP and RSM will be exchanged for common stock of Hexion, and such exchange will be accounted for using the purchase method of accounting. The acquisition cost of the minority interest has been based on the relative fair values of the entities combined. An allocation of the purchase price to reflect the fair values of certain RPP and RSM assets and liabilities has been reflected in the unaudited pro forma condensed financial information to step up the assets and liabilities of RPP and RSM.

RPP/RSM Minority Interests
Total cost of acquisitions	$113
Estimated fair value of net assets acquired	49

Goodwill	$64

The following table summarizes the adjustments to assets acquired and liabilities assumed through purchase accounting.

RPP/RSM Minority Interests
Property and equipment	$19
Goodwill	64
Other intangible assets	15
Long-term debt	16
Deferred tax liability	6

The appropriate statutory tax rates of the respective tax jurisdictions to which adjustments relate have been applied.

The final purchase price allocations are also dependent on whether there are any post-closing adjustments on the finalization of asset and liability valuations. A final determination of these fair values will reflect our consideration of final valuations prepared by independent third-party appraisers. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing dates of the Combinations. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements, including the creation of goodwill.

(2) Set forth below are the estimated sources and uses of funds pertaining to the Financings assuming the Financings were consummated on December 31, 2004.

Sources
Proceeds from Series A Preferred Stock	$350
Borrowing under new senior secured credit facilities	400
Available cash	26

Total Sources	$776

Uses
Repayment of senior credit facilities	$153
Repayment of seller notes	50
Common stock dividend	550
Transaction costs—Series A Preferred Stock	10
Transaction costs—new senior secured credit facilities	13

Total Uses	$776

(a)	Reflects the use of available cash.

(b)	Reflects the difference between the expected amount of financing fees that will be capitalized related to the refinancing of existing debt of $13 and the write-off of $8 of unamortized deferred debt issuance cost relating to debt being repaid.

(c)	Reflects the assumed borrowing under our senior secured credit facilities of $400, the proceeds of which will be paid as a dividend to our shareholders of $200 and to settle certain RPP and RSM debt of $200. Of the net change in debt of $197, $4 is classified as debt payable within one year and $193 is classified as long-term debt.

(d)	Reflects the issuance of $350 of Series A Preferred Stock, the proceeds of which will be paid as a dividend to our shareholders.

(e)	Reflects the payment of dividends to shareholders of $550, Series A Preferred Stock transaction costs $10 and the write-off of unamortized capitalized debt issuance costs of $8.

(3) Set forth below are the estimated sources and uses of funds pertaining to the common stock offering.

Sources
Offering of Common Stock	$360
Available Cash	39

Total Sources	$399

Uses
Redemption of Series A Preferred Stock	$360
Transaction Costs—Common Stock	39

Total Uses	$399

The common stock offering will raise net proceeds of $360 to the Company which will be used to redeem the Series A Preferred Stock at its accreted amount which is estimated to be $360 at the time of the offering.

HEXION SPECIALTY CHEMICALS

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2004

(dollars in millions, except per share data)

	Actual	Preacquisition		The Combinations and Prior Transactions			The Financing		The Offering		The Transactions
	Hexion	Borden (1)	RSM (2)	Adjustments (3)		Pro Forma	Adjustments (4)		Adjustments(5)		Pro Forma
Net sales	$2,019	$984	$440	$(2	)(a)	$3,441	$—		$—		$3,441
Cost of sales	1,785	832	407	(16	)(a)	3,008	—		—		3,008

Gross profit	234	152	33	14		433	—		—		433

Selling, general & administrative expense	163	100	48	(1	)(b)	310	—		(2	)(a)	308
Transaction related compensation and other costs	24	—	—	—		24	—		—		24
Impairments	2	—	64	—		66	—		—		66
Other operating expense	5	4	7	—		16	—		—		16

Operating income (loss)	40	48	(86)	15		17	—		2		19

Interest expense	118	31	5	21	(c)	175	11	(a)	—		186
Transaction costs	32	9	—	—		41	—		—		41
Other non-operating expense (income)	4	2	1	—		7	—		—		7

Income (loss) before tax	(114)	6	(92)	(6)		(206)	(11)		2		(215)

Income tax benefit (expense)	—	(143)	(1)	3	(d)	(141)	4	(b)	(1	)(b)	(138)

Net loss	$(114)	$(137)	$(93)	$(3)		$(347)	$(7	)(c)	$1		$(353)

Pro Forma earnings per share (6)
Basic
Diluted
Pro Forma average number of common shares outstanding (6)
Basic
Diluted

See Notes to Unaudited Pro Forma Combined Statement of Operations

Notes to Unaudited Pro Forma Combined Statement of Operations

(1) The Borden Transaction occurred on August 12, 2004. The historical data with respect to Borden Chemical presented in the unaudited pro forma combined statement of operations for the year ended December 31, 2004 relates to the period from January 1, 2004 to August 11, 2004. From August 12, 2004, data with respect to Borden Chemical is included in the Hexion historical data.

(2) The RSM Transaction occurred on August 2, 2004. The historical data with respect to RSM presented in the unaudited pro forma combined statement of operations for the year ended December 31, 2004 relates to the period from January 1, 2004 to August 1, 2004. From August 2, 2004, data with respect to RSM is included in the Hexion historical data. The pro forma adjustments relating to the RSM Transaction are based on preliminary estimates of the fair value of the consideration provided, estimates of the fair value of assets acquired and liabilities assumed and available information and assumptions. The final determination of fair value could result in changes to the pro forma data included herein.

(3) Reflects the following adjustments:

(a)	Elimination of intercompany activity resulted in the reduction of sales and cost of sales by $2 and $2, respectively. Additionally, cost of sales reflects adjustments to decrease depreciation and amortization expense resulting from fair value adjustments to certain property and equipment and amortizable intangible assets of $4, to conform the accounting policies of the pre- and post-acquisition periods of RSM of $1, and to reverse an amount of $9 which represents the write up to fair value of inventory recorded as part of the RSM purchase price allocation and subsequently expensed through cost of sales.

(b)	Reflects the adjustment to eliminate management fees of $1.

(c)	Represents the effect of a full year of interest related to the debt outstanding as a result of the Prior Transactions and the Combinations:

Total

Second-priority senior secured notes	41
RSM seller subordinated notes due 2011	4
Term loans due 2010	6
Amortization of debt issuance costs	4
Less premium on RPP credit facility	(3)
Less historical interest expense	(31)

Net adjustment to interest expense	$21

The interest rates in effect at December 31, 2004 were used to compute the pro forma adjustments to interest expense except for variable rate debt issued in connection with the Borden Transaction for which the rate was based on the current rate.

(d)	The appropriate statutory tax rates of the respective tax jurisdictions to which adjustments relate have been applied.

(4) Reflects the following adjustments:

(a)	The adjustment represents the following change in interest expense related to the Financings:

New senior secured credit facilities	$23
Amortization of debt issuance costs	2
Less historical interest expense	(14)

Net adjustment to interest expense	$11

The interest rate used on the $400 borrowed under the $675 new senior secured credit facilities, which bear interest at a LIBOR plus 2.25% variable rate, was based on the current rate. Each one-eighth point change in the assumed interest rates would result in a $1 change in interest expense.

(b)	The appropriate statutory tax rates of the respective tax jurisdictions to which adjustments relate have been applied.

(c)	Net loss applicable to common shareholders giving effect to the Series A Preferred Stock has not been presented as the accretion on the Series A Preferred Stock is a non-recurring event. The Series A Preferred Stock will accrete from its issue date until redeemed from the net proceeds of this Offering. We estimate that the Series A Preferred Stock will be outstanding for one quarter and will result in the accretion of dividends of $10 which will be a one time charge to loss from continuing operations available to common shareholders.

(5) Reflects the following adjustments:

(a)	Reflects the elimination of management fees of $2 in connection with the common stock offering.

(b)	The appropriate statutory tax rates of the respective tax jurisdictions to which adjustments relate have been applied.

(6) Pro forma basic earnings (loss) per common share are computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per common share are computed by dividing earnings (loss) available to common stockholders by the sum of weighted average common shares outstanding plus dilutive common shares for the period.

Unaudited pro forma basic and diluted earnings (loss) per share have been calculated in accordance with the SEC rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure as well as the number of shares whose sale proceeds will be used to repay any debt or pay dividends as reflected in the pro forma adjustments. Therefore, pro forma weighted average shares for purposes of the unaudited pro forma basic earnings (loss) per share calculation have been adjusted to reflect the sale of              shares in this offering. Since we had a net loss for the year ended December 31, 2004, shares issuable upon the exercise of employee stock options and conversion of preferred stock have an antidilutive effect. Therefore, the unaudited pro forma dilutive earnings per share is the same as the unaudited pro forma basic earnings per share.

SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION

The combination of Borden Chemical, RPP and RSM has been treated, for accounting purposes, as a combination of entities under common control due to Apollo’s controlling interest in each of the companies. The audited combined financial statements presented herein reflect the results of operations of each company from the date such company was acquired by Apollo.

The following table presents selected historical financial and other data of Hexion. The selected historical financial and other data of Hexion as of December 31, 2003 and 2004, and for the years ended December 31, 2002, 2003 and 2004 has been derived from the audited combined financial statements of Hexion, included elsewhere in this prospectus. The financial data of Hexion for the years ended December 31, 2000 and 2001 has been derived from the unaudited financial statements of RPP, not included herein, which reflect purchase accounting adjustments following the acquisition of RPP by Apollo on November 14, 2000. The financial data for Hexion for the year ended December 31, 2004, includes:

•	The results of operations of RPP for the full year ended December 31, 2004, which reflect purchase accounting adjustments from the date of acquisition of RPP by Apollo on November 14, 2000;

•	The results of operations of Borden Chemical for the period from August 12, 2004 to December 31, 2004, on a historical basis (because Borden Chemical is a public reporting registrant as a result of public debt that was outstanding prior to the Borden Transaction and which debt remains outstanding, Borden Chemical has elected to present its financial statements from the date of its acquisition by Apollo on the historical basis of accounting permitted under the SEC’s public debt exemption); and

•	The results of operations of RSM for the period from August 2, 2004 to December 31, 2004 which reflect purchase accounting adjustments following the acquisition of RSM by Apollo on August 2, 2004.

You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and all the financial statements and the related notes included elsewhere in this prospectus.

	Predecessor	Successor
	10 months ended October 31, 2000	2 months ended December 31, 2000(1)	Year ended December 31,
			2001	2002	2003	2004(2)
		(unaudited)	(dollars in millions)
Statement of Operations:
Net sales	$797	$152	$863	$740	$782	$2,019
Cost of sales	642	153	695	601	714	1,785

Gross profit (loss)	155	(1)	168	139	68	234

Selling, general & administrative expense	75	22	90	82	81	163
Transaction related compensation and other costs	—	—	—	—	—	24
Impairments	—	—	—	—	33	2
Other operating expense (income)	—	—	—	16	(3)	5

Operating income (loss)	80	(23)	78	41	(43)	40

Interest expense	—	9	70	65	77	118
Transaction costs	—	—	—	—	—	32
Other non-operating expense (income)	6	(8)	14	—	—	4

Income (loss) before income tax	74	(24)	(6)	(24)	(120)	(114)
Income tax expense (benefit)	27	(17)	—	(10)	(37)	—

Net income (loss)	$47	$(7)	$(6)	$(14)	$(83)	$(114)

Cash Flow Data:
Cash flows from (used in) operating activities			$64	$(43)	$(32)
Cash flows (used in) from investing activities			(45)	7	(20)
Cash flows (used in) from financing activities			(21)	80	148

Balance Sheet Data (at end of period):
Cash and cash equivalents	$19	$6	$5	$49	$152
Working capital(3)	208	142	99	177	469
Total assets	1,250	1,136	1,219	1,287	2,732
Total long-term debt	674	581	567	675	1,834
Total net debt(4)	673	587	572	634	1,698
Total liabilities	1,036	942	989	1,090	2,994
Total shareholders’ equity (deficit)	213	194	230	197	(262)

(1)	Data from date of acquisition by Apollo on November 14, 2000 through December 31, 2000.
(2)	Includes data for RSM from August 2, 2004 and for Borden Chemical from August 12, 2004, their respective dates of acquisition by Apollo.
(3)	Working capital is defined as current assets less current liabilities.
(4)	Net debt is defined as long-term debt plus short-term debt less cash.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical combined financial statements covers periods before consummation of the offering, including the application of the proceeds therefrom and the Current Transactions. Accordingly, the discussion and analysis of such periods does not reflect the significant impact these transactions have had and will have on the Company. See “Risk Factors,” “Unaudited Pro Forma Combined Financial Information” and “—Liquidity and Capital Resources” for further discussion relating to the impact of these transactions on the Company. The following discussion should be read in conjunction with “Selected Historical Financial and Other Information” and all the financial statements and the related notes included elsewhere in this prospectus. All dollar amounts are in millions, except where otherwise indicated. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by the forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Combined Financial Information” and “Selected Historical Financial and Other Information.”

Overview

We are the world’s largest producer of thermosetting resins, or thermosets. Thermosets are the base ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We are focused primarily on providing a broad array of thermosets and associated technologies, with leading market positions in all key markets served.

The global thermoset resins market is approximately $34 billion in annual sales, of which our primary markets represent approximately $19 billion in annual sales.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, versatic acids, UV cured coatings and electrical laminates. As of December 31, 2004, we have 86 production and distribution sites globally (including Bakelite), and produce many of our key products locally in North America, Latin America, Europe and Asia. Through this worldwide network of strategically located production facilities, we serve more than 5,000 customers in 96 countries. We believe our global scale provides us with significant advantages over many of our competitors. In areas where it is advantageous, we are vertically integrated backward into strategic raw materials providing us a low-cost operating structure and security of supply. In other areas, where we can leverage our technical know-how and market presence to capture additional value, we are integrated downstream into product formulations. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide customers a full suite of product solutions. Our global customers include leading companies in their respective industries, such as 3M, BASF, Bayer, Dupont, GE, Halliburton, Honeywell, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

Industry Conditions. As is true for many industries, our results are impacted by the effect on our customers of economic upturns or downturns, as well as the impact on our own costs to produce, sell and deliver our products. Our customers use most of our products in their production processes; therefore, factors impacting their industries could significantly affect our results.

Major industry sectors served by us include industrial/marine, construction, consumer/durable goods, automotive, electronics, architectural, civil engineering, repair/remodeling, graphic arts and oil and gas field support. Key drivers for our business are general economic and industrial growth, housing starts, auto builds, furniture demand, active gas drilling rigs, print advertising demand and chemical intermediates sector operating conditions.

After a relatively flat demand for our epoxy resins in 2002 and 2003, demand for our epoxy resins in 2004 increased significantly. Similarly, the pricing environment for our epoxy resins was positively impacted by increased demand and lack of availability of raw materials in some segments of the market.

From 1997 to 2000, demand for bisphenol-A (“BPA”), a key precursor in the manufacture of epoxy resins, grew by approximately 13% per year driven primarily by the polycarbonate end-uses (electronics, computer, telecommunications and data equipment), whereas from 2000 to 2004, the average growth rate was approximately 6%. In 2004 there was a strong recovery in global BPA demand primarily driven by stronger production rates. Compared to 2003, the estimated demand growth has again approached 13%. More importantly, in the second half of 2004, the resulting tightness in supply and demand has allowed for margin expansion despite the fact that the prices for phenol (BPA’s key feedstock) have seen unprecedented increases in 2004.

In 2004, the continuing strong U.S. housing market positively impacted us. According to Resource Information Systems, Inc. (“RISI”), housing starts were up approximately 5% in 2004 compared to 2003, driving a 6% increase in structural panel consumption. Oriented strand board, or OSB, consumption was up 5% in 2004 compared to 2003, while plywood consumption was up 7%. The shift in our sales mix from plywood to OSB also benefited us, as OSB, on a per square foot basis, uses approximately twice the amount of our resins as plywood.

Raw Material Costs. In 2004, raw material costs made up approximately 80% of our product costs. The primary raw materials that we use are phenol, methanol, urea, propylene, chlorine and acetone. During the past four years, the prices of these raw materials have been volatile. During the year ended December 31, 2004, prices of our major feedstocks increased significantly relative to 2003. High energy costs such as the increasing price of crude oil and related petrochemical products and the higher cost of natural gas have translated into significant increases in raw material costs. For example, the average prices of phenol, methanol and urea increased by 48%, 7% and 19% respectively. To help mitigate this volatility, we have purchase and sale contracts with many of our vendors and customers with periodic price adjustment mechanisms. For example, in our North American forest products business, approximately 60% of our sales are to customers that have contracts that allow for the passing through of increases in raw material costs on average within 30 days. Due to differences in timing of the pricing mechanism trigger points between our sales and purchase contracts there is often a “lead-lag” impact during which margins are negatively impacted for the short term in periods of rising raw material prices and positively impacted in periods of falling raw material prices. In addition, the pass through of raw material price changes can result in significant variances in sales comparisons from year to year. In 2004, we had a favorable impact on sales as raw material price increases throughout 2003 and 2004 were passed through to customers.

Regulatory Environment. National and international laws regulate the production and marketing of chemical substances. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union and the United States are most significant to our business, including the European inventory of existing commercial chemical substances, the European list of notified chemical substances, and the United States Toxic Substances Control Act inventory. Chemicals which are on one or more of the above lists can usually be registered and imported without additional testing in other countries, although additional administrative hurdles may exist.

We are also subject to extensive regulation under the environmental and occupational health and safety laws by federal, state and local governmental entities and foreign authorities, such as the European Union. These laws are designed to protect workers and the public from exposure to certain hazardous chemicals and dangerous work conditions, to protect natural resources and to limit discharges of hazardous substances to the environment from ongoing operations. They provide for substantial fines and potential criminal sanctions for violations. They also establish requirements to remediate contamination. The laws are complex, change frequently and have tended to become more stringent over time.

For example, statutes such as the Federal Comprehensive Environmental Response, Compensation, and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, and at third-party disposal sites. In addition, other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, we cannot assure you that environmental, health and safety liabilities will not be incurred in the future, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or business reputation.

Certain chemicals have been alleged to interact with the endocrine systems of humans and wildlife and disrupt normal processes (i.e., endocrine disrupters). BPA, which is used as an intermediate at our Deer Park and Pernis manufacturing facilities and is also sold directly to third parties, is currently under evaluation as an “endocrine disrupter.” Pursuant to EU regulation 793/93/EC, BPA producers are currently conducting an extensive toxicology testing program of the chemical. In addition, new legislation in Europe will take effect in 2005 and require that risk labels be used for BPA indicating “possible risk of impaired fertility.” In the event that BPA is further regulated, additional operating costs would likely be incurred to meet more stringent regulation of the chemical.

Various government agencies are conducting formaldehyde health research and evaluating the need for additional regulations. Although formaldehyde has been heavily regulated for several years, further regulation of formaldehyde could follow over time. In 2004, the International Agency for Research on Cancer (“IARC”) reclassified formaldehyde as “carcinogenic to humans,” a higher classification than previous IARC evaluations based principally on a study linking formaldehyde exposure to nasopharyngeal cancer, a rare form of cancer in humans. IARC also concluded that there was strong but not sufficient evidence for a finding of a causal association between leukemia and occupational exposure to formaldehyde, although IARC could not identify a mechanism for leukemia induction. We believe that our production facilities will be able to comply with any likely regulatory impact without any material impact on the business.

We support appropriate scientific research and risk-based policy decision-making, and we are working with industry groups, including the Formaldehyde Council, Inc., to ensure that governmental assessments and regulations are based on sound scientific information. We believe that we have credible stewardship programs and processes in place to provide compliant and cost-effective resin systems to our customers.

We also actively seek approvals from the U.S. Food and Drug Administration for certain specialty chemicals produced by us, principally where we believe that these specialty chemicals will or may be used by our customers in the manufacture of products that will come in direct or indirect contact with food.

Competitive Environment. The chemical industry has been historically competitive, and we expect this competitive environment to continue in the foreseeable future. We compete with companies of varying size, financial strength and availability of resources. Price, customer service and product performance are the primary areas in which we compete.

Other Factors Impacting Our Results. Other pressures on our profit margins include rising utility costs and increasing benefit, general insurance and legal costs. We are taking a number of steps to control these costs. In addition, we are continuing to analyze our business structure, consolidating plants and functions where we can realize significant cost savings and productivity gains. These consolidations have resulted in asset impairment charges and severance costs. Future consolidations or productivity initiatives may include additional asset impairment charges and severance costs.

We believe that these factors will continue in the foreseeable future. These market dynamics will require us to continue to focus on productivity improvements and risk mitigation strategies to enhance and protect our margins.

Outlook for 2005

We have experienced an improvement in demand in the markets we serve and expect to see continued improvement in demand in 2005. Supply/demand fundamentals are expected to improve, both in industrialized and developing nations. We expect this trend to result in higher utilization rates for the resins industry, which in turn will lead to continued price increases. Furthermore, we feel that the formation of Hexion will lead to improved technical capabilities for the combined entities and an ability to service our customers better.

However, raw material volatility could continue through 2005 because of, among other things, political instability in the Middle East or supply disruptions elsewhere. There can be no assurances that (i) any global recovery will continue during 2005, (ii) we will be able to realize margins we have historically achieved as feedstock costs decline or (iii) our feedstock costs will not rise faster than our product prices and, therefore, reduce our margins.

We believe we will be able to mitigate such volatility due to a number of factors: (i) our actions taken in 2004 to implement monthly or quarterly pricing mechanisms in many product lines will improve our ability to react to changing market conditions in 2005; (ii) the value-added nature of many of our product lines will allow us to continue to pass through additional feedstock price increases; and (iii) the roll-off of several long-term raw material contracts should have a step-change effect in lowering our feedstock costs.

There can be no assurances that (i) demand for our products will increase during 2005 or (ii) past or future price increases by us or our competitors will be accepted by our customers or that we will not lose any significant customers or volumes in the future as a result of these price increases.

Transactions

The Combinations. As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of RPP and RSM pursuant to which Borden Chemical agreed to combine with RPP and RSM. The Combinations are subject to customary closing conditions and Borden Chemical, RPP and RSM will continue to operate independently until those conditions are satisfied and the closing occurs. We expect that the closing of the Combinations will occur in the second quarter of 2005. Upon the consummation of the Combinations, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc.

The Borden Transaction. On July 5, 2004, BHI Investment, LLC, an affiliate of Apollo, entered into a stock purchase agreement with BW Holdings, LLC, Borden Holdings, Inc., its wholly-owned subsidiary, Borden Chemical, Inc., and members of Borden Chemical’s management. BW Holdings, LLC is an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, which had controlled Borden Holdings, Inc. and Borden Chemical since 1995. On August 12, 2004, pursuant to the stock purchase agreement, BHI Investment, LLC acquired (the “Borden Acquisition”) all of the outstanding capital stock of Borden Holdings, Inc., and all of the outstanding capital stock of Borden Chemical not otherwise owned by Borden Holdings, Inc. was redeemed. The Borden Acquisition, the related offering of second-priority senior secured floating rate notes and 9% second-priority senior secured notes and the related transactions are collectively referred to in this prospectus as the “Borden Transaction.”

The RPP Transaction. On November 14, 2000, RPP Holdings LLC, an affiliate of Apollo Management, L.P. (“Apollo”) acquired control of Resolution Performance Products, Inc. (“RPP”) in a recapitalization transaction. Prior to the recapitalization, RPP was a wholly owned subsidiary of the Royal Dutch/Shell Group of Companies (“Shell”).

The RSM Transaction. On August 2, 2004, pursuant to an acquisition agreement between Resolution Specialty Materials, Inc. (“RSM”), on behalf of itself and certain affiliates, and Eastman Chemical Company (“Eastman”), RSM acquired (the “RSM Acquisition”) Eastman’s resins, inks and monomers division. The RSM Acquisition and the related transactions are collectively referred to in this prospectus as the “RSM Transaction.”

The Pending Bakelite Transaction. On October 6, 2004, Borden Germany and Borden Chemical entered into a share purchase agreement with the owners of Bakelite, RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH. Pursuant to the share purchase agreement, Borden Germany will acquire all of the outstanding share capital of Bakelite. Completion of the Bakelite Acquisition is subject to customary closing conditions, and Borden Chemical and Bakelite will continue to operate independently until those conditions are satisfied and the closing occurs. We expect to consummate the Bakelite Acquisition in the second quarter of 2005. Upon the consummation of the Bakelite Acquisition, Bakelite will become an indirect, wholly owned subsidiary of Borden Canada. The acquisition is intended to be financed through a combination of available cash and debt financing.

Critical Accounting Policies

In preparing our financial statements in conformity with US GAAP, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of our accounting policies require the application of significant judgment by management in the selection of appropriate assumptions for determining these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, we cannot assure you that actual results will not differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, management’s forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to the Combined Financial Statements included elsewhere in this prospectus.

Our most critical accounting policies, which reflect significant management estimates and judgment in determining reported amounts in the Combined Financial Statements included elsewhere in this prospectus, are as follows:

Basis of Presentation. The Combined Financial Statements include the accounts of the Company and its majority-owned subsidiaries, in which minority shareholders hold no substantive participating rights, after elimination of intercompany accounts and transactions. The Company’s share of the net earnings of 20% to 50% owned companies, which it has the ability to exercise significant influence over operating and financial policies, are included in income on an equity basis. Investments in the other companies are carried at cost.

RPP, Borden Chemical and RSM are considered entities under the common control of Apollo as defined in EITF 02-5 “Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” As a result of the Combinations, the financial statements of these entities are presented on a combined basis and include the results of operations of each business only from the date of acquisition by Apollo.

The financial data for Hexion for the years ended December 31, 2002 and 2003 include the results of operations of RPP only. The financial data for Hexion for the year ended December 31, 2004, includes:

•	The results of operations of RPP for the full year ended December 31, 2004, which reflect purchase accounting adjustments from the date of acquisition of RPP by Apollo on November 14, 2000,

•	The results of operations of Borden Chemical for the period from August 12, 2004 to December 31, 2004, on a historical basis (because Borden Chemical is a public reporting registrant as a result of public debt that was outstanding prior to the Borden Transaction and which debt remains outstanding, Borden Chemical has elected to present its financial statements from the date of its acquisition by Apollo on the historical basis of accounting permitted under the SEC’s public debt exemption), and

•	The results of operations of RSM for the period from August 2, 2004 to December 31, 2004, which reflect purchase accounting adjustments following the acquisition by Apollo on August 2, 2004.

Accordingly, the results of operations of Hexion for periods prior to the Borden Chemical and RSM acquisitions are not comparable to results for subsequent periods. In order to enhance comparability, management’s discussion and analysis of financial condition and results of operations includes additional supplemental data provided for the individual entities for the years ended December 31, 2003 and 2004.

Environmental remediation and restoration liabilities. Accruals for environmental matters are recorded when we believe it is probable that a liability has been incurred and we can reasonably estimate the amount of the liability. Our accruals are established following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities.” We have accrued approximately $0 and $41 at December 31, 2003 and 2004, respectively, for all probable environmental remediation and restoration liabilities, which is our best estimate of these liabilities. Based on currently available information and analysis, we believe that it is reasonably possible that the costs associated with such liabilities may fall within a range of $27 to $84. This estimate of the range of reasonably possible costs is less certain than the estimates upon which reserves are based, and in order to establish the upper limit of this range, we used assumptions that are less favorable to Hexion among the range of reasonably possible outcomes, but we did not assume we would bear full responsibility for all sites, to the exclusion of other potentially responsible parties (“PRPs”).

For environmental conditions that existed prior to the acquisition of RPP, environmental remediation liability is influenced by agreements associated with the transactions whereby Shell generally will indemnify us for environmental damages associated with environmental conditions that occurred or existed before the closing date of the acquisition, subject to certain limitations. In addition, for incidents occurring after the closing date of the acquisition, management believes that we maintain adequate insurance coverage, subject to deductibles, for environmental remediation activities.

For environmental conditions that existed prior to the acquisition of RSM, the RSM Transaction Agreement provides for a seller indemnification (“Eastman Indemnification”), whereby Eastman agreed to indemnify RSM and its affiliates for certain losses and associated expenses occurring within specified time periods. Items covered by the Eastman Indemnification include: (i) breaches by Eastman of its representations, warranties or covenants in the acquisition agreement; (ii) product liability claims brought against RSM that relate to the manufacture, distribution, marketing or sale of any products by the predecessor business that were manufactured prior to the Closing Date and sold within ninety (90) days following the Closing Date (except to the extent that such claims relate to the actions or negligent omissions of RSM or any of its Affiliates following the Closing Date); and (iii) liabilities of Eastman or the predecessor business that were not assumed by RSM in connection with its purchase of the predecessor business.

Factors influencing the possible range of costs for environmental remediation include:

•	The success of the selected method of remediation / closure procedures

•	The development of new technology and improved procedures

•	The possibility of discovering additional contamination during monitoring / remediation process

•	The financial viability of other PRPs, if any, and their potential contributions

•	The time period required to complete the work, including variations in anticipated monitoring periods

•	For projects in their early stages, the outcome of negotiations with governing regulatory agencies regarding plans for remediation

Income tax assets and liabilities. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. We currently have significant deferred tax assets resulting primarily from net operating loss carry forwards and deductible temporary differences, which will reduce taxable income in future periods. We provided a valuation allowance on future tax benefits for certain net operating losses. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses and losses in the most recent year.

In estimating accruals necessary for tax exposures, including estimating the outcome of audits by governing tax authorities, we apply the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” as well as SFAS No. 109, “Accounting for Income Taxes.” These estimates require significant judgment and, in the case of audits by tax authorities, may often involve negotiated settlements.

Factors influencing the final determination of tax liabilities include:

•	Future taxable income;

•	Execution of business strategies; and

•	Negotiations of tax settlements with taxing authorities.

We believe our reserves established for probable tax liabilities are appropriate at December 31, 2004. See Note 14 to the Combined Financial Statements for additional information.

Pension assets, liabilities and costs. The amounts recognized in our financial statements related to pension benefit obligations are determined from actuarial valuations of our various plans. Inherent in these valuations are certain assumptions including:

•	Rate to use for discounting the liability (between 3.5%–6.75% for 2003 and between 2%–6% for 2004);

•	Expected long-term rate of return on pension plan assets (between 8%–9% for 2003 and 2004);

•	Rate of salary increases (between 2%–4% for 2003 and 2%–4.42% for 2004); and

•	Mortality rate table (used 1983 GAM Table).

The most significant of these estimates is the expected long-term rate of return on pension plan assets. The actual return of our domestic pension plan assets in 2004 was approximately 8.6%. Future returns on plan assets are subject to the strength of the financial markets, which we cannot predict with any accuracy.

These assumptions are updated annually. Actual results that differ from our assumptions are accumulated and amortized over future periods; therefore, these variances affect our expenses and obligations recorded in future periods. Future pension expense and required contributions will also depend on future investment performance, changes in future discount rates and various other factors related to the population of participants in our pension plans.

Long-Lived Assets and Depreciation and Amortization. With respect to long-lived assets, key assumptions include the estimate of useful lives and the recoverability of carrying values of fixed assets, and other intangible assets. The recovery of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset, which is subject to considerable judgment. If the useful lives of the assets were found to be shorter than originally estimated, depreciation and amortization charges would be accelerated.

Impairment. As events warrant, but at least annually, the Company evaluates the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

Results of Operations

	2002 (a)	2003 (a)	2004
			RPP	RSM (b)	Borden Chemical (c)	Elim (d)	Total
Net Sales	$740	$782	$996	$325	$702	$(4)	$2,019
Gross Profit	139	68	112	25	97	—	234
Operating Income (Loss)	41	(43)	21	(6)	25	—	40
Net Loss	(14)	(83)	(40)	(17)	(43)	14	(114)

(a)	Represents only the results of RPP as RSM and Borden Chemical were not acquired until August 2004.
(b)	Represents the results of operations of RSM for the period from August 2, 2004 to December 31, 2004.
(c)	Represents the results of operations of Borden Chemical for the period from August 12, 2004 to December 31, 2004.
(d)	Entries to eliminate transactions between RPP, RSM and Borden Chemical and the tax effect of the Combinations.

Comparison of 2004 to 2003 Results

Net Sales

In 2004 total net sales increased by $1,237 to $2,019. The increase in net sales is primarily a result of the impact of the Borden Transaction and RSM Transaction and of higher average prices and volumes. Excluding the impact of the acquisitions, net sales increased $214, or 27%. Increases in average prices contributed $157 of this increase and was primarily attributable to price increases on certain products and the impact of a weaker dollar on our Euro-denominated sales. Average prices increased by 18% from the prior year period; 13% when excluding the impact of a weaker dollar on our Euro-denominated sales. Overall volumes increased by 7% from the prior year period primarily due to stronger demand.

Gross Profit

Gross profit increased in 2004 by $166 to $234. The increase in gross profit is a result of the impact of the Borden Transaction and RSM Transaction and higher pricing and volumes. Excluding the impact of the acquisitions, gross margin increased $44, or 65%. The increase in selling prices discussed above was significantly offset by higher prices for feedstocks and the higher cost of natural gas. The $44 increase in gross profits consists primarily of the net impact of higher selling prices of $27 and of higher volumes of $17.

Operating Income

Operating income increased by $83 to $40 in 2004 from an operating loss of $43 in 2003. The Borden Transaction and RSM Transaction added $19 of incremental operating income in 2004. Excluding the impact of the acquisitions, operating income increased $64, reflecting increased gross profit partially offset by increased selling, general and administrative expenses, research and development costs and the impact of foreign currency translation. These cost increases were the result additional marketing and sales activity related to the volume increase and product safety studies undertaken in conjunction with various industry groups.

Net Loss

Net loss increased by $31 to $114 in 2004. The increase in net loss is primarily a result of $66 of costs associated with the Borden Chemical acquisition, higher interest expense, reduced income from equity investment and an increase in income tax expense, partially offset by increased operating income.

Comparison of 2003 to 2002 Results

Net Sales

In 2003 total net sales increased by $42, or 6%, to $782 compared to 2002. The increase in net sales is a result of increased average prices, partially offset by lower volumes. The increase in average prices was primarily attributable to the impact of a weaker dollar on our Euro-denominated sales and, to a lesser extent, due to modest price increases on certain products. Overall average prices increased by 10% from the prior year, however, excluding the impact of a weaker dollar on our Euro-related sales, overall average prices were flat. Overall volumes decreased by 3% from the prior year as a result of soft demand.

Gross Profit

Gross profits declined in 2003 by $71 to $68. The decrease in gross profit is largely driven by higher prices for feedstocks due to the increasing price of crude oil and related petrochemical products and the higher cost of natural gas. Also contributing to the decline is the decrease in overall volumes. Gross profit was positively impacted by a $9 decrease in other manufacturing costs resulting from a cost reduction program instituted in the beginning of 2003.

Operating Income

Operating income decreased by $84, to a $43 loss. The decrease was primarily due to the decrease in gross profit discussed above and goodwill impairments of $33. These amounts were partially offset by lower selling, general and administrative expense and research and development costs as well as the absence of $6 of restructuring charges and $8 of transition costs incurred in 2002. The 2003 cost reduction program drove the lower costs. The transition activities for 2002 consisted of one-time transition expenses related to stand-alone IT and accounting systems.

Net Loss

Net loss increased by $69 to $83 in 2003. The increase was due primarily to the decrease in operating income and increase in interest expense, partially offset by a $3 gain on sale of a portion of a joint venture interest and increased income tax benefit primarily related to an increase in our deferred tax assets. The increase in interest expense of $12 resulted from a $7 write-off of deferred financing costs related to the prepayments, refinancing and credit agreement amendment as well as higher average outstanding debt balances and interest rates.

Non-Operating Expenses and Income Tax Expense

Non-operating expense.

	2002	2003	2004
Interest expense	$65	$77	$118
Transaction costs	—	—	32
Other non-operating expense	—	—	4

	$65	$77	$154

Our total non-operating expenses increased $77 in 2004 as compared to 2003. Interest expense increased $41 over 2003 due to higher average debt balances and interest rates resulting from our issuance of the Second Priority Notes in August 2004 as part of the Borden Transaction and RSM Transaction (see —Liquidity and Capital Resources), the April 2003 issuance of $200 of senior second secured notes and the refinancing of the credit agreement in the second and fourth quarters of 2003. We incurred non-operating expenses totaling $32 for Transaction related costs during 2004.

Interest expense, net, increased by $12, or 18%, to $77 in 2003 compared to 2002. The increase is primarily due to a $7 write-off of deferred financing costs related to the prepayments, refinancing and credit agreement amendment. In addition, the increase is also due to higher average outstanding debt balances and higher average interest rates.

Income tax benefit.

	2002	2003	2004
Income tax benefit	$10	$37	$0
Effective tax rate	N/M	N/M	N/M

The 2004 consolidated tax rate reflects a Federal income tax benefit of $40, computed at the Federal statutory tax rate, offset by a provision of $61 for taxes associated with the unrepatriated earnings of Borden Chemical’s foreign subsidiaries based on management’s decision that after the Borden Transaction the foreign earnings could no longer be considered permanently reinvested. This additional provision allowed Borden Chemical to release $33 of previously provided valuation reserves against its deferred tax assets. The provision also reflects a $17 write-off of net operating losses, offset by a benefit of $10 relating to a change in enacted tax rate.

The 2002 and 2003 consolidated tax rates reflect a Federal income tax benefit computed at the Federal statutory tax rate.

Tax Legislation. In 2004, the American Jobs Creation Act of 2004 was signed into law. This Act effectively phases out benefits from the utilization of foreign sales corporations, reduces the number of foreign tax credit limitation categories, creates a temporary incentive for U.S. companies to repatriate foreign earnings at a significantly reduced effective U.S. tax rate and domestically provides a number of revenue enhancing and reducing provisions in the taxation of corporations. Our management does not anticipate a material impact on the Company as a result of this legislation.

Supplemental Historical Data

Hexion is comprised of the businesses of RPP, Borden Chemical and RSM. The results of each of these businesses are discussed below. In addition, the acquisition of Bakelite by Borden Chemical is expected to close during the second quarter of 2005. The supplemental information presented includes the combination of predecessor and successor financial statements for individual entities and provides what management believes is a meaningful way of analyzing the results of the combined companies on a comparable period basis. In addition to net sales, we show historical Adjusted EBITDA (see —“Covenant Compliance”) for each of the legacy entities. We believe Adjusted EBITDA is a useful metric in managing the operations of the businesses and use Adjusted EBITDA to assess our operating performance and monitor our compliance with the indentures governing our notes. We believe this financial measure is helpful in highlighting trends in our businesses because the items excluded in calculating Adjusted EBITDA have little or no bearing on our day-to-day operating performance. It is also the most significant criterion in our performance-based cash bonuses and may be a triggering event of whether certain performance-based stock options vest.

RPP
	Year Ended December 31,
	2003	2004
Net sales	$782	$996
Adjusted EBITDA (a)	47	83

(a) Set forth below is a reconciliation of Net loss to Adjusted EBITDA:

	2003	2004
Net loss	$(83)	$(40)
Interest expense, net	76	79
Income tax benefit	(37)	(18)
Depreciation & amortization	58	62

EBITDA	14	83
Impairments	33	—

Adjusted EBITDA	$47	$83

Net Sales

Net sales increased by $214, or 27%, to $996 for the year ended December 31, 2004. The increase in net sales is a result of higher average prices and volumes. The increase in average prices was primarily attributable to price increases on certain products and the impact of a weaker dollar on our Euro-denominated sales. Overall average prices increased by 18% from the prior year period; however, excluding the impact of a weaker dollar on our Euro-denominated sales, overall average prices increased 13%. Overall volumes increased by 7% from the prior year period primarily due to stronger demand. The $214 increase in revenues consists of a $157, or approximately 73%, increase in prices and a $57, or approximately 27%, increase in volume.

Total net sales in the U.S. increased by $82, or 23%, to $431 for the year ended December 31, 2004. Of the $81 increase in U.S. revenues, $32, or approximately 40%, was due to price increases and $50, or approximately 60%, was due to volume increases. Overall average prices increased by 10% from the prior year period. Overall volumes increased by 14% from the prior year period primarily due to stronger demand.

Total net sales in Europe increased by $133, or 31%, to $563 for the year ended December 31, 2004. Of the $133 increase in Europe revenues, $101, or approximately 76%, was due to price increases and $32, or approximately 24%, was due to volume increases. Overall average prices increased by 22% from the prior year period; however, excluding the impact of a weaker dollar on our Euro-denominated sales, overall average prices increased 10%. Overall volumes increased by 7% from the prior year period primarily due to stronger demand.

Adjusted EBITDA

Adjusted EBITDA increased by $36 to $83 for the year ended December 31, 2004. The increase is primarily due to higher selling prices across all major product lines. Also contributing to the increase is higher overall volumes in 2004. Partially offsetting these improvements were increased cost of feedstocks due to the increasing price of crude oil and related petrochemical products.

Borden Chemical
	Year Ended December 31,
	2003	2004
	(dollars in millions)
Net sales	$1,435	$1,686
Adjusted EBITDA (a)	161	173

(a)	Set forth below is a reconciliation of Net income (loss) to Adjusted EBITDA:

	2003	2004
Net income (loss)	$23	$(180)
Depreciation and amortization	47	50
Interest expense	47	64
Income tax expense (benefit) loss	(5)	146

EBITDA	112	80
Transaction and impairment costs (1)	3	58
Synergies (2)	7	7
Effect of acquisitions (3)	4	—
Unusual items (4)	35	28

Adjusted EBITDA	$161	$173

(1)	Transaction costs and impairments represents $56 of transaction costs relating to the acquisition of Borden Chemical by Apollo in 2004 and impairments of $3 and $3 in 2003 and 2004, respectively.
(2)	Synergies of $7 in 2003 and 2004 represent the estimated raw material cost savings resulting from the Borden Transaction.

(3)	Acquisitions of $4 in 2003 represent the full year EBITDA impact of two acquisitions that closed in the fourth quarter of 2002.
(4)	Unusual items of $35 and $28 in 2003 and 2004, respectively, primarily relates to $6 and $11 in 2003 and 2004, respectively, of legacy legal costs related to legal proceedings primarily involving divested businesses; $5 and $6 in 2003 and 2004, respectively, in plant closure and non-recurring severance and other one-time benefits paid to employees; $20 and $6 in 2003 and 2004, respectively, of business realignment expenses due to plant closure costs and headcount reductions, $3 in 2004 for incremental costs incurred as a result of a mechanical failure at a Brazilian formaldehyde plant in 2004 which the Company expects to be reimbursed for this amount under its insurance policies in 2005; and $4 and $3 in 2003 and 2004, respectively, in various other unusual or non-recurring items, primarily the (gain) loss on sales of assets, terminations (receipts) for discontinued contracts.

Borden Chemical recorded $56 of transaction costs relating to the acquisition of Borden Chemical by Apollo in 2004 and impairments of $3 and $3 in 2003 and 2004, respectively. In addition, Borden Chemical recorded a gain of $4 in 2003, which represents the full-year EBITDA impact of two acquisitions that closed in the fourth quarter of 2002. Borden Chemical recorded $6 and $11 in 2003 and 2004, respectively, of legacy legal costs related to legal proceedings primarily involving divested businesses; $5 and $6 in 2003 and 2004, respectively, in plant closure and non-recurring severance and other one-time benefits paid to employees; $20 and $6 in 2003 and 2004, respectively, of business realignment expenses due to plant closure costs and headcount reductions.

Net Sales

In 2004, net sales increased by $251, or 17%, to $1,686 for the year ended December 31, 2004. The pass through of raw material price increases and favorable product mix contributed approximately 39% of the increase. Volume increases in Forest Products, Performance Resins, Latin America and Europe accounted for approximately 38% of the increase. The improved volume in Forest Products was due to increased end-use consumption resulting from the continued strong housing market, increased demand for flooring on the resin side of the business and higher demand in the general chemical sector for formaldehyde. Improved volumes for oilfield products, foundry and industrial resins drove Performance Resin volume improvement. Volume improvements in Latin America were due to increased demand driven by increased exports of wood products. European volume increases were driven by increased demand for formaldehyde and performance resins. Favorable currency translation contributed approximately 19% of the net sales improvement and 4% was due to the impact of acquisitions.

Adjusted EBITDA

Adjusted EBITDA improved by $12 to $173 for the year ended December 31, 2004. The improvement is due to higher volumes, favorable product mix, purchasing productivity, favorable currency translation and a reduction in corporate expenses related to the full year impact of the 2003 business realignment program. These improvements more than offset the unfavorable effect of a lag in passing along raw material price increases to customers.

RSM
	Year Ended December 31,
	2003	2004 (a)
	(dollars in millions)
Net sales	$678	$768
Adjusted EBITDA (b)	27	60

(a)

The results for 2004 for RSM include results for the period from January 1, 2004 through August 1, 2004, which is the period prior to Apollo’s acquisition of RSM, along with that of August 2, 2004 through December 31, 2004.

(b)	Set forth below is a reconciliation of Net loss to Adjusted EBITDA:

	2003	2004
Net loss	$(507)	$(110)
Interest expense, net	11	10
Income tax (benefit) expense	(59)	3
Depreciation & amortization	27	8

EBITDA	(528)	(89)
Transaction and impairment costs	472	71
Legacy corporate expenses, net(1)	64	30
Plant closure and business realignment expenses(2)	8	31
Effect of acquisitions(3)	4	4
Purchase accounting effects(4)	2	10
Other(5)	5	3

Adjusted EBITDA	$27	$60

(1)	Represents corporate allocations and transition service fees charged to RSM by its former parent in excess of estimated incremental costs to replace such services.
(2)	Plant closure and non-recurring severance and other one-time benefits paid to employees, as well as the excess of historical costs over current business staffing levels, contractual commitments and the current plant footprint.
(3)	Represents the full year EBITDA impact of a specialty coatings product line in the versatics market acquired in November 2004 by RSM.
(4)	Reflects the adjustment to depreciation and amortization expense resulting from fair value adjustments to certain property and equipment and amortizable intangible assets of $2 and $2 in 2003 as well as non-recurring adjustments to inventory of $9 in 2004.
(5)	Various unusual or non-recurring items including one time costs relating to the transactions and one-time system implementation costs related to the carve out of RSM as a stand-alone entity.

Net Sales

In 2004, net sales increased by $90, or 13%, to $768 for the year ended December 31, 2004. Overall average price increases contributed approximately 60% of the increase, due mostly to increased raw material pass-throughs and a strong improvement in global acrylic demand. Overall volume increases accounted for approximately 40% of the growth, primarily due to heavier coatings demand associated with the general economic recovery. Growth was seen across all major technologies, including alkyds, polyesters, acrylics and ink resins.

Adjusted EBITDA

In 2004, Adjusted EBITDA improved by $33, to $60 for the year ended December 31, 2004. This improvement was driven by improved pricing and mix strategies, partially offset by increases in raw material costs. Adjusted EBITDA was also improved due to the realization of several fixed cost reduction initiatives enacted in late 2003 and early 2004. Management expects to see further cost improvements in 2005 due to the realization of cost improvements associated with Apollo’s acquisition of the business in late 2004.

Cash Flows

Cash provided by (used in):
	2002	2003	2004
Operating activities	$64	$(43)	$(32)
Investing activities	(45)	7	(20)
Financing activities	(21)	80	148
Effect of exchange rates on cash flow	—	1	7

Net change in cash and cash equivalents	$(2)	$45	$103

Operating Activities. In 2004, we used net cash for operating activities of $32. This includes cash used by operations of $24 primarily pertaining to $46 of transaction related costs related to the Borden Transaction.

Our 2003 operating activities used cash of $43. This includes cash used by operations of $34 and by net trading capital (accounts receivable, inventory and accounts payable) of $27. Our negative cash flow in net trading capital resulted from increasing raw material costs in 2003.

Our 2002 operating activities provided cash of $64 in 2002. This includes cash generated by operations of $21 and by net trading capital of $30.

Investing Activities. Our 2004 net investing activities used cash of $20. We used cash of $57 for capital expenditures primarily for plant expansions, SAP implementation at RSM and other improvements. We paid $152 relating to RSM acquisition activity, net of cash acquired, and received $185 upon the combination of Borden Chemical.

Our 2003 net investing activities provided cash of $7. We spent $18 for capital expenditures, primarily for plant expansions and improvements. We realized proceeds of $23 on the sale of forty percent of the outstanding shares in Japan Epoxy Resins Co., Ltd to RPP joint venture partner, Mitsubishi Chemical Company.

Our 2002 cash outflow from investing activities of $45 primarily consisted of expenditures for property, plant and equipment of $48, offset by proceeds from the sale of non-productive assets of $2.

Financing Activities. Our financing activities in 2004 provided cash of $148. Net cash generated by financing activities was primarily due to the issuance of debt related to the RSM Transaction of $121, offset by net debt repayments by RPP and Borden Chemical of $23. We received proceeds of $60 from the issuance of common stock related to the RSM Transaction.

Our 2003 financing activities provided cash of $80. This amount includes net debt borrowing of $103, offset by the payment of a constructive distribution related to certain pension costs to Shell on behalf of RPP Inc.

Our 2002 financing activities used cash of $21, which primarily represents net repayments on our long-term debt of $24.

Liquidity and Capital Resources

Our primary source of liquidity is cash flow generated from operations. We also have availability under our senior secured credit facilities (see below), subject to certain conditions. Our primary liquidity requirements are debt service, working capital requirements, contractual obligations and capital expenditures.

We are a highly leveraged company. Our liquidity requirements are significant, primarily due to our debt service requirements. At December 31, 2004, we had $1,850 principal amount of outstanding indebtedness, of which $378 constituted floating rate debt and $1,472 constituted fixed rate indebtedness.

The Company is in the process of raising senior secured credit facilities that will replace certain of the individual company credit facilities and certain other debt.

Senior Credit Facilities

RPP Credit Facility

In 2000, RPP Inc., RPP, Resolution Performance Products Capital Corporation (“RPP CC”) and Resolution Nederland B.V., “Other RPP Borrowers” entered into a $600 credit agreement (“the RPP Credit Agreement”) with a syndicate of financial institutions. The RPP Credit Agreement provides for a six-year $75 revolving credit facility, the euro equivalent of which is also available, to be used for, among other things, working capital and general corporate purposes of RPP and its subsidiaries, including without limitation, certain permitted acquisitions. The revolving credit facility also includes a sub-limit for letters of credit (“LOCs”) in an amount not to exceed $50. At December 31, 2004, RPP had $28 of outstanding borrowings under the revolving credit facility and $2 in outstanding LOCs. At December 31, 2004, RPP had additional borrowing capacity under the RPP Credit Agreement of $45.

In January 2005, RPP entered into a new credit agreement to refinance the credit agreement that was in existence at December 31, 2004. See Note 7 of the Combined Financial Statements for more information on the new credit agreement.

RSM Credit Facility

In 2004, RSM and one of its subsidiaries entered into a $155 credit agreement (“RSM Credit Agreement”) with a syndicate of financial institutions. The RSM Credit Agreement provides for term loans (“Term Loans”) totaling $125 and revolving facility loans and LOCs (“Revolving Facility Loans”) of up to $30, subject to certain restrictions.

The Revolving Facility Loans provide for a five-year $30 revolving credit facility due August 2, 2009 to be used for working capital, general corporate purposes and acquisitions. Borrowings under the Revolving Facility Loans are subject to a maximum permitted amount based on a formula for interest rate determination purposes, loans under the RSM Credit Agreement are defined as either ABR (alternative base rate) Loans or Eurocurrency Loans and are tied to the prime rate, Base CD rate or Federal Funds Rate for ABR Loans or adjusted LIBOR for Eurocurrency Loans. Incremental interest rates ranging from 1.75% to 3.00% are applied to these interest rates based on the type of loan, currency, time period and RSM’s consolidated leverage ratio. Commitment fees under the Revolving Facility Loans are payable quarterly at an annual rate of 0.5% on the available unused commitment. LOCs are subject to participation, fronting and issuing bank fees. As of December 31, 2004, RSM had $1 in outstanding in LOCs, none of which had been drawn against.

RSM borrowed the full amount of the $125 under the Term Loans to partially fund the acquisition and for working capital and other corporate purposes. The Term Loans are payable in quarterly principal installments through June 30, 2010, with a balloon payment of $118 on the term facility maturity date of August 2, 2010.

The RSM Credit Agreement contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures, and the maintenance of certain financial ratios. Payment of borrowings under the RSM Credit Agreement may be accelerated in the event of a default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control.

RSM’s obligations under the RSM Credit Agreement are guaranteed, on a joint and several basis, by RSM and each of RSM’s domestic subsidiaries. The RSM Credit Agreement is secured by substantially all current and future assets of RSM, including a pledge of the equity in its domestic subsidiaries and 65% of the equity of its ‘first tier’ foreign subsidiaries, totaling $394.

Borden Chemical Credit Facility

Borden Chemical entered into a three-year asset based revolving credit facility in the third quarter of 2002 (the “Borden Chemical Credit Facility”), which provides for a maximum borrowing of $175, including LOCs. Borden Chemical amended the Borden Chemical Credit Facility (the “Amended Borden Chemical Credit Facility”) on August 12, 2004 as part of the Borden Transaction. The Amended Borden Chemical Credit Facility is a five-year asset based revolving credit facility with the same borrowing capacity as the Borden Chemical Credit Facility.

The Amended Borden Chemical Credit Facility is secured with inventory and accounts receivable in the U.S., Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain subsidiaries. At December 31, 2004, the net book value of the collateral securing the Amended Borden Chemical Credit Facility, excluding the stock of foreign subsidiaries, was approximately $266. Maximum borrowing allowable under the Amended Borden Chemical Credit Facility is calculated monthly (quarterly, if availability is greater than $100) and is based upon specific percentages of eligible accounts receivable, inventory and fixed assets. The Amended Borden Chemical Credit Facility contains restrictions on dividends, capital expenditures ($38 from August 12, 2004 to December 31, 2004; $75 in 2005) and payment of management fees ($3 per year or 2% of Segment EBITDA). It also includes a minimum trailing twelve-month fixed charge coverage ratio of 1.1 to 1.0 if aggregate availability is less than $50. The trailing twelve-month fixed charge coverage ratio requirement does not apply when aggregate availability exceeds $50. At December 31, 2004, the maximum borrowing allowable under the Amended Borden Chemical Credit Facility was approximately $175, of which approximately $128, after outstanding LOCs and other draws, was unused and available. As a result, Borden Chemical has no fixed charge coverage ratio requirements at the end of 2004.

Under the terms of the Amended Borden Chemical Credit Facility, Borden Chemical has the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. Borden Chemical must designate which option it chooses at the time of the borrowing. Currently, the applicable margin for any prime rate borrowing is 50 basis points and for any LIBOR borrowing is 200 basis points. For LOCs issued under the Amended Borden Chemical Credit Facility, Borden Chemical pays a per annum fee equal to the LIBOR applicable margin, or 2.00%, plus a fronting fee of 0.125%. In addition, Borden Chemical pays a 0.375% per annum fee on the amount of the revolving loan commitment less any borrowings or outstanding LOCs. Borden Chemical incurred commitment fees of $0.2 in the period from August 12, 2004 to December 31, 2004, related to the Amended Borden Chemical Credit Facility.

Borden Chemical’s Australian subsidiary entered into a five-year secured credit facility in the fourth quarter of 2003 (the “Australian Facility”), which provides for a maximum borrowing of AUD$20, or approximately $16. At December 31, 2004, outstanding debt under this facility was $11, of which $7 is classified as long-term. In addition, there was approximately $3 of short-term debt under the facility. The Australian Facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 and is secured by liens against substantially all of the assets of the Australian business including the stock of the Australian subsidiaries. At December 31, 2004, the net book value of the collateral securing the Australian Facility was approximately $30.

In addition, Borden Chemical pledged the stock of the Australian subsidiaries as collateral for borrowing under the Australian Facility. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. At December 31, 2004, $8 was outstanding under the fixed rate facility at an interest rate of 6.4%. The Australian Facility contains restrictions relative to the Australian businesses on dividends, the sale of assets and additional borrowings. The Australian Facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian Facility requires minimum quarterly principal reductions totaling AUD$0.5 (approximately $0.4). The Australian Facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. At December 31, 2004, the maximum borrowing allowable under the Australian Facility was AUD$18 (approximately $14), of which about AUD$4 (approximately $3), after outstanding LOCs and other draws, was unused and available.

Additional international credit facilities provide availability totaling approximately $26. Of this amount, approximately $12 (net of $4 of borrowings, LOCs and other guarantees of approximately $5 and $5 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2004. These credit facilities have various expiration dates ranging from 2006 through 2008. Of the total $4 of outstanding debt, $1 was classified as long-term. While these facilities are primarily unsecured, portions of the lines are secured by equipment. At December 31, 2004, the net book value of collateral securing a portion of these facilities was approximately $1. Borden Chemical guarantees up to $7 of the debt of one of its Brazilian subsidiaries, included in these facilities.

HAI entered into a three-year asset based revolving credit facility in 2004, which provides for a maximum borrowing of $15 (the “HAI Facility”). Maximum borrowing allowable under the HAI Facility is based upon specific percentages of eligible accounts receivable and inventory and is secured with inventory, accounts receivable and property and equipment of HAI. At December 31, 2004, the net book value of collateral securing the HAI Facility was approximately $34. The HAI Facility provides up to $2 for LOCs. The HAI Facility contains restrictions relative to HAI on dividends, affiliate transactions, minimum availability ($2), additional debt and capital expenditures ($2 in 2005). In addition, HAI is required to maintain a minimum trailing twelve-month debt coverage ratio of 1.5 to 1.0 and a monthly debt to tangible capital ratio of less than 2.5 to 1.0. At December 31, 2004, borrowing allowable under the HAI Facility was approximately $14, of which approximately $12 was unused and available, after the minimum availability requirement.

At December 31, 2004 and 2003, we were in compliance with the covenants and restrictions in all credit facilities, with the exception of the RSM credit facility, for which we have received a waiver.

Senior Secured Notes

In 2003, RPP and RPP CC issued $200 aggregate principal amount of 9 1/2% Senior Second Secured Notes due 2010 in private offerings then converted them to public offerings. The $200 of 9 1/2% Senior Second Secured Notes are senior secured obligations ranking equal in right of payment to all of RPP’s existing and future senior debt and senior in right of payment with all existing and future subordinated indebtedness. The 9 1/2% Senior Second Secured Notes are secured by a second priority lien, subject to permitted liens, on all of domestic assets (subject to certain exceptions) that secure obligations under the RPP Credit Agreement and a portion of the capital stock of direct and indirect domestic subsidiaries and direct foreign subsidiaries. Interest is payable semi-annually in cash on April 15 and October 15, beginning October 15, 2003. The proceeds from the offering were used to repay borrowings and for general corporate purposes, including working capital. The 9 1/2% Senior Second Secured Notes mature on April 15, 2010 and may be redeemed in whole at any time or in part from time to time, on and after April 15, 2006, at the specified redemption prices set forth under the related indenture.

In 2003, RPP and RPP CC issued $140 aggregate principal amount of 8% Senior Secured Notes due 2009 in private offerings. The $140 of 8% Senior Second Secured Notes are senior secured obligations ranking equal in right of payment to all of RPP’s existing and future senior debt and senior in right of payment with all existing and future subordinated indebtedness. The 8% Senior Second Secured Notes are secured with the same collateral as the 9 1/2% notes. By virtue of lien priority, the 8% notes are effectively senior to the 9 1/2% notes. Interest is payable semi-annually in cash on December 15 and June 15, beginning June 15, 2004. The proceeds from the offering were used to repay borrowings and for general corporate purposes, including working capital. The 8% Senior Second Secured Notes mature on December 15, 2009 and may be redeemed in whole at any time or in part from time to time, on and after December 15, 2006, at the specified redemption prices set forth under the related indenture.

As discussed in Note 3 of the Combined Financial Statements, in conjunction with the Borden Chemical Transaction, Borden Chemical formed two wholly owned finance subsidiaries that borrowed a total of $475 through a private debt offering. Of the debt, $325 is second-priority senior secured notes due 2014 (the “Fixed Rate Notes”), which bear an interest rate of 9%. The remaining $150 of debt is second-priority senior secured floating rate notes due 2010 (the “Floating Rate Notes”). On February 14, 2005, Borden Chemical filed a registration statement with respect to this private debt.

Interest on the Floating Rate Notes will be paid each January 15, April 15, July 15 and October 15. Interest on the Floating Rate Notes accrues at an annual rate, reset quarterly, equal to LIBOR plus 475 basis points. At December 31, 2004, the interest rate on the Floating Rate Notes was 6.82%. The notes mature July 15, 2010. These notes may be redeemed at any time on or after July 15, 2006 at the applicable redemption price set forth in the indenture for the notes. In addition, up to 35% of these notes may be redeemed prior to July 15, 2006 with cash proceeds from certain equity offerings at the applicable redemption price set forth in the indenture for the notes. Prior to July 15, 2009, the Floating Rate Notes may be redeemed at a price equal to 100% of the principal amount plus accrued interest plus the “make-whole” premium as defined in the indenture for the notes. The Floating Rate Notes may also be redeemed upon certain changes in tax laws or upon a change in control. There is no sinking fund for the Floating Rate Notes.

Interest on the Fixed Rate Notes will be paid each January 15 and July 15. The notes mature July 15, 2014. These notes may be redeemed at any time on or after July 15, 2009 at the applicable redemption price set forth in the indenture for the notes. In addition, up to 35% of these notes may be redeemed prior to July 15, 2007 with cash proceeds from certain equity offerings at the applicable redemption price set forth in the indenture for the notes. Prior to July 15, 2009, the Fixed Rate Notes may be redeemed at a price equal to 100% of the principal amount plus accrued interest plus the “make-whole” premium as defined in the indenture for the notes. The Fixed Rate Notes may also be redeemed upon certain changes in tax laws or upon a change in control. There is no sinking fund for the Fixed Rate Notes.

Debentures

In 2000, $328 aggregate principal amount of 13 1/2% Senior Subordinated Notes due 2010 were issued in private offerings by RPP and RPP CC. These notes were subsequently exchanged with public offerings. The $328 of 13 1/2% Senior Subordinated Notes are senior subordinated unsecured obligations ranking junior in right of payment to all of existing and future senior debt and all liabilities of subsidiaries that do not guarantee the notes. The proceeds from the issuance of $200 of the 13 1/2% Senior Subordinated Notes in November 2000 were used to finance in part the recapitalization and related transaction costs and expenses. Interest on the 13 1/2% Senior Subordinated Notes is payable semi-annually in cash on each May 15 and November 15. The 13 1/2% Senior Subordinated Notes mature on November 15, 2010 and may be redeemed in whole at any time or in part from time to time, on and after November 15, 2005, at the specified redemption prices set forth under the related indenture.

As discussed in Note 3 of the Combined Financial Statements, in connection with the RSM Transaction, RSM executed a Senior Subordinated Note Purchase Agreement (“Seller Note Financing”) with Eastman on August 2, 2004, which provided for the sale of $50 aggregate principal amount of Senior Subordinated Notes of RSM to Eastman due and payable in 2011. Such notes were delivered to Eastman as partial consideration of the

RSM Transaction. Interest is payable at a base rate equal to the seven year Treasury plus additional basis points ranging from 350 to 550, payable semi-annually on February 1 and August 1. The Seller Note Financing provides for payments-in-kind, whereby RSM may pay interest in either dollars or Notes until the third anniversary. The Seller Note Financing is subordinate to the Credit Agreement, and contains restrictive covenants which could trigger acceleration of repayment in the event of default absent a waiver. Such restrictive covenants include, among other provisions, restrictions on payments and distributions, mergers and acquisitions and transactions with affiliates.

The 9 1/5% debentures due in 2021, the 7 7/8% debentures due in 2023 and the 8 3/8% sinking fund debentures due in 2016 were outstanding prior to the Borden Transaction.

Other Borrowings

In addition, the Company finances certain insurance premiums. Short-term borrowings under this arrangement include $6 at December 31, 2004 and $8 at December 31, 2003.

The $34 Parish of Ascension Industrial Revenue Bonds (IRBs) are related to the purchase, construction and installation of air and water pollution control facilities that are no longer owned by Borden Chemical. The tax-exempt status of the IRBs is based upon their being no change in the use of the facilities, as defined by the Internal Revenue Code. Borden Chemical continues to monitor the use of the facilities by the current owner. If a change in use were to occur, Borden Chemical could be required to take remedial action, including redeeming all of the bonds.

As discussed in Note 3 to the Combined Financial Statements, on October 6, 2004, we entered into an agreement to acquire Bakelite Aktiengesellschaft (“Bakelite”). We intend to finance this acquisition through a combination of new debt securities and cash. We believe we will continue to have adequate cash available from operations and our Amended Borden Chemical Credit Facility subsequent to the completion of this acquisition despite the additional debt to be incurred.

Capital Expenditures

We plan to spend approximately $120 on capital expenditures in 2005 and approximately $110 annually thereafter, including capital expenditures of Bakelite. Of the $110 anticipated future capital expenditures, we expect approximately $65 will be used for maintenance projects and approximately $45 for plans to continue increasing plant production capacity as necessary to meet demand and ROI projects. We plan to fund capital expenditures through operations and, if necessary, through available lines of credit.

Contractual Obligations

The following table summarizes our contractual cash obligations at December 31, 2004 and the effect we expect these obligations to have on our future cash requirements. Also, presented below are our contractual cash obligations as adjusted for the Transactions (“Pro Forma Contractual Obligations”). Our actual contractual cash obligations consist of legal commitments at December 31, 2004, requiring us to make fixed or determinable cash payments, regardless of the contractual requirements of the vendor to provide future goods or services. This table does not include information on our recurring purchases of materials for use in production, as our raw materials purchase contracts do not meet this definition because they do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless such cancellation would result in major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included.

Our Pro Forma Contractual Obligations give effect to the Transactions (excluding the Bakelite Transaction). We will also issue $400 in new term loans and $350 in preferred stock and subsequently redeem such preferred stock as part of the offering. In addition to the obligations described below, as part of the Bakelite Transaction, we will issue $250 in second-priority senior secured notes or bridge loans in order to acquire Bakelite.

	Payments Due By Year As Adjusted For the Transactions
Contractual Obligations As Adjusted For the Transactions	2005	2006	2007	2008	2009	2010 and beyond	Total
Long-term debt, including current maturities (a)	$20	$7	$7	$9	$4	$2,012	$2,059
Operating leases	24	20	17	15	10	36	122
Unconditional purchase obligations (b)	236	198	195	164	339	—	1,132
Interest expense on fixed rate debt (c)	155	144	144	160	159	660	1,422
Capital lease obligations	1	1	1	—	—	1	4

Total	$436	$370	$364	$348	$512	$2,709	$4,739

(a)	Amounts include additional financing of $400 term loan and refinancing of the $28 outstanding revolving credit facility balance, the $125 term loan balance and the $50 seller notes balance under the new senior secured credit facilities, and $16 of purchase price adjustments.
(b)	Unconditional purchase obligations are comprised of the fixed or minimum amounts of goods and/or services under long-term contracts and assumes that certain contracts are terminated in accordance with their terms after giving the requisite notice which is generally two to three years for most of these contracts; however, under certain circumstances, some of these minimum commitment term periods could be further reduced which would significantly decrease these contractual obligations. This table excludes payments relating to income tax, pension and OPEB benefits and environmental obligations due to the fact that, at this time, we cannot determine either the timing or the amounts of payments for all periods beyond 2004 for certain of these liabilities. See Notes 9, 10, 11 and 14 to the Combined Financial Statements and the following discussions on our environmental, pension, OPEB and income tax liabilities, respectively, for more information on these obligations. Our capital lease obligations are not material.
(c)	This table excludes interest expense for debt instruments with variable interest rates, which includes a portion of the notes. For the year ended December 31, 2004, this expense was approximately $9. Series A Preferred Stock accretion of $10 has been included in the 2005 amount. This table does not reflect the redemption of $350 of Series A Preferred Stock which we anticipate will be redeemed with proceeds from the offering.

Borden Chemical has updated its projected pension plan contributions as reported in the Borden Chemical Form 10-K dated December 31, 2004. Our current projections for future contributions for the Borden Chemical plans range from approximately $7 to $22, with a total funding requirement for the five years ended in 2009 of $60. The assumptions used by Borden Chemical’s actuaries in calculating these projections included an 8% annual return on assets for the years 2005–2009 and the continuation of current law and plan provisions.

Based on current regulations, our total minimum funding requirement for the five years ending in 2009 for Borden’s international funded pension plans will be approximately $3. RPP plans to make a $12 contribution to its Netherlands pension plan in 2005. These amounts do not include benefit payments to be made under unfunded plans, such as the plans maintained by Bakelite.

Our projected future plan benefit payments for our postretirement plans range from approximately $2 to $3, with total benefit payments for the five years ended in 2009 of approximately $11 and $6 for the years ended 2010 and beyond.

We estimate we will pay cash taxes totaling approximately $26 in 2005 for state, local and international liabilities.

We expect other environmental expenditures for 2005 – 2009 to total approximately $20 annually.

In 2003, Borden Chemical amended its medical benefit plan such that, as a result, the postretirement medical benefits were reduced by approximately $88. Borden Chemical’s unrecognized prior service cost was adjusted for the impact of the amendment, and the adjustment is being amortized over the estimated remaining years of service of approximately nine years (2003 – 2012). In 2004, Borden Chemical again amended its retiree medical benefit plan to reduce subsidies to retirees effective January 1, 2005, and eliminate remaining subsidies effective January 1, 2006, except in certain cases where contractual obligations exist. As a result of this amendment, Borden Chemical’s liability related to providing postretirement medical benefits was further reduced by $8 in 2004. Borden Chemical’s unrecognized prior service cost has been adjusted to reflect this amendment. The primary benefit from these amendments was a reduction of future annual cash outlays related to post-employment benefits by approximately $12 annually, as compared to the cash outlays anticipated under the pre-amended retiree medical benefit plan.

We expect to have adequate liquidity to fund working capital requirements, contractual obligations and capital expenditures over the remainder of the term of our credit facilities with cash received from operations and amounts available under credit facilities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Covenant Compliance

Adjusted EBITDA is used to determine our compliance with certain covenants such as those with respect to our incurrence of debt and ability to make future acquisitions. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized or expected future cost savings directly related to prior acquisitions and the Combinations. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants. As of December 31, 2004, we were in compliance with all financial covenants contained in the indentures governing the notes.

Reconciliation of Pro Forma Net Loss to Pro Forma Adjusted EBITDA

		2004
Pro forma net loss		$(353)
Pro forma interest expense, net		186
Pro forma income tax expense		138
Pro forma depreciation and amortization		116

Pro Forma EBITDA		87
Transaction costs and impairments (1)		131
Unusual items (2)		87
Effect of acquisitions (3)		59
Synergies from Current Transactions (4)		82

Pro Forma Adjusted EBITDA		$446

(1) Transaction costs (a)	$65
Non-cash impairments of fixed assets, goodwill and intangible assets	66

	$131

(a)	Amount represents transaction costs related to the Borden Transaction and certain expenses related to terminated acquisition activities.

(2)	Unusual items that do not relate to the core operations of Hexion are further detailed on the following table:

Pro Forma Year Ended December 31, 2004
(unaudited)
(dollars in millions)
Legacy legal costs (a)	$11
Legacy corporate expenses, net (b)	30
Plant closure and employee costs (c)	11
Business realignment expenses (d)	29
Business interruption (e)	3
Other (f)	3

Unusual items	$87

(a)	Legacy legal costs relate to legal proceedings primarily involving divested businesses of Borden Chemical.

(b)	Corporate allocations of $38 and transition service fees of $4 charged to RSM by its former parent, in excess of estimated incremental costs to replace such services of $12.

(c)	Plant closure and non-recurring severance and other one time benefits paid to employees.

(d)	Business realignment expenditures included in EBITDA for Hexion relate to the excess of historical costs over current business staffing levels, contractual commitments and current plant footprint and are comprised of:

Employee related costs	$17
Non-employee related costs	12

$29

Employee related costs of $17 are comprised of (i) historical salaries and benefits of employees terminated in 2004 at RSM and Borden Chemical and (ii) the excess cost of employee benefit programs prior to the revision of such plans in 2004 at RSM and Borden Chemical.

Non-employee related costs of $12 are comprised of (i) costs of $3 related to closed sites included in the RSM predecessor financial statements which were not acquired by RSM and (ii) the excess of distribution expense of $9 of RSM reduced in 2004 at the time of the RSM Transaction as a result of new agreements with vendors.

(e)	Incremental expenses incurred as a result of a mechanical failure at a Brazilian formaldehyde plant. The company expects to be reimbursed for this amount under its insurance policies in 2005.

(f)	Various unusual or non-recurring items, primarily the (gain) loss on the sale of assets, other one-time costs relating to the transactions and one-time system implementation costs related to the RSM carve out.

(3)	Represents the full year EBITDA impact of a specialty coatings product line in the versatics market, acquired in November 2004 by RSM.

(4)	Represents $82 in estimated annual net cost synergies resulting from the Current Transactions. We expect that these synergies will be implemented within 18 months of the consummation of the Current Transactions. We expect to incur a one-time cost of $50 during the next two years in connection with implementing these synergies. These estimated synergies include cost savings from rationalization of manufacturing facilities, removal of duplicative corporate and administrative functions, alignment of benefit plans and raw material purchasing initiatives. The estimated synergies by category are as follows:

Rationalization of manufacturing facilities	$23
Overhead synergies	27
Raw material savings	32

$82

Quantitative and Qualitative Disclosures About Market Risk

Risk Management. We use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk. We also use raw material purchasing contracts and pricing contracts with customers to mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

Foreign Exchange Risk. Our international operations accounted for approximately 49% of our sales in 2004 and 55% in 2003. As a result, we have exposure to foreign exchange risk on transactions potentially denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. In all cases, the functional currency is the business unit’s local currency.

It is our policy to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging firmly committed foreign currency transactions wherever economically feasible. Our use of forward and option contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results or other foreign currency net asset or liability positions. The counter-parties to our forward contracts are financial institutions with investment grade credit ratings.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, reducing the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, reducing the potential impact of foreign currency exchange rate fluctuations. With other factors being equal, such as the performance of individual foreign economies, an average 10% foreign exchange increase or decrease in any one country would not materially impact our operating results or cash flow. However, an average 10% foreign exchange increase or decrease in all countries may materially impact our operating results.

As required by current accounting standards, our Combined Statements of Operations includes any gains and losses arising from forward and option contracts. The Company’s net gain from all contracts was approximately $1 in 2004.

The following table summarizes forward currency, option and commodity contracts outstanding as of December 31, 2004.

	2004
	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Gain (Loss)
Foreign Exchange:
Currency to sell for U.S. Dollars
Canadian Dollars—Put options purchased	183	1.3200	36	$—
Canadian Dollars—Call options sold	183	1.2300	36	(2)
Currency to sell for CDN Dollars
British Pound—Forward currency contracts	31	2.3255	42	1
Currency to sell for Euros
U.S. Dollars—Deal contingent forward (a)	90	1.3430	235	2

Commodity Future Contracts:
Natural gas futures			3	$—

(a)	Deal contingent forward contract (pending Bakelite Acquisition).

Interest Rate Risk. The interest rates on most of our debt agreements are fixed. A 10% increase or decrease in the interest rates of the variable debt agreements would be immaterial to our net income. The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2003 and 2004. All other debt fair values are determined from quoted market interest rates at December 31, 2003 and 2004.

Following is a summary of our outstanding debt as of December 31, 2003 and 2004 (see Note 7 to the Combined Financial Statements for additional information on our debt):

	2003			2004
Year	Debt	Weighted Average Interest Rate	Fair Value	Debt	Weighted Average Interest Rate	Fair Value
2004	$8	11.0%	$8
2005	1	11.1%	1	$17	9.1%	$17
2006	1	11.1%	1	4	9.1%	4
2007	1	11.1%	1	4	9.1%	4
2008	1	11.1%	1	5	9.1%	5
2009	1	11.1%	1	175	9.1%	187
2010 and beyond	670	11.1%	627	1,645	9.2%	1,683

	$683		$640	$1,850		$1,900

We do not use derivative financial instruments in our investment portfolios. We place any cash equivalent investments in instruments that meet the credit quality standards established within our investment policies, which also limit the exposure to any one issue. At December 31, 2004, we had $72 invested, at average rates of 2%, primarily in a prime money market account, a guaranteed investment certificate and time deposits with maturity periods of 30 days or less. At December 31, 2003, we had no material investments in cash equivalent instruments. Due to the short maturity of our cash equivalents, the carrying value on these investments approximates fair value and our interest rate risk is not significant. A 10% increase or decrease in interest returns on invested cash would not have a material effect on our net income and cash flows at December 31, 2003 and 2004.

Commodity Risk. We are exposed to price risks associated with raw material purchases, most significantly with methanol, phenol and urea. For our commodity raw materials, we have purchase contracts, with periodic price adjustment provisions. In 2004, our suppliers were committed under these contracts to provide 100% of our estimated methanol requirements. Commitments with our phenol and urea suppliers provide up to 100% of our estimated requirements and also provide the flexibility to purchase a certain percentage of our needs in the spot market, when favorable to us. We expect these arrangements for raw materials to continue throughout 2005. Our commodity risk also is moderated through our selected use of customer contracts with selling price provisions that are indexed to publicly available indices for these commodity raw materials. Our Board of Directors approves all commodity futures contracts that we enter based on delegations of authority.

RPP entered into contractual agreements with Shell and other third parties for the purchase of feedstocks. The terms of the agreements vary from three to ten years, extendable at RPP’s request and cancelable by either party as provided for in the respective agreements. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. RPP relies on long-term supply agreements with Shell and other key suppliers for most of their raw material supply. The loss of a key source of supply or a delay in shipments could have an adverse effect on business. Should any of RPP’s suppliers fail to deliver or should any of the key long-term supply contracts be canceled, RPP would be forced to purchase raw materials in the open market, and no assurances can be given that RPP would be able to make these purchases or make them at prices that would allow RPP to remain competitive. Some raw materials are provided by one supplier and RPP could incur significant time and expense if RPP had to replace the supplier. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier. If RPP were unable to receive these feedstocks through these pipeline arrangements, RPP may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

RSM and Eastman have entered into five supply agreements relating to approximately 75 raw materials, which are currently produced by Eastman and consumed by the business. Total annual purchases of these products are approximately $30. RSM believes that these are arm’s length contracts with terms generally available in the market. Substantially all of these products are commercially available from other suppliers. The length of the contracts vary from 3 months to 5 years, are generally market-based pricing, and contain various provisions for competitive release by RSM.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. In order to control our costs for natural gas, we hedge a portion of our natural gas purchases for all of North America by entering into futures contracts for natural gas. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. During 2003, we entered into futures contracts for natural gas usage through June 2004, and in 2004 we entered into additional futures contracts through December 2005. Our commitments settled under these contracts totaled $2 in 2004. At December 31, 2004, we had future commitments under these contracts of $4. We recognize gains and losses on commodity futures contracts each month as gas is used. Our future commitments are marked to market on a quarterly basis. We recorded losses of less than a million at December 31, 2004, related to future commitments under our natural gas futures contracts.

Other Matters. Our operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including, but not limited to, combustion, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. These potential hazards could cause personal injury or loss of life, severe damage to or destruction of property and equipment and environmental damage and could result in suspension of our operations and the imposition of civil or criminal penalties. We have significant operational management systems, preventive procedures and protective safeguards to minimize the risk of an incident and to ensure the safe continuous operation of our facilities. In addition, we maintain property, business interruption and casualty insurance that we believe is in accordance with customary industry practices, but we are not fully insured against all potential hazards incidental to our business.

Due to the nature of our business and the current litigious climate, product liability litigation, including class action lawsuits claiming liability for death, injury or property damage caused by our products, or by other manufacturers’ products that include our components, is inherent to our business but historically has been immaterial. However, our current product liability claims, and any future lawsuits, could result in damage awards against us, which in turn could encourage additional litigation.

Recently Issued Accounting Standards

In May 2004, the Financial Accounting Standards Board, or FASB, issued Staff Position SFAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This Position provides guidance on the accounting, disclosure, effective date, and transition requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FASB Staff Position SFAS 106-2 is effective for interim or annual periods beginning after June 15, 2004. The Company did not experience a material impact from this statement on its financial condition or results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standard, or SFAS, No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin, or ARB, No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. We are currently evaluating the impact that this statement will have on our financial condition and results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements of the non-public companies issued for the first annual reporting period beginning after December 15, 2005, with early adoption encouraged. The Securities and Exchange Commission announced the adoption of a new rule that amends the compliance dates for Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement No. 123R). The Commission’s new rule allows companies to implement Statement No. 123R at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 15, 2005. The Company intends to adopt Statement No. 123R as of January 1, 2005 on a prospective basis and is currently evaluating the impact that this statement will have on its financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued two FASB Staff Positions, or FSP, that provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 that was signed into law on October 22, 2004. FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, states that the manufacturers’ deduction provided for under this legislation should be accounted for as a special deduction instead of a tax rate change. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, allows a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109, “Accounting for Income Taxes”. These FSPs may affect how a company accounts for deferred income taxes. These FSPs are effective upon issuance. The Company does not expect a material impact from these FSPs on its financial condition and results of operations.

BUSINESS

Overview

We are the world’s largest producer of thermosetting resins (i.e., “thermosets”). Thermosets are a critical ingredient for virtually all paints, coatings, glues and other adhesives produced for consumer or industrial uses. We are focused on providing a broad array of thermosets and associated technologies, with leading market positions in all key markets served. Our breadth of related products provides us with significant advantages across our operations, technology and commercial service organizations, while our scale provides us with significant efficiencies in our fixed and variable cost structure allowing us to compete effectively throughout the value chain. Our value-added, technical service-oriented business model enables us to effectively participate in high-end specialty markets, while our scale enables us to extract value from higher volume applications.

Thermosets are developed to meet the performance characteristics required for each specific end use product. The type of thermoset used and how it is formulated, applied and cured determine the key attributes such as durability, gloss, heat resistance, adhesion or strength of the final product. Hexion has the broadest range of thermoset resin technologies, with world class research, applications development and technical service capabilities. The global thermoset resins market is approximately $34 billion in annual sales, of which our primary markets represent approximately $19 billion in annual sales.

Our products are used in thousands of applications and are sold into diverse markets, such as forest products, architectural and industrial paints, packaging, consumer products and automotive coatings, as well as higher growth markets, such as composites, UV cured coatings and electrical laminates. We have a history of product innovation and success in introducing new products to new markets. Our thermosets are sold under a variety of well-recognized brand names including Borden® (phenolic and amino resins), Epikote® (epoxy resins), Epikure® (epoxy curatives), Bakelite (phenolic and epoxy resins), Lawter™ (inks) and Cardura® (high-end automotive coatings).

As of December 31, 2004, we have 86 production and distribution sites globally, and produce many of our key products locally in North America, Latin America, Europe and Asia. Through this worldwide network of strategically located production facilities, we serve more than 5,000 customers in 96 countries. We believe our global scale provides us with significant advantages over many of our competitors. In areas where it is advantageous, we are vertically integrated backward into strategic raw materials providing us a low-cost operating structure and security of supply. In other areas, where we can leverage our technical know-how and market presence to capture additional value, we are integrated downstream into product formulations. Our position in certain additives, complementary materials and services further enables us to leverage our core thermoset technologies and provide customers a full suite of product solutions. As a result of our focus on innovation and the high level of technical service that results from our “Total Systems Approach,” we have cultivated long-standing customer relationships. Our global customers include leading companies in their respective industries, such as 3M, BASF, Bayer, DuPont, GE, Halliburton, Honeywell, Owens Corning, PPG Industries, Sumitomo, Sun Chemicals, Valspar and Weyerhaeuser.

As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of RPP and RSM pursuant to which Borden Chemical agreed to combine with RPP and RSM. Borden Chemical, RPP and RSM are each controlled by Apollo. The Combinations are expected to be consummated during the second quarter of 2005. Upon the consummation of the Combinations, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc. and BHI Acquisition LLC, Borden Chemical’s parent, will change its name to Hexion LLC. In 2004, on a pro forma combined basis, (including our pending Bakelite Acquisition), we generated pro forma net sales of $4.1 billion and Adjusted EBITDA (as defined) of $446 million. In 2004, on a pro forma combined basis, (not including our pending Bakelite Acquisition) we generated net sales of $3.4 billion, operating income of $19 million and a net loss of $353 million. In 2004, Bakelite generated net sales of $0.7 billion (unaudited subject to change). In 2004 (including Bakelite unaudited net sales), 51% of our net sales were derived from sales to North America, 32% to Western Europe and 17% to Asia-Pacific, Latin America, Eastern Europe and other emerging markets. We believe the consolidation of these entities will provide us with significant opportunities for growth through global product line management, in addition to opportunities for increasing operational efficiencies, reducing fixed costs, optimizing manufacturing assets and improving the efficiency of capital spending.

Industry

The thermoset resins industry is an approximately $34 billion market in annual sales, according to independent consultants. Thermoset resins include materials such as phenolic resins, epoxy resins, polyester resins, acrylic resins, alkyd resins and urethane resins. Thermoset resins are used for a wide variety of applications due to their superior adhesion and bonding properties, as well as their heat resistance, protective and aesthetic characteristics, compared to other materials. The key markets upon which we focus and in which we have leading market positions are estimated at $19 billion in annual sales. The thermoset resin market has grown at an estimated annual rate of over 4% by volume during the past five years. Certain segments of the thermoset resin industry, including composites and UV resins, are expected to grow at substantially faster rates.

Thermosets are sold into the global coatings, composites and adhesives markets, which have combined annual sales of over $100 billion. Thermoset resins are generally considered specialty chemical products because they are principally sold on the basis of performance, technical support, product innovation and customer service. The principal factors contributing to success in the specialty chemicals market are (i) consistent delivery of high-quality products, (ii) favorable process economics, (iii) the ability to provide value to customers through both product attributes and strong technical service and (iv) a presence in large and growing markets. Hexion is the third largest North American based specialty chemicals company.

Competitive Strengths

We are one of the leading specialty chemical companies in the world based on the following competitive strengths:

World’s Largest Thermoset Resins Producer. We are the world’s largest producer of thermoset resins with leading positions across various end-markets and geographies. Our global scale and breadth of product line provide us with significant advantages over many of our competitors. The following table illustrates our market position by volume in our key product areas, which collectively represent more than 75% of our 2004 net sales (including Bakelite unaudited net sales):

Key Product	Market Position
Forest Product Resins	#1 Globally
Formaldehyde	#1 Globally
Phenolic Resins	#1 Globally
Epoxy Resins	#1 Globally
Foundry Resins	#1 in North America
Oil field Resins	#2 Globally
Composite Resins (epoxy-based)	#1 in Europe, #2 in North America
Molding Compounds	#1 in Europe
Ink Resins	#1 Globally
Alkyd Resins	Co-leader in North America
Versatic Acids and Derivatives	#1 Globally

Unique Selling Proposition. The majority of our customers require solutions that are tailored to their individual production needs and require a high degree of technical service and customized product formulations. Our diverse thermoset product offering allows us to leverage related technologies across geographies, customers and end-markets in order to provide a full suite of product solutions. As a result of our focus on developing innovative products with a high level of technical service and our “Total Systems Approach,” whereby we sell multiple components of a coating or adhesive resin system, we have cultivated stable, longstanding customer relationships. Our top ten customers have been using our products and services for an average of 21 years.

Global Infrastructure. We develop, manufacture and sell our products around the world. We believe our global scope and our selective backward integration give us an advantage compared with many of our smaller competitors. We believe that we are well positioned in higher growth regions and will continue to grow internationally by expanding our product sales to our multi-national customers and by entering new markets. We also have opportunities to increase sales of products by introducing them to new geographies; for example, we plan to introduce several resin products developed for the European market to our customer base in North America. We have a significant presence in the two fastest growing regions in the coating and adhesives industries, with 16 plants currently operating in Asia-Pacific and Latin America.

Low Cost Position. We support our leading global market presence with our strategically located, low cost manufacturing presence. Our low cost position is the result of our 86 production and distribution sites located throughout the world and our selectively integrated supply position in critical intermediate materials. We consume large amounts of our internally produced formaldehyde, BPA and ECH, and our polyester and alkyd businesses share an integrated production platform with each other. This backward integration provides us a significant cost advantage over our competitors, allowing us to eliminate certain finishing steps, reduce logistical costs, ensure reliable long-term supply of critical raw materials and improve our production scheduling and capacity utilization rates. Furthermore, our large market position and scale in each of our key product markets provides us with significant purchasing and manufacturing efficiencies. We are North America’s lowest cost producer of formaldehyde and formaldehyde-based resins. In addition, we operate two of the three largest epoxy resins manufacturing facilities in the world, including the world’s only continuous-flow manufacturing process facility.

Well Positioned in Diverse End-Markets and Higher Growth Sectors. We have a diversified revenue and customer base in a variety of end-markets and geographies. Our products are used in a broad range of applications and are sold into stable markets such as those for forest products, architectural coatings, industrial coatings and automotive coatings, as well as higher growth markets such as composites, UV resins and electrical laminates. We have a strong position in products such as composites which benefit from favorable product substitution demand dynamics as they replace traditional materials (i.e., wood and metal) in aerospace, automotive, recreational and sporting goods applications. In addition, no single customer accounted for more than 3% of our total annual sales in 2004 (including Bakelite unaudited net sales). Our pro forma net sales by end-market for 2004 are illustrated below:

*	Including Bakelite unaudited net sales, subject to change.

Strong Free Cash Flow. We expect to generate strong free cash flow (cash flow from operating activities less anticipated capital expenditures) due to our favorable operating characteristics and the nature of the industry in which we operate. This strength is due in large part to our size and position within the thermoset resins industry, and the industry leading cost structure we have in place. Our products are generally less capital intensive to manufacture than many other products in the chemical industry and, as a result, we have low maintenance capital and working capital requirements. Furthermore, due to our tax assets and other structuring considerations, we expect to have very low cash tax requirements for the foreseeable future. Additionally, we expect to realize in excess of $82 million in annual net cost synergies from the Current Transactions which should further improve free cash flow. We expect that these synergies will be implemented within 18 months of the consummation of the Current Transactions. We expect to incur a one-time cost of $50 million during the next two years in connection with implementing these synergies. We expect that all of these factors will enable us to generate strong free cash flow, which we anticipate will be available to reduce indebtedness or for other strategic purposes.

Strong Management Team. We believe that we have a world-class management team led by Craig O. Morrison, our President and Chief Executive Officer, and William H. Carter, our Chief Financial Officer. Our divisional management teams are comprised of experienced managers from Borden Chemical, RPP, RSM and Bakelite. Marvin O. Schlanger, former Chief Executive Officer of Arco Chemical and RPP, with over 30 years of chemical industry experience, will become Vice Chairman. Our management team has demonstrated expertise in growing our businesses organically, integrating acquisitions and executing on significant cost cutting programs.

Strategy

We are focused on augmenting our growth, as well as increasing shareholder value, return on investment, cash flows and profitability. We believe we can achieve these related goals through the following strategies:

Leverage Our Integrated Platform. As the world leader in thermoset resins, we have an opportunity to provide our customers with a full suite of resins products on a global basis. We believe this provides us the opportunity to become a global, comprehensive solutions provider to our customers rather than simply offering a particular product, selling in a single geography or competing on price. We will also be able to offer a more diverse product line to all of our customers, utilizing the existing product lines of each of our acquired businesses. We believe we have substantial opportunities through global product line management to leverage these capabilities in order to increase our sales volumes and margins. Examples of the opportunity to leverage our integrated platform include:

•	We produce many value-added, innovative products developed by Bakelite for the European market which we plan to introduce to our broader customer base.

•	We expect to expand the sales of our versatic acid coatings product line, which has historically been nearly exclusively a European product, into the Americas by utilizing RSM’s existing coatings sales force.

•	We expect to capitalize on Borden Chemical’s strength in forest product resins by expanding such product offerings into Bakelite’s European markets, including Russia’s wood products market, the largest market in the world.

•	Upon the closing of the Current Transactions, we will be a leading resins supplier to many of the world’s largest coatings companies, allowing us to accelerate new and specialty product development for our customers, thereby further strengthening our relationships and enhancing our ability to retain and grow customers based on attributes other than price.

Develop and Market New Products. We will continue to expand our product offerings through internal innovation, joint research and development initiatives with our customers and research partnership formations. In 2004, on a pro forma basis, we spent approximately $65 million on research and development (including Bakelite on an unaudited basis). We will continue to implement a systematic approach to new product development and have identified promising new technologies that have begun to yield significant results. Examples of new product development and our ability to leverage our technology base include:

•	In 2003, Borden Chemical developed and began marketing XRT®, a family of proppants made for the oil field products end-market, which generated approximately $14 million in net sales in 2004.

•	Both Borden Chemical and RSM have increased their investments in UV light-curable products for the display, ink jet and electronics products markets.

•	Borden Chemical and RPP have increased their investments in specialty epoxidized phenolic products for the electronics market.

•	RPP is developing a family of customized resins tailored for the high-end electrical lamination market. This family of products is expected to generate approximately $8 to $10 million in annual net sales by 2007.

•	In 2004, RSM developed and began conducting customer trials with Archemis, a resin used to formulate quick-dry alkyd paint. These coatings will be targeted for the contractors market where the quick dry properties allow two coats of paint to be applied in one work shift. It is expected to generate approximately $5 to $10 million in annual net sales by 2007.

Expand Our Global Reach In Faster Growing Regions. We will continue to grow internationally by expanding our product sales to our multi-national customers outside of North America and Western Europe, and by entering new international markets. Specifically, we are focused on growing our business in the Asia-Pacific, Eastern Europe and Latin American markets, where the usage of our products is increasing. Furthermore, by combining sales and distribution infrastructures, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts. Some examples of our increased presence in developing regions are as follows:

•	Our twelve plants in Asia-Pacific represent most of our key product lines, give us a critical mass to serve those markets and provide a platform for continued expansion in that region.

•	We have significant operations in Eastern Europe through RSM and Bakelite, and expect to leverage this footprint to increase our business in Russia and Eastern Europe.

•	We have expanded Borden Chemical’s Latin American presence over the past four years, growing its net sales by over 34% from 2001 to 2004, and expect to continue growing in this region.

Increase Margins Through Focus On Operational Excellence. Through the combination of four standalone global resin companies, we believe that there will be opportunities to extract substantial cost savings in the near future. We believe that the Current Transactions will yield in excess of $82 million in annual net cost synergies. We expect that these synergies will be implemented within 18 months of the consummation of the Current Transactions. We expect to incur a one-time cost of $50 million during the next two years in connection with implementing these synergies. Management has specifically identified a number of areas for savings and is actively pursuing key components of this strategy. Primary components are as follows:

•	Manufacturing rationalization and optimization across the entire facility footprint.

•	Reduction of fixed cost structure through the elimination of overhead redundancies.

•	Raw material and other purchasing savings.

•	Streamlined logistics processes.

•	Efficient management of capital spending.

•	Rollout of Borden Chemical’s Six Sigma management approach, and other operational best practices, throughout the organization.

In addition, each of our companies have significant experience in implementing cost reduction and working capital management programs, including ongoing programs at each of the companies.

Pursue Targeted Add-On Acquisitions and Joint Ventures. The global thermoset resin industry is highly fragmented and is comprised of numerous small and mid-sized specialty companies focusing on niche markets, as well as small non-core divisions of large chemical conglomerates. As the largest company focused primarily on the thermoset resins space, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we can consummate a number of these acquisitions at relatively low valuations due to the scalability of our existing global operations. Some examples of these opportunities include:

•	RSM recently acquired a specialty coatings product line in the versatics market.

•	We are currently pursuing several tuck-in acquisitions which, if consummated, should provide Hexion with product line extensions. We expect these acquisitions to be accretive in leveraging Hexion’s manufacturing footprint and existing corporate infrastructure.

•	We are also pursuing various joint ventures to expand our geographic footprint.

Our History

Business Realignment and Corporate Reorganization. We have undertaken numerous plant consolidations and other business realignment initiatives. These initiatives are designed to improve efficiency and to focus resources on our core strengths. The associated business realignment charges consist primarily of employee severance, plant consolidation and related environmental remediation costs and asset impairment expense. Following is a brief overview of our significant business realignment activities since 2001.

In 2001, Borden Chemical completed a significant capital restructuring to eliminate future required annual preferred dividend payments and recorded $126 million of business realignment and impairment charges related primarily to the closures of its melamine crystal business, which we refer to as Melamine, and two forest products plants in the United States, realignment of its workforce organization, reorganization of its corporate headquarters and the discontinuation of a plant construction project. The largest component of the 2001 charge is a $98 million impairment of Melamine fixed assets, goodwill and spare parts. This impairment was the result of Borden Chemical’s strategic decision late in 2001 to sell or close Melamine and to enter into a long-term contractual arrangement with a supplier for its future melamine crystal needs.

In June 2003, we initiated our 2003 realignment designed to reduce operating expenses and increase organizational efficiency. To achieve these goals, we reduced our workforce, streamlined processes, consolidated manufacturing processes and reduced general and administrative expenses.

Acquisitions and Divestitures. The following is a summary of acquisitions and divestitures we made in the past five years.

In 2000, we acquired the formaldehyde and certain other assets from Borden Chemicals and Plastics Operating Limited Partnership, or BCPOLP, which was one of our affiliates, and acquired East Central Wax, a wax emulsions producer for the forest products business.

In 2001, we merged our foundry resins and coatings businesses with similar businesses of Delta-HA, Inc., or Delta, to form HA-International, or HAI, in which, at the time of its formation, we had a 75% economic interest. The Limited Liability Agreement of HAI provides Delta the right to purchase between 3% and 5% (up to a maximum of 25%) of additional economic interest in HAI each year beginning in 2004. Pursuant to this provision, in 2004, Delta purchased an additional 5% interest, thereby reducing our economic interest to 70%. In March 2005, Delta purchased an additional 5% interest, which reduced our economic interest to 65%.

Also in 2001, through a series of transactions with affiliates, Borden Chemical sold its Elmer’s consumer adhesives business for total proceeds of $94 million.

In the fourth quarter of 2003, we acquired Fentak in Australia and Malaysia, a producer of specialty chemical products for engineered wood, laminating and paper impregnation markets. We also acquired the business and technology assets of SEACO, a domestic producer of specialty adhesives. We undertook these tuck-in acquisitions to expand our existing product lines.

On August 12, 2004, Apollo acquired from BW Holdings, LLC all of the outstanding capital stock of Borden Holdings, Inc., our parent, and all of the outstanding capital stock of Borden Chemical not owned by Borden Holdings, Inc. was redeemed. BW Holdings, LLC is an affiliate of KKR, which had controlled Borden Holdings, Inc. and Borden Chemical since 1995.

As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of RPP and RSM pursuant to which Borden Chemical agreed to combine with RPP and RSM. The Combinations are expected to be consummated during the second quarter of 2005. Upon the consummation of the Combinations, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc. and BHI Acquisition LLC, Borden Chemical’s parent, will change its name to Hexion LLC. Immediately upon completion of this offering, Apollo, through Hexion LLC, will hold     % of the outstanding capital stock of Hexion. Completion of the Combinations is subject to customary closing conditions and Borden Chemical, RPP and RSM will continue to operate independently until those conditions are satisfied and the closing occurs. We expect that the completion of the Combinations will occur in the second quarter of 2005.

Products

Upon consummation of the Current Transactions, we will operate in two primary segments: Adhesive & Structural and Coating. Within each major segment we operate is a diverse range of specialty chemical applications. Our primary product lines within the Adhesive & Structural segment include forest products resins, specialty phenolic resins, formaldehyde, epoxy resins, composite resins, phenolic encapsulated substrates and molding compounds. Our primary product lines within the Coating segment include epoxy resins, polyester resins, alkyd resins, acrylic resins, ink resins and versatic acids and derivatives.

Adhesive & Structural Segment

Formaldehyde Based Resins and Intermediates

We are the leading producer of formaldehyde based resins for the forest products industry in North America with a 44% market share by volume and also hold significant positions in Europe, Latin America and Australia. Our products are used in a wide range of applications in the construction, automotive, electronics and steel industries. We are also the world’s largest producer of specialty phenolic resins, which are used in applications that require extreme heat resistance and strength, such as automotive brake pads, foundry materials and oil field applications. In addition, we are the world’s largest producer of formaldehyde, a key building block chemical used in the manufacture of thousands of products. We internally consume approximately half of our formaldehyde production, giving us a significant competitive advantage versus our non-integrated competitors.

Products	Key Applications
Forest Products Resins
Engineered Wood Resins	Softwood and hardwood plywood, OSB, laminated veneer lumber, strand lumber and wood fiber resins such as particleboard and medium density fiberboard

Special Wood Adhesives	Laminated beams, structural and nonstructural fingerjoints, wood composite I-beams, cabinets, doors, windows, furniture, mold and millwork and paper laminations

Wax Emulsions	Sizing agent for composite reinforcement products

Specialty Phenolic Resins
Composites and Electronic Resins	Aircraft components, brakes, ballistic applications, industrial grating, pipe, jet engine components, electrical laminates, computer chip encasement and photolithography

Automotive PF Resins	Acoustical insulation, engine filters, friction materials, interior components, molded electrical parts and assemblies

Products	Key Applications
Construction PF Resins, UF Resins, Ketone Formaldehyde and Melamine Colloid	Decorative laminates, fiberglass insulation, floral foam, lamp cement for light bulbs, molded appliance and electrical parts, molding compounds, sandpaper, fiberglass mat, laminates, coatings, crosslinker for thermoplastic emulsions and specialty wet strength paper

Formaldehyde Applications
Formaldehyde	Herbicides and fungicides, fabric softeners, sulphur scavengers for oil and gas production, urea formaldehyde, melamine formaldehyde, phenol formaldehyde, MDI and other catalysts

Epoxy Resins and Intermediates

We are the world’s largest supplier of epoxy resins. Epoxy resins comprise the fundamental building blocks of many types of materials, such as formulated composite resins and structural adhesives. Epoxy resins are often used in the auto, aerospace and electronics industries due to their unparalleled strength and durability. We also provide the industry with a variety of complementary products such as epoxy modifiers, curing agents, reactive diluents and specialty liquids. We are also a major producer of bisphenol-A (BPA) and epichlorohydrin (ECH), key precursors in the manufacture of epoxy resins. We internally consume the majority of our BPA and virtually all of our ECH, giving us a significant competitive advantage versus our non-integrated competitors.

Products	Key Applications
Composites	Automotive (structural interior), sports (ski, snowboard), boat construction, aerospace, wind energy and industrial applications

Civil Engineering	Bridge and canal construction, concrete enhancement and corrosion protection

Electrical Casting	Generators and bushings, transformers, medium-and high-voltage switch gear components, post insulators, capacitors and automotive ignition coils

Adhesives	Automotive: hem flange adhesives and panel reinforcement in car components

Construction: ceramic tiles, chemical dowels and marble

Aerospace: metal and composite laminates

Electronics: chip adhesives, solder masks and electronic inks

Electrical Laminates	Industrial laminates: unclad sheets, tube and molding, impregnation of paper, cotton and glass filament and printed circuit boards

Composite Resins

We are a leading producer of resins used in composites. Composites are a fast growing class of materials which are used in a wide variety of applications ranging from airframes to golf clubs. We supply epoxy resins to fabricators in the aerospace, sporting goods and pipe markets with a 44% market share in each of the United States and Europe. We leverage our leadership position in epoxy resins, along with our technology and service expertise, to selectively forward integrate into custom formulations for specialty composites, such as turbine blades used in the wind energy market. In addition to epoxy, we manufacture resins from unsaturated polyester (UPR), which are generally combined with fiberglass to produce cost-effective finished structural parts for applications ranging from boat hulls to recreational vehicles to bathroom fixtures.

Products	Key Applications
Reinforced-Epoxy unsaturated polyester and vinyl ester resins	Marine, transportation, construction, consumer products, recreational vehicles, spas, bath and shower surrounds

Non-reinforced-unsaturated polyester and vinyl ester resins	Cultured marble, construction, gel coat and surface coating and automotive putty

Phenolic Encapsulated Substrates

We are a leading producer of phenolic encapsulated sand and ceramic substrates used in oil field services and foundry applications. Our highly specialized compounds are designed to perform under the extreme conditions, such as intense heat, high-stress and corrosive environments, that characterize the oil and gas drilling and foundry industries. In the oil field services industry we had a 45% global market share in resin encapsulated proppants, which are used to enhance oil and gas recovery rates and extend well life. We are also the leading producer by volume of foundry resins in North America with a 44% market share. Our foundry resin systems are used by major automotive and industrial companies for precision casting of engine blocks, transmissions, brake and drive train components. In addition to encapsulated substrates, our foundry resins business provides phenolic resin systems and ancillary products used to produce finished metal castings.

Products	Key Applications
Oil field Service Applications
XRT® Resin Systems	Patent pending resin technology for extreme flowback and fracture conductivity conditions for ceramics, bauxite and premium sands

Curable Resin-Coated Sand, AcFrac® SB Excel, Black Plus CR 4000	Systems that increase strength and control proppant flowback on medium grand sand systems

Precured Resin-Coated Sand PR 6000	System to gently enhance crush resistance and high flow capacities with all grades of sand proppants

Foundry Applications
Refractory Coatings	General purpose products for ferrous and nonferrous applications

Resins-SigmaCure®, SigmaSet®, Super Set®, ALpHASET®, BETASET® and Plastiflake®	A comprehensive selection of synthetic resins for bonding sand cores and molds in a variety of applications including phenolic urethane cold box resins, phenolic urethane nobake resins, furan and phenolic acid curing resins, ester cured phenolic nobake resins, methyl formate cured phenolic cold box resins and phenolic resins for shell process

Molding Compounds

We are the leading producer of molding compounds in Europe, with an estimated market share of 69%. We formulate and produce a wide range of phenolic, polyester and epoxy compounds used to manufacture components requiring heat stability, electrical insulation, fire resistance and durability. Applications range from automotive underhood components to appliance knobs and cookware handles.

Products	Key Applications
Phenolic, Epoxy, Vinylester	Automotive ashtrays and under hood components, heat resistant knobs and bases, switches and breaker components and pot handles

Products	Key Applications
Long Fiber Reinforced MC	High load, dimensionally stable automotive underhood parts and commutators

PBT, PET, PC, PC-ABS, PA6 and PA66	Connectors, switches, bobbins, wheel covers, power tool internal components and bodies

Coating Segment

Epoxy Resins

In addition to the adhesive uses mentioned previously, epoxy resins are used for a variety of high-end coating applications which require the superior strength and durability of epoxy. Examples include protective coating for industrial flooring, pipe, marine and construction applications, powder coatings and automotive coatings. Where advantageous, we leverage our resin and additives position to supply custom resins for specialty coatings formulators.

Products	Key Applications
Electrocoat (LER, SER, BPA)	Automotive, general industry (heating radiators), white goods

Powder Coatings (SER, Performance Products)	White goods (appliances), pipes (oil and gas transportation), general industry (heating radiators, all types of metal objects) and automotive (interior parts and small components)

Heat Cured Coatings (LER, SER)	Metal packaging, coil coated steel for construction and general industry

Floor Coatings (LER, Solutions, Performance Products)	Chemically resistant, antistatic and heavy duty flooring in hospitals, chemical industry, electronics workshops, retail areas and warehouses

Ambient Cured Coatings (LER, SER, Solutions, Performance Products)	Marine (new build and maintenance), shipping containers and large steel structures (bridges, pipes, plants and offshore equipment)

Waterborne Coatings	Replacing solvent-borne products in both heat cured and ambient cured applications

Polyester Resins

We are a leading supplier of polyester coatings resins in North America with a market share of 10% and are also a major producer in Europe with a powder coatings market share of 10%. We provide custom polyester resins, both liquid and powder, to customers for use in industrial coatings requiring specific properties such as gloss and color retention, resistance to corrosion and flexibility. Polyester coatings are typically used in transportation, automotive, machinery, appliances and metal office furniture. Our polyester resins business shares an integrated production platform with our alkyd business, which allows for flexible sourcing, plant balancing and economies of scale.

Products	Key Applications
Powder Polyesters	Outdoor durable systems for architectural window frames, facades and transport; indoor systems for domestic appliances and general industrial applications

Liquid Polyesters and polyester dispersions	Automotive, coil and exterior can coating applications

Alkyd Resins

We share the leading position in alkyd resins in North America with a market share of 31% and are a major producer in Europe, specifically in Scandinavia and Italy. We provide alkyd resins to customers for use in the manufacture of professional grade paints and coatings. Alkyd resins are formulated and engineered according to customer specifications, and can be modified with other raw materials to improve performance. Applications include industrial coatings (e.g., protective coatings used on machinery, metal coil, equipment, tools and furniture), special purpose coatings (e.g., highway-striping paints, automotive refinish coatings and industrial maintenance coatings) and decorative paints (e.g., house paint and deck stains). Our alkyd resins business shares an integrated production platform with our polyester business, which allows for flexible sourcing, plant balancing and economies of scale.

Products	Key Applications
Alkyd and Alkyd Emulsions	Architectural Markets: Exterior enamels, interior semi-gloss and trim, interior/exterior stains and wood primers

Industrial Markets: Metal primers, general metal, transportation, machinery and equipment, industrial maintenance and marine, metal container and wood furniture

Alkyd Copolymer	Architectural Markets: Stain blocking primer, sanding sealers and aerosol

Industrial Markets: Machinery and equipment, transportation, general metal and drywall coating

Urethane Modified	Architectural Markets: Clear varnishes (DIY) and floor coatings

Industrial Markets: Wood coatings

Silicone Alkyd	Industrial Markets: Industrial maintenance and marine and heat resistance coatings

Acrylic Resins

We are a supplier of acrylic resins (solvent and water-based) in North America and Europe. Acrylic resins are used for interior trim paints and exterior applications where weathering protection, color and gloss retention are critical. In addition, we produce a wide range of specialty acrylic resins for marine and maintenance paints and automotive topcoats. We are also a low cost producer of acrylic monomer, the key raw material for our acrylic resins. This backward integration gives us a competitive cost advantage relative to our competitors and ensures adequacy of supply.

Products	Key Applications
Acrylic Dispersions	Architectural Markets: Interior semi-gloss & high gloss, interior and exterior paints, stains and sealers, drywall primer, masonry coatings and general purpose

Industrial Markets: Automotive OEM, packaging, general metal, wood, plastic coatings, traffic marking paint, industrial maintenance and transportation, adhesives and textiles

Solutions Acrylics	Architectural Markets: Aerosol, masonry and tile sealer

Industrial Markets: Transportation, packaging, aerosol, automotive OEM, appliance, industrial maintenance and marine and road marking

Ink Resins and Additives

We are the world’s largest producer of ink resins and associated products, with a market share of 15%. Ink resins are used to apply ink to a variety of different substrates including paper, cardboard, metal foil and plastic. We provide resins, liquid components and additives, sold primarily under the globally recognized Lawter™ brand name to customers formulating inks for a variety of substrates and printing processes. Our products offer such performance enhancements as durability, printability, substrate application, drying speed and security. Typical end use applications include brochures, newspapers, magazines, food packages, beverage cans and flexible packaging. We are also a provider of formulated UV-cure coatings and inks. Our proprietary technology has enabled us to gain a leading position in the global fiber optic market.

Products	Key Applications
Resins	Graphic arts, commercial, publication and packaging

Vehicles and waxes	Sheet-fed, heatset, gloss and wetting vehicles and wax products

Liquid Inks	Polymer films, paper and corrugated boards

Versatic Acids and Derivatives

We are the world’s largest producer of versatic acids and derivatives, with a market share of 74%. Versatic acids and derivatives are specialty monomers which provide significant performance advantages to finished coatings, including superior adhesion, flexibility, ease of application and other high performance characteristics. The products include basic versatic acids and derivatives sold under the Versatic, VeoVa® and Cardura® names. Applications for versatic acids include decorative, automotive and protective coatings as well as other uses, such as pharmaceuticals and personal care products. We manufacture versatic acids and derivatives using our integrated manufacturing sites and our internally produced ECH.

Products	Key Applications
Cardura	Automotive repair/refinishing, automotive OEM and industrial coating

Versatic	Chemical building block, peroxides, pharmaceuticals and agrochemicals

VeoVa	Architectural coatings and construction

Marketing and Distribution

We market an extensive product line to meet a wide variety of customer needs. We focus on customers who are, or have the potential to be, leaders in their industries and have growth objectives which support our own growth objectives. In addition, we focus on customers who value our “Total Systems Approach”. This package includes high-quality, reliable products backed by local sales support and technical expertise offered at an attractive price. An important component of our strategy is to leverage our broad product capabilities to win high-end specialty business from our customers. In the coatings industry, for example, after having established our position as a reliable supplier of high-quality basic resins to our customers, we have leveraged our relationship to understand and develop solutions for customer needs in higher-end products such as performance resins, curing agents and modifiers. As a result of this strategy, we are able to become a supplier-of-choice for our key customers.

Products are sold to industrial users throughout the world through our direct sales force to larger customers and through third-party distributors to serve our smaller customers more cost effectively. Our direct sales force, customer service and support network consists of 295 employees in the Americas, 241 employees in Europe/Africa/Middle East and 48 employees in Asia-Pacific. Our customer service and support network is organized into key regional customer service centers. We have global account teams that focus on coordination for major global customers, including technical service, supply and commercial terms. Furthermore, where operational and regulatory factors vary meaningfully from country to country, we organize locally.

Competition

We compete with a variety of companies in each of our product lines. However, we believe that no single company competes with us across all of our existing product lines. The following charts sets forth our principal competitors by segment.

Adhesive & Structural

Product Line	Principal Competitors

Forest Products Resins	Dynea International, Georgia-Pacific and Knonospan

Specialty Phenolic Resins	Dynea International, Occidental Petroleum, Schenectady, Ashland and PA Resins

Formaldehyde	Dynea International and Georgia-Pacific

Epoxy Resins and Intermediates	Huntsman, Dow Chemical, Nan Ya, Chang Chun Polymers and Thai Epoxy

Composite Resins	Huntsman, Dow Chemical, Ashland, AOC, Reichhold and CCP/Atofina

Phenolic Encapsulated Substrates	Ashland, Technisand, Hultenes Albertus, Carbo Ceramics, Santrol, Dynea International, FAR and Sumitomo

Molding Compounds	Dynea International, FAR and Sumitomo

Coating

Product Line	Principal Competitors

Epoxy Resins	Dow Chemical, Huntsman, Nan Ya, Leuna and Kuk-do

Polyester Resins	DSM, Cytec, Cray Valley/CCP, Reichhold, Nuplex and EPS (owned by Valspar)

Alkyd Resins	Reichhold, CCP/Atofina/Cray Valley, DSM, Nuplex and EPS (owned by Valspar)

Acrylic Resins	Rohm & Haas, BASF, Dow Chemical, Cognis and DSM (Neoresins)

Product Line	Principal Competitors

Ink Resins and Additives	Mead Westvaco, Akzo Nobel, Arizona, Resinall, Arakawa and Harima

Versatic Acids and Derivatives	ExxonMobil and Tianjin Shield

Raw Materials

We purchase thousands of types of raw materials for the production of our products. The primary raw materials in our production processes are methanol, phenol, urea, chlorine and propylene. In 2004, on a pro forma basis (including Bakelite on an unaudited basis), we purchased approximately $3 billion of raw materials, and the largest raw material represented 27% of our total raw material purchasing expenditures in 2004 on a pro forma basis (including Bakelite on an unaudited basis). The majority of raw materials used in the manufacturing of our products are available from more than one source and are readily available in the open market. We use long-term purchase agreements for our primary and certain other raw materials to ensure availability of adequate supplies. These agreements generally have periodic price adjustment mechanisms and do not have minimum annual purchase requirements. Those smaller quantity materials that are single sourced generally have long-term supply contracts as a basis to guarantee a maximum of supply reliability. Prices for our main feedstocks are generally driven by underlying petrochemical benchmark prices and energy costs. These raw materials are subject to price fluctuations. Although we seek to offset increases in raw material prices with increases in our product prices, we may not always be able to do so, and there may be periods when such product price increases lag behind raw material price increases.

Customers

In 2004, on a pro forma basis (including Bakelite on an unaudited basis), our largest customer accounted for 3% of our net sales and our top ten customers accounted for 15% of our net sales. Neither our business nor any of our reporting segments depend on any single customer or a particular group of customers, the loss of which would have a material adverse effect on such a reporting segment. Our primary customers consist of manufacturers, and the demand for our products is generally not seasonal.

Patents and Trademarks

We own, license or have rights to over 1,000 patents, over 1,500 trademarks and various patent and trademark applications and technology licenses in our reporting segments around the world, which are held for use or currently used in our operations. Our most significant trademarks are Borden®, RESOLUTION®, EPIKOTE® Resins, EPON® Resins, EPIKURE® Curing Agents, EPI-REZ® Waterborne Resins, Aquamac®, Duramac®, Polymac®, Acrylimac®, HELOXY® Modifiers, CARDURA® Glycidyl Ester, VEOVA® Monomers, VERSATIC acids, Lawter™, McWhorter® and Ernst Jaeger®. We use Borden® in our operations and license the trademark to third parties for use on non-chemical products. A majority of our patents relate to the development of new products and processes for manufacturing and use thereof and will expire at various times between 2005 and 2025. Bakelite owns numerous foreign registrations of the trademark Bakelite, which it uses in its operations and has licensed to a limited number of third parties on a non-exclusive basis. Bakelite uses the Bakelite trademark in marketing epoxy resin products in the United States, although it does not hold a registered United States trademark to “Bakelite.” Other than the trademarks previously noted, no individual patent or trademark is considered to be material; however, our overall portfolios of patents and trademarks are valuable assets.

Environmental Regulations

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the federal, state and international level and are exposed to the risk of claims for environmental remediation or restoration. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities, and at third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, we cannot assure you that environmental, health and safety liabilities will not be incurred in the future, nor that such liabilities will not result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded in accordance with the guidelines of the AICPA Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Although environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations, including our ink, wall coverings, film, phosphate mining and processing, thermoplastics, food and dairy operations, pose additional uncertainties for claims relating to our period of ownership. We cannot assure you that, as a result of former, current or future operations, there will not be some future impact on us relating to new regulations or additional environmental remediation or restoration liabilities.

We have adopted and implemented health, safety and environmental policies, which include systems and procedures governing environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response, and product stewardship. We anticipate incurring future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2004, we incurred related capital expenditures of $16 million (including $5 million (unaudited) from Bakelite). In 2003, Borden Chemical, RPP and RSM incurred related capital expenditures of $5 million, $6 million and $5 million, respectively. In 2002, Borden Chemical, RPP and RSM incurred related capital expenditures of $4 million, $10 million and $7 million, respectively. We estimate that $30 million will be spent for capital expenditures in 2005 for environmental controls at our facilities. This estimate is based on current regulations and other requirements, but it is possible that material capital expenditures in addition to those currently anticipated could be required if regulations or other requirements change.

Industry Regulatory Matters

The production and marketing of chemical substances are regulated by national and international laws. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States and China are most significant to our business, including the European inventory of existing commercial chemical substances, the European list of notified chemical substances and the United States Toxic Substances Control Act inventory. Chemicals which are on one or more of the above lists can usually be registered and imported without additional testing in other countries, although additional administrative hurdles may exist.

We also actively seek approvals from the U.S. Food and Drug Administration for certain specialty chemicals produced by us, principally where we believe that these specialty chemicals will or may be used by our customers in the manufacture of products that will come in direct or indirect contact with food.

Research and Development

Our research and development activities are aimed at developing and enhancing products, processes, applications and technologies to maintain our position as the world’s largest producer of thermoset resins. We focus on:

•	developing new or improved applications based on our existing product line and identified customer needs;

•	developing new resin products and applications for customers in order to improve their competitive advantage and profitability;

•	providing premier technical service for customers of specialty products;

•	providing technical support for manufacturing locations and assisting in plant optimization;

•	ensuring that our products are manufactured in accordance with our global environmental, health and safety policies and objectives;

•	developing lower cost manufacturing processes globally; and

•	expanding production capacity.

In 2004, our research and development and technical services expenditures were $65 million (including Bakelite on an unaudited basis). In 2003, the research and development and technical services expenditures of Borden Chemical, RPP and RSM were $18 million, $16 million and $29 million, respectively. In 2002, the research and development and technical services expenditures of Borden Chemical, RPP and RSM were $20 million, $20 million and $26 million, respectively. Development and marketing of new products are carried out by our reporting segments and are integrated with quality control for existing product lines. We emphasize a customer driven, “systems and solutions” approach in discovering new applications and processes and providing excellent customer service through our technical staff. Through regular direct contact with our key customers, our research and development personnel can become aware of evolving customer needs in advance and can anticipate their requirements in planning customer programs. We also focus on on-going improvement of plant yields, fixed costs and capacity. These continuous integrated streams are characterized by exceptional product consistency, low cost economics and high quality resin that is valued by the customer for demanding applications. We estimate that this process provides us with a sustainable cost advantage over conventional batch technology, which is the traditional method of manufacturing certain resins.

We have approximately 552 scientists and technicians worldwide. We conduct research and development activities primarily at our facilities located in Pernis, the Netherlands; Houston, Texas; Louvain-la-Neuve, Belgium; Carpentersville, Illinois; Pleasant Prairie, Wisconsin; Roebuck, South Carolina; Sant’ Albano, Italy; Kallo, Belgium; Tianjin, China; Louisville, Kentucky; Springfield, Oregon; Barry, South Wales and Duisburg, Germany. Our research and development facilities include a broad range of synthesis, testing and formulating equipment, and small scale versions of customer manufacturing processes for applications development and demonstration. In addition, we have an agreement with a not-for-profit research center to assist in certain research projects and new product development initiatives.

Legal Proceedings

Environmental Proceedings. We have recorded liabilities of approximately $41 million relating to 63 locations at December 31, 2004 for all probable environmental remediation, indemnification and restoration liabilities. At December 31, 2004, Borden Chemical and RSM recorded liabilities of approximately $38 million and $3 million, respectively, relating to 55 locations (in the case of Borden Chemical) and 8 locations (in the case of RSM) for all probable environmental remediation, indemnification and restoration liabilities.

The Sokolov, Czech Republic facility has soil and groundwater contamination which pre-dates privatization and acquisition of the facility by Eastman in 2000. The investigation phase of a site remediation project is underway, directed by a steering committee which includes the Company, the National Property Fund and local regulators. The National Property Fund has provided its written commitment to reimburse all site investigation and remediation costs up to approximately $73 million, and has been reimbursing all costs to date. The current estimate for known site remediation is $16 million, but may increase following additional site investigation.

The Fayetteville, North Carolina facility is negotiating a settlement with the North Carolina Department of Revenue and Natural Resources relating to alleged non-compliance with permitting requirements and air emission standards at that facility. At this time, we cannot be certain that the monetary sanctions associated with these allegations will not exceed $0.1 million.

We have entered into environmental indemnification agreements with each of the sellers in the Bakelite Transaction, RPP Transaction and RSM Transaction. Under the Bakelite environmental indemnification agreement, the sellers have agreed to indemnify us for certain pre-existing environmental liabilities, including those related to our facility in Duisburg, Germany. Under the RPP environmental indemnification agreement, Shell will generally remain liable for pre-existing environmental conditions at facilities that were transferred to us in connection with the RPP Transaction and, under the RSM environmental indemnification agreement, Eastman generally will remain liable for pre-existing unknown environmental conditions at facilities that were transferred to us in connection with the RSM Transaction, as well as the pre-existing known environmental conditions at the Roebuck, South Carolina facility. The indemnities under each of these agreements are subject to certain exceptions and limitations. In addition, our claims under each of the environmental indemnity agreements are subject to deductibles, ranging from $0.1 million for the RSM agreement to EUR 2 million for certain claims under the Bakelite agreement, and indemnity caps, ranging from $10 million for certain liabilities under the RPP agreement to EUR 275 million for certain liabilities under the Bakelite agreement.

Imperial Home Décor Group. In 1998, pursuant to a merger and recapitalization transaction sponsored by Blackstone and financed by Chase Manhattan Bank, BDPH, one of our wholly-owned subsidiaries, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group, or IHDG. Blackstone provided $85 million in equity, a syndicate of banks funded $198 million of senior secured financing and $125 million of senior subordinated notes were privately placed. Borden Chemical received approximately $309 million in cash and 11% of IHDG common stock for its interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against us and certain of our affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against us for approximately $314 million plus interest, costs and attorney fees. An effort to resolve this matter through non-binding mediation was unsuccessful in resolving the case and the parties are moving forward with discovery in preparation for trial.

Borden Chemical has an accrual of $4 million for legal defense costs related to this matter. Borden Chemical has not recorded a liability for any potential losses because a loss is not considered probable based on current information. Borden Chemical believes that it has strong defenses to the Trust’s allegations and we intend to defend the case vigorously. While it is reasonably possible the resolution of this matter may result in a loss due to the many variables involved, management is not able to estimate the range of possible outcomes at this time.

Other Legal Proceedings. We are involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of our business. In large part, as a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including us, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs are also focusing on alleged harm caused by other products we have made or used, including those containing silica and vinyl chloride monomer. We believe we have adequate reserves and insurance to cover currently pending and foreseeable future claims.

We have reserved approximately $21 million at December 31, 2004 relating to all non-environmental legal matters for legal defense and settlement costs that we believe are probable and estimable at this time. In 2004, Borden Chemical and RSM reserved approximately $20 million and $1 million, respectively, relating to all non-environmental legal matters for legal defense and settlement costs which were believed to be probable and estimable at this time.

Manufacturing and Facilities

As of December 31, 2004, we operated 37 domestic production, manufacturing and distribution facilities in 20 states. In addition, we operated 49 foreign production, manufacturing and distribution facilities primarily in Australia, Brazil, Canada, China, Germany, Italy, Malaysia, the Netherlands, Spain and the United Kingdom. Our production and manufacturing facilities are generally well-maintained and effectively utilized. We believe our production and manufacturing facilities are adequate to operate our business.

The majority of our facilities are used for the production of thermosetting resins, and most of our facilities produce more than one type of thermoset resin. The resins produced vary by site, but include all of our technologies: amino resins (urea and melamine), phenolic resins, epoxy resins, alkyd resins, polyester resins, acrylic resins, urethane resins, ink resins, composite resins, powder resins, versatic derivatives and U/V resins. These facilities typically utilize batch technology, and range in size from small sites with a limited number of reactors to larger, core sites with dozens of reactors. One exception to this is the epoxy plant in Deer Park, Texas, the only “continuous” process epoxy resins plant in the world which provides us with a cost advantage over conventional technology.

In addition, we are selectively backward integrated into the manufacturing of key intermediate materials. Key intermediate materials in which we are backward integrated include formaldehyde, BPA, ECH, versatic acid, acrylic acid and gum rosin. This backward integration provides us with a competitive cost advantage relative to our competitors and facilitates our adequacy of supply. These facilities are usually co-located with the thermoset resin facilities they serve, and the process technology utilized in the production process is generally more complicated. These intermediate materials facilities are often much larger than a typical resins plant, in order to capture the benefits of manufacturing efficiency and scale; as a result, these facilities typically also have the ability to sell material not used internally to third parties.

Our executive and administrative offices, production, manufacturing and distribution facilities at December 31, 2004 are shown in the following table:

Location	Function	Nature of Ownership
Domestic

Alexandria, LA	Manufacturing	Owned
Argo, IL*	Manufacturing	Owned
Aurora, IL	Manufacturing	Owned
Baytown, TX	Manufacturing	Owned
Bellevue, WA	Executive and Administration	Leased
Brady, TX	Manufacturing	Owned
Carpentersville, IL	Manufacturing	Owned
Cincinnati, OH	Manufacturing	Owned
Columbus, GA	Manufacturing	Owned
Columbus, OH	Executive and Administration	Leased

Location	Function	Nature of Ownership
Deer Park, TX*	Manufacturing	Owned
Demopolis, AL	Manufacturing	Owned
Diboll, TX	Manufacturing	Owned
Dutchtown, LA	Storage Terminal	Owned
Ennis, TX	Manufacturing	Owned
Fayetteville, NC	Manufacturing	Owned
Forest Park, GA	Manufacturing	Owned
Fremont, CA	Manufacturing	Owned
Geismar, LA	Manufacturing	Owned
Gonzales, LA	Manufacturing	Owned
High Point, NC	Manufacturing	Owned
Hope, AR	Manufacturing	Owned
Houston, TX	Executive and Administration	Leased
Houston, TX	Laboratory	Leased
LaGrande, OR	Manufacturing	Owned
Lakeland, FL	Manufacturing	Owned
La Vergne, TN	Manufacturing	Owned
Louisville, KY	Manufacturing	Owned
Louisville, KY	Executive and Administration	Leased
Lynwood, CA	Manufacturing	Owned
Missoula, MT	Manufacturing	Owned
Moreau, NY	Manufacturing	Owned
Morganton, NC	Manufacturing	Owned
Mt. Jewett, PA	Manufacturing	Owned
Norco, LA*	Manufacturing	Owned
Oregon, IL	Manufacturing	Owned
Pleasant Prairie, WI	Manufacturing	Owned
Portland, OR	Manufacturing	Owned
Roebuck, SC	Manufacturing	Owned
Sheboygan, WI	Manufacturing	Owned
Springfield, OR	Manufacturing	Owned
Toledo, OH	Manufacturing	Owned
Virginia, MN	Manufacturing	Owned
Westmont, IL	Executive and Administrative	Leased

International

Brisbane, Queensland, Australia	Manufacturing	Owned
Laverton North, Victoria, Australia	Manufacturing	Owned
Somersby, New South Wales, Australia	Manufacturing	Owned
Kallo, Belgium	Manufacturing	Leased
Louvain-la-Neuve, Belgium	Laboratory	Leased
Boituva, Brazil	Manufacturing	Owned
Cotia, Brazil	Manufacturing	Owned
Curitiba, Brazil	Manufacturing	Owned
Edmonton, AB, Canada	Manufacturing	Owned
Laval, PQ, Canada	Manufacturing	Owned
St. Romuald, PQ, Canada	Manufacturing	Owned
Vancouver, BC, Canada	Manufacturing	Owned
Yumbo, Colombia	Manufacturing	Owned
Sokolov, Czech Republic	Manufacturing	Owned
Pardubice, Czech Republic**	Manufacturing	Owned
Kitee, Finland**	Manufacturing	Owned

Location	Function	Nature of Ownership
Rouen, France	Distribution	Owned
Iserlohn-Letmathe, Germany**	Manufacturing	Owned/Leased
Duisburg-Meiderich, Germany**	Manufacturing	Owned/Leased
Frielendorf, Germany**	Manufacturing	Owned
Hamburg, Germany	Manufacturing	Owned
Stuttgart, Germany**	Manufacturing	Leased
Wesseling, Germany*†	Manufacturing	Owned
Codogno, Italy**	Manufacturing	Owned
Cola’ di Lazise, Italy	Manufacturing	Leased
Pieveottoville, Italy**	Manufacturing	Owned
Sant’ Albano, Italy	Manufacturing	Leased
Solbiate-Olona, Italy**	Manufacturing	Owned
Soragna, Italy**	Manufacturing	Owned
Onsan, Korea**	Manufacturing	Owned
Kedah, Malaysia	Manufacturing	Owned
Kuantan, Malaysia	Manufacturing	Owned
Prai, Malaysia	Manufacturing	Owned
Hoogvliet, The Netherlands**	Executive and Administrative	Leased
Moerdijk, The Netherlands*†	Manufacturing	Owned
Pernis, The Netherlands*	Manufacturing	Owned
Rotterdam, The Netherlands	Manufacturing	Owned
Funing, People’s Republic of China	Manufacturing	Owned
Heyuan, People’s Republic of China	Manufacturing	Owned
Nanping, People’s Republic of China	Manufacturing	Owned
Shanghai, People’s Republic of China	Executive, Administration and Manufacturing	Leased
Tianjin, People’s Republic of China	Manufacturing	Owned
Barbastro, Spain	Manufacturing	Owned
Hernani, Spain**	Manufacturing	Owned
Salcedo, Spain**	Manufacturing	Owned
Molndal, Sweden	Manufacturing	Owned
Barry, South Wales, United Kingdom	Manufacturing	Owned
Chandlers Ford, England, United Kingdom	Manufacturing	Owned
Cowie, Scotland, United Kingdom	Manufacturing	Owned
Peterlee, England, United Kingdom	Manufacturing	Owned
Stanlow, England, United Kingdom*†	Manufacturing	Owned

*	All of the assets at these facilities are owned. The land is occupied pursuant to a ground lease.
**	Bakelite facility.
†	These facilities are partly operated by Shell or its affiliates on our behalf pursuant to contractual arrangements and operations which will shift to us in 2005 (with the exception of Stanlow, England, United Kingdom).

Employees

At December 31, 2004, we had approximately 6,900 employees. Approximately 39.8% of our employees are members of a labor union. Our facility located in Demopolis, Alabama, employs approximately 20 members of the United Food and Commercial Workers Union International, and they are all subject to a collective bargaining agreement. HAI’s facility, located in Aurora, Illinois, employs approximately 9 members of the United Auto Workers union, all of whom are subject to a collective bargaining agreement in force through May 15, 2005. A new contract has been negotiated but not yet ratified. Borden Canada employs approximately

15 members of the Communications, Energy & Paperworks Union of Canada at its facility in British Columbia, Canada who are subject to a collective bargaining agreement, which continues in force until October 31, 2007. Borden Chemical UK Limited employs approximately 87 union employees at our Barry, Cowie and Chandlers Ford locations in the United Kingdom and 25 union employees at our facility in Rouen, France. Borden Chemical Australia PTY LTD, employs approximately 50 union employees at multiple locations throughout Australia. There is a collective bargaining agreement in force for the Laverton North Plant. Borden Quimica Industria e Comercio Ltda., employs approximately 35 union employees at two locations in Brazil and Alba Adesivos e Comercio Ltda. employs approximately six union employees in Boituva, Brazil. There are collective bargaining agreements in place for each of these Brazilian subsidiaries. Bakelite AG employs approximately 775 union employees at its four facilities in Germany. Bakelite Italia S.p.A. and Taro Plast S.p.A. employ approximately 110 union employees at locations in Italy. Bakelite Ibérica, Bakelite OY and Bakelite Korea employ 81 union employees in Spain, 37 union employees in Finland and 29 union employees in Korea, respectively. Approximately 74 employees at our Deer Park, Texas plant are subject to a collective bargaining agreement which expires in September 2006. Approximately 57 employees at our Norco, Louisiana plant are subject to a collective bargaining agreement which expires on October 30, 2007. Approximately 78 employees at our Pleasant Prairie, Wisconsin plant are subject to a collective bargaining agreement that expires in April 2007. Approximately 40 employees at our Lynwood, California plant are subject to a collective bargaining agreement that expires in July 2007. Approximately 211 employees at our plant are in Pernis, Netherlands subject to a collective bargaining agreement which expired in October 2004 and is currently under negotiations. Approximately 23 of the employees at our plant in Barbastro, Spain are subject to a collective bargaining agreement that expires in December 2006. Approximately 135 employees at our plant in Kallo, Belgium are subject to a collective bargaining agreement which expired December 2004 and is currently under negotiation. Approximately 514 employees at our plant in Sokolov, Czech Republic are subject to a collective agreement that expires in March 2009. Approximately 176 employees in our Cola’ di Lazise and Sant’ Albano, Italy sites are covered by a collective bargaining agreement that expires in December 2005. Approximately 55 employees at our plant in Molndal, Sweden are covered by a collective bargaining agreement that expires in March 2007. Most of our European employees are represented by works councils. Relationships with our union and non-union employees are generally satisfactory.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and current positions of our expected executive officers and directors upon the closing of the Combinations.

Name	Age	Position
Craig O. Morrison	49	Director, President and Chief Executive Officer
William H. Carter	51	Director, Executive Vice President and Chief Financial Officer
Marvin O. Schlanger	57	Director, Vice Chairman
Joseph P. Bevilaqua	50	Executive Vice President, President—Formaldehyde and Forest Products Resins
Jeffrey M. Nodland	49	Executive Vice President, President—Coatings and Inks
Layle K. Smith	50	Executive Vice President, President—Epoxy and Phenolic Resins
Mark S. Antonvich	44	Executive Vice President and General Counsel
Sarah R. Coffin	52	Executive Vice President, President—Performance Products
Joshua Harris	40	Director
Scott M. Kleinman	32	Director
Robert V. Seminara	33	Director

Craig O. Morrison was elected President and Chief Executive Officer effective March 25, 2002. Prior to joining our Company, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management position with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Executive Committee of the Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer effective April 3, 1995 and a director November 20, 2001. Throughout his tenure with us, Mr. Carter has been instrumental in the restructuring of our holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary, BCP Management, from January to June 2000. Prior to joining our Company in 1995, Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. In addition, Mr. Carter was a director of BCP Management, Inc. and WKI, both of which filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in 2002.

Marvin O. Schlanger will be appointed Director and Vice Chairman of the Board of Directors of the Company on the closing of the Combinations. Mr. Schlanger has been serving as Chairman and Chief Executive Officer of RPP and RPP Capital Corporation since March 2, 2001 and previously served as President of RPP and RPP Capital Corporation until July 2001. Since October 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, LLC, which provides management services and capital to the chemical and allied industries. From 1999 to 2000, he also served as interim president of OneChem, Ltd. From 1988 to October 1998, Mr. Schlanger held various positions with ARCO Chemical Company, serving most recently as President and Chief Executive Officer from May 1998 to October 1998 and as Executive Vice President and Chief Operating Officer from 1994 to May 1998. Mr. Schlanger is also a director of UGI Corporation and, prior to the Combinations, he was a director and Chairman of the Board of RPP Capital and Resolution Speciality Materials, Inc.

Joseph P. Bevilaqua is an Executive Vice President and President of Formaldehyde and Forest Products Resins, a position he has held since January 2004. Mr. Bevilaqua joined the Company in April 2002 as Vice President—Corporate Strategy and Development. From February 2000 to March 2002, he was the Vice President and General Manager of Alcan’s global plastics packaging business. Prior to Alcan, Mr Bevilaqua served in leadership positions with companies such as General Electric, Woodbridge Foam Corporation and Russell-Stanley Corporation.

Jeffrey M. Nodland will be appointed an Executive Vice President and President of Coatings and Inks on the closing of the Combinations. Mr. Nodland has been serving as President and Chief Operating Officer of Resolution Specialty Materials since the company’s inception in August 2004. Previously, Mr. Nodland was President and Chief Operating Officer of RPP and RPP Capital Corporation from July 2001 until July 2004. Prior thereto since 2000, Mr. Nodland was Vice President and General Manager, Coatings, Ink, Textiles and Composites for Eastman Chemical Company. From 1994 to 2000, he served in various management capacities including President and Chief Executive Officer of McWhorter Technologies, Inc. Prior thereto since 1977, Mr. Nodland held various positions at The Valspar Corporation, serving most recently as President of the McWhorter division.

Layle K. Smith will be appointed an Executive Vice President and President of Epoxy and Phenolic Resins of the Company on the closing of the Combinations. Mr. Smith has been serving as President and Chief Operating Officer of RPP and RPP Capital Corporation since September 2004. Previously, Mr. Smith was Chief Executive Officer and Director for NxtPhase Corporation from February 2002 to February 2004. From 1998 to November, 2001, he served in several roles at Ballard Power Systems including President and Chief Operating Officer and Board Member. Prior to September 1998, Mr. Smith held various positions at The Dow Chemical Company serving most recently as Business Vice President—Specialty Chemicals.

Mark S. Antonvich will be appointed an Executive Vice President and General Counsel of the Company on the closing of the Combinations. Mr. Antonvich has been serving as the Senior Vice President, General Counsel and Corporate Secretary of RPP and RPP Capital Corporation since January 1, 2004. Previously, Mr. Antonvich was the Vice President and General Counsel of RPP from May 8, 2001 to December 31, 2003. From August 2000 to May 2001, he was Senior Counsel for EGEP Inc., where he was responsible for international oil and gas transactions and providing legal support to operating assets in India. From 1995 to 2000, Mr. Antonvich represented Magma Copper Company and BHP Minerals in Tucson, Arizona and Houston, Texas, most recently serving as Senior Corporate Counsel, advising those companies on international mineral acquisitions and divestments, commercial and general corporate matters, operational and environmental issues related to mining and mineral processing activities, and complex litigation. From 1987 to 1995, he was in private practice in the Washington, D.C. area, following graduation from the Georgetown University Law Center.

Sarah R. Coffin was appointed an Executive Vice President and President of Performance Products effective February 14, 2005 to oversee our oilfield, foundry, electronics and wood products industries, including operations in the Asia-Pacific region. Prior to joining the Company, she was employed by Seaman Corporation where she had the position of Vice President Sales and Marketing from May 31, 2004 to February 2005. From August, 2002 to March, 2003, Ms. Coffin was Senior Vice President Global Sourcing, Human Resources and Information Technology of Noveon, Inc., a global producer of performance polymer systems and adhesives. From 1998 to 2002, she was Group President Specialty Plastics and Polymer Additives, Senior Vice President and General Manager Performance Coatings with BF Goodrich Performance Materials Company/Noveon, Inc. She is a director of SPX Corporation.

Joshua J. Harris was elected a director of the Company on August 12, 2004. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Compass Minerals International, Inc., GNC Corporation, Nalco Holdings, Pacer International, Inc., Quality Distribution Inc. and United Agri Products, Inc. Prior to the Combinations, Mr. Harris was a director of Resolution Performance Products LLC and Resolution Specialty Materials, Inc. He is a member of the Executive Committee and Chair of the Compensation Committee of the Board of Directors.

Scott M. Kleinman was elected a director of the Company on August 12, 2004. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith

Barney Inc. in its Investment Banking division. Prior to the Combinations, Mr. Kleinman was also a director of Resolution Performance Products LLC and Resolution Specialty Materials, Inc. He is a member of the Audit Committee of the Board of Directors.

Robert V. Seminara was elected a director of the Company on August 12, 2004. Mr. Seminara is a Partner at Apollo and has served as an officer of certain affiliates of Apollo since January 2003. From June 1996 to January 2003, Mr. Seminara served as an officer in the private equity investment group at Evercore Partners LLC, where he held the title Managing Director. He is a member of the Executive and Compensation Committees and is Chair of the Audit Committee of the Board of Directors.

Board of Directors

Our board of directors is currently comprised of          directors. We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members and consisting of at least three members within one year of the offering. Consequently, we will add an independent member to our board of directors prior to the consummation of this offering, an additional independent member within 90 days after the offering and a third independent member within one year of the offering. After giving effect to these additions, we expect our board of directors to consist of              members.

Supermajority Board Approval of Certain Matters

We intend to amend and restate our certificate of incorporation to require the approval of two-thirds of the members of our board of directors under certain circumstances. These include, as to us and each of our subsidiaries:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•	the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•	a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity;

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $25 million in the aggregate;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $25 million in the aggregate;

•	entering into certain transactions with affiliates;

•	the incurrence of indebtedness aggregating more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	change in our chief executive officer; and

•	change in size of our board of directors.

This provision of our amended and restated certificate of incorporation shall terminate at such time as affiliates of Apollo no longer beneficially own at least one-third of our outstanding common stock and have sold at least one share of our common stock other than in this offering.

Director Compensation

We currently pay our non-employee directors an annual retainer of $30,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 per board meeting attended, $1,000 for each regularly scheduled committee meeting attended and 50% of such amounts for board meetings attended via teleconference. Non-employee directors who served prior to March 15, 1995 are provided, upon attaining the age of 70, annual benefits through a funded grantor trust equal to their final annual retainer if they served in at least three plan years. Such benefits can continue for up to 15 years.

Messrs. Seminara, Kleinman and Harris currently hold options covering 60,566 shares, 186,708 shares, and 186,708 shares, respectively, of our common stock. The options were granted for their services as directors on the boards of RPP, RSM and/or Borden Chemical. The stock options are fully vested and have a maximum term of ten years.

In connection with this offering, we are evaluating our director compensation policies and have not yet determined the compensation to be paid to our directors after this offering.

Committees of the Board of Directors

Audit Committee

Our audit committee consists of Messrs.                     ,                      and                     . The board of directors has determined that Mr.                      qualifies as an audit committee financial expert as defined in Item 401(h) of Regulation S-K. The members of our audit committee are not independent as independence is defined in Rule 10A-3(b)(i) under the Exchange Act or under the New York Stock Exchange listing standards. We plan to nominate a new independent member to our audit committee prior to the consummation of this offering, a second new independent member within 90 days thereafter and a third independent member within one year thereafter to replace existing members so that all of our audit committee members will be independent as such term is defined in Rule10A-3(b)(i) under the Exchange Act and under the NYSE Rule 303A. In addition, one of them will be determined to be an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K.

The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

Our compensation committee consists of Messrs.                     ,                      and                     . We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which eliminates the requirement that we have a compensation committee composed entirely of independent directors.

The principal duties and responsibilities of our compensation committee are as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Nominating Committee

Our nominating committee consists of Messrs.                     ,                      and                     . We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which eliminates the requirement that we have a nominating committee composed entirely of independent directors.

The principal duties and responsibilities of the nominating committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our shareholders; and

•	to make recommendations to our board of directors regarding board governance matters and practices.

Compensation Committee Interlocks and Insider Participation

Messrs.                      and                      are members of the Compensation Committee of the Board of Directors and both are employees of Apollo. See “Certain Relationships and Related Transactions.”

Environmental Health and Safety Committee

Our environmental health and safety committee consists of Messrs.                     ,                      and                     .

The principal duties and responsibilities of the environmental health and safety committee will be as follows:

•	to oversee the environmental health and safety compliance program;

•	to oversee compliance with environmental health and safety indemnifications;

•	to monitor our environmental health and safety performance statistics; and

•	to recommend the general budget for environmental health and safety capital spending.

Code of Ethics

We have a Code of Business Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. Excerpts from the Code of Business Ethics, which address the subject areas covered by the SEC’s rules, are posted on our website:www.bordenchem.com under “About Us”. Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

Executive Compensation

The following table sets forth information with respect to compensation earned by our Chief Executive Officer and our four next most highly compensated executive officers, whom we refer to as our named executive officers, for the period indicated.

Names and Principal Position	Annual Compensation							Long-Term Compensation					All Other Compensation(1) ($)
	Year	Salary ($)		Bonus ($)		All Other Annual Compensation ($)		Awards				Payouts
								Restricted Stock Award(s) ($)		Securities Underlying Options (#)		LTIP Payouts ($)
Craig O. Morrison	2004	659,230		774,030		—		—		1,297,578	(6)	—	3,098,294
President and Chief Executive Officer	2003	524,230		320,000		—		—		—		—	39,173
	2002	375,000		300,000		—		2,380,952	(2)	1,386,667	(2)	—	54,076

William H. Carter	2004	567,277		407,161		—		—		1,038,278	(6)	—	3,016,446
Executive Vice President and Chief Financial Officer	2003	525,300		627,100	(4)	—		—		480,000		—	56,584
	2002	506,154	(3)	670,363	(4)	—		—		—		—	825,449

Joseph P. Bevilaqua	2004	347,899		230,296		—		—		432,526	(6)	—	1,548,216
Executive Vice President	2003	266,456		126,717		—		—		—		—	15,719
	2002	182,692		56,250		50,085		1,190,475	(2)	105,333	(2)	—	61,016

Judith A. Sonnett	2004	274,249		136,721		—		—		—		—	616,096
Vice President Human Resources	2003	240,056		73,819		43,907	(5)	—		131,250		—	10,000
	2002	225,698		69,924		—		—		—		—	14,590

C.H. Morton	2004	275,000		155,080		—		—		333,252	(6)	—	388,020
Vice President Manufacturing

(1)	All Other Compensation includes matching company contributions to our Retirement Savings Plan and our executive supplemental benefit plans. For 2004 these matching contributions were: Mr. Morrison $40,728; Mr. Carter $43,358; Mr. Bevilaqua $19,434; Ms. Sonnett $10,250; and Mr. Morton $7,606. For Messrs. Morrison and Bevilaqua, their amounts also include payments of $3,057,566 and $1,528,782, respectively, for the cancellation of their restricted stock at the time of the Borden Transaction. Of these payments, Messrs. Morrison and Bevilaqua received cash payments of $1,557,566 and $1,028,781, respectively, and the balance of the payments was credited in the form of deferred shares under the deferred compensation plan described below. In addition, for Mr. Carter, Ms. Sonnett and Mr. Morton, the amounts shown include one-time sale bonuses of $2,573,088, $605,846 and $350,202, respectively, paid at the time of the Borden Transaction. Portions of the sale bonuses paid to Messrs. Carter and Morton were credited in the form of deferred shares under the deferred compensation plan. For Mr. Carter, the amount also includes the final installment ($400,000) of his retention bonus. The amount shown for Mr. Morton includes $30,212 for reimbursed moving expenses.
(2)	In 2002, in connection with their commencing employment with us, Messrs. Morrison and Bevilaqua were granted (i) options to purchase 210,667 and 105,333 shares of common stock of Borden Chemical, respectively, each of which were granted with an exercise price of $2.25 per share and generally vest ratably over five years, and (ii) 1,058,201 and 529,100 shares of restricted common stock, respectively, that were scheduled to vest after three years of employment. In addition, Mr. Morrison was granted performance options to purchase 1,176,000 shares of common stock with an exercise price of $2.25 per share. In connection with the Borden Transaction, these options were settled in cash, and the restricted shares were cancelled in exchange for both cash and deferred shares as described in footnote (1) above.
(3)	100% of Mr. Carter’s 2002 salary was paid by Borden Capital, our affiliate, funded by fees paid by Borden Chemical.
(4)	A portion of the bonus payments made in 2002 and 2003 to Mr. Carter, $417,263 and $380,000, respectively, relate to installments paid for a one-time retention bonus and were paid by affiliates funded by fees paid by the Company.
(5)	Reimbursement for payment of taxes.
(6)	Represents options to purchase BHI Acquisition Corp. common stock. For Mr. Morton the amount includes options to purchase 131,250 shares of Borden Chemical’s common stock granted to him in February 2004, which were subsequently exercised at the time of the Borden Transaction.

Option/SAR Grants in Last Fiscal Year

The following table sets forth options for shares of our common stock granted to each of our named executive officers during fiscal year 2004.

	Individual Grants
Name	Number of Securities Underlying Options/ SAR’s Granted		Percent of Total Options Granted To Employees In Fiscal Year		Exercise Or Base Price ($/per share)	Expiration Date	Grant Date Present Value(3)
Craig O. Morrison	1,297,578	(1)	23.93	%(2)	$2.89	8/12/14	$609,862
William H. Carter	1,038,278	(1)	19.14	%(2)	$2.89	8/12/14	$487,991
Joseph P. Bevilaqua	432,526	(1)	7.97	%(2)	$2.89	8/12/14	$203,287
Judith A. Sonnett	—		—		—	—	N/A
C.H. Morton	202,002	(1)	3.72	%(2)	$2.89	8/12/14	$94,941

(1)	Options granted by BHI Acquisition Corp. in fiscal year 2004 following the Borden Transaction.
(2)	Percent of total options granted by BHI Acquisition Corp in fiscal year 2004.
(3)	The fair value of each option grant is estimated on the date of grant using the minimum value method and the Black-Scholes options pricing model with a risk-free weighted average interest rate of 3.55%, dividend rate of 0.0% and expected life of five years.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table provides information on options exercised in 2004 by each of our named executive officers and the value of their unexercised options at December 31, 2004.

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number Of Securities Underlying Unexercised Options/SARs At Fiscal Year End		Value Of Unexercised In-The-Money Options/SARs At Fiscal Year End ($)
			Exercisable	Unexercisable(2)	Exercisable(3)	Unexercisable(3)
C.O. Morrison	1,386,667	886,634	—	1,297,578	—	—
W.H. Carter	480,000	426,912	—	1,038,278	—	—
J.P. Bevilaqua	105,333	67,350	—	432,526	—	—
J.A. Sonnett	131,250	116,734	—	—	—	—
C.H. Morton	131,250	116,734	—	202,002	—	—

(1)	Represents options for shares of Borden Chemical which were exercised in connection with the Borden Transaction.
(2)	Represents options for shares of stock in Borden Chemical’s parent, BHI Acquisition Corp.
(3)	There is no established trading market for the stock of BHI Acquisition Corp., but, based on its estimated fair value at December 31, 2004, no options have been designated to be in-the-money. The estimated market value was calculated based on the formula as defined in the Borden Chemical Investor Rights Agreement.

In 1999, 2003 and 2004, members of our management team were granted options to purchase shares of Borden Chemical common stock under the Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees, which we refer to as the 1996 Equity Plan. As part of the Borden Transaction, the 1996 Equity Plan was terminated and the holders of the options outstanding under the 1996 Equity Plan became entitled to receive an aggregate cash amount equal to approximately $3.9 million. As of December 31, 2004, no options remained outstanding under the 1996 Equity Plan.

BHI Acquisition Corp. 2004 Deferred Compensation Plan

In connection with the Borden Transaction, BHI Acquisition Corp. adopted the 2004 deferred compensation plan, which we refer to as the deferred compensation plan, for the benefit of certain of our executives. As described above, these executives became entitled to payment of either a sale bonus or proceeds in respect of cancelled restricted stock pursuant to the Borden Transaction. Individual deferred compensation accounts were created for these executives under the deferred compensation plan, and a portion of these payments was credited to these accounts in the form of deferred shares of common stock. The deferred compensation plan was assumed by us in connection with the Combinations, and each deferred share represents the right to receive one share of Hexion common stock on the applicable payment date. At the discretion of the administrator of the plan, certain distributions of deferred shares may be made in cash. Participants do not have any voting rights with respect to their deferred shares held under the plan. The deferred compensation plan is an unfunded plan.

As of April 22, 2005, approximately 2.2 million deferred shares were outstanding under the deferred compensation plan, of which approximately 1.5 million deferred shares were vested and approximately 0.7 million deferred shares remained subject to forfeiture (as described below). As of April 22, 2005, the accounts of our named executive officers have been credited with the number of deferred shares of common stock as set forth opposite such executive’s name below.

Name	Deferred Shares of Common Stock
Craig O. Morrison	519,139
William H. Carter	415,311
Joseph P. Bevilaqua	173,046
Judith A. Sonnett	—
C. H. Morton	80,801

Under the deferred compensation plan, if Hexion pays a dividend or other distribution on its common stock, it will contemporaneously pay a cash bonus to each executive holding deferred shares. Such cash bonus amount with respect to any such dividend payment will be equal to the applicable per share dividend paid on the common stock multiplied by the number of deferred shares that such executive’s deferred compensation account is credited with as of the record date for such dividend payment (or the payment date if there is no record date). The number and type of deferred shares subject to awards granted under the deferred compensation plan may be adjusted in the event of a stock split, stock dividend or other corporate transaction affecting Hexion’s common stock.

The deferred compensation plan prohibits the assignment of the deferred units except upon an executive’s death. For those executives who held units of restricted stock that were cancelled in connection with the Borden Transaction, the plan provides for the forfeiture of the executive’s deferred units upon such executive’s termination for cause or voluntary resignation (other than for good reason) at any time prior to December 31, 2005.

BHI Acquisition Corp. 2004 Stock Incentive Plan

In connection with the Borden Transaction, BHI Acquisition Corp. adopted a stock incentive plan for the benefit of certain employees, which we refer to as the 2004 incentive plan. The 2004 incentive plan and outstanding awards thereunder were assumed by us in connection with the Combinations. The purpose of the 2004 incentive plan is to further our growth and success, to enable our employees, directors and consultants to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons. The 2004 incentive plan provides for the issuance of non-qualified stock options and rights to purchase shares of common stock. The 2004 incentive plan is administered by our compensation committee.

A total of 7,900,000 shares of Hexion’s common stock may be subject to awards granted under the 2004 incentive plan. As of April 22, 2005, 5,423,284 shares were subject to awards granted under the plan, and 2,476,716 shares remained available for additional award grant purposes. Awards granted under the 2004 incentive plan may be not assigned or transferred, except upon the participant’s death. The 2004 incentive plan will terminate ten years after its adoption and no awards may be granted under the plan thereafter. The number and type of securities issuable under the 2004 incentive plan or subject to awards granted under the 2004 incentive plan may be adjusted in the event of a stock split, stock dividend or other corporate transaction affecting Hexion’s common stock.

The employees participating in the 2004 incentive plan receive stock options under the 2004 stock incentive plan pursuant to individual stock option agreements, the terms and conditions of which will be substantially identical. Each agreement provides for the issuance of two tranches of options to purchase our common stock. The Tranche A Options will vest 20% on each of the first five anniversaries of the grant date or, to the extent not yet vested, on the first anniversary of the closing of a sale of Hexion. Following a sale of Hexion, upon exercise of each Tranche A Option, the optionee will receive the same consideration per share as is received by Apollo in connection with such sale. All of the Tranche B Options will vest in whole or in part upon the earlier to occur of the eighth anniversary of the grant date or the date occurring six months after the date on which a sale of Hexion has been completed in the event certain financial milestones are met. Following a sale of Hexion in which such financial milestones are met, upon exercise of each Tranche B Option, the optionee will receive the same consideration per share as is received by Apollo in connection with such sale. Of the awards outstanding under the 2004 incentive plan as of             , 2005,          shares were subject to Tranche A Options and          were subject to Tranche B Options. In the event that we, or our successor, terminate a participant’s employment without cause (or the participant resigns under certain circumstances) at any time within a specified period following the sale, the participant’s options under the 2004 incentive plan may become vested and exercisable as of the date of the termination. For purposes of the 2004 incentive plan, a “sale of Hexion” generally means a sale of Hexion to one or more independent third parties, pursuant to which such party or parties acquire capital stock possessing the voting power to elect a majority of our board of directors, or a sale of all or substantially all of our assets. Furthermore, upon a realization event, we may, but are not obligated to, purchase each outstanding vested 2004 incentive plan option for an amount equal to the amount per share received in respect of the shares sold in such transaction constituting the realization event less the exercise price of the option. For purposes of the 2004 incentive plan, a “realization event” generally means a sale of Hexion as described above or any transaction or series of related transactions in which Apollo sells at least 50% of its interest in Hexion. Options granted under the 2004 incentive plan generally have a term of ten years.

Other Assumed Plans

In addition to the deferred compensation plan and the 2004 incentive plan, we also assumed the following plans and the outstanding awards thereunder in connection with and pro forma for the Combinations: the RPP 2000 Stock Option Plan (the RPP option plan), the RPP 2000 Non-Employee Directors Option Plan (the RPP director plan) and the RPP Restricted Unit Plan (the RPP unit plan), the RSM 2004 Stock Option Plan (the RSM plan).

The RPP option plan provides that non-qualified or incentive stock options may be granted under the plan. A total of 1,224,990 shares of Hexion’s common stock may be subject to awards granted under the RPP option plan. As of April 25, 2005, 1,187,990 shares were subject to awards granted under the RPP option plan, and 36,999 shares remained available for additional award grant purposes. The RPP director plan provides for the grant of non-qualified stock options to non-employee directors of RPP Inc. A total of 340,275 shares of Hexion’s common stock may be subject to awards granted under the RPP director plan. As of April 25, 2005, 208,679 shares were subject to awards granted under the plan, and 131,596 shares were available for additional award grant purposes. The RSM plan provides that only non-qualified stock options may be granted under the plan. A total of 2,210,750 shares of Hexion’s common stock may be subject to awards granted under the RSM plan. As of April 25, 2005, 2,089,466 shares were subject to awards granted under the plan, and 121,284 shares remained available for additional award grant purposes.

These plans are administered by our board of directors or its compensation committee. The number and type of securities subject to options granted under these plans may be adjusted in the event of a stock split or similar event affecting Hexion’s common stock. No options granted under these plans may be assigned or transferred, except upon the participant’s death. Each of the plans will terminate on the tenth anniversary of its adoption. Options granted under any of these plans generally have an eight-year term. Each of the RSM plan, the RPP option plan and the RPP director plan permits the committee to reduce the exercise price of outstanding stock options granted under that plan.

Mr. Schlanger is the sole participant in the RPP unit plan and has been credited with stock units under the plan. These stock units will be distributed in an equivalent number of shares of Hexion common stock upon the earliest to occur of a termination of Mr. Schlanger’s employment, a date certain elected by Mr. Schlanger or a change in control event. Mr. Schlanger’s rights under the RPP unit plan are fully vested and nonforfeitable. The RPP unit plan is administered by our board of directors or its compensation committee. The number and type of securities that may be paid with respect to the stock units may be adjusted in the event of a stock split or similar event affecting Hexion’s common stock. The stock units may not be assigned or transferred except in the event of Mr. Schlanger’s death.

Hexion 2005 Long-Term Incentive Plan

In conjunction with the closing of this offering, Hexion adopted a long-term incentive plan (which we refer to in this prospectus as the “2005 incentive plan”) as an additional means to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of Hexion. These equity-based awards are also intended to further align the interests of award recipients and Hexion’s stockholders.

A total of              shares of Hexion’s common stock will initially be available for awards granted under the 2005 incentive plan. Any shares subject to awards that are not paid or exercised before they expire or are terminated, as well as shares tendered or withheld to pay the exercise or purchase price of an award or related tax withholding obligations, will become available for other award grants under the plan. As of the date of this prospectus, no awards have been granted under the 2005 incentive plan.

Hexion’s board of directors, or a committee of directors appointed by the board, will have the authority to administer the 2005 incentive plan. A committee may delegate some or all of its authority with respect to the plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of Hexion’s officers. (The appropriate acting body is referred to in this prospectus as the “administrator.”) The administrator of the plan will have broad authority to:

•	select participants and determine the type(s) of award(s) they are to receive;

•	determine the number of shares that are subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	cancel, modify or waive Hexion’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents; and

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards.

As is customary in incentive plans of this nature, the number and kind of shares available under the 2005 incentive plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by Hexion’s stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2005 incentive plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Awards under the 2005 incentive plan may be in the form of stock options (nonqualified or incentive), stock appreciation rights (SARs), restricted stock, stock bonuses and other forms of awards granted or denominated in Hexion’s common stock or units representing common stock. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution and will generally be exercisable, during the participant’s lifetime, only by the participant. The administrator will have discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110% of fair market value of the common stock for any 10% owner of our common stock, on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. These and other awards may also be issued solely or in part for services. The maximum term of options, SARs and other rights to acquire common stock under the plan will be ten years after the initial date of the award, subject to provisions for further deferred payment in certain circumstances. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

Generally, and subject to limited exceptions set forth in the 2005 incentive plan, if any person acquires more than          of Hexion’s outstanding common stock or combined voting power, if certain changes in a majority of Hexion’s board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of Hexion’s voting securities (or those of a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Hexion or any of its subsidiaries, a sale or other disposition of all or substantially all of Hexion’s assets or the acquisition of assets or stock of another entity by Hexion or any of its subsidiaries, or if Hexion is dissolved or liquidated, then awards then-outstanding under the 2005 incentive plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The administrator also will have the discretion to establish other change in control provisions with respect to awards granted under the 2005 incentive plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Hexion’s board of directors may amend or terminate the 2005 incentive plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. The 2005 incentive plan will terminate on             ,             ; however, the committee will retain its authority until all outstanding awards are exercised or terminated. The plan will not be exclusive; Hexion’s board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

Employment Arrangements

In connection with the Borden Transaction, Borden Chemical entered into employment agreements with Craig O. Morrison, Joseph P. Bevilaqua and William H. Carter. Under the terms of each of these employment agreements, the executive has agreed not to disclose any confidential information concerning our business. In addition, the executive has agreed not to solicit or hire any of our employees or solicit any of our customers, suppliers, licensees or other business relations until one year after he ceases to receive any payments under the agreement. Furthermore, the executive has agreed not to engage in any business competing with our business or products anywhere in the world where we are doing business until after he ceases to receive any payments pursuant to the agreement (or in certain circumstances, the first anniversary of such date).

Mr. Morrison’s employment agreement provides for an annual base salary of $661,500 and a target management incentive plan bonus of 100% of base salary. The agreement also provides for a perquisite payment in the amount of $40,000 annually, usual and customary health and pension benefits and a grant of 1,297,847 stock options at an exercise price of $2.89 per share. Mr. Morrison will be entitled to eighteen months severance based on his monthly base salary in the event of termination of employment by us for reasons other than for cause, death or disability or a resignation by Mr. Morrison for good reason.

Mr. Bevilaqua’s employment agreement provides for an annual base salary of $341,250 and a target management incentive plan bonus of 60% of base salary. The agreement also provides for a perquisite payment in the amount of $30,000 annually, usual and customary health and pension benefits and a grant of 432,616 stock options at an exercise price of $2.89 per share. Mr. Bevilaqua will be entitled to twelve months severance based on his monthly base salary in the event of termination of employment by us for reasons other than for cause, death or disability or a resignation by Mr. Bevilaqua for good reason.

Mr. Carter’s employment agreement provides for an annual base salary of $546,312 and a target management incentive plan of 65% of base salary. The agreement also provides for a perquisite payment in the amount of $30,000 annually, usual and customary health and pension plan benefits and a grant of 1,038,278 stock options at an exercise price of $2.89 per share. Mr. Carter will be entitled to twenty-four months severance based on his monthly base salary in the event of termination of employment by us for reasons other than for cause, death or disability or a resignation by Mr. Carter for good reason.

We have an employment arrangement with Mr. Morton which entitles him to participate in the Management Perquisite Program, the 2004 Management Incentive Plan, the usual and customary health and pension benefits and other benefits. Mr. Morton is paid a base salary of $280,500 and participates in the management incentive program under which he can receive a bonus of up to 50% of his base salary. In addition, in connection with the Borden Transaction, Mr. Morton was granted the right to participate in the deferred compensation plan and 2004 stock incentive plan and was given a letter entitling him to twelve months of base salary in the event of termination of employment without cause.

Ms. Sonnett entered into an arrangement with Borden Chemical in November 2004 to relinquish her role as Vice President – Human Resources in 2005 and become Director of Organizational Development, working on a part-time basis. Ms. Sonnett is paid a base salary of $175,000 and participates in the Management Incentive Program with a 30% target. In addition, Ms. Sonnett will be provided with twelve months of severance pay if we terminate her employment without cause.

We expect to enter into additional employment agreements with our executives from time to time.

Retirement Benefits

Our Employees Retirement Income Plan, or ERIP, for eligible employees was amended as of January 1, 1987 to provide benefit credits equal to 3% of earnings to the extent that such credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the wage base. Earnings include annual incentive awards paid currently, but exclude any long-term incentive awards. Benefits for service through

December 31, 1986 are based on the plan formula then in effect and have been converted to opening balances under the plan. Both opening balances and benefit credits receive interest credits at one-year Treasury bill rates until the participant commences receiving benefit payments. For the year 2004, the interest rate as determined in accordance with the plan language was 1.35%. Benefits vest after completion of five years of employment for employees hired on or after July 1, 1990.

The pension benefit for certain employees represented by collective bargaining agreements is calculated using a formula based on the number of years of credited service multiplied by the fixed benefit multiplier amount established in the union contract. Some employees are covered by other retirement plans, such as employees of RSM, RPP and employees outside the Untied States.

The total projected annual benefits payable under the formulas of the ERIP at age 65 without regard to the limits on benefits imposed under Section 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) and recognizing supplemental pensions, as described below, are as follows for the named executive officers in 2004: Craig O. Morrison, $84,468; William H. Carter, $123,520; Joseph P. Bevilaqua, $42,017; Judith A. Sonnett, $36,292; and C. H. Morton, $23,527.

In addition to the ERIP, all eligible full-time employees are offered participation in the Retirement Savings Plan, which is a multiple employer defined contribution plan. This plan allows pre-tax contributions from 1% to 15% of eligible earnings for highly compensated employees and 25% for all other employees. Employees are eligible to receive matching contributions from the Company ranging from 50% to 100% on contributions of up to 5% of eligible earnings. Employees who were hired prior to January 1, 1987 and have at least 120 months of service are eligible to receive company matching contributions on contributions of up to 7% of eligible earnings. Additional company contributions may be made if we achieve specified annual financial measures established at the beginning of the plan year.

The executive supplemental pension plan provides for supplemental pension benefits above the limits imposed by Section 401(a)(17) and 415 of the Internal Revenue Code and for pension benefits with respect to any deferred compensation not considered under the ERIP using the same formula as the ERIP. The amounts of the projected annual benefits shown above for the named executive officers under the ERIP include these supplemental pension benefits. The Supplemental Plan also provides an opportunity for employees whose compensation exceeds the limit under Section 401(a)(17) of the Internal Revenue Code to voluntarily elect to defer compensation, and also provides other employees with an opportunity to elect a “make-up benefit” for the benefits limited under Section 415 of the Code as it relates to defined contribution plans using the same formula as the Retirement Savings Plan. The supplemental plan benefits are unfunded and paid from our general assets.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of Hexion common stock, before and after the completion of the offering, giving effect to the Current Transactions, and shows the number of shares and percentage owned by:

•	each person known to beneficially own more than 5% of the common stock of Hexion before and after completion of this offering;

•	each of Hexion’s named executive officers;

•	the selling shareholder;

•	each member of the Board of Directors of Hexion; and

•	all of the executive officers and members of the Board of Directors of Hexion as a group.

As of                     , there were          holders of record of our common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Prior to this offering, BHI Acquisition LLC owned 100% of our outstanding common stock. Following the closing of this offering, Apollo, other investors and certain members of our management will own their interests in our common stock through their ownership of BHI Acquisition LLC.

The column below titled “Number and Percent of Shares to be Sold in this Offering” represents the shares of common stock being sold by entities or funds affiliated with Apollo.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number and Percent of Shares Beneficially Owned Prior to this Offering		Number and Percent of Shares to be Sold in this Offering		Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option		Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-Allotment Option
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Apollo Management, L.P.(1)	161,751,341	92.3%
Robert Seminara(1)(2)	161,811,907	92.3%
Scott Kleinman(1)(2)	161,938,049	92.4%
Joshua Harris(1)(2)	161,938,049	92.4%
Marvin O. Schlanger(3)	927,659	*
Craig O. Morrison(4)	—	*
William H. Carter(5)	—	*
Joseph P. Bevilaqua(6)	—	*
Judith A. Sonnett	—	*
C.H. Morton(7)	—	*
All Directors and Executive Officers as a group (13 persons)(8)	163,873,277	93.5%

*	less than 1%

(1)	Represents all shares held of record by BHI Investment, LLC and funds managed by Apollo. BHI Investment, LLC is an affiliate of, and is controlled by Apollo through its beneficial ownership of BHI Investment, LLC’s equity interests. The address of each of BHI Investment, LLC and Apollo and of Messrs. Harris, Kleinman and Seminara is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(2)	Includes 161,751,341 shares owned by BHI Investment, LLC and funds managed by Apollo. Each of Messrs. Harris, Kleinman and Seminara may be deemed a beneficial owner of shares of Hexion due to his status as a partner or senior partner of Apollo. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. For Messrs. Harris and Kleinman, includes 186,708 shares of common stock issuable upon the exercise of options granted to each of Messrs. Harris and Kleinman that were vested as of the date hereof. For Mr. Seminara, includes 60,566 shares of common stock issuable upon the exercise of options granted to Mr. Seminara that were vested as of the date hereof.
(3)	Includes 208,916 shares of common stock issuable upon exercise of options granted to Mr. Schlanger that were vested as of the date hereof. Does not include unvested options to purchase 390,289 shares of common stock issued to Mr. Schlanger and 411,695 restricted stock units issued to Mr. Schlanger. The unvested options are subject to time and performance vesting conditions. The restricted stock units represent a conditional right to receive 411,695 shares of common stock of Hexion upon the occurrence of certain events. The address of Mr. Schlanger is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(4)	Does not include 1,297,847 shares of common stock issuable upon the exercise of options granted to Mr. Morrison (such options are subject to time and performance vesting conditions) and 519,139 deferred common stock units credited to Mr. Morrison’s account. The address of Mr. Morrison is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(5)	Does not include 1,038,278 shares of common stock issuable upon the exercise of options granted to Mr. Carter (such options are subject to time and performance vesting conditions) and 415,311 deferred common stock units credited to Mr. Carter’s account. The address of Mr. Carter is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(6)	Does not include 432,616 shares of common stock issuable upon the exercise of options granted to Mr. Bevilaqua (such options are subject to time and performance vesting conditions) and 173,046 deferred common stock units credited to Mr. Bevilaqua’s account. The address of Mr. Bevilaqua is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(7)	Does not include 202,003 shares of common stock issuable upon the exercise of options granted to Mr. Morton (such options are subject to time and performance vesting conditions) and 80,801 deferred common stock units credited to Mr. Morton’s account. The address of Mr. Morton is c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215.
(8)	Includes 859,039 shares of common stock issuable upon the exercise of options granted to our directors and executive officers that were vested as of the date hereof. Does not include options to purchase 3,639,603 shares of common stock, 411,695 shares issued to Mr. Schlanger under the RPP unit plan and 1,188,297 deferred common stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Combinations

As of April 22, 2005, Borden Chemical entered into a transaction agreement with affiliates of RPP and RSM pursuant to which Borden Chemical agreed to combine with RPP and RSM. Borden Chemical, RPP and RSM are each controlled by Apollo. Upon the consummation of the Combinations, Borden Chemical will change its name to Hexion Specialty Chemicals, Inc. Completion of the Combinations is subject to customary closing conditions and Borden Chemical, RPP and RSM will continue to operate independently until those conditions are met. We expect the Combinations to close in the second quarter of 2005.

Conditions to Closing. Closing of the Combinations is subject to various conditions including but not limited to there having occurred no material adverse effect to any of the parties to the Combinations; receipt of necessary governmental approvals, including pursuant to the Hart-Scott-Rodino Antitrust Act; receipt of any required third-party consents; there having occurred no default or event of default under any of the indentures governing the RPP and Borden Chemical notes; receipt of all stockholder or member consents or approvals; and the receipt of financing through the new senior secured credit facilities.

Representations, Warranties and Covenants. The transactions agreement contains customary representations, warranties and covenants. None of the representations or warranties survive the closing of the Combinations.

Termination Provisions. The transactions agreement may be terminated by mutual agreement of Borden Chemical and the other parties to the transactions agreement or by each of the parties if any of the conditions in the transactions agreement have not been met on or after August 20, 2005.

In connection with the Combinations, we expect to enter into investor rights and registration rights agreements substantially similar to our existing agreements with respect to such matters.

The agreement relating to the Combinations permits each of RPP and RSM to make payments to Apollo in consideration for the termination of past and future fees and expenses due under their respective management consulting agreements with Apollo. We expect that RPP and RSM will negotiate with Apollo customary termination terms and conditions and make payments to Apollo prior to or simultaneously with the consummation of the Combinations. In addition, we expect that Borden Chemical’s management consulting agreement with Apollo will continue after consummation of the Combinations. We intend to negotiate customary terms and conditions for the termination of this management consulting agreement and we expect to make a termination payment to Apollo upon consummation of the offering.

Borden Chemical

The Borden Transaction

Investor Rights Agreement

On August 12, 2004, all employees who own deferred stock and stock options of BHI Acquisition Corp., our parent and the predecessor to BHI Acquisition LLC, entered into an investor rights agreement with Apollo and BHI Acquisition Corp. (the “Investor Rights Agreement”), which governs certain aspects of BHI Acquisition Corp.’s relationship with its security holders. The Investor Rights Agreement, among other things, provides for the following:

•	allows security holders to join, and allows Apollo and its affiliates to require security holders to join, in any sale or transfer of shares of common stock to any third party prior to a qualified public offering of common stock, following which (when aggregated with all prior such sales or transfers) Apollo and its affiliates shall have disposed of at least 10% of the number of shares of common stock that Apollo and its affiliates owned as of the closing date of the Borden Acquisition; provided that Apollo may dispose of up to 25% of such number of shares of common stock during the first twelve months after consummation of the Borden Acquisition without triggering these co-sale rights;

•	restricts the ability of security holders, other than Apollo and its affiliates, to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, common stock or of all or part of the voting power associated with common stock;

•	allows the Company and Apollo to repurchase all or any portion of the common stock held by employees of the Company upon the termination of their employment with the Company;

•	allows an employee of the Company to force the Company to acquire all (but not less than all) of the shares of common stock held by the employee upon the termination of their employment with the Company for certain specified reasons; and

•	contains a provision that at any meeting of the BHI Acquisition Corp. stockholders and in any action by written consent of BHI Acquisition Corp.’s stockholders, Apollo will have the ability to vote the shares of common stock.

The Investor Rights Agreement prohibits Borden Chemical’s employees who are parties to the agreement from soliciting or hiring any of its employees or soliciting any of its customers, suppliers, licensees or other business relations until one year after they cease to receive any payments from Borden Chemical or its affiliates. Furthermore, the Investor Rights Agreement prohibits Borden Chemical’s employees from competing with its business or products anywhere in the world where Borden Chemical is doing business until they cease to receive any payments from Borden Chemical or its affiliates (or, in certain cases, until the first anniversary of the date on which they cease to receive payments).

The Investor Rights Agreement terminates upon the earliest to occur of the dissolution of BHI Acquisition Corp., the determination of Apollo and the holders of a majority of shares of common stock not held by Apollo and the transfer to person or group other than Apollo and its affiliates of a number of shares of common stock having the power to elect a majority of BHI Acquisition Corp.’s Board of Directors.

Registration Rights Agreement

On August 12, 2004, Apollo and its affiliates entered into a registration rights agreement with BHI Acquisition Corp. pursuant to which Apollo and its affiliates have certain demand and Apollo, its affiliates and all employees who receive deferred stock and stock options will have certain incidental registration rights with respect to BHI Acquisition Corp.’s common stock. Under this agreement, BHI Acquisition Corp. agreed to assume the fees and expenses associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights.

This registration rights agreement allows employees holding common stock to include their shares in a registration statement filed by the Company with respect to an offering of common stock (i) in connection with the exercise of any demand rights by Apollo and its affiliates, or (ii) in connection with which Apollo and its affiliates exercise “piggyback” registration rights.

Transaction Fee Agreement

On August, 12, 2004, in connection with the Borden Transaction, Borden Chemical entered into a transaction fee agreement with Apollo and its affiliates for the provision of certain structuring and advisory services. The agreement allows Apollo and its affiliates to provide certain advisory services to Borden Chemical for a seven year period, with an automatic extension of the term for a one year period beginning on the fourth anniversary of the commencement of the agreement and at the end of each year thereafter, unless notice to the contrary is given by either party. The agreement, as later supplemented, provides for an annual fee for $2.5 million for each annual period after January 1, 2005. Upon closing of the Borden Transaction, Borden Chemical paid $10 million of aggregate transaction and advisory fees under this agreement, and reimbursed expenses of $0.8 million. In the fourth quarter of 2004, Borden Chemical paid $975,000 of fees pursuant to the agreement. Under this agreement, Borden Chemical has also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

Certain Relationships and Related Transactions Prior to the Borden Transaction

Financing and Investing Arrangements

Borden Chemical had a borrowing arrangement with BW Holdings, LLC (“BWHLLC”), a former affiliate, evidenced by a demand promissory note bearing interest at a variable rate, which terminated upon the completion of the Borden Acquisition. Interest expense under the BWHLLC arrangement totaled $138,000 for the period prior to the Borden Transaction.

In 2003, Borden Chemical, along with its subsidiary HAI, had similar arrangements with Borden Foods Holdings Corporation (“Foods”), a former affiliate, evidenced by demand promissory notes bearing interest at variable rates. The loans were reported as loans payable to affiliates on the Condensed Consolidated Balance Sheets and totaled approximately $18 million at December 31, 2003. Of the total loans outstanding, HAI owed $6 million at December 31, 2003. Interest rates on these loans ranged from 1.0% to 4.75%. In early 2004, Borden Chemical entered into the arrangement with BWHLLC described above and terminated its affiliated borrowing relationship with Foods. In early 2004, HAI obtained a $20 million credit facility with an external bank and terminated its affiliated borrowing relationship with Foods. Interest expense under the Foods arrangement totaled $0.5 million for the period of 2004 prior to the termination of this arrangement.

In addition, Borden Chemical holds a note receivable in an aggregate principal amount of approximately $404 million and accrued interest of $156 million as of December 31, 2004 from BHI Acquisition Corp., which has been accounted for as a reduction of equity. Borden Chemical accrued interest quarterly on the note receivable in paid-in capital. Historically, Borden Holdings, Inc. funded the interest due on the note through common stock dividends that Borden Holdings, Inc. paid to them, however, Borden Holdings, Inc. had neither received quarterly interest nor declared an associated dividend since October 15, 2001. This note will be cancelled in connection with the Combinations.

Borden Chemical also had net affiliate interest income relating to other affiliates of $0.5 million for the year ended December 31, 2001.

Administrative Service, Management, Consulting Arrangements

Commencing in 2003, Borden Chemical assumed certain management, consulting and board services previously provided to it by Borden Capital, Inc., or Capital, as described below, while other such services were assumed by KKR. During the year ended December 31, 2003, Borden Chemical recorded $3 million for the fixed fee due to KKR under this arrangement. During 2002, Capital provided us management, consulting and board services, and Borden Chemical provided certain administrative services to Capital. Capital charged Borden Chemical an annual fee of $9 million, payable quarterly in arrears, which represented the net amount of the cost of Capital’s services less Borden Chemical’s fee for providing administrative services to Capital. During 2002, Borden Holdings, Inc. made a decision to cease the operations of Capital by the end of the first quarter of 2003. Borden Chemical’s services arrangements with KKR were terminated in connection with the consummation of the Borden Acquisition.

Borden Chemical has provided certain administrative services to BW Holdings, LLC and other affiliates under a service agreement, which commenced on January 1, 2003 and were renewable annually. During the year ended December 31, 2003, Borden Chemical charged BW Holdings, LLC $0.5 million for such services based on actual costs and time incurred. Borden Holding, Inc.’s services arrangements with BW Holdings, LLC and such other affiliates were terminated in connection with the consummation of the Borden Acquisition.

Borden Chemical provided administrative services to Foods under an annual service agreement. Fees received for these services were based on actual costs and time incurred and totaled $0.05 million for the year ended December 31, 2003. In addition, Borden Chemical paid certain costs on behalf of Foods and was reimbursed by Foods for 100% of these costs.

With respect to the above-described agreements, the fees charged were determined based upon factors including the nature of the services provided, total compensation and benefits of the employees involved in providing the services, the estimated percentage of time required to perform the services, the knowledge, expertise, experience and availability of the employees and the value of the services performed to the parties involved.

The agreement with Foods terminates upon the liquidation of all the Foods companies.

Other Transactions and Arrangements

Capital contributions to Borden Chemical from Borden Holdings, Inc. and Foods totaled $26 million for the year ended December 31, 2003.

In 2001, Borden Chemical merged its foundry resins and coatings businesses with similar businesses of Delta to form HAI, in which, at the time of its formation, Borden Chemical has a 75% economic interest. The Limited Liability Agreement of HAI provides Delta the right to purchase between 3% and 5% of additional economic interest in HAI each year beginning in 2004. Pursuant to this provision, in 2004, Delta purchased an additional 5% interest, and another 5% in March 2005, thereby reducing Borden Chemical’s economic interest to 70% and 65% at December 31, 2004 and March 31, 2005, respectively. Delta’s purchase price of the interest was based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement. Delta is limited to acquiring a maximum of 15% of additional interest in HAI under this arrangement.

From time to time, Borden Chemical sold finished goods to certain Apollo affiliates. These sales totaled $3 million from the date of the Borden Transaction through December 31, 2004. Accounts receivable from these affiliates totaled $2 million at December 31, 2004.

Resolution Performance Products LLC

Agreements in Connection with the RPP Transaction

Apollo Management Agreement

On November 14, 2000, RPP entered into a management consulting agreement with Apollo Management IV, L.P. Under the terms of the management consulting agreement, RPP retained Apollo Management to provide management consulting and financial advisory services to RPP and pay Apollo Management an annual management fee of $1 million for providing those services. In particular, Apollo Management will provide at RPP’s request consulting and advisory services relating to proposed financial transactions, acquisitions and other senior management matters relating to RPP’s business. In addition, as consideration for arranging the recapitalization and the related financing thereof, RPP paid Apollo Management a fee of $5 million on November 14, 2000. RPP was also required to pay Apollo Management a transaction fee if RPP engaged in any merger, acquisition or similar transaction unless RPP and Apollo Management were unable to mutually agree upon the terms of Apollo Management’s engagement, in which case RPP would have been able to retain another special advisor. Since Apollo Management beneficially owned approximately 91% of RPP and a majority of the members of RPP’s Board of Managers were affiliated with Apollo, it had the power, through its representatives and equity ownership, to approve on RPP’s behalf and set the terms of Apollo Management’s engagement, even if the independent members of the Board of Managers were opposed. However, the members of the Board of Managers of RPP who are affiliated with Apollo Management are aware that they have fiduciary obligations to RPP, not Apollo, and RPP expects that each member of its Board of Managers will comply with his fiduciary duties under Delaware law. The management consulting agreement has a ten-year term and, commencing on November 14, 2005 and at the end of each year thereafter, will automatically extend for an additional year unless notice to the contrary is given by either party at least thirty, but no more than sixty, days prior to the end of any such year commencing on November 14, 2005.

On March 15, 2002, the terms of the management consulting agreement were amended to reduce the annual management fee payable to Apollo from $1 million to $0.75 million. In addition, RPP agreed to pay Apollo Management an advisory fee of approximately $1 million (i) immediately prior to a sale of Resolution Performance Products Inc., or RPP Inc., for cash, (ii) when Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., or any investment fund managed by Apollo Management or any of its affiliates sells at least 50% of the shares of common stock of RPP Inc. that they acquired and at least 50% in the aggregate of their investment in securities of RPP Inc. made on or after November 14, 2000 or (iii) at such time as Apollo Management and its affiliates cease to own in the aggregate at least 50% of the outstanding shares of common stock of RPP Inc. on a fully diluted basis.

Effective January 1, 2003, the terms of the management consulting agreement were amended to waive payment of the annual management fee to Apollo during 2003 only; provided, that if, during any twelve month period ending on the last day of any fiscal quarter during 2003 or 2004, RPP and its subsidiaries’ consolidated adjusted earnings before interest, taxes, depreciation and amortization (as determined in accordance with RPP’s historical practices) was $116 million or more, RPP shall pay to Apollo (i) the quarterly installments of the annual management fee for the remainder of 2003 and thereafter and (ii) 125% of the amount of the quarterly installments of the annual management fee which were waived during 2003. It is expected that the management consulting agreement will be amended to extend the period for achieving such from December 31, 2004 to December 31, 2005, to the extent permitted by the RPP credit agreement and indentures.

Shareholders’ Agreement

On November 14, 2000, RPP, entered into a shareholders’ agreement with RPP Holdings LLC, an affiliate of Apollo, and Shell which governed certain aspects of the relationship among RPP, RPP Holdings and Shell. The shareholders’ agreement contained, among other matters:

•	restrictions on the transfer of shares of common stock by Shell;

•	preemptive rights granted to Shell to purchase equity securities issued by RPP to RPP Holdings or its affiliates in the amounts required to maintain Shell’s percentage ownership;

•	agreement by Shell to consent to the sale of more than 50% of the equity securities of RPP or substantially all of its assets to a third party if such sale is approved by the Board of Directors of RPP, and to sell its shares of common stock if so required;

•	rights of Shell to participate in certain transfers of common stock by RPP Holdings other than to an affiliate;

•	rights of Shell to receive financial information; and

•	prohibitions on transactions between RPP and its affiliates, subject to certain exceptions.

The shareholders’ agreement terminates upon the earlier of a sale of RPP and the consummation of a public equity offering that raises net proceeds of at least $100 million.

Investor Rights Agreement

On November 14, 2000, RPP entered into an investor rights agreement with RPP Holdings and members of management who own stock, options and/or junior subordinated notes of RPP which governs certain aspects of the relationship among RPP, RPP Holdings and the management holders. The investor rights agreement contains, among other matters:

•	restrictions on the transfer of shares of common stock, options and junior subordinated notes by the management holders;

•	rights of RPP and RPP Holdings to purchase common stock and junior subordinated notes in the event of certain permitted transfers by the management holders;

•	agreement by the management holders to consent to the sale of more than 50% of the equity securities of RPP or substantially all of its assets to a third party and to sell their shares of common stock if so required;

•	rights of the management holders to participate in certain transfers of common stock and junior subordinated notes by RPP Holdings other than to an affiliate;

•	repurchase rights of RPP and RPP Holdings in the event of termination of employment of the management holders; and

•	restrictions on sales of common stock and junior subordinated notes by the management holders in the event of an initial public offering.

The investor rights agreement terminates upon the earlier of a sale of RPP or approval by holders holding a majority of the common stock of RPP and the vote of the common stock of RPP owned by RPP Holdings.

Shell Registration Rights Agreement

On November 14, 2000, RPP entered into a registration rights agreement with Shell pursuant to which Shell had incidental registration rights to include its RPP common stock in the same or concurrent registration statement filed by RPP for the registration of RPP common stock under the Securities Act. RPP would have bore all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contained customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

RPP Holdings Registration Rights Agreement

On November 14, 2000, RPP entered into a registration rights agreement with RPP Holdings pursuant to which RPP Holdings had demand and incidental registration rights. As a result, at RPP Holdings’ request, RPP was obliged to prepare and file a registration statement covering the securities so requested to be registered by RPP Holdings. In addition, should RPP propose to register any of its common stock for sale to the public, RPP Holdings had the right to include its RPP common stock in the same or concurrent registration statement filed by RPP for the registration of RPP common stock under the Securities Act. RPP would have bore all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contained customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

Management Promissory Notes and Other Indebtedness

From June to September 2001, RPP made loans to new employees to finance in part their purchase of RPP Inc.’s common stock and RPP Inc. junior subordinated notes, including:

Mark Antonvich—$100,000 loaned to finance in part his purchase of 600 shares of RPP stock and $140,000 principal amount of RPP junior subordinated notes; and

Jeffrey M. Nodland—$250,000 loaned to finance in part his purchase of 545.4545 shares of RPP stock and $350,000 principal amount of RPP junior subordinated notes.

The loans are evidenced by promissory notes made by the employee in favor of RPP. Interest payable on each promissory note will accrue at an annual rate of 10.75%. Interest payments are, at the option of the employee, payable in cash semi-annually or accrue and become due and payable on the eighth anniversary of the purchase date. Principal on the outstanding promissory notes will become due and payable on the eighth anniversary of the purchase date. Each promissory note is secured by the RPP common stock and junior subordinated notes to be purchased by such employee and options held by such employee and, except for such pledged securities, is non-recourse to the employee.

Other Payments or Dividends to Affiliates

RPP paid approximately $5 million and $4 million related to certain freight costs to Quality Distribution, an affiliate of Apollo, for the year ended December 31, 2003 and 2002, respectively. RPP believes the amounts paid to Quality Distribution were fair and at arm’s length terms.

During 2003, RPP paid approximately $4 million to Shell on behalf of RPP, of which $2 million was previously accrued, for certain pension costs in accordance the Master Sales Agreement and related ancillary agreements. During 2001, RPP paid $0.6 million for legal and external audit services rendered in the ordinary course of business on behalf of RPP for legal and external audit services rendered in the ordinary course of business.

During 2003 and 2002, RPP made payments to Cherry Hill Chemical Investments LLC, an affiliate of Mr. Schlanger, in the amount of $0.1 million each year for administrative support and office space used by Mr. Schlanger and other employees of RPP.

Ongoing Relationship with Shell

In connection with the recapitalization, RPP, and Shell or their respective affiliates entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of RPP’s business operations. These agreements were the result of arm’s-length negotiations in connection with the recapitalization, and RPP believes they are on terms at least as favorable to RPP as those it could have obtained from unaffiliated third parties at that time. As several of RPP’s operations are located within or adjacent to sites occupied by Shell’s refinery business and its chemical business many of the agreements provide for RPP and Shell to supply to each other certain site services, utilities, materials and facilities. The other agreements include ground leases, human resources agreements, environmental indemnity agreements, and intellectual property transfer and license agreements.

For the year ended December 31, 2004, 2003 and 2002 RPP paid Shell approximately $325 million, $289 million and $327 million, respectively, under the various agreements described above, net of payments made by Shell to us.

RSM

Agreements in Connection with RSM Transaction

Participation Agreement

All employees and directors that own common stock of RSM executed a Participation Agreement with Resolution Specialty Materials Holdings LLC, or RSM Holdings, an affiliate of Apollo, pursuant to which they purchased common stock of RSM (the “Participation Agreement”).

Investor Rights Agreement

RSM entered into an investor rights agreement with RSM Holdings, and each of the officers and employees of RSM and members of management who own common stock or options of RSM, which governs certain aspects of the relationship among RSM, RSM Holdings and the management holders (the “Investor Rights Agreement”). The Investor Rights Agreement contains, among other matters:

•	restrictions on the transfer of shares of common stock and options by the management holders;

•	rights of RSM and RSM Holdings to purchase common stock in the event of certain permitted transfers by the management holders;

•	agreement by the management holders to consent to the sale of more than 50% of the equity securities of RSM or substantially all of its assets to a third party and to sell their shares of common stock if so required;

•	rights of the management holders to participate in certain transfers of common stock by RSM Holdings other than to an affiliate;

•	repurchase rights of RSM and RSM Holdings in the event of termination of employment of the management holders; and

•	restrictions on sales of common stock by the management holders in the event of an initial public offering.

The Investor Rights Agreement terminates upon the earlier of a sale of RSM or approval by holders holding a majority of the common stock of RSM and the vote of the common stock of RSM owned by RSM Holdings.

Registration Rights Agreement

RSM entered into a registration rights agreement with RSM Holdings pursuant to which RSM Holdings has demand and incidental registration rights. As a result, at RSM Holdings’ request, RSM will be obliged to prepare and file a registration statement covering the securities so requested to be registered by RSM Holdings. In addition, should RSM propose to register any of its common stock for sale to the public, RSM Holdings will have the right to include its common stock in the same or concurrent registration statement filed by RSM for the registration of the common stock under the Securities Act. RSM will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the Combinations, we have obtained commitment letters for senior secured credit facilities to be entered into at the closing of the Combinations upon the terms described below. In addition, at the closing of the Combinations, we intend to repay all amounts outstanding under the Borden Chemical Credit Agreement, RPP Credit Agreement and RSM Credit Agreement and terminate the Borden Chemical Credit Agreement, RPP Credit Agreement and RSM Credit Agreement.

General

In connection with the Combinations, we expect that we, Borden Canada, Borden Chemical UK Limited, Borden Chemical GB Limited, Resolution Europe and on or after the closing of the Bakelite Acquisition, Bakelite, will enter into $675 million senior secured credit facilities with J.P. Morgan Securities Inc., Credit Suisse First Boston and Citigroup as joint bookrunners and joint lead arrangers, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Citigroup as syndication agent and CSFB as documentation agent and other lenders. The key terms of our senior secured credit facilities are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement and security agreements.

We expect that our senior secured credit facilities will provide for a six-year, subject to adjustment as described below, $275 million revolving credit facility, and will include:

•	revolving credit subfacilities for Borden Canada, as the Canadian subsidiary borrower, Borden Chemical UK Limited and Borden Chemical GB Limited, as the U.K. subsidiary borrowers, Resolution Europe, as the Dutch subsidiary borrower, and on or after the closing of the Bakelite Acquisition, Bakelite, as the German subsidiary borrower;

•	a letter of credit subfacility of at least $150 million to be made available for our account and the accounts of our Canadian, U.K., Dutch and on and after the closing of the Bakelite Acquisition, German subsidiary borrowers; and

•	a $30 million U.S. swingline loan subfacility.

We expect that we, and our Canadian, U.K., Dutch and to the extent applicable, German subsidiary borrowers will use our revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting certain permitted acquisitions and investments, including the repurchase of the IRBs discussed herein, and to finance a portion of the transactions contemplated by the Combinations, including, without limitation, the dividends and repayment of indebtedness contemplated thereby.

We expect that our senior secured credit facilities will also provide for a seven-year, subject to adjustment as described below, $400 million term loan facility. We expect that we will use our term loan facility for, among other things, to finance a portion of the transactions contemplated by the Combinations, including, without limitation, the dividends and repayment of indebtedness contemplated thereby and other general corporate purposes, including, without limitation, effecting the repurchase of the IRBs discussed herein. A portion of the term loan facility to be agreed upon may be made available to certain of the foreign subsidiary borrowers.

We expect that our senior secured credit facilities will be subject to early maturity on any date that greater than $200 million in the aggregate principal amount of certain of our and our subsidiaries’ indebtedness will mature within 91 days of such date.

We expect that, subject to certain restrictions and exceptions, our new senior secured credit facilities will also permit us to obtain up to an additional $200 million of credit facilities (the “additional credit facilities”) from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our senior secured credit facilities.

Scheduled Amortization Payments and Mandatory Prepayments

We expect that our term loan facility will, under the new senior secured credit facilities, provide for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date.

In addition, we expect that our senior secured credit facilities will require us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of the net cash proceeds of certain asset sales and dispositions in excess of an amount to be determined from the Closing Date;

•	if our senior secured bank leverage ratio (to be defined) is greater than 1.5:1.0, 50% of our excess cash flow (to be defined), with step-downs based upon our total leverage ratio (to be defined) to be agreed, beginning with the first full fiscal year after the Closing Date;

•	if our senior secured bank leverage ratio is greater than 1.5:1.0, 100% of the net cash proceeds received from certain issuances of debt after the Closing Date subject to certain exclusions, including without limitation, if applicable, debt incurred to finance the Bakelite Acquisition.

Voluntary Prepayments and Reduction and Termination of Commitments

We expect that we will be able to voluntarily prepay loans and permanently reduce the loan commitments under our senior secured credit facilities at any time without premium or penalty, subject to the payment of customary LIBOR or EURO LIBOR breakage costs, if any. We expect that the revolving loan commitment will not be able to be reduced to less than the outstanding balance of loans and letter of credit obligations on the date of such reduction. We expect that in addition, we will be able to terminate our senior secured credit facilities without paying a premium or penalty upon prior written notice, and we will be able to revoke such notice under certain circumstances. We expect that upon termination, we will be required to repay all obligations outstanding under our senior secured credit facilities and to satisfy all outstanding letter of credit obligations.

Interest and Applicable Margins

We expect that the interest rates with respect to loans to Hexion under our senior secured credit facilities will be based on, at our option, (a) adjusted LIBOR plus 2.25% or (b) the higher of (i) JPMCB’s prime rate and (ii) the Federal Funds Rate plus 0.5%, in each case plus 0.75%.

We expect that the interest rates with respect to loans to the Canadian subsidiary borrower under our senior secured credit facilities will be based on (a) for loans made in dollars, at our option, (1) adjusted LIBOR plus 2.25% or (2) the higher of (i) JPMCB’s reference rate for U.S. dollar-denominated loans made in Canada and (ii) the Federal Funds Rate plus 0.5%, in each case plus 0.75% or (b) for loans made in Canadian Dollars, at our option, (1) a Canadian Bankers’ Acceptances rate (depending on the lender, either the average bankers’ acceptance rate quoted on the Reuters CDOR page or the lesser of such average plus 0.10% and the average bankers’ acceptance rate quoted to JPMCB by certain reference banks) plus 2.25% or (2) the higher of (i) JPMCB’s Toronto Branch’s prime rate and (ii) the average bankers’ acceptance rate quoted on the Reuters CDOR page plus  1/2 of 1%, in each case plus 0.75%.

We expect that the interest rates with respect to loans to the U.K. subsidiary borrowers under our senior secured credit facilities will be based on (a) for loans made in dollars, at our option, adjusted LIBOR plus 2.25% or the rate quoted by JPMCB as its base rate for such loans plus 0.75%, (b) for loans made in Sterling, at our option, adjusted LIBOR plus 2.25% or the rate quoted by JPMCB as its base rate for such loans plus 0.75% or (c) for loans made in euros, at our option, EURO LIBOR plus 2.25% or the rate quoted by JPMCB as its base rate for such loans plus 0.75%.

We expect that the interest rates with respect to loans to the Dutch and if applicable, German subsidiary borrowers under our senior secured credit facilities will be based on, at our option, EURO LIBOR plus 2.25% or the rate quoted by JPMCB as its base rate for such loans, plus 0.75%.

We expect that these applicable margins will be, with respect to loans under our revolving credit facility, subject to prospective reduction to be agreed on a quarterly basis if we reduce a leverage ratio to be agreed (on a consolidated basis). We expect that following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facilities will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

We expect that we will have the option of requesting that subject to certain limitations, loans be made as LIBOR or EURO LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR or EURO LIBOR loans and converting any outstanding LIBOR or EURO LIBOR loan to a base rate loan, subject to the payment of LIBOR or EURO LIBOR breakage costs. We expect that with respect to LIBOR or EURO LIBOR loans, interest will be payable in arrears at the end of each applicable interest period, but in any event at least every 3 months. We expect that with respect to base rate loans, interest will be payable on the last business day of each fiscal quarter. We expect that in each case, calculations of interest will be based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate, loans denominated in U.K. sterling and loans based on the Canadian banker’s acceptance rate) and actual days elapsed.

Fees

We expect that our senior secured credit facilities will require the payment of the following fees:

•	certain administrative fees specified in a fee letter entered into with J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Citigroup and Credit Suisse First Boston or as otherwise agreed to from time to time;

•	an unused line of credit fee in an amount equal to an applicable unused line fee margin of 0.50% per annum (subject to prospective reduction to be agreed on a quarterly basis if we reduce a leverage ratio to be agreed (on a consolidated basis)) multiplied by the difference between the average daily amount by which the aggregate commitments exceed the outstanding loans and letter of credit obligations for the preceding quarter;

•	a per annum letter of credit fee equal to the applicable spread over adjusted LIBOR under our senior secured credit facilities on the face amount of all outstanding letters of credit (provided, however, that, if certain conditions are satisfied, fees applicable to certain Cigna-related letters of credit will be equal to the applicable per annum spread over Adjusted LIBOR less 0.50%), plus a fronting fee to each issuing bank of 0.25% of the aggregate face amount of outstanding letters of credit; and

•	customary administrative and other fees and charges.

Guarantees and Collateral

We expect that our obligations under our senior secured credit facilities and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof will be guaranteed (i) prior to the initial public offering of our common stock, by our immediate parent, Hexion LLC (the successor by conversion to BHI Acquisition Corp.) and (ii) at all times, by each of our existing and subsequently acquired or organized direct material domestic subsidiaries, excluding HA-International, LLC and, possibly, certain other subsidiaries to be agreed upon. We expect that all obligations of the foreign subsidiary borrowers will be guaranteed (i) prior to the initial public offering of our common stock, by Hexion LLC and (ii) at all times, by the us, the U.S. subsidiary guarantors, the foreign subsidiary borrowers and their respective material subsidiaries in the United States, the U.K., Germany, the Netherlands and Canada (excluding, possibly, certain subsidiaries to be agreed upon).

We expect that our senior secured credit facilities will be secured by substantially all the assets of (i) prior to the initial public offering of our common stock, Hexion LLC, which will consist of a perfected first-priority pledge of all our capital stock and (ii) at all times, us and the subsidiary guarantors, including but not limited to: (a) a perfected first-priority pledge of all capital stock held by us or any subsidiary guarantor, excluding the capital stock of any Indenture Restricted Subsidiary (as defined in the Borden Chemical second-priority senior secured notes indenture) held by us or by any Indenture Restricted Subsidiary (which pledge, with respect to obligations in respect of the U.S. borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages in, substantially all tangible and intangible assets of us and each subsidiary guarantor, except for those assets to which the Agent shall reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

We expect that notwithstanding the foregoing, (i) assets of foreign subsidiary guarantors shall only secure obligations in respect of the foreign borrowings, (ii) the collateral shall not include (A) any real estate, fixtures or equipment of us or any of our subsidiaries located within the United States (except for assets that our board of directors determines do not constitute principal property under the indentures for our debentures due 2016, 2021 and 2023) and (B) any evidence of indebtedness for borrowed money of Indenture Restricted Subsidiaries held by us or by any Indenture Restricted Subsidiary and (iii) the collateral may be subject to other exceptions to be reasonably agreed upon.

We expect that we and the subsidiary guarantors shall implement cash management procedures reasonably satisfactory to the arrangers and the collateral agent, but there will not be any lockbox arrangements or any control agreements relating to our and our subsidiary guarantor’s deposit accounts.

Covenants

We expect that our senior secured credit facilities will contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. We expect that the negative covenants in the new senior secured credit facilities will include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions other than the Bakelite Acquisition);

•	incur additional indebtedness, except that we may incur indebtedness (other than first-lien indebtedness) so long as our total leverage ratio is not greater than 5.0:1.0 and we may incur indebtedness to finance the Bakelite Acquisition;

•	grant liens (excluding liens in connection with the Bakelite Acquisition) so long as our senior secured bank leverage ratio is not greater than 1.5:1.0 and certain other limitations are complied with;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions (other than the Bakelite Acquisition);

•	sell our assets;

•	enter into transactions with our affiliates;

We expect that in addition, our senior secured credit facilities will require us to maintain the following financial covenants:

•	a maximum senior secured bank leverage ratio; and

•	a maximum capital expenditure limitation.

Events of Default

We expect that events of default under our senior secured credit facilities will include customary events of default, including, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the agreement governing our senior secured credit facilities) and cross-defaults.

Second-Priority Senior Secured Notes

General

On August 12, 2004, in connection with the Borden Acquisition, Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC, two finance subsidiaries of Borden Chemical issued an aggregate of $150 million second-priority senior secured floating rate notes, with a maturity date of July 15, 2010 and an aggregate of $325 million 9% second-priority senior secured notes, with a maturity date of July 15, 2014, which are referred to collectively as the Borden Chemical second-priority senior secured notes.

Guarantees

The Borden Chemical second-priority senior secured notes are guaranteed, jointly and severally, on a senior secured basis, by Borden Chemical and certain of its domestic subsidiaries. The guaranteed obligations are secured by a second-priority security interest (subject to Permitted Liens) in the collateral owned by each guarantor. The collateral consists of a second-priority lien on substantially all tangible and intangible assets of Borden Chemical and each subsidiary guarantor (including, but not limited to, accounts receivable, inventory, general intangibles and proceeds of the foregoing), except for those assets excluded as collateral under Borden Chemical’s senior secured credit facilities; and all of the capital stock of certain direct subsidiaries of Borden Chemical and each subsidiary guarantor, other than the capital stock which is prohibited from being pledged pursuant to the indentures governing Borden Chemical’s other outstanding debentures, provided that no more than 65% of the capital stock of first-tier foreign subsidiaries is required to be pledged.

Notwithstanding the foregoing, the initial collateral securing the notes shall not include (A) any real estate or Principal Property (as such term is defined in the indentures governing Borden Chemical’s existing debentures and means generally any manufacturing or processing plant or warehouse owned or leased by us or any of Borden Chemical’s subsidiaries and located within the United States), (B) any property or assets owned by any of Borden Chemical’s foreign subsidiaries and (C) any assets which, if included in the collateral, would require Borden Chemical’s existing debentures to be ratably secured with the notes pursuant to the terms of the indentures for such existing debentures.

Ranking

The Borden Chemical second-priority senior secured notes and guarantees rank equally with all of Borden Chemical’s existing and future senior indebtedness, including debt under Borden Chemical’s new senior secured credit facilities and the guarantees thereof. The second-priority senior secured notes will be effectively junior to such senior secured credit facilities, the existing RPP 8% senior secured notes and any other future obligations secured by a senior lien on the collateral to the extent of the value of the collateral securing such obligations. The second-priority senior secured notes will rank senior to all of Borden Chemical’s and its guarantors’ existing and future subordinated indebtedness, except as described in the preceding sentence. The Borden Chemical second-priority senior secured notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries, which includes HAI.

Optional Redemption

On or after July 15, 2006, the senior secured floating rates notes may be redeemed, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2006	102.00%
2007	101.00%
2008 and thereafter	100.00%

On and after July 15, 2009, the senior secured fixed rate notes may be redeemed, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2009	104.50%
2010	103.00%
2011	101.50%
2012 and thereafter	100.00%

Mandatory Redemption/Sinking Fund Requirements

Borden Chemical is not required to make any mandatory redemption or sinking fund payments with respect to the Borden Chemical second-priority senior secured notes.

Change of Control

In the event of a change of control, Borden Chemical will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The occurrence of any of the following events will constitute a “Change of Control:”

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Borden Chemical and its subsidiaries, taken as a whole, to a person other than Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective subsidiaries or the management group (as defined in the Borden Chemical second-priority senior secured notes indenture), collectively, the Permitted Holders; or

(2) Borden Chemical becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock (as defined in the Borden Chemical second-priority senior secured notes indenture) of Borden Chemical; or

(3) individuals who on the August 12, 2004, the Borden Acquisition Date, following consummation of the Borden Acquisition constituted the Board of Directors of Borden Chemical (together with any new directors whose election by such Board of Directors of Borden Chemical or whose nomination for election by the shareholders of Borden Chemical was approved by (a) a vote of a majority of the directors of Borden Chemical then still in office who were either directors on the Borden Acquisition Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Borden Chemical then in office.

Covenants

Under the terms of the indenture governing the Borden Chemical second-priority senior secured notes, we are subject to certain customary covenants that, among other things, restrict Borden Chemical’s ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions. These limitations are subject to a number of important qualifications and exceptions, as set forth in the offering circular used to sell the Borden Chemical second-priority senior secured notes.

Events of Default

The Borden Chemical second-priority senior secured notes specify certain events of default including failure to pay principal and interest on the Borden Chemical second-priority senior secured notes, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to Borden Chemical.

Senior Unsecured Debentures

General

Borden Chemical has sold, on four occasions, senior unsecured debentures, which are referred to collectively as the Debentures, each with separate maturity dates and interest rates. Borden Chemical redeemed its 9 1/4% Debentures concurrently with the closing of the Borden Acquisition. The following table sets forth certain information about the Debentures that remain outstanding:

Rate	Maturity Date	Original Face Value	Outstanding as of December 31, 2004	Sinking Fund Requirements
7 7/8%	February 15, 2023	$250,000,000	$246,782,000	None
8 3/8%	April 15, 2016	200,000,000	78,000,000	2007 to 2015 $20 million per year(1)
9 2/10%	March 15, 2021	200,000,000	114,800,000	None

(1)	Previous buybacks of Borden Chemical’s Debentures will allow us to fulfill our sinking fund requirements through 2013 for its 8 3/8% Debentures.

Rankings

The Debentures rank equally in right of payment with all of Borden Chemical’s existing and future senior indebtedness and rank senior in right of payment to all of Borden Chemical’s existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8 3/8% Debentures may not be redeemed prior to April 15, 2006. Thereafter the 8 3/8% Debentures may be redeemed at par, plus accrued and unpaid interest. The 9 2/10% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” Borden Chemical is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8 3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” shall be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of Borden Chemical’s stock entitling such person to exercise 20% or more of the total voting power of all classes of Borden Chemical’s stock entitled to vote in elections of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8 3/8% Debentures).

The 9 2/10% Debentures and the 7 7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, Borden Chemical is subject to certain customary covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions. These limitations are subject to a number of important qualifications and exceptions, as set forth in the prospectus used to sell the Debentures and indentures.

Events of Default

The Debentures specify certain events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Industrial Revenue Bonds

General

The Industrial Revenue Bonds, or IRBs, consist of a $34 million Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bond issued in connection with the funding of certain environmental compliance equipment at one of Borden Chemical’s former facilities. The IRBs are due on December 1, 2009 and are tax exempt for as long as the equipment can be used for its original environmental compliance purpose.

Guaranty

Borden Chemical’s obligations under the IRBs are unconditionally guaranteed by Borden Chemical and its U.K. and Canadian subsidiaries. The guarantee of the U.K. subsidiaries is limited to $30 million for each U.K. subsidiary.

Rankings

The IRBs rank equally in right of payment with all of Borden Chemical’s existing and future senior indebtedness and rank senior in right of payment to all of its existing and future subordinated indebtedness. The IRBs have no underlying assets to secure the payment of principal or interest related thereto.

Interest Rates

The IRBs bear interest at an annual rate of 10% and are intended to be tax exempt to the holder.

Optional Redemption

None.

Mandatory Redemption

The IRBs are subject to mandatory redemption at face amount plus accrued interest through the date of redemption, 180 days after a determination by a court as to a loss in tax exemption of the IRBs.

Change of Control

The change of control provisions with respect to the IRB guarantees are the same as the 8 3/8% Debentures, except certain provisions also apply to the guarantors of the IRBs.

In addition, in the event of both (a) a Designated Event (as defined below) and (b) a Rating Decline (as defined below), each holder has the right to require Borden Chemical to purchase such holder’s IRBs at 100% of the principal amount thereof, plus accrued interest.

“Designated Event” means (i) a person becomes the beneficial owner of more than 30% of Borden Chemical’s voting stock, (ii) during any period of two consecutive years, continuing directors cease to constitute a majority, (iii) consolidation, merger or transfer or lease of all or substantially all of its assets and its voting stock is changed into or exchanged for cash securities or other property, except for transaction with subsidiaries or involving exchange of Borden Chemical’s voting stock as consideration in the acquisition of another business without change of its outstanding voting stock into or for cash, securities or other property, (iv) Borden Chemical acquires 30% or more of its voting stock within any 12-month period, or (v) any distribution and the sum of the fair market value of such distribution, plus the fair market value of all other such distributions occurring during the preceding 12-month period, is at least 30% of the fair market value of Borden Chemical’s voting stock.

“Rating Decline” shall be deemed to have occurred if on any date within the 90-day period following public notice of the occurrence of a Designated Event, in the event the IRBs are (i) investment grade, the rating falls below investment grade, or (ii) below investment grade, falls at least one full rating category. The 90-day period would be extended so long as the IRBs were under publicly announced consideration for possible downgrade by a rating agency, if applicable.

Covenants

The IRB guarantees are subject to substantially the same covenants described above with respect to the 8 3/8% Debentures. There are also other covenants applicable to the guarantors, including restrictions with respect to mergers, consolidations and conveyances of all or substantially all of their assets, and limitations on the payment of intercompany obligations upon an event of default with respect to the guarantees. The IRB guarantees restrict the foreign guarantors from entering into guarantees of the debts or obligations of other entities.

Events of Default

The IRBs and the related guarantees specify certain events of default including failure to pay principal and interest on the IRBs, a failure to comply with covenants, subject to a 30-day grace period in certain instances, certain bankruptcy events, loss of tax exempt status and certain cross defaults.

Resolution Performance Products LLC

In connection with the Combinations, we will assume the following indebtedness issued by RPP.

RPP 8% Senior Secured Notes

General

On December 22, 2003, RPP issued $140 million aggregate principal amount of 8% senior secured notes. The $140 million of 8% senior secured notes are senior secured obligations ranking equal in right of payment to all of RPP’s existing and future senior debt and senior in right of payment with all of RPP’s existing and future subordinated indebtedness. The 8% senior secured notes are secured by a lien, subject to permitted liens, on all of RPP’s domestic assets (subject to certain exceptions) that secure its obligations under RPP’s credit agreement and a portion of the capital stock of its direct and indirect domestic subsidiaries and direct foreign subsidiaries. RPP’s obligations under the 8% senior secured notes and its obligations under the 9 1/2% senior second secured notes (described below) are secured by liens on the same collateral. By virtue of the lien priority, the 8% senior secured notes are effectively senior to the obligations under the 9 1/2% senior second secured notes to the extent of the value of the collateral securing such notes. Interest is payable semi-annually in cash on December 15 and June 15, beginning June 15, 2004. The 8% senior secured notes mature on December 15, 2009.

Optional Redemption

RPP has the right to redeem the 8% senior secured notes in whole or in part from time to time on and after December 15, 2006 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2006	104%
2007	102%
2008 and thereafter	100%

Covenants

The indenture governing the 8% senior secured notes contain covenants that restrict RPP’s ability and the ability of its restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens;

•	pay dividends and make distributions in respect of its capital stock;

•	enter into agreements that restrict its subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase our capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	incur certain indebtedness.

These covenants are subject to a number of important exceptions. In addition, the 8% senior secured notes specify certain events of default including failure to pay principal and interest on the 8% senior secured notes, a failure to comply with covenants, and certain bankruptcy, insolvency or reorganization events with respect to RPP.

RPP 9 1/2% Senior Second Secured Notes

General

RPP issued $200 million aggregate principal amount of 9 1/2% senior second secured notes due 2010. RPP issued $175 million of 9 1/2% senior second secured notes on April 9, 2003 and an additional $25 million of 9 1/2% senior second secured notes on May 22, 2003. These notes are treated as a single class of securities under the existing indenture. The 9 1/2% senior second secured notes are senior secured obligations ranking equal in right of payment to all of RPP’s existing and future senior debt and senior in right of payment with all of its existing and future subordinated indebtedness. The 9 1/2% senior second secured notes are secured by a second priority lien, subject to permitted liens, on all of RPP’s domestic assets (subject to certain exceptions) that secure its obligations under the Credit Agreement (as defined below) and a portion of the capital stock of RPP’s direct and indirect domestic subsidiaries and direct foreign subsidiaries. Interest is payable semi-annually in cash on April 15 and October 15, beginning October 15, 2003. The 9 1/2% senior second secured notes mature on April 15, 2010.

Optional Redemption

RPP has the right to redeem the 9 1/2% senior second secured notes in whole or in part from time to time on and after April 15, 2006 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2006	104.750%
2007	103.167%
2008	101.583%
2009 and thereafter	100.000%

Covenants

The indenture governing the senior second secured notes contain covenants that restrict RPP’s ability and the ability of its restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens;

•	pay dividends and make distributions in respect of its capital stock;

•	enter into agreements that restrict its subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase its capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates; and

•	merge or consolidate.

These covenants are subject to a number of important exceptions. In addition, the 9 1/2% senior second secured notes specify certain events of default including failure to pay principal and interest on the 9 1/2% senior secured notes, a failure to comply with covenants, and certain bankruptcy, insolvency or reorganization events with respect to RPP.

RPP 13 1/2% Senior Subordinated Notes

General

RPP issued $328 million aggregate principal amount of 13 1/2% senior subordinated notes due 2010. RPP issued $200 million aggregate principal amount of senior subordinated notes on November 14, 2000 to finance in part the recapitalization transaction. RPP subsequently issued $75 million and $53 million aggregate principal amount of senior subordinated notes on November 14, 2001 and December 18, 2002, respectively. The proceeds of both these subsequent issuances were used to prepay then-outstanding loans under RPP’s credit agreement. The $328 million of 13 1/2% senior subordinated notes and are treated as a single class of securities under the 13 1/2% senior subordinated notes indenture.

Ranking

The 13 1/2% senior subordinated notes are senior subordinated unsecured obligations ranking junior in right of payment to all of RPP’s existing and future senior debt and all liabilities of RPP’s subsidiaries that do not guarantee those notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of senior debt, such as the lenders under RPP’s credit agreement and holders of the notes offered hereby, are entitled to receive payment in full in cash or cash equivalents before holders of the 13 1/2% senior subordinated notes are entitled to receive any payments. No payments may be made on the 13 1/2% senior subordinated notes if the Issuers default on the payment of senior debt, and payments on the 13 1/2% senior subordinated notes may be blocked for up to 180 days if the Issuers default on the senior debt in some other way until such default is cured or waived. Interest on the 13 1/2% senior subordinated notes is payable at the rate of 13 1/2% per annum and is payable semi-annually in cash on each May 15 and November 15. The senior subordinated notes will mature on November 15, 2010.

Optional Redemption

RPP has the right to redeem the 13 1/2% senior subordinated notes in whole or in part from time to time on and after November 15, 2005 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest if any, to the date of redemption:

Year	Percentage
2005	106.750%
2006	104.500%
2007	102.250%
2008 and thereafter	100.000%

Covenants

The indenture governing the 13 1/2% senior subordinated notes contain covenants that restrict RPP’s ability and the ability of its restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens;

•	pay dividends and make distributions in respect of its capital stock;

•	enter into agreements that restrict its subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase its capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries:

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	incur senior subordinated indebtedness.

These covenants are subject to a number of important exceptions. In addition, the indenture governing the 13 1/2% senior subordinated notes contain events of defaults that are substantially similar to those that will be contained in the indenture governing the notes offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and bylaws as they will be in effect as of the consummation of the offering. We expect to amend and restate our certificate of incorporation shortly before completion of the offering to establish the terms of the common stock as described below. We refer you to a form of our amended and restated certificate of incorporation, as amended, to a form of our amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the New Jersey Business Corporation Act.

General

Our authorized capital stock consists of (i)              shares of common stock, par value $0.01 per share, of which              shares will be issued and outstanding prior to the completion of this offering, and (ii)              shares of preferred stock, par value $0.01 per share, of which              shares will be designated as Series A Preferred Stock and will be issued and outstanding immediately prior to this offering. We intend to use approximately $              million of our net proceeds from this offering to redeem all of our issued and outstanding Series A Preferred Stock.

Common Stock

The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor. See “Dividend Policy.”

The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by shareholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all the directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any outstanding shares of preferred stock. All the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated by-laws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. Upon the closing of the offering, it is anticipated that we will have              directors. We currently expect to add an additional independent director after the completion of this offering. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board.

Under the New Jersey Business Corporation Act, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the shareholders only for cause. Our amended and restated certificate of incorporation will not make an exception to this rule. In addition, our amended and restated certificate of incorporation and bylaws will provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Special Meetings of Shareholders

Our amended and restated certificate of incorporation and by-laws will provide that special meetings of the shareholders may be called by the board of directors, the chairman, the chief executive officer or the president.

Provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws that May Have an Anti-Takeover Effect

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

No Shareholder Action by Written Consent

Our amended and restated certificate of incorporation and bylaws will prohibit shareholder action by written consent.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws will provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Supermajority Board Voting Requirements

See the discussion under the heading “Management—Supermajority Board Approval of Certain Matters,” relating to circumstances under which more than a simple majority of our board of directors may be required under our amended and restated certificate of incorporation to approve certain matters.

All the foregoing proposed provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Amendment of our Certificate of Incorporation

Under applicable law, our amended and restated certificate of incorporation may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote thereon; provided that a supermajority vote of the outstanding stock will be required to amend the provisions in our amended and restated certificate of incorporation requiring a supermajority vote of the directors for certain transactions.

Amendment of our By-Laws

Our amended and restated by-laws can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the vote of a majority of the board of directors.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation will provide that no director shall be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 14A:6-12 of the New Jersey Business Corporation Act (governing distributions to shareholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated by-laws will provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors, officers and employees against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt by-laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

We intend to list our common stock on the New York Stock Exchange under the trading symbol “HXN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities.

Upon completion of this offering,              shares of common stock will be outstanding, excluding              shares reserved at             ,              for issuance upon exercise of options that have been granted under our stock option plans (none of which were exercisable at such date). Of these shares, the              shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining              shares of common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of common stock (approximately              shares immediately after this offering) and the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date of such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

Commencing 180 days after the date of this prospectus, approximately              outstanding restricted securities will be eligible for sale under Rule 144 subject to applicable volume limitations, manner of sale and notice requirements.

Following the completion of this offering, we intend to file a registration statement on Form S-8 with the SEC to register              shares of our common stock reserved for issuance or sale under our stock option plans and long-term incentive plan. As of                     , there were outstanding options to purchase a total of              shares of common stock, none of which were vested. Shares of common stock issuable upon the exercise of options granted or to be granted under our plans will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any such shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of              for a period of 180 days after the date of this prospectus, subject to specified exceptions.

Our officers, directors and certain existing shareholders have agreed, subject to specified exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of              for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the two preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

We have granted our equity sponsor demand and incidental registration rights with respect to the              shares of common stock owned by it after this offering (             shares if the underwriters exercise the over-allotment option in full). See “Certain Relationships and Related Transactions.” Prior to this offering, there has been no established market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences associated with the purchase, ownership, and disposition of our common stock as of the date hereof by Non-U.S. Holders (as defined below). Except where noted, this discussion deals only with common stock held as capital assets and does not address special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” of common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership purchasing common stock, we urge you to consult your own tax advisor.

Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Dividends. Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, if a tax treaty applies, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and also avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements may apply to certain Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange of Common Stock. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and if a tax treaty applies, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Under certain circumstances, Treasury regulations require information reporting and backup withholding on certain payments on common stock.

Dividends on common stock paid to a Non-U.S. Holder will generally be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements or otherwise establishes an exemption. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax, if any, withheld with respect to those dividends.

Under United States Treasury Regulations, payments on the sale or redemption of our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with significant United States ownership, or a United States branch of a foreign bank or insurance company, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met. Information reporting and backup withholding generally will apply to sale or redemption payments effected at a United States office of any United States or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                  2005, we and the selling shareholder have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as representatives and joint bookrunning managers, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling shareholder has granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares from the selling shareholder at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $          per share. The underwriters and selling group members may allow a discount of $          per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling shareholder will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by the selling stockholder	$	$	$	$
Expenses payable by the selling stockholder	$	$	$	$

We estimate that our out of pocket expenses for this offering will be approximately $            .

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus except that we may (i) issue shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this prospectus; (ii) issue shares of our common stock pursuant to the exercise of such options or other equity awards; and/or (iii) file with the SEC one or more registration statements on Form S-8 registering the shares of our common stock issuable under our equity compensation plans in effect on the date of this prospectus, in each case subject to no further transfer during the “lock-up” period. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse First Boston LLC waives, in writing, such an extension.

Our officers, directors and other shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse First Boston LLC waives, in writing, such an extension. The foregoing agreement does not restrict sales of our common stock in the offering made by the selling shareholder pursuant to the underwriting agreement or sales of common stock acquired in the open market. In addition, it does not restrict transfers of common stock (or any securities convertible into or exercisable or exchangeable for common stock) to any of the following transferees who agree to be bound in writing by the terms of the “lock-up” and who receive such securities in a transfer not involving a disposition for value: any donee of a bona fide gift of common stock; any trust for the direct or indirect benefit of the locked-up party or a family member; any beneficiary pursuant to a will or laws of descent; or, with respect to any locked-up party that is an investment fund that is a limited partnership, limited liability company or equivalent foreign entity, to any other such entity under the control of the locked-up party or its general partner or managing member.

We and the selling shareholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We intend to list the shares of common stock on the New York Stock Exchange under the symbol “HXN.”

Each of the underwriters severally represents and agrees that:

•	It has not offered or sold and prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Company or the Guarantor; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Certain of the underwriters and their respective affiliates have performed and may in the future perform investment banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future.

An affiliate of Credit Suisse First Boston LLC is agent, joint lead arranger, joint bookrunner, documentation agent and a lender under our existing senior secured credit facilities. An affiliate of Credit Suisse First Boston LLC is expected to be a joint bookrunner, joint lead arranger and a lender under our new senior credit facilities, which we will enter into concurrently with the closing of the Combinations. In order to consummate the Bakelite Transaction, an affiliate of Credit Suisse First Boston LLC has agreed to provide us with bridge financing, and to act as administrative agent and a lender in connection with such financing.

An affiliate of Goldman, Sachs & Co. owns an interest in BHI Acquisition LLC of approximately 2%. As a result of this holding, such affiliate has a passive, indirect ownership interest in an aggregate of approximately 2% of our outstanding common stock as of                      , 2005.

J.P. Morgan Securities Inc. is syndication agent, joint lead arranger and joint bookrunner and an affiliate of J.P. Morgan Securities Inc. is a lender under our existing senior secured credit facilities. Under our RSM credit facility, J.P. Morgan Securities Inc. is joint lead arranger and joint bookrunner and an affiliate of J.P. Morgan Securities Inc. is a lender and administrative agent. J.P. Morgan Securities Inc. is expected to be a joint lead arranger and joint bookrunner and an affiliate of J.P. Morgan Securities Inc. is expected to be the administrative agent and a lender under our new senior credit facilities, which we will enter into concurrently with the closing of the Combinations. In order to consummate the Bakelite Transaction, an affiliate of J.P. Morgan Securities Inc. has agreed to provide us with bridge financing, and to act as syndicate agent and a lender in connection with such financing.

Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined by a negotiation among us, the selling shareholder and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of the offering.

We cannot assure you that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering and one or more of the underwriters participating in the offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the issuance of the shares to be sold in the offering will be passed upon for us by our special New Jersey counsel, Connell Foley LLP. Certain legal matters in connection with the issuance of the common stock to be sold in this offering will be passed upon by our counsel, O’Melveny & Myers LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The audited combined financial statements of Hexion Specialty Chemicals, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in this prospectus, except as they relate to Borden Chemical, Inc., have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statements have been so included in reliance on the report of such registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Borden Chemical, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and the consolidated/combined financial statements of Borden Chemical Canada, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus; the consolidated financial statements of Borden Chemical, Inc. as of December 31, 2004, and for the period from August 12, 2004 to December 31, 2004, not presented separately herein; and the related financial statement schedules of Borden Chemical, Inc. included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports as to (1) Borden Chemical, Inc. for each of the three years in the period ended December 31, 2003, and (2) Borden Chemical Canada, Inc. and subsidiaries express an unqualified opinion and include an explanatory paragraph referring to the adoption in 2002 of Statement of Financial Accounting Standards No. 142); and which report as to Borden Chemical, Inc. for the period from August 12, 2004 to December 31, 2004, expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the balance sheet and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Resins, Inks and Monomers Business of Eastman Chemical Company as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 and the seven months ended July 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

You may read and copy the registration statement, the related exhibits and schedules without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The other information we file with the SEC is not part of the registration statement of which this prospectus forms a part.

INDEX TO FINANCIAL STATEMENTS

Page
Hexion Specialty Chemicals

Audited Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-3

Combined Statements of Operations:
For the years ended December 31, 2004, 2003 and 2002	F-4

Combined Balance Sheets:
As of December 31, 2004 and 2003	F-5

Combined Statements of Cash Flows:
For the years ended December 31, 2004, 2003 and 2002	F-7

Combined Statements of Shareholders’ Equity (Deficit):
For the years ended December 31, 2004, 2003 and 2002	F-8

Notes to Combined Financial Statements:
For the years ended December 31, 2004, 2003, and 2002	F-9

Borden Chemical, Inc.

Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income:
For the six months ended June 30, 2004 and 2003	F-54

Condensed Consolidated Balance Sheet:
As of June 30, 2004	F-55

Condensed Consolidated Statements of Cash Flows:
For the six months ended June 30, 2004 and 2003	F-57

Condensed Consolidated Statement of Shareholders’ Deficit:
For the six months ended June 30, 2004	F-58

Notes to Condensed Consolidated Financial Statements:
For the six months ended June 30, 2004 and 2003	F-59

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-80

Consolidated Statements of Operations and Comprehensive Income (Loss):
For the years ended December 31, 2003, 2002 and 2001	F-81

Consolidated Balance Sheets:
As of December 31, 2003 and 2002	F-82

Consolidated Statements of Cash Flows:
For the years ended December 31, 2003, 2002 and 2001	F-84

Consolidated Statements of Shareholders’ Deficit:
For the years ended December 31, 2003, 2002 and 2001	F-85

Notes to Consolidated Financial Statements:
For the years ended December 31, 2003, 2002, and 2001	F-87

Report of Independent Registered Public Accounting Firm:
For the period from August 12, 2004 to December 31, 2004	F-142

Page

Borden Chemical Canada, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-143

Consolidated/Combined Statements of Operations and Comprehensive (Loss) Income:

For the years ended December 31, 2004, 2003 and 2002	F-144

Consolidated/Combined Balance Sheets:

As of December 31, 2004 and 2003	F-145

Consolidated/Combined Statements of Cash Flows:

For the years ended December 31, 2004, 2003 and 2002	F-147

Consolidated/Combined Statements of Shareholder’s (Deficit) Equity:

For the years ended December 31, 2004, 2003 and 2002	F-148

Notes to Consolidated/Combined Financial Statements:

For the years ended December 31, 2004, 2003 and 2002	F-149

Resins, Inks and Monomers Business of Eastman Chemical Company
Combined Financial Statements

Report of Independent Auditors	F-173

Combined Statements of Operations:
For the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through July 31, 2004	F-174

Combined Balance Sheets:
As of December 31, 2003	F-175

Combined Statements of Cash Flows:
For the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through July 31, 2004	F-176

Combined Statements of Changes in Net Equity (Deficit) and Comprehensive Income (Loss):
For the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through July 31, 2004	F-177

Notes to Combined Financial Statements:	F-178

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Stockholders of

Hexion Specialty Chemicals:

In our opinion, based on our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of operations, shareholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Hexion Specialty Chemicals and its affiliates at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, based on our audits and the report of other auditors, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and this financial statement schedule based on our audits. We did not audit the financial statements of Borden Chemical, Inc., a company under common control with the other combined entities, which statements reflect total assets of $1,083 million as of December 31, 2004 and total revenues of $702 million for the period of August 12, 2004 to December 31, 2004. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Borden Chemical, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Columbus, OH

April 24, 2005

HEXION SPECIALTY CHEMICALS

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
	(in millions )
Net sales	$2,019	$782	$740
Cost of sales	1,785	714	601

Gross profit	234	68	139

Selling, general & administrative expense	163	81	82
Transaction related compensation and other costs (see Note 3)	24	—	—
Impairments	2	33	—
Other operating expense (income)	5	(3)	16

Operating income (loss)	40	(43)	41

Interest expense	118	77	65
Transaction costs (see Note 3)	32	—	—
Other non-operating expense	4	—	—

Loss before income tax	(114)	(120)	(24)
Income tax benefit	—	(37)	(10)

Net loss	$(114)	$(83)	$(14)

Comprehensive (loss) income	$(37)	$(31)	$35

See Notes to Combined Financial Statements

HEXION SPECIALTY CHEMICALS

COMBINED BALANCE SHEETS

	December 31,
	2004	2003
	(in millions)
ASSETS

Current Assets
Cash and equivalents	$152	$49
Accounts receivable (less allowance for doubtful accounts of $15 in 2004 and $3 in 2003)	518	110
Inventories:
Finished and in-process goods	290	119
Raw materials and supplies	115	26
Deferred tax assets	50	5
Other current assets	50	9

	1,175	318

Other Assets
Deferred tax assets	—	96
Other assets	95	37

	95	133

Property and Equipment
Land	44	1
Buildings	201	41
Machinery and equipment	1,706	867

	1,951	909
Less accumulated depreciation	(628)	(145)

	1,323	764

Goodwill	51	—
Other Intangible Assets	88	72

Total Assets	$2,732	$1,287

See Notes to Combined Financial Statements

HEXION SPECIALTY CHEMICALS

COMBINED BALANCE SHEETS

	December 31,
	2004	2003
	(in millions)
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY

Current Liabilities
Accounts and drafts payable	$488	$108
Debt payable within one year	16	8
Interest payable	36	10
Income taxes payable	33	—
Other current liabilities	133	15

	706	141

Other Liabilities
Long-term debt	1,834	675
Non-pension postemployment benefit obligations	142	26
Long-term pension obligations	73	7
Deferred tax liability	167	237
Other long-term liabilities	72	4

	2,288	949

Commitments and Contingencies (See Notes 7 and 9)

Shareholders’ (Deficit) Equity
Common stock	1	—
Treasury stock	(296)	—
Paid-in capital	1,587	205
Receivable from parent of BCI	(561)	—
Accumulated other comprehensive income	50	104
Accumulated deficit	(1,043)	(112)

	(262)	197

Total Liabilities and Shareholders’ (Deficit) Equity	$2,732	$1,287

See Notes to Combined Financial Statements

HEXION SPECIALTY CHEMICALS

COMBINED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2004	2003	2002
	(In millions)
Cash Flows from (used in) Operating Activities
Net loss	$(114)	$(83)	$(14)
Adjustments to reconcile net loss to net cash (used in) from operating activities:
Depreciation and amortization	86	58	47
Gain on the sale of assets	—	(3)	(1)
Deferred tax provision	(3)	(37)	(10)
Deferred compensation expense	4	—	—
Impairments	2	33	—
Other non-cash adjustments	1	(2)	(1)
Net change in assets and liabilities:
Accounts receivable	(81)	9	14
Inventories	(53)	10	(7)
Accounts and drafts payable	133	(46)	23
Income taxes payable	—	10	7
Other assets	(15)	14	4
Other liabilities	8	(6)	2

	(32)	(43)	64

Cash Flows from (used in) Investing Activities
Capital expenditures	(57)	(18)	(48)
RSM acquisition activity, net of cash acquired	(152)	—	—
Cash combination of BCI	185	—	—
Proceeds from the sale of assets	4	23	2
Distributions from equity affiliates	—	2	1

	(20)	7	(45)

Cash Flows from (used in) Financing Activities
Net short-term borrowings	(6)	—	—
Borrowings of long-term debt	293	577	223
Repayments of long-term debt	(195)	(474)	(247)
Proceeds of the issuance of common stock	60	—	—
Other	(4)	(23)	3

	148	80	(21)
Effect of exchange rates on cash and equivalents	7	1	—

Increase (decrease) in cash and equivalents	103	45	(2)
Cash and equivalents at beginning of year	49	4	6

Cash and equivalents at end of year	$152	$49	$4

Supplemental Disclosures of Cash Flow Information
Cash paid (received):
Interest, net	$102	$63	$60
Income taxes, net	3	(19)	(10)
Non-cash activity:
Reclassification of minimum pension liability adjustment from shareholders’ equity	2	—	—

Issuance of Note in RSM Transaction	50	—	—

See Notes to Combined Financial Statements

HEXION SPECIALTY CHEMICALS

COMBINED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

	Common Stock			Treasury Stock	Paid-in Capital	Receivable from Parent of BCI	Accumulated Other Comprehensive Income (a)	Accumulated Deficit	Total
	RPP	RSM	BCI
	(In millions)
Balance, December 31, 2001	$—	$—	$—	$—	$204	$—	$3	$(13)	$194
Net loss	—	—	—	—	—	—	—	(14)	(14)
Translation adjustments	—	—	—	—	—	—	43	—	43
Interest rate swap, net of tax	—	—	—	—	—	—	6	—	6

Comprehensive income									35

Capital contribution	—	—	—	—	1	—	—	—	1

Balance, December 31, 2002	—	—	—	—	205	—	52	(27)	230
Net loss	—	—	—	—	—	—	—	(83)	(83)
Translation adjustments	—	—	—	—	—	—	51	—	51
Interest rate swap, net of tax	—	—	—	—	—	—	1	—	1

Comprehensive loss									(31)

Constructive distribution	—	—	—	—	—	—	—	(2)	(2)

Balance, December 31, 2003	—	—	—	—	205	—	104	(112)	197
Net loss	—	—	—	—	—	—	—	(114)	(114)
Translation adjustments	—	—	—	—	—	—	75		75
Minimum pension liability adjustment (net of tax)	—	—	—	—	—	—	2		2

Comprehensive loss									(37)

Addition of RSM to Combined group	—	—	—	—	60	—	—	—	60
Addition of BCI to Combined group	—	—	1	(296)	1,251	(542)	(131)	(817)	(534)
Interest accrued on notes from parent of BCI	—	—	—	—	19	(19)	—	—	—
Compensation expense under deferred compensation plan	—	—	—	—	4	—	—	—	4
Deferred tax adjustments as a result of combination	—	—	—	—	48	—	—	—	48

Balance, December 31, 2004	$—	$—	$1	$(296)	$1,587	$(561)	$50	$(1,043)	$(262)

(a)	Accumulated other comprehensive income at December 31, 2004 includes a $126 net gain on foreign currency translation and a $76 net loss relating to the Company’s minimum pension liability adjustment. Accumulated other comprehensive income at December 31, 2003 represents $104 of net foreign currency translation gains. Accumulated other comprehensive income at December 31, 2002 is comprised of $53 of foreign currency translation gains, partially offset by a $1 loss on interest rate swap.

See Notes to Combined Financial Statements

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements

(Dollars in millions except per share data)

1. Background and Nature of Operations

Hexion Specialty Chemicals (“Hexion” or “the Company”) is presented as the combination of three Apollo Management, L.P. (“Apollo”) controlled companies (“Hexion Combination”), Resolution Performance Products, LLC (“RPP”), Borden Chemical, Inc. (“BCI”) and Resolution Specialty Materials, Inc. (“RSM Inc.”). Apollo acquired RPP on November 14, 2000, formed RSM Inc. and purchased the Specialty Resins and Monomers and Ink business of Eastman Chemical Company on August 2, 2004 through a subsidiary, Resolution Specialty Materials, LLC (“RSM”) and acquired BCI on August 12, 2004 (see Note 3). Hexion is engaged in manufacturing and marketing resins, inks, formaldehyde, oilfield products and other specialty and industrial chemicals worldwide. At December 31, 2004, the Company has 74 manufacturing and processing facilities, of which 39 are located in the U.S. During 2004, approximately 51% of the Company’s sales were generated in the U.S.

Basis of Presentation—RPP, RSM Inc. and BCI are considered entities under the common control of Apollo affiliates as defined in EITF 02-5 “Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. As a result of the Hexion Combination, the financial statements of these entities are presented on a combined basis and include the results of operations of each business only from the date of acquisition by the Apollo affiliates.

The accompanying Hexion Combined Financial Statements include the following entities: RPP and its majority-owned subsidiaries as of and for the years ended December 31, 2004, 2003 and 2002 and reflect the purchase method of accounting; RSM and its majority-owned subsidiaries as of and for the period from August 2, 2004 (effective date of Apollo acquisition) through December 31, 2004 and reflect the acquisition under the purchase method of accounting; and BCI and its majority-owned subsidiaries as of and for the period from August 12, 2004 (date of Apollo acquisition) to December 31, 2004 on a historical basis. BCI has elected not to apply push-down accounting because it is a public reporting registrant as a result of public debt that was outstanding prior to the acquisition by Apollo which remains outstanding.

The Boards of Directors of RPP, RSM and BCI authorized such entities to enter into an agreement on April 22, 2005, to merge RPP and RSM into BCI and complete certain other transactions.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by the Company, as summarized below, are in conformity with generally accepted accounting principles.

Principles of Consolidation and Combination—The Combined Financial Statements include the accounts of RPP, RSM and BCI and their majority-owned subsidiaries in which no substantive participating rights are held by minority shareholders, after elimination of intercompany accounts and transactions. The Company’s share of the net earnings of 20% to 50% owned companies, which it has the ability to exercise significant influence over operating and financial policies, are included in income on an equity basis. Investments of other companies are carried at cost.

Use of Estimates—The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and related party transactions. Actual results could differ from estimated amounts.

Cash and Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2004 and 2003, the Company had interest bearing time deposits and other cash equivalent investments of $72 and $0, respectively, included on the Balance Sheet as Cash and equivalents.

Inventories—Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment—Land, buildings, and machinery and equipment are valued at cost. Depreciation is recorded on the straight-line basis by charges to expense at rates based on estimated useful lives of properties (average life for buildings and machinery and equipment is between 5 and 25 years). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

Deferred Expenses—Deferred financing costs are classified as Other assets on the Combined Balance Sheets and are amortized over the life of the related debt or credit facility using the straight-line method since no installment payments are required. Upon retirement of any of the related debt, a proportional share of debt issuance costs is expensed. At December 31, 2004 and 2003, the unamortized balances were $54 and $24, respectively.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired are carried as Goodwill on the Combined Balance Sheets. The Company does not amortize goodwill. Certain trademarks, patents and other intangible assets used in the operations of the business are carried as Other Intangible Assets on the Combined Balance Sheet. These intangible assets are amortized on a straight-line basis over the shorter of the legal or useful life of the asset, which ranges from 4 to 20 years. See Note 5.

Impairment—As events warrant, the Company evaluates the recoverability of long-lived assets by assessing whether the carrying value of the assets can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

The Company performs an annual impairment test for goodwill. See Note 5.

General Insurance—RPP and RSM maintain insurance policies for losses and liabilities relating to workers’ compensation, health and welfare claims, physical damage to property, business interruption and comprehensive general, product and vehicle liability, whereas BCI is generally self-insured for such claims but maintains insurance policies for certain items exceeding deductible limits. Losses are accrued for the estimated aggregate liability for claims using certain actuarial assumptions followed in the insurance industry and the Company’s experience.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Legal Costs—The Company accrues for legal costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount being accrued. The amount accrued includes all costs associated with a claim, including settlements, assessments, judgments, fines and legal fees.

Revenue Recognition—Revenue for product sales, net of allowances, is recognized as risk and title to the product transfer to the customer, which either occurs at the time shipment is made or upon delivery. In situations where product is delivered by pipeline, risk and title transfers when the product moves across an agreed transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sale and invoices.

Shipping and Handling—The Company records freight billed to customers in net sales. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Combined Statements of Operations.

Research and Development Costs—Funds are committed to research and development for technical improvement of products and processes that are expected to contribute to operating profits in future years. All costs associated with research and development are charged to expense as incurred. Research and development and technical service expenditures were $30, $16 and $20 for the years ended December 31, 2004, 2003 and 2002, respectively.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to Shareholders’ Equity (Deficit) and is included in Other comprehensive income (loss).

Income Taxes—The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Derivative Financial Instruments—The Company is party to forward exchange contracts and options and natural gas futures to reduce its cash flow exposure to changes in foreign exchange rates and natural gas prices. The Company does not hold or issue derivative financial instruments for trading purposes. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. See Note 6.

Stock-Based Compensation—The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, an amendment of SFAS No. 123.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The following table sets forth the required annual reconciliation of reported and pro forma net loss under SFAS No. 148:

	2004					2003	2002
	RPP	RSM	BCI	Elim (1)	Total	RPP	RPP
Net loss, as reported	$(40)	$(17)	$(43)	$(14)	$(114)	$(83)	$(14)
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit	—	—	8	—	8	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	—	(6)	—	(6)	—	—

Pro-forma net loss income	$(40)	$(17)	$(41)	$(14)	$(112)	$(83)	$(14)

(1)	Amount represents tax effect of the combinations.

To determine pro forma compensation cost for the plans in accordance with SFAS No. 123, the fair value of each option grant was estimated at the date of the grant using the minimum value method and the Black-Scholes options pricing model with the following weighted averages rates, dividend rates and expected lives:

	2004			2003	2002
	RPP	RSM	BCI	RPP	RPP
Risk-free weighted average interest rate	4.50%	3.90%	3.54%	4.23%	5.54%
Dividend Rate	0%	0%	0%	0%	0%
Expected life	7.0 years	6.3 years	5.0 years	6.0 years	6.0 years
Estimated fair value of option grants (a)	$—	$21.88	$0.47	$—	$145

(a)	Fair value of option grants is calculated on a historic pre-combination basis.

Resolution Performance Products, Inc. (“RPPI”), parent of RPP, granted to employees of RPP options to purchase a fixed number of shares of RPPI for an exercise price of $100 dollars or the fair value of the shares at the date of grant. RSM Inc. granted options to purchase RSM Inc. stock to employees, consultants and directors of RSM. BHI Acquisition Corp. (“BHI Acquisition”) granted options to purchase BHI Acquisition common stock to key employees of BCI with an exercise price based on the fair value of the underlying shares at the date of the grant. See Note 13.

The Company intends to adopt the provisions of SFAS No. 123R “Accounting for Stock Based Compensation” effective January 1, 2005.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. At December 31, 2004 and 2003 investments included $52 and $32, respectively, in a prime money market account and $18 and $0, respectively, in a guaranteed investment certificate. Remaining cash is held in several financial institutions. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables. For information on supplier concentrations, see Note 9.

Recently Issued Accounting Standards

In May 2004, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Modernization Act of 2003.” This Position provides guidance on the accounting, disclosure, effective date, and transition requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 is effective for interim or annual periods beginning after June 15, 2004. The Company did not experience a material impact from this FSP on its financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The Company is evaluating the impact that this statement will have on its financial condition and results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements of non-public companies issued for the first annual reporting period beginning after June 15, 2005, with early adoption encouraged. The Company intends to adopt Statement No. 123R as of January 1, 2005 on a prospective basis and is currently evaluating the impact that this statement will have on its financial condition and results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued two FSPs that provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 that was signed into law on October 22, 2004. FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, states that the manufacturers’ deduction provided for under this legislation should be accounted for as a special deduction instead of a tax rate change. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, allows a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

of applying Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. These FSPs are effective upon issuance. The Company does not expect a material impact from these FSPs on its financial condition or results of operations.

3. Business Acquisitions and Divestitures

Acquisition of RSM

On August 2, 2004 (the Closing Date), RSM, as assignee of RSM Inc., purchased the Specialty Resins and Monomers and Ink businesses of Eastman Chemical Company (“Eastman”) for $192, including direct acquisition costs (“RSM Transaction”), subject to working capital adjustments.

The RSM Transaction has been accounted for under the purchase method of accounting. The cost of the RSM Transaction was allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values at the date of Acquisition. Fair values were determined based upon third party appraisals and internal studies. As the fair value of net assets acquired exceeded cost, no goodwill was recorded in the transaction.

The RSM Transaction agreement provides for a seller indemnification (“Eastman Indemnification”), whereby Eastman agreed to indemnify RSM and its affiliates for certain losses and associated expenses occurring within specified time periods. Items covered by the Eastman Indemnification include: (i) breaches by Eastman of its representations, warranties or covenants in the acquisition agreement; (ii) product liability claims brought against the Company that relate to the manufacture, distribution, marketing or sale of any products by the predecessor business that were manufactured prior to the Closing Date and sold within ninety (90) days following the Closing Date (except to the extent that such claims relate to the actions or negligent omissions of RSM or any of its Affiliates following the Closing Date); and (iii) liabilities of Eastman or the predecessor business that were not assumed by RSM in connection with its purchase of the predecessor business.

In connection with the RSM Transaction, RSM Inc. executed a Senior Subordinated Note Purchase Agreement (“Seller Note Financing”) with Eastman on August 2, 2004, which provided for the sale of $50 aggregate principal amount of Senior Subordinated Notes of RSM Inc. to Eastman that are due and payable in 2011. Such notes were delivered to Eastman as partial consideration of the RSM Transaction. See Note 7.

Acquisition of BCI by Apollo

On August 12, 2004, BHI Investment, LLC, an affiliate of Apollo, acquired all of the outstanding capital stock of Borden Holdings, Inc. (“BHI”), BCI’s parent at that time, for total consideration of approximately $1.2 billion, including assumption of debt.

The acquisition of BHI, and the payment of transaction fees and expenses, was financed with the net proceeds of a $475 second-priority senior secured private debt offering (the “Second Priority Notes”) by two newly formed, wholly owned subsidiaries of BCI and certain equity contributions to BHI Acquisition from Apollo. See Note 7. Collectively, these transactions are referred to as the “BCI Transaction.”

As a result of the acquisition by Apollo, BCI incurred expenses of $32 for the period from August 12, 2004 to December 31, 2004. These amounts included charges for investment banking, accounting and legal fees and fees paid to Apollo. In addition, there were expenses of $14 related to exercises of stock options and management bonuses pertaining to the acquisition, included within Transaction related compensation and other costs.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The following table summarizes the assets acquired and liabilities assumed at the date of acquisition of RSM.

RSM at August 1, 2004
Current assets	$196
Property, plant and equipment	89
Other assets	1
Intangible assets	—
Goodwill	—

Total assets acquired	286
Current liabilities	80
Long-term debt	3
Other liabilities	11

Total liabilities assumed	94

Net assets acquired	$192

The following unaudited pro forma income statements for years ended December 31, 2004 and 2003 illustrate results of operations as though the business combinations had been completed at the beginning of the respective periods.

	2004
	Hexion	RSM Predecessor	BCI Predecessor	Total
Net sales	$2,019	$440	$984	$3,443
Net loss	$(114)	$(95)	$(137)	$(346)

	2003
	Hexion	RSM Predecessor	BCI Predecessor	Total
Net sales	$782	$678	$1,434	$2,894
Net (loss) income	$(83)	$(507)	$23	$(567)

The net loss for 2004 includes a $9 charge for a one time purchase accounting step up adjustment relating to RSM inventory.

Pending Acquisition

On October 6, 2004, BCI entered into a share purchase agreement with RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (collectively, the “Sellers”). Pursuant to the terms of the share purchase agreement, BCI agreed to purchase from the Sellers all outstanding shares of capital stock of Bakelite Aktiengesellschaft (“Bakelite”) for a net purchase price of approximately €197 million, subject to certain adjustments. BCI intends to finance this transaction through a combination of available cash and debt financing. Based in Iserlohn-Letmathe, Germany, Bakelite is a leading source of phenolic and epoxy thermosetting resins and molding compounds with 13 manufacturing facilities and 1,700 employees in Europe and Asia.

Divestitures

On November 14, 2003, a wholly owned subsidiary of RPP completed the sale of 40% of the outstanding shares in Japan Epoxy Resins Co., Ltd. to its joint venture partner, Mitsubishi Chemical Company for a purchase price of $23. A gain on the sale was recorded in the amount of $14 after recognizing direct costs of $5 and accumulated foreign currency translation gain of $4. The transaction was exempt from taxes as a result of the

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

structure of ownership. In connection with the sale of its shares, a new joint venture agreement, technology license agreement and trademark license agreement were negotiated.

As RPP retains only a 10% interest in Japan Epoxy Resins Co., Ltd., it can no longer exercise significant influence over the operating and financial policies of the joint venture. As such, the investment is accounted for using the cost method and was $2 as of December 31, 2004 and 2003.

4. Related Party Transactions

The Company has transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions between unrelated parties.

Administrative Service, Management and Consulting Arrangements

In connection with their respective acquisitions by Apollo, RPP and BCI entered into transaction fee agreements with Apollo and its affiliates for the provision of certain structuring and advisory services. The agreements allow Apollo and its affiliates to provide certain advisory services to the Company for terms up to ten years. The agreements currently provide for annual fees of up to $4. In 2004 and 2002, the Company paid annual fees of $2 and $1, respectively, under its agreements. No annual fees were paid in 2003. Upon closing of the BCI and RSM Transactions, the Company paid $13 of aggregate transaction and advisory fees, under this agreement, and reimbursed expenses of $1. The Company has also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

Financing and Investing Arrangements

On November 14, 2000, RPP issued notes to certain officers of RPP totaling $1 to purchase stock of RPPI. As of December 31, 2004 and 2003, the notes and accrued interest amounted to $2.

BCI holds a $405 note receivable ($561 including accrued interest at December 31, 2004) from its parent, BHI Acquisition, which is accounted for as a reduction of equity. BCI accrues interest quarterly on the note receivable in Paid-in capital. Historically, the interest due on the note was funded through common dividends received from BCI. However, quarterly interest has not been paid, nor an associated dividend declared, since October 15, 2001. See Note 12.

Other Transactions and Arrangements

The Company sells finished goods to Japan Epoxy Resins and certain Apollo affiliates. These sales totaled $11, $15 and $13 for the years ended December 31, 2004, 2003 and 2002, respectively. Accounts receivable from these affiliates totaled $1 and $2 at December 31, 2004 and 2003, respectively. The Company purchases raw materials and services from Japan Epoxy Resins and certain Apollo affiliates. These purchases totaled $12, $5 and $8 for the years ended December 31, 2004, 2003 and 2002, respectively. Accounts payable to affiliates totaled $0 and $1 at December 31, 2004 and 2003, respectively.

In 2004 and 2003, RPP paid constructive cash distributions of $1 and $4 to Shell on behalf of RPPI relating to the reimbursement of certain pension costs, of which $1 and $2, respectively, was previously accrued. RPPI made capital contributions of approximately $1 during 2002 to RPP relating to pension costs.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

In addition, upon closing the BCI Transaction, BCI paid transaction-related costs of $9 on behalf of BHI Investment LLC, $22 on behalf of BW Holdings, LLC and shared compensation costs of $14. Of these amounts, $14 is included with Transaction related compensation and other costs, and the remainder is included within Transaction costs.

5. Goodwill and Intangible Assets

At December 31, 2004, the Company’s management performed the annual goodwill impairment test. As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified the appropriate reporting units and identified the assets and liabilities (including goodwill) of the reporting units. The Company determined estimated fair values of the reporting units and assessed whether the estimated fair value of each reporting unit was more or less than the carrying amount of the assets and liabilities assigned to the units.

Valuations were performed using a standard methodology based on comparable company analysis. Comparable company analysis ascribes a value to an entity by comparing certain operating metrics of the entity to those of a set of comparable companies in the same industry. Using this method, market multiples and ratios based on operating, financial and stock market performance are compared across different companies and to the entity being valued. The Company employed a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units—the EBITDA (earnings before interest, taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount. In addition, the BCI goodwill valuation was done utilizing the multiple of the BCI Transaction. At December 31, 2004, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned to the units.

The changes in the carrying amount of goodwill for RPP for the years ended December 31, 2004 and 2003 are as follows:

	Americas	Europe & Africa	Asia Pacific & Middle East	Total
Goodwill balance at January 1, 2003	$19	$14	$—	$33
Impairment	(19)	(14)	$—	(33)

Goodwill balance at December 31, 2003 and 2004	$—	$—	$—	$—

The goodwill and impairment of $33 is a result of the valuation of the purchase price related to the Apollo acquisition and the RPP business from Shell.

The changes in the carrying amount of goodwill for BCI for the period from August 12, 2004 to December 31, 2004 are as follows:

	Forest Products	Performance Resins	International	Total
Goodwill balance at August 12, 2004	$25	$18	$14	$57
Purchase accounting adjustments	(2)	—	(5)	(7)
Foreign currency translation	—	—	1	1

Goodwill balance at December 31, 2004	$23	$18	$10	$51

The $7 of purchase accounting adjustments in 2004 reflects the final allocation of purchase price related to BCI acquisitions made in 2003 from goodwill to separately identifiable intangible assets.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The Company’s intangible assets with identifiable useful lives, which continue to be amortized, consist of the following:

	At December 31, 2004		At December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Customer list and contracts	$20	$7	$—	$—
Trademarks	12	—	11	—
Formulas, technology and patents	82	20	72	11
Unrecognized prior service cost	1	—	—	—
Other	1	1	—	—

	$116	$28	$83	$11

The impact of foreign currency translation adjustments is included in accumulated amortization.

Total intangible amortization expense for the years ended December 31, 2004, 2003 and 2002 was $5, $4 and $4, respectively.

Estimated annual intangible amortization expense for 2005 through 2009 is as follows:

2005	$8
2006	7
2007	7
2008	7
2009	4

6. Financial Instruments

The following table presents the carrying or notional amounts and fair values of the Company’s financial instruments at December 31, 2004 and 2003. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

The carrying amounts of cash and equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values.

The following table includes the carrying and fair values of the Company’s financial instruments as of December 31:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives Liabilities
Debt	$1,850	$1,900	$683	$640

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

	2004
	Average Days To Maturity	Average Contract Rate	Notional Amount	Fair Value Gain (Loss)
Foreign Exchange:
Currency to sell for U.S. Dollars
Canadian Dollars – Put options purchased	183	1.3200	36	$—
Canadian Dollars – Call options sold	183	1.2300	36	(2)

Currency to sell for CDN Dollars
British Pound – Forward currency contracts	31	2.3255	42	1

Currency to sell for Euros
U.S. Dollars – Deal contingent forward	90	1.3430	235	2

Commodity Future Contracts:
Natural gas futures			3	—

The Company had no derivatives at December 31, 2003.

At December 31, 2004, the Company had derivative losses of $2 classified as Other current liabilities and derivative gains of $3, classified as Other assets. The Company did not have any gains or losses at December 31, 2003 and 2002. Gains and losses arising from contracts are recognized on a quarterly basis, through the Combined Statement of Operations. The Company does not hold or issue derivative financial instruments for trading purposes.

Foreign Exchange

International operations account for a significant portion of the Company’s revenue and operating income. It is the policy of the Company to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging anticipated and firmly committed transactions when economically feasible. The Company enters into forward and option contracts to buy and sell foreign currencies to reduce foreign exchange exposure and protect the U.S. dollar value of such transactions to the extent of the amount under contract. These contracts are designed to minimize the impact from foreign currency exchange on operating income and on certain balance sheet exposures. The Company is exposed to credit loss in the event of non-performance by other parties to the contract. The Company evaluates the credit worthiness of the counterparties’ financial condition and does not expect default by the counterparties.

Deal Contingent Forward

On December 14, 2004, BCI entered into a foreign currency forward position of $235 to purchase Euros with U.S. Dollars at a rate of $1.3430. The contract is contingent upon the close of the Bakelite share purchase agreement (see Note 3) and had an initial target settlement date of March 31, 2005 and provides for an extension and adjustments through July 6, 2005. The purpose of the forward is to mitigate the risk of foreign currency exposure related to the pending transaction. At December 31, 2004, the Company recorded a gain of $2 related to its deal contingent forward contract. This amount is included as Other non-operating income in the Combined Statements of Operations. On March 31, 2005, BCI adjusted the contract to have a target settlement date of April 29, 2005 and a new foreign exchange rate of 1.3446.

Commodity Future Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol, urea, acetone, propylene and chlorine. For these commodity raw materials, the Company

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

has purchase contracts, with periodic price adjustment provisions. For certain contracts, the Company also adds to customer contracts selling price provisions that are indexed to publicly available indices for these commodity raw materials. The Board of Directors approves all commodity futures and commodity commitments based on delegations of authority documents.

BCI hedges a portion of natural gas purchases for North America. In 2004, BCI entered into futures contracts with varying settlement dates through December 2005. BCI used futures contracts to hedge 46% of its calendar 2004 North American natural gas usage. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. Commitments settled under these contracts totaled $2 in 2004. At December 31, 2004, the Company had future commitments under these contracts of $3. Gains and losses on commodity futures contracts are recognized each month as gas is used. Remaining obligations are marked to market on a quarterly basis.

7. Debt and Lease Obligations

Debt outstanding at December 31, 2004 and 2003 is as follows:

	December 31, 2004		December 31, 2003
	Long- Term	Due Within One Year	Long- Term	Due Within One Year
Revolving Credit facilities (at an average rate of 6.4% in 2004)	$28	$—	$—	$—
Senior Secured Notes:
8% Senior secured notes due 2009	140	—	140	—
9.5% Senior second secured notes due 2010 (includes $1 of unamortized debt premium at December 31, 2004 and 2003	201	—	201	—
9% second-priority senior secured notes due 2014	325	—	—	—
Floating rate second-priority senior secured notes due 2010 (at an average rate of 6.6% in 2004)	150	—	—	—
Credit Agreement: term loans due 2010 (at an average rate of 4.7% in 2004)	123	2	—	—
Unsecured Debentures:
9.2% debentures due 2021	115	—	—	—
7.875% debentures due 2023	247	—	—	—
Sinking fund debentures: 8.375% due 2016	78	—	—	—
13.5% Senior subordinated notes due 2010 (includes $4 and $5 of unamortized debt premium at December 31, 2004 and 2003	332	—	333	—
Seller senior subordinated notes due 2011 (at an average rate of 7.6% in 2004)	50	—	—	—
Other:
Industrial revenue bonds (at an average rate of 10% in 2004) due 2009	34	—	—	—
Other (at an average rate of 4.1% in 2004 and 5.0% in 2003)	7	5	—	8
Capital Leases	4	—	1	—

Total current maturities of long-term debt	—	7	—	8
Short-term debt (primarily foreign bank loans at an average rate of 8.4% in 2004)	—	9	—	—

Total debt	$1,834	$16	$675	$8

The Company is raising a senior secured credit facility that will replace the individual company credit facilities and certain debentures.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Revolving Credit Facilities

RPP Credit Facility

In 2000, RPPI, RPP, Resolution Performance Products Capital Corporation (“RPP CC”) and Resolution Nederland B.V., entered into a $600 credit agreement (“the RPP Credit Agreement”) with a syndicate of financial institutions. The RPP Credit Agreement currently provides for a six-year $75 revolving credit facility, the euro equivalent of which is also available, to be used for, among other things, working capital and general corporate purposes of RPP and its subsidiaries, including without limitation, certain permitted acquisitions. The revolving credit facility also includes a sub-limit for letters of credit (“LOCs”) in an amount not to exceed $50. At December 31, 2004, RPP had $28 of outstanding borrowings under the revolving credit facility and $2 in outstanding LOCs. At December 31, 2004, RPP had additional borrowing capacity under the RPP Credit Agreement of $45.

Borrowings that are maintained as dollar term loans or loans under the revolving credit facility denominated in dollars accrue interest at either Citibank’s prime lending base rate or the eurodollar rate, plus a margin ranging from 1.25% to 3.00% and is dependent upon leverage, as determined on a quarterly basis. Interest rates on loans under the revolving credit facility denominated in euros accrue interest at the euro rate plus associated costs plus a margin ranging from 2.25% to 3.00% depending on leverage, as determined on a quarterly basis. Interest period elections generally range from one to six months, or to the extent available, nine or twelve months for eurodollar and euro rate loans. With respect to eurodollar loans and euro rate loans, interest is payable at the end of each interest period, or for interest periods longer than three months, at least every three months. With respect to base rate loans under the RPP Credit Agreement, interest is payable quarterly on the last business day of each fiscal quarter. For each drawn letter of credit, RPP is required to pay a per annum fee equal to the spread over the eurodollar rate for the revolving credit facility, a fronting fee equal to 0.25% on the aggregate daily stated amount of each LOC, plus administrative charges. Additionally, RPP will pay a commitment fee ranging from 0.375% to 0.500% per annum, depending on leverage ratio, which is payable quarterly on the unused available portion of the revolving credit facility.

The RPP Credit Agreement was amended on December 22, 2003. This amendment, among other things, (a) permitted RPP to issue certain notes so long as the net proceeds from the offering of the Notes were used to repay all of the remaining term loans outstanding under the RPP Credit Agreement, (b) maximum borrowings allowable under the RPP Credit Agreement is calculated monthly and is based upon specific percentages of eligible accounts receivable, inventory and fixed assets. Substantially all of RPP’s current and future assets are pledged as security under RPP’s credit agreement, totaling $1,323. The loans incurred under the RPP Credit Agreement by RPP and RPP Capital are guaranteed by RPP Inc. and all of RPP’s existing and future direct and indirect wholly-owned domestic subsidiaries.

On January 24, 2005, RPP and RPP CC entered into a $150 revolving credit facility pursuant to a credit agreement among RPPI, RPP, RPP CC, Resolution Europe B.V. (“Resolution Europe”), the other credit parties party thereto, General Electric Capital Corporation, GE Leveraged Loans Limited and the other lenders party thereto (the “New RPP Credit Agreement”). The proceeds of the initial loans under the New RPP Credit Agreement were used to refinance existing indebtedness under the existing RPP Credit Agreement.

The New RPP Credit Agreement currently provides for the extension of revolving loans to RPP (and any other entity approved to be a US borrower) of up to $100 in aggregate principal amount at any time outstanding (“US Credit Facility”), and for the extension of revolving loans to Resolution Europe (and any other entity approved to be a Netherlands borrower) of up to the Euro equivalent of $50 in aggregate principal amount at any time outstanding (“Netherlands Credit Facility”). Loans under the US Credit Facility and the Netherlands Credit Facility may be used for, among other things, working capital and general corporate purposes of RPP and its

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

direct and indirect subsidiaries and certain permitted acquisitions. The US Credit Facility includes a sub-limit for LOCs in an amount not to exceed $30. The Netherlands Credit Facility includes a sub-limit for LOCs in an amount not to exceed the Euro equivalent of $10. The extension of revolving loans under the US Credit Facility and the Netherlands Credit Facility terminates on June 24, 2009.

Borrowings by RPP under the US Credit Facility denominated in dollars accrue interest at either a US index rate or the eurodollar rate plus, in each case, plus a margin ranging from 1.00% to 2.50%, depending on RPP’s consolidated fixed charge coverage ratio and determined on a quarterly basis. Borrowings by RPP under the US Credit Facility denominated in Euros accrue interest at the euro rate plus a margin ranging from 2.00% to 2.50% depending on RPP’s consolidated fixed charge coverage ratio and determined on a quarterly basis. Borrowings by Resolution Europe under the Netherlands Credit Facility accrue interest at either the euro rate plus associated costs or a euro base rate plus, in each case, plus a margin ranging from 2.00% to 2.50% depending on RPP’s consolidated fixed charge coverage ratio and determined on a quarterly basis.

Interest period elections generally range from one to six months for eurodollar and euro rate loans. With respect to eurodollar loans and euro rate loans, interest is payable at the end of each interest period or, for interest periods longer than three months, at least every three months. With respect to euro base rate loans and U.S. index rate loans, interest is payable monthly on the last business day of each month. Calculation of all interest is based on the actual number of days elapsed in a year comprising 360 days. For each drawn LOC, RPP is required to pay a per annum fee equal to the margin over the eurodollar rate for the revolving credit facility, plus administrative charges (including a 0.125% per annum issuing fee). In addition, RPP will pay a commitment fee of 0.75% per annum of the average daily balance of the unused portion of the US Credit Facility, payable monthly in arrears, if less than half of the total commitments under the US Credit Facility are utilized, or 0.50% per annum if greater than or equal to half of such total commitments are utilized. Resolution Europe will pay a commitment fee of 0.75% per annum of the average daily balance of the unused portion of the Netherlands Credit Facility, payable monthly in arrears, if less than half of the total commitments under the Netherlands Credit Facility are utilized, and 0.50% per annum if greater than or equal to half of such total commitments are utilized.

The loans incurred under the US Credit Facility are guaranteed by RPPI, RPP CC and all of RPPI’s existing and future direct and indirect domestic subsidiaries other than RPP (the “US Guarantors”). The loans incurred under the US Credit Facility are secured by a security interest in substantially all of RPP’s and the U.S. Guarantors’ properties and assets, including a pledge of all capital stock and notes owned by them and their subsidiaries; provided that no more than 65% of the voting stock of their first-tier foreign subsidiaries is required to be pledged in respect of such loans under the US Credit Facility. Loans incurred under the Netherlands Credit Facility are guaranteed by Resolution Holdings B.V. and all of its existing and future direct and indirect material foreign subsidiaries other than Resolution Europe (the “Non-US Guarantors”), subject to exceptions and restrictions. The obligations of Resolution Europe and the Non-US Guarantors are secured by a security interest in substantially all of the properties and assets owned by Resolution Europe and the Non-US Guarantors, including by a pledge of all capital stock and notes owned by such entities, totaling $1,323. The New RPP Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default.

RSM Credit Facility

In 2004, RSM and RSM Inc. entered into a $155 credit agreement (“RSM Credit Agreement”) with a syndicate of financial institutions. The RSM Credit Agreement provides for term loans (“Term Loans”) totaling $125 and revolving facility loans and LOCs (“Revolving Facility Loans”) of up to $30, subject to certain restrictions.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The Revolving Facility Loans provide for a five-year $30 revolving credit facility due August 2, 2009 to be used for working capital, general corporate purposes and acquisitions. Borrowings under the Revolving Facility Loans are subject to a maximum permitted amount based on a formula. For interest rate determination purposes, loans under the RSM Credit Agreement are defined as either ABR (alternative base rate) Loans or Eurocurrency Loans and are tied to the prime rate, Base CD rate or Federal Funds Rate for ABR Loans or adjusted LIBOR for Eurocurrency Loans. Incremental interest rates ranging from 1.75% to 3.00% are applied to these interest rates based on the type of loan, currency, time period and RSM’s consolidated leverage ratio. Commitment fees under the Revolving Facility Loans are payable quarterly at an annual rate of 0.5% on the available unused commitment. Letters of credit are subject to participation, fronting and issuing bank fees. As of December 31, 2004, RSM had $1 outstanding in LOCs, none of which had been drawn against.

RSM borrowed the full amount of the $125 under the Term Loans to partially fund the acquisition and for working capital and other corporate purposes. The Term Loans are payable in quarterly principal installments through June 30, 2010, with a balloon payment of $118 on the term facility maturity date of August 2, 2010.

The RSM Credit Agreement contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures, and the maintenance of certain financial ratios. Payment of borrowings under the RSM Credit Agreement may be accelerated in the event of a default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control.

RSM’s obligations under the RSM Credit Agreement are guaranteed, on a joint and several basis, by RSM Inc. and each of RSM’s domestic subsidiaries. The RSM Credit Agreement is secured by substantially all current and future assets of RSM, including a pledge of the equity in its domestic subsidiaries and 65% of the equity of its ‘first tier’ foreign subsidiaries, totaling $394.

BCI Credit Facility

BCI entered into a three-year asset based revolving credit facility in the third quarter of 2002 (the “BCI Credit Facility”), which provides for a maximum borrowing of $175, including LOCs. BCI amended the BCI Credit Facility (the “Amended BCI Credit Facility”) on August 12, 2004 as part of the BCI Transaction. The Amended BCI Credit Facility is a five-year asset based revolving credit facility with the same borrowing capacity as the BCI Credit Facility.

The Amended BCI Credit Facility is secured with inventory and accounts receivable in the U.S., Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain subsidiaries. At December 31, 2004, the net book value of the collateral securing the Amended BCI Credit Facility, excluding the stock of foreign subsidiaries, was approximately $266. Maximum borrowing allowable under the Amended BCI Credit Facility is calculated monthly (quarterly, if availability is greater than $100) and is based upon specific percentages of eligible accounts receivable, inventory and fixed assets. The Amended BCI Credit Facility contains restrictions on dividends, capital expenditures ($38 from August 12, 2004 to December 31, 2004; $75 in 2005) and payment of management fees ($3 per year or 2% of Segment EBITDA). It also includes a minimum trailing twelve-month fixed charge coverage ratio of 1.1 to 1.0 if aggregate availability is less than $50. The trailing twelve-month fixed charge coverage ratio requirement does not apply when aggregate availability exceeds $50. At December 31, 2004, the maximum borrowing allowable under the Amended BCI Credit Facility was approximately $175, of which approximately $128, after outstanding LOCs and other draws, was unused and available. As a result, BCI has no fixed charge coverage ratio requirements at the end of 2004.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Under the terms of the Amended BCI Credit Facility, BCI has the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. BCI must designate which option it chooses at the time of the borrowing. Currently, the applicable margin for any prime rate borrowing is 50 basis points and for any LIBOR borrowing is 200 basis points. For LOCs issued under the Amended BCI Credit Facility, BCI pays a per annum fee equal to the LIBOR applicable margin, or 2.00%, plus a fronting fee of 0.125%. In addition, BCI pays a 0.375% per annum fee on the amount of the revolving loan commitment less any borrowings or outstanding LOCs. BCI incurred commitment fees of $0.2 in the period from August 12, 2004 to December 31, 2004, related to the Amended BCI Credit Facility.

BCI’s Australian subsidiary entered into a five-year secured credit facility in the fourth quarter of 2003 (the “Australian Facility”), which provides for a maximum borrowing of AUD$20, or approximately $16. At December 31, 2004, outstanding debt under this facility was $11, of which $7 is classified as long-term. In addition, there was approximately $3 of short term debt under the facility. The Australian Facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 and is secured by liens against substantially all of the assets of the Australian business including the stock of the Australian subsidiaries. At December 31, 2004, the net book value of the collateral securing the Australian Facility was approximately $30. In addition, BCI pledged the stock of the Australian subsidiaries as collateral for borrowing under the Australian Facility. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. At December 31, 2004, $8 was outstanding under the fixed rate facility at an interest rate of 6.4%. The Australian Facility contains restrictions relative to the Australian businesses on dividends, the sale of assets and additional borrowings. The Australian Facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian Facility requires minimum quarterly principal reductions totaling AUD$0.5 (approximately $0.4). The Australian Facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. At December 31, 2004, the maximum borrowing allowable under the Australian Facility was AUD$18 (approximately $14), of which about AUD$4 (approximately $3), after outstanding LOCs and other draws, was unused and available.

Additional international credit facilities provide availability totaling approximately $26. Of this amount, approximately $12 (net of $4 of borrowings, LOCs and other guarantees of approximately $5 and $5 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2004. These credit facilities have various expiration dates ranging from 2006 through 2008. Of the total $4 of outstanding debt, $1 was classified as long-term. While these facilities are primarily unsecured, portions of the lines are secured by equipment. At December 31, 2004, the net book value of collateral securing a portion of these facilities was approximately $1. BCI guarantees up to $7 of the debt of one of its Brazilian subsidiaries, included in these facilities.

HA-International, LLC (“HAI”), a subsidiary of BCI, entered into a three-year asset based revolving credit facility in 2004, which provides for a maximum borrowing of $15, (the “HAI Facility”). Maximum borrowing allowable under the HAI Facility is based upon specific percentages of eligible accounts receivable and inventory and is secured with inventory, accounts receivable and property and equipment of HAI. At December 31, 2004, the net book value of collateral securing the HAI Facility was approximately $34. The HAI Facility provides up to $2 for LOCs. The HAI Facility contains restrictions relative to HAI on dividends, affiliate transactions, minimum availability ($2), additional debt and capital expenditures ($2 in 2005). In addition, HAI is required to maintain a minimum trailing twelve-month debt coverage ratio of 1.5 to 1.0 and a monthly debt to tangible capital ratio of less than 2.5 to 1.0. At December 31, 2004, borrowing allowable under the HAI Facility was approximately $14, of which approximately $12 was unused and available, after the minimum availability requirement.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

In addition, on August 12, 2004, BCI redeemed its 9.25% debentures for total cash of $49. Included in the total cash paid was $47 for the principal of the debentures, $1 of accrued interest and an early redemption premium of $1. The redemption was funded with cash received from the $475 private debt offering shown below.

At December 31, 2004 and 2003, the Company was in compliance with the covenants and restrictions in all credit facilities, with the exception of the RSM credit facility, for which the Company has received a permanent waiver relating to the delivery of the statement of cash flows for the fiscal quarter ended September 30, 2004. Subsequent to December 31, 2004, RSM obtained waivers on two additional covenants; delivery of the December 31, 2004 audited financial statements (waived through May 31, 2005), and obtaining interest rate swap agreements (waived through August 2, 2005).

Senior Secured Notes

	Origination Date	Interest Payable	Early Redemption	Collateral / Priority
8% Senior secured notes due 2009	December 2003	December 15 June 15	December 2006	Substantially all assets of RPP and a portion of capital stock of subsidiaries Equal to all senior debt

9.5% Senior secured notes due 2010	April 2003	April 15 October 15	April 2006	Substantially all assets of RPP and a portion of capital stock of subsidiaries Equal to all senior debt, second to 8% notes

9% Second-priority senior secured notes due 2014	August 2004	January 15 July 15	July 2007 (b)	BCI – Inventory, accounts receivable and certain stock, second to credit facility

Floating Rate second-priority senior secured notes due 2010—average rate of 6.6%(a)	August 2004	January 15 April 15 July 15 October 15	July 2006 (b)	BCI – Inventory, accounts receivable and certain stock, second to credit facility

(a)	Interest on the Floating Rate Notes accrues at an annual rate, reset quarterly, equal to LIBOR plus 475 basis points. At December 31, 2004, the interest rate on the Floating Rate Notes was 6.82%. There is no sinking fund for the Floating Rate Notes.
(b)	Redemption of 35% with equity offering proceeds. Redemption of 100% permitted in July 2009.

Certain senior secured notes contain restrictive covenants, which could trigger acceleration of repayment in the event of default, absent a waiver. Such restrictive covenants include, among other provisions, restrictions on payments and distributions, mergers and acquisitions and transactions with affiliates.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Unsecured Debentures

	Origination Date	Interest Payable	Early Redemption
9.2% debentures due 2021	March 1991	March 15 September 15	None

7.875% debentures due 2023	May 1993	February 15 August 15	None

8.375% Sinking fund debentures	April 1986	April 15 October 15	April 2006

Seller Senior Subordinated Note due 2011 (a)	August 2004	February 1 August 1	Any time

13.5% Senior subordinated notes due 2010	2000	May 15 November 15	November 2005

(a)	Interest is base rate equal to the seven year Treasury plus basis points ranging from 350 to 550. RSM may pay interest in either dollars or Notes until the third anniversary. Average interest rate is 7.6% in 2004.

Certain debentures contain restrictive covenants, which could trigger acceleration of repayment in the event of default absent a waiver. Such restrictive covenants include, among other provisions, restrictions on payments and distributions, mergers and acquisitions and transactions with affiliates.

Other Borrowings

During 2002, RPP financed the purchase of computer equipment and related services. RPP entered into unsecured trade notes, totaling $4, that bear interest ranging from 6.75 to 8.18 percent, payable over thirty-six months with one vendor. As of December 31, 2004 and 2003, balances outstanding were $0 and $2, respectively.

In addition, the Company finances certain insurance premiums. Short-term borrowings under this arrangement include $6 at December 31, 2004.

The $34 Parish of Ascension Industrial Revenue Bonds (IRBs) are related to the purchase, construction and installation of air and water pollution control facilities that are no longer owned by BCI. The tax-exempt status of the IRBs is based upon there being no change in the use of the facilities, as defined by the Internal Revenue Code. BCI continues to monitor the use of the facilities by the current owner. If a change in use were to occur, BCI could be required to take remedial action, including redeeming all of the bonds.

The Company’s capital leases range from one to forty-nine year terms for vehicle, equipment, land and buildings. At December 31, 2004 and 2003, total amounts outstanding under capital leases totaled $4 and $1, respectively. These balances are included in debt on the Combined Balance Sheets.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Aggregate maturities of total debt, minimum annual rentals under operating leases, and minimum payments under capital leases at December 31, 2004, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases	Minimum Payments Under Capital Leases
2005	$16	$24	$1
2006	3	20	1
2007	3	17	1
2008	5	15	—
2009	175	10	—
2010 and beyond	1,644	36	1

	$1,846	$122	$4

Rental expense amounted to $15, $10 and $10 in the years ended December 31, 2004, 2003 and 2002, respectively.

8. Guarantees, Indemnifications and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at December 31, 2004.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable. With respect to certain of the aforementioned guarantees, the Company maintains limited insurance coverage that mitigates potential payments to be made.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

In connection with Apollo’s acquisitions of RPP and BCI, the Company entered into a transaction fee agreement with Apollo and its affiliates for the provision of certain structuring and advisory services. The Company has agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

9. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal, state and local levels as well as foreign laws and regulations, therefore is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant.

Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Company has recorded liabilities, relating to 63 locations, of approximately $41 and $0 at December 31, 2004 and 2003, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $27 to $84 in the aggregate, at December 31, 2004. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates.

Indemnifications

For environmental conditions that existed at RPP related sites prior to November 2000, environmental remediation liability is influenced by agreements whereby Shell generally will indemnify the Company for environmental damages associated with environmental conditions that occurred or existed before November 2000

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

of the recapitalization, subject to certain limitations. RPP had no accrual at December 31, 2004 and 2003. This assessment is based on the lack of evidence of any claims or possible claims against RPP prior to November 2000. In addition, management believes that RPP maintains adequate insurance coverage, subject to deductibles, for environmental remediation activities.

According to the terms of the RSM Transaction, Eastman has retained the liability and indemnified RSM for certain matters, including: i) pre-closing contamination at certain facilities, ii) pre-closing shipments of hazardous substances to off-premise sites, iii) all unknown environmental liabilities or contamination issues existing as of the closing date not previously disclosed by Eastman, subject to a $0.1 deductible, cost sharing, time limits and caps, and iv) any claims arising from assertions of personal injury attributable to pre-closing exposure to adverse work place conditions.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions at December 31, 2004:

BCP Geismar Site—BCI formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. BCI retained a 1% interest and the general partner interest, which were held by its subsidiary, BCP Management (“BCPM”). BCI also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among BCI, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, BCI agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. BCI bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which BCI can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. BCI has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

BCI has recorded a liability of approximately $21 at December 31, 2004, related to the BCP Geismar site. Based on currently available information and analysis, BCI believes that it is reasonably possible that costs associated with this site may fall within a range of $14 to $32, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and the ability to estimate remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $32 over thirty years.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Following are expected payments for each of the next five years, and a reconciliation of the expected aggregate payments to the liability reflected at December 31, 2004:

2005	$3
2006	2
2007	2
2008	2
2009	1
Remaining aggregate payments	22

Total undiscounted liability	32
Less: discount to net present value	(11)

Liability per Combined Balance Sheet	$21

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 26 sites in which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $8 at December 31, 2004, related to these sites. The Company anticipates approximately 60% of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and therefore, has little control over the costs and timing of cash flows. At 16 of the 26 sites, the Company’s share is less than 1%. At the remaining 10 sites, the Company has a share of up to 8.8% of the total liability which accounts for $7 of the total amount reserved for superfund / offsite landfill sites at December 31, 2004. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may be as low as $5 or as high as $17, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation, and the availability of insurance coverage. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at 14 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $8 at December 31, 2004, for remediation and restoration liabilities at these locations. The Company anticipates approximately $6 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years. Approximately $4 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $5 to $21, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Other Sites—The Company is conducting environmental remediation at 9 locations formerly owned by the Company. The Company has accrued approximately $3 at December 31, 2004, for remediation and restoration liabilities at these locations. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $2 to $11, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 11 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1 at December 31, 2004, related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1 and $2, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

BCI formerly operated the Smith Douglass fertilizer business, which included a phosphate processing operation in Manatee County, Florida and an animal food processing operation in Hillsborough County, Florida. Both operations were sold in 1980. The EPA has sent BCI and another former owner of the Manatee County facility a request for $0.1 relating to oversight costs incurred when the site was abandoned by its current owner. BCI is disputing the charge. BCI is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on this site. BCI is aware that the current owner of the Hillsborough County site ceased operations in March of 2004 and is working with governmental agencies to effect closure of that site. At this time, BCI has received an information request from the EPA but has not received any demands from any governmental agencies or others regarding the closure and environmental cleanup at this site, which BCI believes is the responsibility of the current owner. While it is reasonably possible some costs could be incurred related to these sites, BCI has inadequate information to enable it to estimate a potential range of liability, if any. As of December 31, 2004, BCI had a reserve of $0.06 relating to these matters.

Non-Environmental Legal Matters

The Company has reserved approximately $21 and $0 at December 31, 2004 and 2003, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time. For the period ended December 31, 2004 and 2003, the Company recorded, in General and administrative expense, legal fees of approximately $4 and $0, respectively, related to the non-environmental legal matters described below.

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financing arranged by The Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of BCI, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $85 in equity, a syndicate of banks funded $198 of senior secured financing and $125 of senior subordinated notes were privately placed. BCI received approximately $309 in cash and 11% of IHDG common stock for its interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against BCI and certain of its affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against BCI for $314 plus interest, costs and attorney fees. An effort to resolve this matter through non-binding mediation was unsuccessful in resolving the case and the parties are preparing for trial.

BCI has an accrual of approximately $4 for legal defense costs related to this matter. BCI has not recorded a liability for any potential losses because a loss is not considered probable based on current information. BCI believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously. While it is reasonably possible the resolution of this matter may result in a loss due to the many variables involved, BCI is not able to estimate the range of possible outcomes at this time.

Brazil Tax Claim—In 1992, the State of Sao Paulo Administrative Tax Bureau issued an assessment against BCI’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. The Administrative Court upheld the assessment in December 2001. In 2002, the subsidiary filed a second appeal with the highest-level Administrative Court, again seeking cancellation of the assessment. Argument was made to the court in September 2004 and BCI is awaiting its ruling.

At December 31, 2004, the amount of the assessment, including tax, penalties, monetary correction and interest, is 61 Brazilian Reais, or approximately $23. BCI believes it has a strong defense against the assessment and will pursue the appeal vigorously, including appealing to the judicial level; however, there is no assurance that the assessment will not be upheld. At this time BCI does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to BCI resulting from the resolution of this matter range from zero to $23.

HAI Grand Jury Investigation—HA-International, LLC (“HAI”), a consolidated venture in which BCI had a 70% interest at December 31, 2004, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a foundry resins Grand Jury investigation. HAI has provided documentation in response to the subpoena. As is frequently the case when such investigations are in progress, various antitrust lawsuits have been brought against BCI alleging that BCI and HAI, along with various other entities, engaged in a price fixing conspiracy. At this time BCI does not believe a loss is probable; therefore, only related legal fees have been accrued. BCI does not have sufficient information to determine a range of possible outcomes for this matter at this time.

CTA Acoustics—From the third quarter 2003 to the first quarter 2004, six lawsuits were filed against BCI in the 27th Judicial District, Laurel County Circuit Court, in Kentucky, arising from an explosion at a customer’s plant where seven plant workers were killed and over 40 other workers were injured. The lawsuits primarily seek recovery for wrongful death, emotional and personal injury, loss of consortium, property damage and indemnity. BCI expects that a number of these suits will be consolidated. The litigation also includes claims by its customer against its insurer and BCI. BCI is pursuing a claim for indemnity against its customer, based on language in its contract with the customer, and a claim against a third party that performed services for BCI in connection with sales to the customer. BCI previously accrued $5, the amount of its insurance deductible, relating to these actions and has insurance coverage expected to address any payments and legal fees in excess of this amount.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Other Legal Matters—BCI has been served in two lawsuits filed in Hillsborough County, Florida Circuit Court which name BCI and several other parties, relating to an animal feed supplement processing site formerly operated by BCI and sold in 1980. The lawsuits are filed on behalf of multiple residents of Hillsborough County living near the site and allege various injuries related to exposure to toxic chemicals. At this time, BCI has inadequate information from which to estimate a potential range of liability, if any.

General

The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. In large part, as a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs are also focusing on alleged harm caused by other products the Company has made or used, including those containing silica and vinyl chloride monomer. The Company does not believe that it has a material exposure relating to these claims and believes it has adequate reserves and insurance to cover currently pending and foreseeable future claims.

Other Commitments and Contingencies

RPP entered into contractual agreements with Shell and other third parties for the supply of site services, utilities, materials and facilities and for operation and maintenance services necessary to operate RPP on a stand-alone basis. The duration of the contracts range from one year, or less, to 20 years, depending on the nature of services. Such contracts may be terminated by either party under certain conditions as provided for in the respective agreements; generally, 90 days notice is required for short-term contracts and three years notice is required for longer-term contracts (generally in excess of five years). Contractual pricing generally includes a fixed and variable component.

In addition, RPP entered into contractual agreements with Shell and other third parties for the purchase of feedstocks. The terms of the agreements vary from three to ten years, extendable at RPP’s request and cancelable by either party as provided for in the respective agreements. Feedstock prices are based on market prices less negotiated volume discounts or cost input formulas. See Note 4 for more details on commitments surrounding certain agreements with Shell.

RPP relies on long-term supply agreements with Shell and other key suppliers for most of their raw material supply. The loss of a key source of supply or a delay in shipments could have an adverse effect on business. Should any of RPP’s suppliers fail to deliver or should any of the key long-term supply contracts be canceled, RPP would be forced to purchase raw materials in the open market, and no assurances can be given that RPP would be able to make these purchases or make them at prices that would allow RPP to remain competitive. Some raw materials are provided by one supplier and RPP could incur significant time and expense if RPP had to replace the supplier. In addition, several of the feedstocks at various facilities are transported through a pipeline from one supplier. If RPP were unable to receive these feedstocks through these pipeline arrangements, RPP may not be able to obtain them from other suppliers at competitive prices or in a timely manner.

As part of the RSM Transaction, RSM was provided with certain services and systems from Eastman on an interim basis under a Transition Service Agreement (“TSA”). These transaction services are intended to allow RSM to continue to operate from the acquisition date on a seamless basis. Services included information systems, financial systems and reporting, procurement services, supply chain (order processing and logistics), and certain research and development support services. RSM terminated the TSA effective January 31, 2005. During 2004, RSM incurred expenses of $5 under the TSA.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

On October 15, 2004, in order to secure the long-term supply of a key raw material, RSM entered into a ten-year contract with a supplier to purchase a specified quantity of product at a specified price whether or not it takes delivery. Prices are adjusted annually according to a formula that is based upon an agreed upon raw material benchmark index. The initial volume is adjusted annually based upon the prior year’s sales of the related finished good manufactured with the raw material. In addition, RSM is party to a non-cancellable agreement to purchase certain gas supplies at a fixed monthly rate through June 30, 2012. RSM is required to make minimum annual payments under these contracts as follows:

2005	$2
2006	3
2007	3
2008	3
2009	3
2010 and beyond	14

Total minimum payments	28
Less: Amount representing interest	(8)

Present value of minimum payments	$20

RSM had purchases of $1 during 2004 under the contracts.

The Limited Liability Agreement of HAI provides Delta-HA, Inc. (“Delta”), BCI’s partner in HAI, the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Delta purchased an additional 5% interest in the third quarter of 2004. Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement. The Company received cash proceeds of $2, as determined by the agreement, and recorded a gain of $1 related to the sale, which is included in Other operating expense in the 2004 Combined Statement of Operations. In the first quarter of 2005, Delta purchased an additional 5% interest.

10. Pension and Retirement Savings Plans

Most U.S. employees of the Company, except RSM associates, are covered under non-contributory defined benefit plans (“the U.S. Plans”). The U.S. Plans provide benefits for salaried and certain hourly employees and some hourly employees covered under a collective bargaining agreement based on eligible compensation and years of credited service. The benefits for other hourly employees who are covered under a collective bargaining agreement benefits are calculated using a formula based on years of credited service multiplied by the fixed benefit multiplier amount established in the union contract. Certain employees in other countries are covered under other contributory and non-contributory defined benefit foreign plans that are included in the data presented herein. The measurement dates for the plans are: December 31 for RPP plans and September 30 for BCI plans.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

	2004		2003
	RPP	BCI	RPP
Change in Benefit Obligation
Benefit obligation at beginning of year	$111	$259	$81
Service cost	6	3	5
Interest cost	6	14	5
Actuarial losses	12	9	9
Foreign currency exchange rate changes	8	1	13
Benefits paid	(3)	(32)	(2)

	140	254	111

Change in Plan Assets
Fair value of plan assets at beginning of year	102	190	80
Actual return on plan assets	4	21	7
Foreign currency exchange rate changes	8	—	13
Employer contribution	9	1	4
Benefits paid	(3)	(32)	(2)

Fair value of plan assets at end of year	120	180	102

Plan assets less than benefit obligation	(20)	(74)	(9)
Unrecognized net actuarial loss	35	121	16
Unrecognized prior service cost (credit)	(4)	1	(4)

Net amount recognized	$11	$48	$3

Amounts recognized in the balance sheets, after reclassification of the prepaid pension asset to reflect a minimum pension liability adjustment, consist of:

	2004		2003
	RPP	BCI	RPP
Accrued benefit liability	$(8)	$(72)	$(7)
Prepaid benefit cost	19	—	10
Intangible asset	—	1	—
Accumulated other comprehensive income	—	119	—

Net amount recognized	$11	$48	$3

The Company’s accrued benefit liability of $80 includes $7 recorded in Other current liabilities at December 31, 2004. The weighted average discount rates used to determine benefit obligations for the Company were between 2% and 6% in 2004 and between 3.5% and 6.75% in 2003. The weighted average rate of increase in future compensation levels was between 2% and 4.42% in 2004 and between 2% and 4% in 2003.

The following summarizes defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	2004		2003
	RPP	BCI	RPP
Projected benefit obligation	$38	$254	$35
Accumulated benefit obligation	32	251	29
Fair value of plan assets	27	180	25

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Following are the components of net pension expense recognized by the Company for the years ended December 31, 2004, 2003 and 2002:

	2004			2003	2002
	RPP	BCI(a)	Total	RPP	RPP
Service cost	$6	$1	$7	$5	$5
Interest cost on projected benefit obligation	6	5	11	5	4
Expected return on assets	(9)	(6)	(15)	(7)	(5)
Recognized actuarial loss	—	3	3	—	—

Net pension expense	$3	$3	$6	$3	$4

(a)	BCI balances shown are for the period August 12, 2004 to December 31, 2004.

The weighted average discount rates used to determine net pension expense for the Company was between 2.5% and 6.25% in 2004, between 3.5% and 6.75% in 2003, and between 3.5% and 7.25% in 2002. The weighted average rate of increase in future compensation was between 2% and 4% in 2004 and 2003, and between 2% and 4.25% in 2002. The expected long-term rate of return on the plan assets were between 8% and 9% in 2004, 2003 and 2002.

Investment Strategy

Following is a summary of actual 2004 and 2003, at the measurement date, and target 2005 allocations of assets by investment type:

	2005 Target		2004		2003
	RPP	BCI	RPP (a)	BCI	RPP
Debt securities	20%	40%	29%	35%	28%
Equity securities	80%	60%	70%	61%	71%
Cash and short-term investments	—	—	—	4%	—
Other	—	—	1%	—	1%

	100%	100%	100%	100%	100%

(a)	RPP investments allocations are for U.S. assets only. RPP’s international investment portfolio includes 100% of The Netherlands plan assets invested in debt securities and 100% of Belgium’s plan assets invested in other investments for the years 2004 and 2003. For international plans, RPP is expected to transfer to and maintain an 80% equity and 20% bond mix in international investments in the near future.

RPP

For the U.S. Plan, the expected long-term rate of return was chosen from the range of likely results of compound average annual returns over a 20-year time horizon based on the plan’s current investment policy (70% equity securities, 29% bonds, and 1% cash). The expected return and volatility for each asset class was based on historical equity, bond and cash market returns during the period 1926 to 2002 using a Monte Carlo Simulation. Increasing or decreasing the expected return rate by one percentage point would not be material on combined results of operations, cash flows or financial position.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

BCI

In determining the expected overall long-term rate of return on assets, BCI takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed, and BCI consults with actuarial experts to confirm that BCI’s assumptions are reasonable.

BCI’s investment strategy for defined benefit pension plan assets is to maximize the long-term return on plan assets using a mix of equities and fixed income investments and accepting a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small and large capital investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset / liability studies.

The Company expects to make contributions totaling $19 to its defined benefit plans in 2005.

Estimated future plan benefit payments as of December 31, 2004 are as follows:

2005	$28
2006	28
2007	26
2008	26
2009	26
2010 to 2014	132

In 2003 BCI was informed by the IRS that cash balance plans may be required to be amended because of recent ERISA rulings that found some cash balance plans to be discriminatory. The IRS indicated that the U.S. Plan should continue to operate as currently designed until new guidance is available. There is insufficient information to assess any potential impact to BCI of the ERISA ruling at this time.

Most BCI employees not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally effective for five years. Under Federal pension law, there would be continuing liability to these pension trusts if BCI ceased all or most participation in any such trust, and under certain other specified conditions. The Combined Statements of Operations include charges of $1 in 2004 for payments to pension trusts on behalf of BCI employees not covered by its plans.

Qualified Savings Plans

The Company provides a defined contribution plan to its RPP and RSM employees. Full time employees are eligible to participate immediately. Employees may make pre-tax contributions ranging from 1% to 60% and after-tax contributions ranging from 1% to 10% of their pay subject to Internal Revenue Service limitation. Company contributions range from 3% to 6% after completion of service of 1 to 4 years of service and 6% after completion of 5 years of service. Company contributions amounted to $2 and $1 for each of the years ended December 31, 2004 and, 2003, respectively.

BCI also provides a defined contribution plan to its U.S. employees (“the Retirement Savings Plan”). Eligible salaried and hourly employees may contribute up to 5% of their pay (7% for certain longer service salaried employees), as basic contributions to the plan. BCI contributes monthly to the plan an amount equal to at

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

least 50% and up to 100% of basic contributions. BCI has the option to make additional contributions based upon financial performance. Charges to operations for matching contributions under the Retirement Savings Plan in the period from August 12, 2004 to December 31, 2004 totaled $2.

Deferred Compensation Plans

RPP provides a nonqualified deferred compensation plan for U.S. employees who are participants in the RPP Inc. stock option plan. Participants may elect to defer up to 50% of base wages and 100% of bonus pay and stock option compensation. The participants’ deferred compensation contributions are made to a Rabbi trust. RPP’s obligations under this plan are unfunded; however, RPP must pay tax on compensation that is deferred by the participant. The participant is required to reimburse RPP for taxes once the funds are withdrawn from the plan. Eligible RSM employees also receive profit sharing contributions based on age and years of service. Contributions range from 1 to 15% on wages to FICA limits and 2 to 20% on wages in excess of FICA limits. RSM’s contributions amounted to less than $1 for the period ended December 31, 2004.

BCI also provides executives with a nonqualified plan that provides an opportunity for executives to elect deferral of compensation and also provides retirement benefits in cases where executives cannot fully participate in the defined benefit or defined contribution plan because of plan and Internal Revenue Service limitations. The Company’s plans will be amended in 2005 to comply with the deferred compensation provisions of the American Jobs Creation Act of 2004.

11. Non-Pension Postemployment Benefits

Most U.S. and Canadian employees of the Company are provided other postemployment benefit plans (“OPEBs”). The OPEBs provides retirees and their dependents certain health and life insurance benefits. BCI’s domestic participants who are not eligible for Medicare are generally provided with the same medical benefits as active employees. Until September 2003, participants who were eligible for Medicare were provided with supplemental benefits. In September 2003, the BCI plan was amended, as is discussed below. Canadian participants are provided with supplemental benefits to the respective provincial healthcare plan in Canada. The domestic postretirement medical benefits are contributory; the Canadian medical benefits are non-contributory. The domestic and Canadian postretirement life insurance benefits are non-contributory. Benefits are funded on a pay-as-you-go basis.

During 2003, RPP revised the average retirement age and average turn-over rate to age 60 and 7 percent from age 58 and 5 percent. This revision in assumptions decreased the obligations for the OPEB plan in the U.S. for 2003.

In 2003, BCI amended its medical benefit plan, as a result, the post-retirement medical benefits were reduced by approximately $88. BCI’s unrecognized prior service cost was adjusted for the impact of the amendment, and the adjustment is being amortized over the estimated remaining years of service of approximately nine years (2003 – 2012). In 2004, BCI again amended its retiree medical benefit plan to reduce subsidies to retirees effective January 1, 2005, and eliminate remaining subsidies effective January 1, 2006, except in certain cases where contractual obligations exist. As a result of this amendment, BCI’s liability related to providing postretirement medical benefits was further reduced by $8 in 2004. BCI’s unrecognized prior service cost has been adjusted to reflect this amendment. The prior service cost will be amortized over the estimated remaining years of service of approximately nine years (2004 – 2013).

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The measurement dates for the plans are: December 31 for the RPP plan and September 30 for the BCI plans. The following represents amounts for the full calendar years of January 1 to December 31, 2004 and 2003.

	2004		2003
	RPP	BCI	RPP
Change in Benefit Obligation
Benefit obligation at beginning of year	$7	$32	$7
Interest cost	1	2	—
Actuarial (gains) losses	(2)	(2)	—
Plan amendments	—	(8)	(1)
Benefits paid	—	(5)	—
Foreign currency exchange rate changes	—	—	1

	6	19	7
Unrecognized net actuarial gain	16	6	14
Unrecognized prior service benefit	4	84	5

Accrued postretirement obligation at end of year	$26	$109	$26

The weighted average discount rates used to determine benefit obligations for the Company were between 5% and 6.25% in 2004 and between 5.5% and 6.25% in 2003.

Following are the components of net postretirement (benefit) expense recognized by the Company:

	2004			2003	2002
	RPP	BCI(a)	Total	RPP	RPP
Interest cost on projected benefit obligation	$—	$1	$1	$—	$1
Amortization of prior service cost	—	(4)	(4)	—	—
Recognized actuarial gain	(1)	—	(1)	(1)	—
Settlement/curtailment gain	—	—	—	—	(1)

Net postretirement benefit	$(1)	$(3)	$(4)	$(1)	$—

(a)	BCI amounts shown are for the period August 12, 2004 to December 31, 2004.

The weighted average discount rates used to determine net postretirement (benefit) expense for the Company was between 5.5% and 6.25% in 2004 and between 6% and 6.75% in 2003 and 2002.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Following are the assumed health care cost trend rates at December 31, 2004.

	2004		2003
	RPP	BCI	RPP
Health care cost trend rate assumed for next year – U.S. plan	8.0-8.5%	5.25%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) – U.S. Plan	4.0-4.5%	5.25%	4.5%
Year that the rate reaches the ultimate trend rate – U.S. Plan	2009	2005	2008
Health care cost trend rate assumed for next year – Canadian Plan	—	7.5%	—
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) – Canadian Plan	—	4.4%	—
Year that the rate reaches the ultimate trend rate – Canadian Plan	—	2015	—

A one-percentage-point change in the assumed health care cost trend rates would not have a material impact on the Company.

Estimated future plan benefit payments as of December 31, 2004 are as follows:

2005	$3
2006	2
2007	2
2008	2
2009	2
2010 to 2014	6

Also included in the Combined Balance Sheets at December 31, 2004 and 2003, are other post-employment benefit obligations of $5 and $0, respectively.

12. Shareholders’ (Deficit) Equity

The Company had the following shares of stock outstanding at December 31, 2004, 2003 and 2002.

	Common Shares Outstanding
	RPP	RSM	BCI
Balance December 31, 2002 and 2003	601,130	—	—

Addition of RSM shares on August 1, 2004	—	600,000	—
Issuance of stock	900	2,800	—
Addition of BCI shares on August 12, 2004	—	—	96,905,936

Balance December 31, 2004	602,030	602,800	96,905,936

RPP had 1,000,000 shares of stock authorized and issued at December 31, 2004, 2003, and 2002. RSM had 1,000,000 shares of stock authorized and issued at December 31, 2004. BCI had 300,000,000 authorized shares of which 103,261,361 are treasury shares issued at December 31, 2004. The par value per share of stock is $0.01 and $0.01 for RSM and BCI, respectively. RPP shares do not have par value as they are member units.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

During 2004 and 2003, RPP paid constructive cash distributions of $1 and $4 to Shell, of the $4, $2 was previously accrued, relating to the same reimbursements of certain pension costs in accordance with the Master Sales Agreement dated November 14, 2000 and related ancillary agreements.

At December 31, 2004, BCI held $405 of notes receivable from BHI Acquisition, which accrue interest at 12% per year, payable quarterly, and mature on September 29, 2005. The notes were previously due from BHI, BCI’s parent prior to the BCI Transaction. Interest of $156 has been accrued at December 31, 2004. Paid-in capital includes the related interest income of $19 for the period ended December 31, 2004. Historically, BHI funded the payment of the interest on the note through common dividends received from BCI. BCI has not received a payment on the accrued interest, nor has BCI paid an associated dividend, since October 15, 2001.

13. Stock Option Plans and Other Stock Based Compensation

Stock Options

The Company accounts for stock-based compensation under APB No. 25 and has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.”

Following is a summary of option activity for the three years ended December 31, 2004:

	RPP		RSM
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2002	60,359	$127	—	$—
Options exercised	8	100
Options granted	1,420	100	—	—
Options forfeited/cancelled	5,206	135	—	—

Options outstanding at December 31, 2003	56,565	126	—	—
Options granted	15,920	100	34,025	100
Options forfeited/cancelled	10,185	171	—	—

Options outstanding at December 31, 2004	62,300	$113	34,025	$100

Exercisable at December 31, 2003	8,606	$122	—	$—
Exercisable at December 31, 2004	10,556	$128	—	$—

RPP Inc. Plans

RPP Inc. has adopted stock option plans pursuant to which options with respect to a total of 69,000 shares of RPP Inc.’s common stock are available for grant to employees of, consultants to, or directors of RPP Inc. or RPP. The right to grant options under the option plan will expire in 2010. Options granted under the plan are or will be either nonqualified or incentive stock options. One third of the options will vest ratably over a five year period, while the remaining vest after the eighth anniversary of the grant date (“the RPP performance options”).

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The RPP performance options provide for accelerated vesting upon the sale of RPPI and achievement of certain financial targets. Options are granted at the fair market value on the date of the grant and expire eight years from the grant date.

RSM Inc. Plan

In August 2004, RSM Inc. initiated the 2004 Stock Option Plan pursuant to which options with respect to a total of 37,500 shares of RSM Inc.’s common stock are available for grant to employees of, consultants to, or directors of RSM Inc. or RSM. The right to grant options under the option plan will expire on the tenth anniversary of the adoption date by the Board of Directors. Options granted under the plan shall be nonqualified stock options. One third of the options will vest ratably over a five year period, while the remaining vest after the eighth anniversary of the grant date (“the RSM performance options”). The RSM performance options provide for accelerated vesting upon the sale of RSM Inc. and achievement of certain financial targets. Options are granted at the fair market value on the date of the grant and expire eight years from the grant date.

BCI Plans

As a result of the BCI Transaction, all 4,968,250 of the in-the-money options to purchase BCI stock were exercised, resulting in the recognition of $4 of option expenses, which is included in Transaction related compensation and other costs. The remaining options were terminated without payment.

During 2004, BHI Acquisition granted options to purchase 5,423,284 shares of BHI Acquisition stock, half of which vest ratably over a five-year period, while the remaining vest after the eighth anniversary of the grant date (the “performance options”). The performance options provide for accelerated vesting upon the sale of BCI and the achievement of certain financial targets. The options were granted at fair value, but are treated as variable because the BHI Option Plan is a book value plan with the value of the options determined by a formula. BCI has not recorded any expense under APB No. 25 related to these options, as their formula value is less than the exercise price.

At December 31, 2004, there were no exercisable options outstanding under the BHI Option Plan to purchase BHI Acquisition stock.

Stock-Based Deferred Compensation Plans

Certain key employees of BCI have been granted 2,169,314 deferred common stock units under the BHI Acquisition Corp. 2004 Deferred Compensation Plan (“the Deferred Compensation Plan”), which is an unfunded plan. Each unit gives the grantee the right to one share of common stock of BHI Acquisition, following the completion of a forfeiture period, upon the earlier of termination of employment or upon certain other events triggered by a registration of BHI Acquisition common stock for sale to the public. The forfeiture period for 1,477,272 of the deferred units expired on December 10, 2004. The remaining 692,042 deferred units are subject to forfeiture until December 31, 2005. BCI recorded $4 of expense related to the Deferred Compensation Plan during the period from August 12, 2004 to December 31, 2004, and the related credit is in Paid-in capital.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

14. Income Taxes

Comparative analysis of the Company’s income tax expense (benefit) related to continuing operations follows:

	2004	2003	2002
Current
Federal	$(5)	$—	$—
State and local	7	—	—
Foreign	1	—	—

Total	3	—	—
Deferred
Federal	(11)	(22)	—
State and local	(1)	(1)	—
Foreign	9	(14)	(10)

Total	(3)	(37)	(10)

Income tax expense (benefit)	$—	$(37)	$(10)

A reconciliation of the Company’s differences between income taxes related to continuing operations computed at the Federal statutory tax rate of 35% and provisions for income taxes is as follows:

	2004	2003	2002
Income taxes computed at Federal statutory tax rate	$(40)	$(42)	$(8)
State tax provision, net of Federal benefits	(4)	(2)	—
Foreign tax differentials	1	(5)	1
Foreign source income also subject to U.S. taxation	9	—	—
Losses and other expenses not deductible for tax	12	—	—
Valuation allowance	(33)	—	—
Additional tax on foreign unrepatriated earnings	61	—	—
Write off of net operating losses	17	—	—
Long-lived asset impairment	—	11	—
Change in enacted tax rate	(10)	—	—
Adjustment of prior estimates and other	(13)	1	(3)

Income tax expense (benefit)	$—	$(37)	$(10)

The domestic and foreign components of the Company’s loss (income) from continuing operations before income taxes are as follows:

	2004	2003	2002
Domestic	$127	$92	$(6)
Foreign	(13)	28	30

Total	$114	$120	$24

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

The tax effects of the Company’s significant temporary differences, and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2004 and 2003, is as follows:

	2004	2003
Assets
Non-pension post-employment benefit obligations	$42	$—
Accrued and other expenses	65	—
Loss and credit carryforwards	400	89
Pension liability	26	6
Property, Plant & Equipment	16	—
Other	9	6

Gross deferred tax assets	558	101
Valuation allowance	(332)	—

Net deferred tax asset	226	101

Liabilities
Property, plant, equipment and intangibles	(243)	(203)
Unrepatriated earnings of foreign subsidiaries	(66)	—
Amortization of intangibles	(30)	(31)
Other	(4)	(3)

Gross deferred tax liabilities	(343)	(237)

Net deferred tax liability	$(117)	$(136)

The following table summarizes the Company’s presentation of its net deferred tax (liability) asset on the Combined Balance Sheets at December 31, 2004 and 2003:

	2004	2003
Assets
Current deferred income taxes	$50	$5
Long-term deferred income taxes	—	96

Liabilities
Long-term deferred income taxes	(167)	(237)

Net deferred tax liability	$(117)	$(136)

The 2004 consolidated tax rate reflects a provision of $61 for taxes associated with the unrepatriated earnings of BCI’s foreign subsidiaries based on management’s decision that after the BCI transaction the earnings could no longer be considered permanently reinvested. The provision also reflects $12 charge for nondeductible expenses primarily related to the BCI transaction.

The Company has a $332 valuation allowance for a portion of its deferred tax assets that management believes, that more likely than not, will not be realized. During 2004, the Company released $51 of valuation allowance in connection with its decision to repatriate earnings from its foreign subsidiaries. The valuation allowance was evaluated considering the combined deferred taxes of the Company after the Hexion

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Combination. In the United States a consolidated tax return will be filed and the future taxable income and losses of the consolidated tax group can be offset. RPP has a $50 net deferred tax liability and BCI and RSM have valuation reserves on a portion of their deferred tax assets. These valuation reserves were reduced by $50 based on RPP’s net deferred tax liability. Of this amount, $2 was recorded as a component of purchase accounting and the remainder was credited to paid in capital. Finally, during 2004 the valuation allowance was increased by $18 associated with changes in the Company’s temporary differences.

The Company’s deferred tax assets include Federal, state, and foreign net operating loss carryforwards. The Federal net operating losses available are $332 which expire starting in 2020. A valuation allowance of $106 has been provided against these attributes.

Also as a result of the Hexion Combination the Company acquired, as a matter of tax law, $154 of Federal tax attributes of BCI’s parent company. These attributes are made up of $130 of deferred interest deductions which have significant restrictions on their use and $24 of net operating loss carryforwards, which expire starting in 2020. A full valuation allowance has been provided against these tax attributes.

The Company had undistributed earnings of foreign subsidiaries, amounting to $6 on which deferred taxes had not been provided because such earnings are considered to be permanently invested outside the U.S. The Company has provided $70 of deferred taxes on $174 of undistributed earnings of foreign subsidiaries which are not considered to be permanently reinvested.

The IRS has substantially completed audits of BCI for all years through 2001. As a result, the Company has recorded a benefit of $12 relating to settlements of IRS, foreign and state audits. For BCI the years 2002, 2003 and 2004 remain open for examination. For RPP the years 2001, 2002, 2003 and 2004 remain open for examination. RSM’s initial 2004 tax year remains open for examination.

At December 31, 2004, the Company has $25 accrued for probable state tax liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves to reflect these settlements.

The Canada Revenue Agency is currently auditing the BCI’s Canadian subsidiary for the period 1991-1995. The years 1996-2004 remain open for inspection and examination by various Canadian taxing authorities. Deposits have been made to offset any probable additional taxes.

The Netherlands tax authority is currently examining RPP Dutch subsidiary’s tax returns for the years 2000 to 2002. Net operating losses carried back during this period of time resulted in $18 million of tax refunds in the fourth quarter of 2003. The Netherlands tax authority has not issued a formal notice of deficiency and the Company will aggressively contest any proposed adjustments. Although the final resolution of any proposed adjustments is uncertain and may involve unsettled areas of the law, based on currently available information, the Company has provided the best estimate of the probable tax liability for such matters.

A 2004 reduction in the Netherlands tax rate resulted in a $10 benefit.

The 2003 tax rate reflects an $11 charge for book impairment charges related to goodwill that are not deductible for tax purposes.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

15. Segment and Geographic Data

Each of the companies comprising Hexion has determined its segments based on the way that management organizes the business operations for decision-making purposes. RPP organizes and manages its business through geographic regions. These geographic regions result in three reportable segments: (i) Americas, (ii) Europe and Africa, and (iii) Asia Pacific and Middle East. RSM operates its business by product line, and has two reportable segments: (i) Specialty Resins and Monomers and (ii) Inks. BCI has three reportable business segments: (i) Forest Products, (ii) Performance Resins and (iii) International. Consolidated results for RSM and BCI also include Corporate and Other, which includes general and administrative expenses, and for BCI only income and expenses retained from businesses sold in previous years.

The following tables include the stand-alone disclosures for each segment. In addition, for comparison purposes, the Company has included the RSM and BCI information using the same segments utilized by RPP. RSM balances shown below are for the period August 1, 2004 to December 31, 2004. BCI balances shown below are for the period August 12, 2004 to December 31, 2004.

Net sales from external customers:

	2004					2003	2002
	RPP	RSM	BCI	Elim. (1)	Total	RPP	RPP
Americas	$431	$189	$602	$(4)	$1,218	$349	$367
Europe and Africa	563	131	66	—	760	430	364
Asia Pacific and Middle East	2	5	34	—	41	3	9

Total	$996	$325	$702	$(4)	$2,019	$782	$740

(1)	Entries to eliminate transactions between RPP, RSM and BCI.

Net sales by product line:

	2004					2003	2002
	RPP	RSM	BCI	Elim. (1)	Total	RPP	RPP
Resins	$627	$249	$528	$(4)	$1,400	$499	$488
Formaldehyde	—	—	108	—	108	—	—
Inks	—	76	—	—	76	—	—
Bisphenol-A	178	—	—	—	178	129	125
Versatics	149	—	—	—	149	116	91
All other (2)	42	—	66	—	108	38	36

Total	$996	$325	$702	$(4)	$2,019	$782	$740

(1)	Entries to eliminate transactions between RPP, RSM and BCI.
(2)	Net Sales of other products that individually account for less than 10% of total revenues.

Depreciation and amortization expense:

	2004				2003	2002
	RPP	RSM	BCI	Total	RPP	RPP
Americas	$34	$1	$16	$51	$33	$27
Europe and Africa	28	3	3	34	25	20
Asia Pacific and Middle East	—	—	1	1	—	—

Total	$62	$4	$20	$86	$58	$47

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Operating income (loss):

	2004				2003	2002
	RPP	RSM	BCI	Total	RPP	RPP
Americas	$(34)	$(17)	$24	$(27)	$(20)	$66
Europe and Africa	57	11	—	68	(24)	(25)
Asia Pacific and Middle East	(2)	—	1	(1)	1	—

Total	$21	$(6)	$25	$40	$(43)	$41

Reconciliation of operating income to income (loss) before income tax:

	2004	2003	2002
Operating Income (loss)	$40	$(43)	$41
Interest expense	(118)	(77)	(65)
Transaction costs	(32)	—	—
Other non-operating expense	(4)	—	—

Loss before income tax	$(114)	$(120)	$(24)

Total assets at year-end:

	2004					2003
	RPP	RSM	BCI	Elim. (1)	Total	RPP
Americas	$624	$194	$879	$(113)	$1,701	$720
Europe and Africa	620	193	131	—	944	566
Asia Pacific and Middle East	1	13	73	—	87	1

Total	$1,245	$400	$1,083	$(113)	$2,732	$1,287

(1)	Entries to eliminate transactions between RPP, RSM and BCI and to record deferred taxes.

Expenditures for long-lived assets:

	2004				2003
	RPP	RSM	BCI	Total	RPP
Americas	$17	$13	$11	$41	$12
Europe and Africa	9	5	1	15	5
Asia Pacific and Middle East	—	—	1	1	1

Total	$26	$18	$13	$57	$18

Set forth below is the segment reporting for RSM and BCI.

Segment reporting for RSM from the acquisition date of August 1, 2004 to December 31, 2004:

	SRM	Inks	Corporate & Other	Total
Net sales from external customers	$249	$76	$—	$325
Depreciation and amortization expense	3	1	—	4
Operating income (loss)	6	2	(14)	(6)
Total assets at December 31, 2004	288	108	4	400
Expenditures for long lived assets	13	5	—	18

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Segment reporting for BCI from the acquisition date of August 12, 2004 to December 31, 2004:

	Forest Products	Performance Resins	International	Corporate & Other	Total
Net sales from external customers	$376	$174	$152	$—	$702
Depreciation and amortization expense	9	4	5	2	20
Total assets	403	213	291	137	1,044
Expenditures for long lived assets	5	3	3	2	13
Segment EBITDA	43	20	11	(11)	63

Reconciliation of Segment EBITDA to Net Loss:

2004
Segment EBITDA—BCI:
Forest Products	$43
Performance Resins	20
International	11
Corporate and Other	(11)

Operating Income—RPP	21
Operating Income—RSM	(6)

Reconciliation:
Depreciation and Amortization—BCI	(20)
Adjustments to Segment EBITDA (described below)—BCI	(18)
Transaction costs	(32)
Interest expense—combined	(118)
Other non-operating income—combined	(4)
Income tax benefit—combined	—

Net loss—combined	$(114)

Adjustments to BCI Segment EBITDA:

The following items are not included in Segment EBITDA:

	Forest Products	Performance Resins	International	Corporate & Other	Total
Adjustments to EBITDA (a):
Plant closure (b)	$—	$—	$(1)	$—	$(1)
BCI Transaction Costs	—	—	—	(14)	(14)
Impairment (c)	—	(2)	—	—	(2)
Other	(1)	1	—	(1)	(1)

Total Adjustments to EBITDA	$(1)	$(1)	$(1)	$(15)	$(18)

(a)	– Items are not included in Segment EBITDA.
(b)	– Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.
(c)	– Represents write-down of production assets due to certain changes in our manufacturing footprint.

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

Segment EBITDA is equal to net income before depreciation and amortization, interest expense, other non-operating expenses or income, income taxes and other adjustments (which include costs included in operating income associated with the BCI Transaction, business realignment activities, and certain costs primarily related to legacy businesses). Segment EBITDA is presented by reportable segment and for Corporate and Other and Divested Business of BCI for the period from August 12 to December 31, 2004. Segment EBITDA information is presented with BCI’s segment disclosures because it is the measure used by BCI’s management in the evaluation of operating results and in determining allocations of capital resources among the business segments. It is also the metric used by BCI to set management and executive incentive compensation.

Geographic Information

Net sales to Unaffiliated Customers:(1)

	2004					2003	2002
	RPP	RSM	BCI	Elim. (2)	Total	RPP	RPP
United States	$431	$182	$429	$(4)	1,038	$349	$367
Netherlands	563	—	—	—	563	430	229
Canada	—	7	121	—	128	—	—
Other international	2	136	152	—	290	3	144

Total	$996	$325	$702	$(4)	$2,019	$782	$740

(1)	For purposes of geographic disclosures, sales are attributed to the country in which individual business locations reside.
(2)	Entries to eliminate transactions between RPP, RSM and BCI.

Long-Lived Assets: (1)

	2004					2003	2002
	RPP	RSM	BCI	Elim. (2)	Total	RPP	RPP
United States	$368	$40	$251	$(4)	$655	$381	$396
Netherlands	390	—		—	390	379	336
Canada	—	—	73	—	73	—	—
Other international	6	75	124	—	205	4	5

Total	$764	$115	$448	$(4)	$1,323	$764	$737

(1)	Long-lived assets include property, plant and equipment, net of accumulated depreciation.
(2)	Deferred tax adjustment as a result of the combination.

16. Guarantor/Non-Guarantor Subsidiary Financial Information

In conjunction with the BCI Transaction, BCI formed two wholly owned finance subsidiaries to borrow $475 through a private debt offering. BCI and certain of its subsidiaries guarantee this debt. The following information contains the condensed consolidating financial information for the parent, Borden Chemical, Inc., the subsidiary issuers (Borden U.S. Finance Corporation and Borden Nova Scotia, ULC), the subsidiary guarantors (BDS Two, Inc., Borden Chemical Investments, Inc., Borden Chemical Foundry, Inc. and Borden Services Company) and the combined non-guarantor subsidiaries, which includes all of BCI’s foreign subsidiaries and HAI. All of the subsidiary issuers and subsidiary guarantors are owned 100% by BCI. All guarantees are full and unconditional and are joint and several. There are no significant restrictions on the ability of BCI to obtain funds from its domestic subsidiaries by dividend or loan. While BCI’s Australian subsidiary and

HEXION SPECIALTY CHEMICALS

Notes to the Combined Financial Statements—(Continued)

(Dollars in millions except per share data)

HAI are restricted in the payment of dividends and intercompany loans due to the terms of their credit facilities, there are no material restrictions on BCI’s ability to obtain cash from the remaining U.S. non-guarantor subsidiaries.

This information includes allocations of Corporate overhead to the combined non-guarantor subsidiaries based on net sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates. All other tax expense is reflected in the parent.

HEXION SPECIALTY CHEMICALS

Notes to Combined Financial Statements

(Dollars in millions)

BORDEN CHEMICAL, INC.

PERIOD FROM AUGUST 12, 2004 TO DECEMBER 31, 2004

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$413	$—	$—	$347	$(58)	$702
Cost of goods sold	$361	—	—	$302	$(58)	$605

Gross margin	52	—	—	45	—	97

Marketing expense	9	—	—	9	—	18
General & administrative expense	14	—	—	23	—	37
Transaction related compensation and other costs	8	—	—	6	—	14
Impairments	2	—	—	1	—	3
Other operating expense (income)	2	—	(1)	(1)	—	—

Operating income (loss)	17	—	1	7	—	25

Interest expense	16	16	—	1	—	33
Intercompany royalty expense (income)	6	—	(6)	—	—	—
Intercompany interest expense (income)	70	(17)	(63)	10	—	—
Transaction-related costs	17	—	—	15	—	32
Equity in (earnings) losses of subsidiaries, net	(47)	—	(2)	—	49	—
Other non-operating expense (income)	(5)	—	—	5	—	—

(Loss) income before income tax	(40)	1	72	(24)	(49)	(40)
Income tax expense (benefit)	3	—	—		—	3

Net (loss) income	$(43)	$1	$72	$(24)	$(49)	$(43)

HEXION SPECIALTY CHEMICALS

Notes to Combined Financial Statements

(Dollars in millions)

BORDEN CHEMICAL, INC.

DECEMBER 31, 2004

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$55	$—	$1	$66	$—	$122
Accounts receivable	99	—	—	127	—	226
Accounts receivable from affiliates	25	15	8	7	(55)	—
Inventories:					—
Finished & in-process goods	33		—	23	—	56
Raw materials and supplies	30		—	25	—	55
Deferred income taxes	39		—	—	—	39
Other current assets	18		—	4	—	22

	299	15	9	252	(55)	520

Other Assets
Investment in subsidiaries	6,243	—	16	—	(6,259)	—
Loans receivable from affiliates	—	483	6,151	41	(6,675)	—
Deferred income taxes	(2)	—	—	6	—	4
Other assets	17	19	—	14	—	50

	6,258	502	6,167	61	(12,934)	54

Property and Equipment
Land	24	—	—	9	—	33
Buildings	66	—	—	38	—	104
Machinery and equipment	418	—		315	—	733

	508	—		362	—	870
Less accumulated depreciation	(267)	—		(155)	—	(422)

	241	—	—	207	—	448
Goodwill	35	—	—	16	—	51
Other intangible assets	4	—	—	6	—	10

Total Assets	$6,837	$517	$6,176	$542	$(12,989)	$1,083

LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY
Current Liabilities
Accounts and drafts payable	$118	$—	$—	$104	$—	$222
Accounts payable to affiliates	—	2	—	23	(25)	—
Debt payable within one year	4	—	—	8	—	12
Income taxes payable	31	—	—	—	—	31
Interest payable	12	14	—	—	—	26
Other affiliated payables	10	—	—	20	(30)	—
Other current liabilities	54	—	—	20	—	74

	229	16	—	175	(55)	365

Other Liabilities
Long-term debt	474	475	—	7	—	956
Long-term loans payable to affiliates	6,390	—	—	285	(6,675)	—
Non-pension postemployment benefit obligations	113	—	—	2	—	115
Long-term pension obligations	63	—	—	2	—	65
Other long-term liabilities	116	—	—	15	—	131

	7,156	475	—	311	(6,675)	1,267

Shareholder’s (Deficit) Equity	(548)	26	6,176	56	(6,259)	(549)

Total Liabilities & Shareholder’s (Deficit) Equity	$6,837	$517	$6,176	$542	$(12,989)	$1,083

HEXION SPECIALTY CHEMICALS

Notes to Combined Financial Statements

(Dollars in millions)

BORDEN CHEMICAL, INC.

PERIOD FROM AUGUST 12, 2004 TO DECEMBER 31, 2004

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows (used in) from Operating Activities
Net (loss) income	$(43)	$1	$72	$(24)	$(49)	$(43)
Adjustments to reconcile net (loss) income to net cash (used in) from operating activities:
Non-cash affiliated interest (1)	63	—	(63)	—	—	—
Depreciation and amortization	12	—	—	8	—	20
Non-cash allocation of corporate expenses	(31)	—	—	31	—	—
Equity in earnings of subsidiaries	(47)	—	(2)	—	49	—
Deferred tax benefit	2	—	—	1	—	3
Deferred compensation expense	4	—	—	—	—	4
Business realignment expense (income) and impairments	2	—	—	1	—	3
Loss on sale of assets	1	—	—	—	—	1
Gain on sale of venture interest	—	—	(1)	—	—	(1)
Other non-cash adjustments	(1)	—	—	1	—	—
Net change in assets & liabilities:
Accounts receivable	7	—	—	(5)	—	2
Inventories	(6)	—	—	(6)	—	(12)
Accounts and drafts payable	17	2	—	28	—	47
Income taxes	6	—	—	(8)	—	(2)
Other assets	30	4	1	(46)	—	(11)
Other liabilities	(60)	(6)	(1)	52	—	(15)

	(44)	1	6	33	—	(4)

Cash Flows (used in) from Investing Activities
Capital expenditures	(8)	—	—	(5)	—	(13)
Proceeds from sale of venture interest	260	—	2	(260)	—	2
Proceeds from sale of assets	2	—	—	—	—	2

	254	—	2	(265)	—	(9)

Cash flows from (used in) Financing Activities
Net short-term debt borrowings	(9)	—	—	3	—	(6)
Borrowings of long-term debt	—	—	—	—	—	—
Repayments of long-term debt	(48)	—	—	—	—	(48)
Affiliated loan (repayments) borrowings	(275)	—	15	260	—	—
Dividends received (paid)	24	—	(23)	(1)	—	—

	(308)	—	(8)	262	—	(54)

Effect of exchange rates on cash flow	—	—	—	4	—	4

Increase in cash and equivalents	(98)	1	—	34	—	(63)
Cash & equivalents at beginning of period	152	—	—	33	—	185

Cash & equivalents at end of period	$54	$1	$—	$67	$—	$122

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Six Months ended June 30,
	2004	2003
	(In thousands, except per share data)
Net sales	$798,401	$720,051
Cost of goods sold	640,175	581,468

Gross margin	158,226	138,583

Distribution expense	35,644	33,385
Marketing expense	23,397	21,159
General & administrative expense	45,784	51,789
Business realignment expense and impairments	261	1,421
Other operating expense	2,841	3,666

Operating income	50,299	27,163

Interest expense	23,696	22,839
Affiliated interest expense	99	323
Transaction-related costs (see Note 1)	7,236	—
Other non-operating expense	571	1,002

Income (loss) before income tax	18,697	2,999
Income tax expense (benefit)	145,797	(13,746)

Net (loss) income	$(127,100)	$16,745

Comprehensive (loss) income	$(133,033)	$39,758

Basic and Diluted Per Share Data
Net income (loss)—basic and diluted	$(0.64)	$0.08

Average number of common shares outstanding during the period—basic	199,308	199,312
Average number of common shares outstanding during the period—diluted	199,308	199,970

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

June 30, 2004
(In thousands)
ASSETS
Current Assets
Cash and equivalents	$32,190
Accounts receivable (less allowance for doubtful accounts of $12,671)	208,986
Accounts receivable from affiliates	301
Inventories:
Finished and in-process goods	43,005
Raw materials and supplies	45,562
Deferred income taxes	23,476
Other current assets	9,721

363,241

Investments and Other Assets
Deferred income taxes	2,320
Other assets	23,241

25,561

Property and Equipment
Land	33,103
Buildings	103,829
Machinery and equipment	699,215

836,147
Less accumulated depreciation	(395,501)

440,646
Goodwill	56,395
Other Intangible Assets	5,064

Total Assets	$890,907

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(UNAUDITED)

June 30, 2004
(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$162,901
Debt payable within one year	5,654
Loans payable to affiliates	7,380
Income taxes payable	32,168
Interest payable	12,359
Other current liabilities	66,086

286,548

Other Liabilities
Long-term debt	529,947
Non-pension post-employment benefit obligations	121,804
Long-term pension liability	70,915
Other long-term liabilities	110,324

832,990

Commitments and Contingencies (See Note 8)

Shareholders’ Deficit
Common stock—$0.01 par value: authorized 300,000,000 shares, Issued 201,754,598, treasury 858,970, outstanding 200,895,628 shares	2,009
Paid-in capital	1,248,300
Receivable from parent	(536,383)
Deferred compensation	(893)
Accumulated other comprehensive income	(134,126)
Accumulated deficit	(807,538)

(228,631)

Total Liabilities and Shareholders’ Deficit	$890,907

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2004	2003
	(In thousands)
Cash Flows from (used in) Operating Activities
Net income (loss)	$(127,100)	$16,745
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Tax valuation allowance	137,110	—
Deferred tax benefit	(326)	(23,532)
Depreciation and amortization	24,029	22,906
Business realignment expense and impairments	261	1,421
Minority interest expense (income)	944	(234)
Other non-cash adjustments	1,217	1,796
Net change in assets and liabilities:
Accounts receivable	(26,961)	(30,744)
Inventories	(8,477)	2,859
Accounts and drafts payable	37,765	6,318
Income taxes	(1,368)	3,808
Other assets	6,327	13,637
Other liabilities	(16,085)	(15,472)

	27,336	(492)

Cash Flows from (used in) Investing Activities
Capital expenditures	(19,255)	(15,621)
Proceeds from the sale of assets	9,359	2,231

	(9,896)	(13,390)

Cash Flows (used in) from Financing Activities
Net short-term debt (repayments) borrowings	(2,513)	(1,456)
Borrowings of long-term debt	—	255
Repayment of long-term debt	(19)	—
Affiliated (repayments) borrowings	(10,880)	(51,382)
Decrease in restricted cash	—	65,281
Repurchases of common stock from management	—	(286)

	(13,412)	12,412

Increase in cash and equivalents	4,028	(1,470)
Cash and equivalents at beginning of year	28,162	14,740

Cash and equivalents at end of period	$32,190	$13,270

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$23,750	$22,493
Income taxes, net	10,381	6,019

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT (UNAUDITED)

(In thousands)

	Common Stock	Paid-in Capital	Receivable From Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2003	$2,009	$1,224,011	$(512,094)	$(1,488)	$(128,193)	$(680,438)	$(96,193)

Net loss						(127,100)	(127,100)
Translation adjustments and other					(5,933)		(5,933)

Comprehensive loss							(133,033)

Interest accrued on notes from parent		24,289	(24,289)				—
Compensation expense on restricted stock				595			595

Balance, June 30, 2004	$2,009	$1,248,300	$(536,383)	$(893)	$(134,126)	$(807,538)	$(228,631)

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands except per share amounts and as otherwise indicated)

1. Background and Nature of Operations

Borden Chemical, Inc. (the “Company”) was incorporated on April 24, 1899. The Company is engaged primarily in manufacturing, processing, purchasing and distributing forest products and industrial resins, formaldehyde, oilfield products, UV coatings and other specialty and industrial chemicals worldwide. Production facilities are located throughout the U.S. and in many foreign countries. The Company has three reportable segments: Forest Products, Performance Resins and International. See Note 6.

The Company has been controlled by an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) since 1995. The Company’s immediate parent is Borden Holdings, Inc. (“BHI”), which is a wholly owned subsidiary of BW Holdings, LLC (“BWHLLC”), an entity controlled by KKR.

On July 6, 2004 an affiliate of Apollo Management LP (“Apollo”) entered into a stock purchase agreement with BWHLLC, BHI, the Company and certain members of Company’s management. Pursuant to this agreement, Apollo will acquire (the “Acquisition”) all of the outstanding capital stock of BHI, and all of the outstanding capital stock of the Company not otherwise owned by BHI will be redeemed. Completion of the Acquisition is subject to customary closing conditions. The Company and BHI will continue to operate independently until those conditions are satisfied and closing occurs.

The Acquisition, and the payment of estimated transaction fees and expenses will be financed with the net proceeds of a $475 million second-priority senior secured private debt offering and certain equity contributions from Apollo. The Company may refinance certain existing debt with a portion of this funding. The Acquisition is expected to be completed in the third quarter of 2004. During the second quarter of 2004 the Company incurred $7,236 of expenses related to the Acquisition and for a prior registration statement (subsequently withdrawn) for a proposed initial public offering of the Company’s common stock. These expenses have been reclassified to Transaction-related costs from General and administrative expenses.

2. Basis of Presentation

The accompanying unaudited Consolidated Financial Statements include the accounts of Borden Chemical, Inc. and its subsidiaries, after elimination of intercompany accounts and transactions and contain all adjustments, which in the opinion of management are necessary for a fair presentation of the results for the interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Stock-Based Compensation—The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and has adopted the disclosure-only provision of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment to SFAS No. 123.” The following table sets forth the required reconciliation of reported and pro forma net (loss) income and earnings per share (“EPS”) under SFAS No. 148:

	Six months ended June 30,
	2004	2003
Net (loss) income applicable to common stock	$(127,100)	16,745
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit	—	67
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1996, net of related tax effects	(97)	(56)

Pro forma net (loss) income	$(127,197)	$16,756

Average shares outstanding (in thousands)—basic	199,308	199,312
Average shares outstanding (in thousands)—diluted	199,308	199,970
Per share as reported (basic and diluted)	$(0.64)	$0.08
Per share pro forma (basic and diluted)	$(0.64)	$0.08

At June 30, 2004, options to purchase 5,578,850 common shares of the Company were outstanding, of which none are considered dilutive. At June 30, 2003, options to purchase 2,290,040 common shares of the Company were outstanding, of which 1,492,000 were considered dilutive.

Earnings Per Share

The Company’s basic and diluted earnings per share are calculated as follows:

	Six months ended June 30,
	2004	2003
Net income (loss) applicable to common shareholders	$(127,100)	$16,745
Effect of dilutive options	—	—

Diluted EPS—Numerator	(127,100)	16,745

Average share outstanding (in thousands)—basic	199,308	199,312
Effect of dilutive options (in thousands)	—	658

Diluted EPS—Denominator (in thousands)	199,308	199,970

Diluted EPS	$(0.64)	$0.08

Reclassification—Previously, at June 30, 2004, income taxes payable of $24,374 was classified as Other long-term liabilities. This amount has been reclassified as Income taxes payable in the current presentation. In addition, for the six months ended June 30, 2004, $696 of Distribution expense and $2,218 of General & administrative expense were reclassified to Cost of goods sold as a result of standardizing the classification of corporate controlled charges across the Company.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

3. Business Realignment

In June 2003, the Company initiated a realignment program (the “2003 realignment program”) designed to reduce operating expenses and increase organizational efficiency. The components of this program include reducing headcount, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses. We expect to complete this program in the first quarter of 2005 and will incur additional expenses through its completion. In addition, we have certain additional long-term realignment programs initiated prior to 2003, which primarily relate to consolidation of plant facilities.

Six Months Ended June 30, 2004

In the first half of 2004, the Company recorded business realignment expense of $261, consisting of plant closure costs (which include plant employee severance and plant asset impairments) of $794, offset by a gain of $1,025 from the sale of a former U.S. plant site. Other severance and employee costs of $492 related to continued execution of the 2003 realignment program.

Provided below is a rollforward of the business realignment reserves for the first half of 2004.

	Reserves December 31, 2003	2004 Expense	2004 Settlements/ Charges	Reserves June 30, 2004
Plant closure costs
2003 realignment program	$3,488	$574	$(3,565)	$497
Other programs	4,741	220	(1,034)	3,927
Other severance and employee costs
2003 realignment program	2,784	492	(1,277)	1,999
Other programs	1,151	—	(1,151)	—

	$12,164	$1,286	$(7,027)	$6,423

Plant Closure Costs

Expenses for plant closure reported for the first half of 2004 of $794 relate primarily to additional costs relating to the conversion of the France manufacturing facility into a distribution center and the transition of the related production to the U.K. ($286) and other plant closure costs at various sites ($508).

Other Severance and Employee Costs

Year-to-date June 2004 realignment expense also includes additional net severance costs during the first half of 2004 totaling $492, related primarily to the 2003 realignment program.

Gain on the Sale of Assets

During the second quarter 2004, the Company sold a U.S. plant previously closed under a prior year realignment program for a gain of $1,025, which is also recorded in realignment expense.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Six Months Ended June 30, 2003

In the first half of 2003, the Company recorded business realignment expense and impairments of $1,421, consisting of plant closure expenses (which includes plant employee severance and plant asset impairments) of $1,299 less reserve reductions of $1,574, other severance and employee costs of $2,113, a gain on the sale of Melamine of $568, and non-cash asset impairment charges of $151.

Plant Closure and Other Employee Severance Costs

Provided below is a rollforward of business realignment reserve activity for the first half of 2003.

	Reserves December 31, 2002	2003 Expense	2003 Settlements/ Charges	Reserves June 30, 2003
Plant closure costs
2003 realignment program	$—	$—	$—	$—
Other programs	9,568	(275)	(3,382)	5,911

Other severance and employee costs
2003 realignment program	—	1,716	—	1,716
Other programs	3,996	397	(2,824)	1,569

	$13,564	$1,838	$(6,206)	$9,196

Plant Closure Costs

Plant closure income of $275 in the first half of 2003 consisted of a net reduction in reserves no longer required due to the sale of Melamine of $1,574, partially offset by environmental remediation costs of $894 for closed plants in Brazil and other net costs of $405 for plant closures and consolidations.

Other Severance and Employee Costs

The Company recorded severance costs of $2,113 in the first half of 2003. Of this amount, $1,716 related to the 2003 realignment program, and $397 related to other administrative workforce reduction programs.

Gain on the Sale of Assets

During the second quarter 2003, the Company sold its melamine crystal business (“Melamine”), resulting in a gain of $568. The gain is included in realignment expense because the business was sold as part of a prior year realignment program.

Asset Impairment

The Company also recorded asset impairments of $151 related to its Colombian operations in the first six months of 2003.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

4. Pension and Postretirement Expense

Following are the components of net pension and postretirement expense recognized by the Company for the periods ended June 30, 2004 and 2003:

	Pension Six Months Ended June 30,		Postretirement Six Months Ended June 30,
	2004	2003	2004	2003
Service cost	$1,490	$1,128	$36	$36
Interest cost	6,955	7,493	740	3,047
Expected return on plan assets	(8,309)	(7,741)	—	—
Amortization
Unrecognized transition obligation	—	5	—	—
Prior service cost	219	198	(5,177)	(1,432)
Recognized net actuarial loss	3,214	3,519	—	(31)

	$3,569	$4,602	$(4,401)	$1,620

The amortization of prior service cost in 2004 postretirement expense relates to the plan amendment made in the second quarter of 2003.

5. Comprehensive Income (Loss)

Comprehensive (loss) income is computed as follows:

	Six Months Ended June 30,
	2004	2003
Net income (loss)	$(127,100)	$16,745
Foreign currency translation adjustments	(5,933)	23,013

	$(133,033)	$39,758

The currency translation adjustments in 2004 relate primarily to unfavorable changes in exchange rates in Brazil, Canada, Australia and the U.K. The favorable foreign currency translation adjustments in 2003 relate primarily due to favorable changes in exchange rates in Canada and Brazil.

6. Segment Data

The Company has three reportable segments: Forest Products, Performance Resins and International. Consolidated results also include general corporate and administrative expenses disclosed as “Corporate and Other” and activities related to Melamine, which was shut down in 2002, sold in 2003 and is disclosed as “Divested Business.” These are presented to provide a complete picture of the Company’s results.

Forest Products includes the North American forest product resins and formaldehyde product lines. The key business drivers for Forest Products are housing starts, furniture demand, panel production capacity and chemical intermediates sector operating conditions.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Performance Resins includes the North American specialty resins, foundry resins and oilfield product lines. Performance Resins’ key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector performance.

International includes production operations in Europe, Latin America and Asia Pacific. Principal countries of operation are the U.K., Brazil, Australia and Malaysia. Product lines include formaldehyde, forest product and performance resins and consumer products. The key business drivers for International are export levels, panel production capacity, housing starts, furniture demand and the local political and general economic environments.

Corporate and Other represents general and administrative expenses and income and expenses related to liabilities retained from businesses sold in previous years.

Operating Results by Segment:

In previous documents filed with the SEC Adjusted EBITDA was the description used in our segment footnote to describe our segment performance measure. For purposes of this document we have described our segment performance measure as “Segment EBITDA”. We intend to use the term Segment EBITDA to measure segment performance in future SEC documents.

Following is a comparison of net sales and net income (loss) before depreciation and amortization, interest expense, other non-operating expense (income) income taxes and other adjustments (which may include costs associated with business realignment activities, dispositions and pension settlement charges). The Company refers to this as “Segment EBITDA.” Segment EBITDA is presented by segment and for Corporate and Other and Divested Business of the Company for the six months ended June 30, 2004 and 2003. Segment EBITDA information is presented with the Company’s segment disclosures because it is the measure used by the Company’s management in the evaluation of operating results and in determining allocations of capital resources among the business segments. It is also the metric used by the Company to set management and executive incentive compensation.

Net Sales

	Six Months Ended June 30,
	2004	2003
Forest Products	$417,852	$379,735
Performance Resins	207,718	188,937
International	172,831	151,373
Divested Business	—	6

	$798,401	$720,051

Segment EBITDA

	Six Months Ended June 30,
	2004	2003
Forest Products	$53,103	$42,622
Performance Resins	24,269	24,295
International	16,901	15,985
Corp & Other	(18,397)	(28,219)

Total	$75,876	$54,683

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

The table below reconciles Segment EBITDA to net (loss) income, which management believes to be the most directly comparable GAAP financial measure.

Reconciliation of Segment EBITDA to Net Income (Loss)

	Six Months Ended June 30,
Segment EBITDA:	2004	2003
Forest Products	$53,103	$42,622
Performance Resins	24,269	24,295
International	16,901	15,985
Corporate and Other	(18,397)	(28,219)
Reconciliation:
Depreciation and amortization	(24,029)	(22,906)
Adjustments to Segment EBITDA (described below)	(1,548)	(4,614)
Interest expense	(23,696)	(22,839)
Affiliated interest expense	(99)	(323)
Transaction—related costs	(7,236)	—
Other non-operating expense	(571)	(1,002)
Income tax (expense) benefit	(145,797)	13,746

Net (loss) income	$(127,100)	$16,745

Adjustments to Segment EBITDA
The following items are not included in Segment EBITDA:

Six months ended June 30, 2004	(1)Plant Closure	Severance	(2)Other	Total
Forest Products	$189	$(334)	$(457)	$(602)
Performance Resins	961	—	(46)	915
International	(932)	(119)	(25)	(1,076)
Corporate and Other	13	(39)	(759)	(785)

Total	$231	$(492)	$(1,287)	$(1,548)

(1)	Plant closure income for the six months ended June 30, 2004 of $231 relates primarily to a gain of $1,025 on the sale of a U.S. plant site previously closed under a realignment program, partially offset by costs relating to the shut-down of several international sites. These expenses include additional costs relating to the conversion of the France manufacturing facility into a distribution center and the transition of the related production to the U.K. ($286) and other plant closure costs at various sites ($508).
(2)	Other expenses of $1,287 not included in Segment EBITDA through June 30, 2004 relate primarily to severance expense included in general and administrative expense for positions to be replaced as part of the 2003 realignment program.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Six months ended June 30, 2003	(1)Plant Closure	(2)Severance	Impairment	(3)Other	Total
Forest Products	$698	$66	$—	$(570)	$194
Performance Resins	(163)	(310)	—	—	(473)
International	(1,690)	(171)	(151)	—	(2,012)
Corporate and Other	(146)	(1,698)	—	(2,317)	(4,161)
Divested Business	2,144	—	—	(306)	1,838

Total	$843	$(2,113)	$(151)	$(3,193)	$(4,614)

(1)	Plant closure income of $843 in the first half of 2003 was generated by the sale of Melamine in the second quarter and consisted of a net reduction in related reserves of $1,574 and a gain on the sale of $568. These income items were partially offset by environmental remediation costs of $894 for closed plants in Brazil and other net costs of $405 for plant closures and consolidations.
(2)	The Company recorded severance costs of $2,113 in the first half of 2003. Of this amount, $1,716 is related to the 2003 realignment program, and $397 related to other administrative workforce reduction programs.
(3)	Other expenses of $3,193 not included in Segment EBITDA for the first half of 2003 primarily represent severance expense, included in general and administrative expense, incurred by us for positions to be replaced and expenses incurred related to the closure of Melamine.

7. Guarantees and Indemnifications

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at June 30, 2004.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Company has limited reimbursement agreements from affiliates or maintains limited insurance coverage that mitigates potential payments to be made. There are

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

In addition the Company has agreed to indemnify KKR for any claims resulting from its services to the Company and its affiliates. The indemnification does not expire, and the Company is not able to determine a maximum exposure under the agreement. However, the Company does have an indemnification agreement from BHI for any amounts that it must pay under the KKR indemnity relating to World Kitchen, Inc., a former affiliate of the Company.

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees

The Company guarantees the bank debt of one of its Brazilian subsidiaries up to a maximum U.S. equivalent of $6,700.

In connection with the conversion of the $34,000 Parish of Ascension Industrial Revenue Bonds (“IRBs”) to a fixed rate, the Company’s Canadian and U.K. subsidiaries have guaranteed the Company’s IRBs.

Contingent Sale/Purchase Consideration

The Limited Liability Agreement of HA-International, LLC (“HAI”), the Company’s joint venture, provides Delta-HA, Inc. (“Delta”), the Company’s partner in HAI, the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Pursuant to this provision, in the first quarter of 2004, Delta provided the Company with written notice of their intention to exercise their option to purchase an additional 5% interest in 2004. Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement.

The Fentak Pty. Ltd. acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

In connection with the acquisition of assets from Southeastern Adhesives Company, the Company agreed to pay a royalty fee to the seller based on sales levels to existing regular customers of the business as of the closing date. To the extent that annual sales exceed targeted levels, the Company is obligated to pay up to $300 per year, for a five-year period.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

8. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal and

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

state level and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Company has recorded liabilities, relating to 54 locations, of approximately $37,400 at June 30, 2004, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $22,300 to $73,500, in the aggregate, at June 30, 2004. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The Company has not taken into consideration insurance coverage or any anticipated recoveries from other third parties in determining the liability or range of possible outcomes. The Company’s current insurance coverage provides very limited, if any, coverage for environmental matters.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest and the general partner interest, which were held by its subsidiary, BCP Management, Inc. (“BCPM”). The Company also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

The Company has recorded a liability of approximately $21,500 at June 30, 2004 related to the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with this site may fall within a range of $13,300 to $33,300, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and estimability of remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years, and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $33,000 over thirty years.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Following are expected payments for each of the next five years and a reconciliation of the expected aggregate payments to the liability reflected at June 30, 2004:

2004	$2,100
2005	1,100
2006	1,700
2007	1,500
2008	700
Remaining aggregate payments	25,900

Total undiscounted liability	33,000
Less: discount to net present value	(11,500)

Liability per Consolidated Balance Sheet	$21,500

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 26 sites where it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $7,400 at June 30, 2004, for environmental remediation costs related to these sites. The Company anticipates approximately 60% of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites and has little control over the costs and timing of cash flows. At 17 of the 26 sites, the Company’s share is less than 1%. At the remaining 9 sites, the Company has a share of up to 8.8% of the total liability which accounts for approximately $6,300 of the total amount reserved for superfund / offsite landfill sites at June 30, 2004. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with the superfund / offsite landfill sites may be as low as $3,900 or as high as $15,700, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation, and the availability of insurance coverage. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at 7 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $5,000 at June 30, 2004, for remediation and restoration liabilities at these locations. The Company anticipates approximately $3,500 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years. Approximately $3,300 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location (see Note 3). Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3,100 to $13,300, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Other Sites—The Company is conducting environmental remediation at 9 locations (10 locations as of December 31, 2003) formerly owned by the Company. The Company has accrued approximately $1,800 at June 30, 2004, for remediation and restoration liabilities at these locations. The Company anticipates cash outflows of approximately $1,500 within the next three years, with the remainder occurring over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1,300 to $9,000, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 10 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1,700 at June 30, 2004, related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $700 and $2,200, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

The Company formerly operated the Smith Douglass fertilizer business which included a phosphate mining operation in Manatee County, Florida and an animal food processing operation in Hillsborough County, Florida. Both operations were sold in 1980. The EPA has sent the Company and another former owner of the Manatee County facility a request for $112 relating to oversight costs incurred when the site was abandoned by its current owner. The Company is disputing the charge. The Company is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on this site. The Company is aware that the current owner of the Hillsborough County site ceased operations in March of 2004 and is working with governmental agencies to effect closure of that site. At this time, the Company has not received any demands from any governmental agencies or others regarding the closure and environmental cleanup at this site, which the Company believes is the responsibility of the current owner. While it is reasonably possible some costs could be incurred related to these sites, the Company has inadequate information to enable it to estimate a potential range of liability, if any.

Non-Environmental Legal Matters

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Subsidiary Bankruptcy—The Company’s former subsidiary, BCPM, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. BCPM served as the general partner and held a 1% interest in BCPOLP, which was created in November 1987 and operated as a commodity chemicals producer. On April 3, 2001, BCPOLP filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On February 5, 2003, the U.S. Bankruptcy Court approved a Joint Plan of Liquidation for BCPOLP and BCPM which provided for the transfer of the remaining assets of both entities, including preference, avoidance and other claims against third parties (including the Company) to separate liquidating entities for liquidation and distribution to their creditors. The transfer of the remaining assets of both entities to the liquidating agents was effective March 13, 2003, and the Company’s ownership interest in BCPM was extinguished.

On March 19, 2004, the Company reached a tentative agreement with BCPM Liquidating LLC, the successor in interest to BCPM, providing for the settlement of all of its claims for a payment by the Company of

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

$6,000, and with BCP Liquidating LLC, the successor in interest to BCPOLP, providing for the settlement of all of its claims for a payment by the Company of $1,050. In June 2004, the bankruptcy court approved the settlements and the $6,000 and $1,050 payments were made shortly thereafter.

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financed by The Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $84,500 in equity, a syndicate of banks funded $198,000 of senior secured financing and $125,000 of senior subordinated notes were privately placed. The Company received approximately $309,000 in cash and 11% of IHDG common stock for its interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against the Company for $314,400 plus interest, costs and attorney fees. The parties have agreed to pursue non-binding mediation in September of 2004.

The Company has accrued legal expenses for scheduled depositions related to this matter and alternative dispute resolution. To the extent that additional depositions or legal work is required, legal defense costs will increase. The Company has not recorded a liability for any potential losses because a loss is not considered probable based on current information. The Company believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously. While it is reasonably possible the resolution of this matter may result in a loss due to the many variables involved, the Company is not able to estimate the range of possible outcomes at this time.

Brazil Tax Claim—In 1992, the State of Sao Paolo Administrative Tax Bureau issued an assessment against the Company’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of 52 million Brazilian Reals, or approximately US$17,000, an amount that includes tax, penalties, monetary correction and interest. In September 2002, the subsidiary filed a second appeal with the highest-level administrative court, again seeking cancellation of the assessment. The Company believes it has a strong defense against the assessment and will pursue the appeal vigorously, including appealing to the judicial level; however, there is no assurance that the assessment will not be upheld. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to the Company resulting from the resolution of this matter range from zero to $17,000.

HAI Grand Jury Investigation—HAI, a joint venture in which the Company has a 75% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a foundry resins Grand Jury investigation. HAI has provided documentation in response to the subpoena. As is frequently the case when such investigations are in progress, various antitrust lawsuits have been brought against the Company alleging that the Company and HAI, along with various other entities, engaged in a price fixing conspiracy. The Company has accrued legal fees for the defense of this matter but does not have sufficient information to determine a range of possible outcomes at this time.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

CTA Acoustics—From the third quarter, 2003 to the first quarter, 2004 six lawsuits were filed against the Company in the 27th Judicial District, Laurel County Circuit Court, in Kentucky, arising from an explosion at a customer’s plant where seven plant workers were killed and over 40 other workers were injured. The lawsuits primarily seek recovery for wrongful death, emotional and personal injury, loss of consortium, property damage and indemnity. The Company expects that a number of these suits will be consolidated. The litigation also includes claims by its customer against its insurer and the Company. The Company is pursuing a claim for indemnity against its customer, based on language in the contract with them. The Company has accrued $5,000 relating to these actions and has insurance coverage to address any payments and legal fees in excess of this amount.

Other Legal Matters—The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. In large part, as a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs are also focusing on alleged harm caused by other products we have made or used, including those containing silica and vinyl chloride monomer. The Company does not believe that it has a material exposure relating to these claims and believes it has adequate reserves and insurance to cover currently pending and foreseeable future claims.

The Company has been served in a lawsuit filed in Hillsborough County, Florida Circuit Court which names the Company and several other parties, relating to an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuit is filed on behalf of multiple residents of Hillsborough County living near the site and alleges various injuries related to exposure to toxic chemicals. At this time, the Company has inadequate information from which to estimate a potential range of liability, if any.

The Company has reserved approximately $16,100 at June 30, 2004, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

9. Related Party Transactions

Financing and Investing Arrangements

The Company has a borrowing arrangement with BWHLLC, evidenced by a demand promissory note bearing interest at a variable rate. The loan is reported as Loans payable to affiliates on the Consolidated Balance Sheet and totaled $7,380 at June 30, 2004. The interest rate on the amount outstanding at June 30, 2004 was 2.6%. Interest expense totaled $99 for the six months ended June 30, 2004.

In 2003, the Company and HAI had separate borrowing arrangements with Borden Foods Holdings Corporation (“Foods”), an affiliate, evidenced by demand promissory notes bearing interest at variable rates. The loans were reported as Loans payable to affiliates on the Consolidated Balance Sheet. Interest rates on these loans ranged from 1.0% to 4.75%. In early 2004, the Company entered into the arrangement with BWHLLC and canceled its arrangement with Foods. In early 2004, HAI obtained a $20,000 credit facility with an external bank and terminated its affiliated borrowing arrangement with Foods. Interest expense, related to the Foods loans, totaled $323 for the six months ended June 30, 2003.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Administrative Service, Management and Consulting Arrangements

KKR provides certain management, consulting and board services to the Company for an annual fixed fee. In 2003 and through April 2004, the fixed fee was $3,000 annually. Beginning in May 2004, the fee was reduced to $1,000. For the six months ended June 30, 2004, the Company recorded $1,167 for amounts due to KKR under this arrangement. In the six months ended June 30, 2003, the management fee recorded was $1,500.

The Company provides certain administrative services to BWHLLC and other affiliates under a service agreement. Fees charged under this agreement were based on the projected cost to the Company to provide these services, primarily based on employee costs. For the six months ended June 30, 2004, the Company charged these affiliates $246 for these services. During the six months ended June 30, 2003, the Company charged these affiliates $270.

The Company has a liability to BHI of $675 at June 30, 2004 for costs incurred related to the pending sale of the Company.

Other Transactions and Arrangements

The Company utilizes Willis Group Holdings, Ltd. (“Willis”), an entity controlled by KKR, as its insurance broker. As of the six months ended June 30, 2004 and 2003, the Company had paid $411 and $237, respectively, to Willis.

10. Income Tax Expense

In connection with the expected sale of BHI, the Company has recorded a non-cash charge of $137,110 to income tax expense in the second quarter of 2004 to increase the valuation reserves related to the Company’s net domestic deferred tax asset.

As a result of the expected sale of the Company, certain limitations will be placed on the utilization of the attributes under U.S. tax law, and the new financing discussed in Note 1 will limit the Company’s flexibility with respect to prior tax planning strategies. As a result, the Company no longer believes that utilization of the net domestic deferred tax asset is more likely than not to occur.

The Company’s remaining net deferred tax liability of $32,014 is reflected in the Consolidated Balance Sheet at June 30, 2004 as a current deferred asset of $23,476 and a long-term deferred tax asset of $2,320, offset by a current deferred tax liability of $3,960 included in other current liabilities and long-term deferred tax liability of $53,850 included in Other long-term liabilities.

11. Pending Capital Market Transaction

As discussed in Note 1 the Company will be issuing $475 million of second-priority senior secured private debt in connection with the Acquisition.

The Notes will be guaranteed by the Company and certain of its existing and future domestic restricted subsidiaries (the “Guarantors”). The Notes and the related guarantees will be senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Supplemental financial information for the Company and the combined non-guarantor subsidiaries and the combined subsidiary guarantors for the Notes are presented below:

FOR THE SIX MONTHS ENDED JUNE 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$479,538	—	$385,814	$(66,951)	$798,401
Cost of Goods Sold	392,221	—	314,905	(66,951)	640,175

Gross Margin	87,317	—	70,909	—	158,226

Distribution expense	21,379	—	14,265	—	35,644
Marketing expense	11,736	—	11,661	—	23,397
General & administrative expense	22,262	$232	23,290	—	45,784
Business realignment expense and impairments	(775)	—	1,036	—	261
Other operating expense	3,120	(25)	(254)	—	2,841

Operating income (loss)	29,595	(207)	20,911	—	50,299

Interest expense	22,974	—	722	—	23,696
Affiliated interest expense, net	81	—	18	—	99
Intracompany interest expense, net	51,459	(52,061)	602	—	—
Affiliate royalty expense (Income)	9,769	(9,769)	—	—	—
Transaction—related costs	3,920	—	3,316	—	7,236
Other non-operating expense	1,782	—	(1,211)	—	571
Equity in (earnings) losses of investees	(69,762)	(2,834)	—	72,596	—

Income (loss) before income tax	9,372	64,457	17,464	(72,596)	18,697

Income tax (benefit) expense	136,472	—	9,325	—	145,797

Net income (loss)	$(127,100)	$64,457	$8,139	$(72,596)	$(127,100)

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

FOR THE SIX MONTHS ENDED JUNE 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$440,346	—	$340,095	$(60,390)	$720,051
Cost of Goods Sold	358,986	—	282,872	(60,390)	581,468

Gross Margin	81,360	—	57,223	—	138,583

Distribution expense	20,810	—	12,575	—	33,385
Marketing expense	10,433	—	10,726	—	21,159
General & administrative expense	30,024	$106	21,659	—	51,789
Business realignment expense and impairments	(204)	—	1,625	—	1,421
Other operating expense	4,836	—	(1,170)	—	3,666

Operating Income (loss)	15,461	(106)	11,808	—	27,163

Interest expense	22,137	—	702	—	22,839
Affiliated interest expense, net	301	—	22	—	323
Intracompany interest expense, net	56,059	(56,648)	589	—	—
Affiliate royalty expense (income)	9,116	(9,116)	—	—	—
Other non-operating expense	1,034	24	(56)	—	1,002
Equity in (earnings) losses of investees	(67,325)	(1,265)	—	68,590	—

Income (loss) before income tax	(5,861)	66,899	10,551	(68,590)	2,999

Income tax (benefit) expense	(22,606)	—	8,860	—	(13,746)

Net income (loss)	$16,745	$66,899	$1,691	$(68,590)	$16,745

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

JUNE 30, 2004

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,178	$217	$30,795	—	$32,190
Accounts receivable	101,620	66	107,300	—	208,986
Accounts receivable from affiliates	17,354	7,035	5,925	$(30,013)	301
Inventories:
Finished and in-process goods	25,156	—	17,849	—	43,005
Raw materials and supplies	26,542	—	19,020	—	45,562
Deferred income taxes	23,132	—	344	—	23,476
Other current assets	6,186	64	3,471	—	9,721

	201,168	7,382	184,704	(30,013)	363,241

Investments and Other Assets
Investment in subsidiaries	6,366,907	17,045	—	$(6,383,952)	—
Deferred income taxes	(6,060)	—	8,380	—	2,320
Loans and interest receivable from affiliates	—	6,084,028	5,047	(6,089,075)	—
Other assets	15,792	—	7,449	—	23,241

	6,376,639	6,101,073	20,876	(12,473,027)	25,561

Property and Equipment
Land	25,119	—	7,984	—	33,103
Buildings	68,333	—	35,496	—	103,829
Machinery and equipment	410,575	531	288,109	—	699,215

	504,027	531	331,589	—	836,147

Less accumulated depreciation	(255,786)	(416)	(139,299)	—	(395,501)

	248,241	115	192,290	—	440,646

Goodwill	36,598	—	19,797	—	56,395
Other intangible assets	4,172	—	892	—	5,064

Total Assets	$6,866,818	$6,108,570	$418,559	$(12,503,040)	$890,907

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

JUNE 30, 2004

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$90,521	—	$72,380	—	$162,901
Debt payable within one year	—	—	5,654	—	5,654
Loans payable to affiliates	7,380	—	—	—	7,380
Other affiliated payables (receivables)	4,675	$60	25,278	$(30,013)	—
Income taxes payable	29,608	—	2,560	—	32,168
Interest payable	12,339	—	20	—	12,359
Other current liabilities	49,986	342	15,758	—	66,086

	194,509	402	121,650	(30,013)	286,548

Other Liabilities
Long-term debt	520,877	—	9,070	—	529,947
Long-term loans payable to affiliates	6,088,796	—	279	(6,089,075)	—
Non-pension postemployment benefit obligations	120,855	—	949	—	121,804
Long-term pension liability	69,071	—	1,844	—	70,915
Other long-term liabilities	101,341	—	8,983	—	110,324

	6,900,940	—	21,125	(6,089,075)	832,990

Shareholders’ Equity (Deficit)	(228,631)	6,108,168	275,784	(6,383,952)	(228,631)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,866,818	$6,108,570	$418,559	$(12,503,040)	$890,907

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

FOR THE SIX MONTHS ENDED JUNE 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(127,100)	$64,457	$8,139	$(72,596)	$(127,100)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Tax valuation allowance	137,110	—	—	—	137,110
Non-cash affiliated interest(1)	51,804	(51,804)	—	—	—
Equity in earnings of investee	(69,762)	(2,834)	—	72,596	—
Non-cash allocation of corporate expenses	(10,251)	—	10,251	—	—
Depreciation and amortization	14,663	61	9,305	—	24,029
Deferred tax (benefit) expense	(328)	—	2	—	(326)
Minority interest expense (income)	944	—	—	—	944
Business realignment expense and impairments	(775)	—	1,036	—	261
Other non-cash adjustments	1,086	—	131	—	1,217
Net change in assets and liabilities
Accounts receivable	(17,857)	4	(9,108)	—	(26,961)
Inventories	(4,130)	—	(4,347)	—	(8,477)
Accounts and drafts payable	24,391	42	13,332	—	37,765
Income Taxes	(1,626)	—	258	—	(1,368)
Other Assets	6,525	(52)	(146)	—	6,327
Other Liabilities	(13,025)	(7)	(3,053)	—	(16,085)

	(8,331)	9,867	25,800	—	27,336

Cash Flows (used in) from Investing Activities
Capital Expenditures	(7,849)	(51)	(11,355)	—	(19,255)
Proceeds from the sale of assets	975	—	8,384	—	9,359

	(6,874)	(51)	(2,971)	—	(9,896)

Cash flows from (used in) Financing Activities
Net short-term debt (repayments) borrowings	(2,548)	—	35	—	(2,513)
Dividends received (paid)	17,797	(14,600)	(3,197)	—	—
Repayment of long-term debt	—	—	(19)	—	(19)
Affiliated (repayments/loans) borrowings/receipts	(236)	4,850	(15,494)	—	(10,880)

	15,013	(9,750)	(18,675)	—	(13,412)

Increase (decrease) in cash and equivalents	(192)	66	4,154	—	4,028
Cash and equivalents at beginning of period	1,370	151	26,641	—	28,162

Cash and equivalents at end of period	$1,178	$217	$30,795	—	$32,190

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

FOR THE SIX MONTHS ENDED JUNE 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$16,745	$66,899	$1,691	$(68,590)	$16,745
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	56,448	(56,448)	—	—	—
Equity in earnings of subsidiaries	(67,325)	(1,265)	—	68,590	—
Non-cash allocations of corporate expenses	(9,261)	—	9,261	—	—
Depreciation and amortization	14,512	75	8,319	—	22,906
Deferred tax (benefit) expense	(27,142)	—	3,610	—	(23,532)
Minority interest expense (income)	(234)	—	—	—	(234)
Business realignment expense and impairments	(204)	—	1,625	—	1,421
Other non-cash adjustments	1,730	—	66	—	1,796
Net change in assets and liabilities:
Accounts receivable	(10,040)	86	(20,790)	—	(30,744)
Inventories	1,960	—	899	—	2,859
Accounts and drafts payable	(2,745)	(119)	9,182	—	6,318
Income Taxes	3,037	—	771	—	3,808
Other Assets	13,555	10	72	—	13,637
Other Liabilities	(3,568)	1,866	(13,770)	—	(15,472)

	(12,532)	11,104	936	—	(492)

Cash Flows (used in) from Investing Activities
Capital Expenditures	(9,931)	—	(5,690)	—	(15,621)
Proceeds from the sale of assets	925	—	1,306	—	2,231

	(9,006)	—	(4,384)	—	(13,390)

Cash flows from (used in) Financing Activities
Net short-term debt repayments	(975)	—	(481)	—	(1,456)
Net long-term debt borrowings		—	255	—	255
Affiliated (repayments/loans) borrowings/receipts	(57,463)	840	5,241	—	(51,382)
Decrease (increase) in restricted cash	65,281		—	—	65,281
Dividends received (paid)	14,611	(12,000)	(2,611)	—	—
Net repurchases of common stock from/to management	(286)	—	—	—	(286)

	21,168	(11,160)	2,404	—	12,412

Increase (decrease) in cash and equivalents	(370)	(56)	(1,044)	—	(1,470)
Cash and equivalents at beginning of period	1,838	116	12,786	—	14,740

Cash and equivalents at end of period	$1,468	$60	$11,742	—	$13,270

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Shareholder of Borden Chemical, Inc.

We have audited the accompanying consolidated balance sheets of Borden Chemical, Inc. (effective August 12, 2004, a wholly-owned subsidiary of BHI Acquisition Corp., which is a majority owned subsidiary of BHI Investment, LLC; prior to August 12, 2004, a majority-owned subsidiary of Borden Holdings, Inc.) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Borden Chemical, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 19, 2004, except for Note 24, as to which the date is August 5, 2004.

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net sales	$1,434,813	$1,247,885	$1,372,141
Cost of goods sold	1,148,519	968,657	1,060,642

Gross margin	286,294	279,228	311,499

Distribution expense	66,383	61,927	63,929
Marketing expense	42,398	42,503	42,046
General & administrative expense	100,021	109,237	127,967
(Gain) loss on sale of assets	(746)	282	(3,772)
Loss on divestiture of business	—	—	2,303
Business realignment expense and impairments	4,748	19,699	126,408
Other operating expense	6,948	11,872	28,113

Operating income (loss)	66,542	33,708	(75,495)

Interest expense	46,138	47,315	51,613
Affiliated interest expense, net	558	1,402	11,488
Other non-operating expense (income)	1,529	(5,989)	1,841
Investment write-downs	—	—	27,000

Income (loss) from continuing operations before income tax	18,317	(9,020)	(167,437)
Income tax benefit	(4,659)	(2,262)	(30,833)

Income (loss) from continuing operations	22,976	(6,758)	(136,604)
Income from discontinued operations, net of tax	—	—	11,804

Income (loss) before cumulative effect of change in accounting principle	22,976	(6,758)	(124,800)
Cumulative effect of change in accounting principle	—	(29,825)	—

Net income (loss)	22,976	(36,583)	(124,800)
Preferred stock dividends	—	—	(61,846)

Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)

Comprehensive income	$60,420	$(67,784)	$(198,959)

Basic and Diluted Per Share Data
Income (loss) from continuing operations	$0.11	$(0.03)	$(0.69)
Income from discontinued operations, net of tax	—	—	0.06

Income (loss) before cumulative effect of change in accounting principle	0.11	(0.03)	(0.63)
Cumulative effect of change in accounting principle	—	(0.15)	—

Net income (loss)	0.11	(0.18)	(0.63)
Preferred stock dividends	—	—	(0.31)

Net income (loss) applicable to common stock—basic	$0.11	$(0.18)	$(0.94)

Net income (loss) applicable to common stock—dilutive	$0.11	$(0.18)	$(0.94)

Average number of common shares outstanding during the period—basic	199,310	199,319	198,997
Average number of common shares outstanding during the period—dilutive	200,267	199,319	198,997

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(In thousands)
ASSETS
Current Assets
Cash and equivalents	$28,162	$14,740
Restricted cash	—	67,049
Accounts receivable (less allowance for doubtful accounts of $14,459 in 2003 and $12,219 in 2002)	196,093	170,822
Accounts receivable from affiliates	354	5,840
Inventories:
Finished and in-process goods	42,292	45,178
Raw materials and supplies	38,819	41,079
Deferred income taxes	27,085	28,869
Other current assets	13,551	13,232

	346,356	386,809

Investments and Other Assets
Deferred income taxes	113,434	118,368
Other assets	21,725	19,615

	135,159	137,983

Property and Equipment
Land	32,585	31,964
Buildings	103,774	98,313
Machinery and equipment	691,249	649,782

	827,608	780,059
Less accumulated depreciation	(378,724)	(340,321)

	448,884	439,738

Goodwill	57,516	39,640
Other Intangible Assets	5,951	7,610

Total Assets	$993,866	$1,011,780

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED BALANCE SHEETS—(Continued)

	December 31, 2003	December 31, 2002
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$127,174	$113,549
Debt payable within one year	8,167	2,779
Loans payable to affiliates	18,260	84,680
Income taxes payable	34,977	55,964
Interest payable	12,524	12,136
Other current liabilities	71,546	78,957

	272,648	348,065

Other Liabilities
Long-term debt	529,966	523,287
Non-pension postemployment benefit obligations	128,723	145,384
Long-term pension obligations	66,656	70,216
Other long-term liabilities	92,066	85,721

	817,411	824,608

Commitments and Contingencies (See Note 22)

Shareholders’ Deficit
Common stock—$0.01 par value: authorized 300,000,000 shares, Issued 201,754,598, treasury 858,970, outstanding 200,895,628 in 2003 and Issued 201,782,598, treasury 858,970, outstanding 200,923,628 shares in 2002.	2,009	2,009
Paid-in capital	1,224,011	1,172,344
Receivable from parent	(512,094)	(463,516)
Deferred compensation	(1,488)	(2,679)
Accumulated other comprehensive income	(128,193)	(165,637)
Accumulated deficit	(680,438)	(703,414)

	(96,193)	(160,893)

Total Liabilities and Shareholders’ Deficit	$993,866	$1,011,780

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Cash Flows from (used in) Operating Activities
Net income (loss)	$22,976	$(36,583)	$(124,800)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Loss on divestiture of businesses	—	—	2,303
(Gain) loss on the sale of assets	(746)	282	(3,772)
Deferred tax provision (benefit)	6,223	16,023	(25,883)
Depreciation and amortization	47,319	47,947	59,361
Deferred compensation expense	1,191	892	—
Business realignment expense and impairments	4,748	19,699	126,408
Cumulative effect of change in accounting principle	—	29,825	—
Investment write-downs and other charges	—	—	27,000
Other non-cash adjustments	1,070	(822)	3,063
Net change in assets and liabilities:
Accounts receivable	(3,217)	(12,596)	31,698
Inventories	10,731	2,552	14,679
Accounts and drafts payable	2,492	(8,303)	(20,230)
Income taxes	(30,291)	(21,780)	44,130
Other assets	3,581	(2,571)	(72,388)
Other liabilities	(32,051)	(24,205)	33,551

	34,026	10,360	95,120

Cash Flows (used in) from Investing Activities
Capital expenditures	(41,820)	(38,773)	(47,408)
(Purchase) proceeds from sale of businesses	(14,691)	—	96,977
Proceeds from the sale of assets	14,197	10,237	160,888
Proceeds from sale of note receivable to an affiliate	—	110,000	—
Other, net	—	—	524

	(42,314)	81,464	210,981

Cash Flows from (used in) Financing Activities
Net short-term debt borrowings (repayments)	5,388	1,255	(41,763)
Borrowings of long-term debt	7,925	—	57,400
Repayments of long-term debt	(1,246)	(10,764)	(54,000)
Affiliated (repayments) borrowings	(66,420)	6,130	(212,432)
Payment of note payable to unconsolidated subsidiary	—	(31,581)	—
Decrease (increase) in restricted cash	67,049	(66,165)	(884)
Interest received from parent	—	—	48,578
Common stock dividends paid	—	—	(48,578)
Preferred stock dividends paid	—	—	(73,724)
Repurchases, net of sale, of common stock from / to management	(286)	(591)	—
Capital contribution from affiliates	9,300	—	17,000

	21,710	(101,716)	(308,403)

Increase (decrease) in cash and equivalents	$13,422	$(9,892)	$(2,302)
Cash and equivalents at beginning of year	14,740	24,632	26,934

Cash and equivalents at end of year	$28,162	$14,740	$24,632

Supplemental Disclosures of Cash Flow Information
Cash paid (received):
Interest, net	$45,466	$46,928	$70,258
Income taxes, net	19,368	978	(36,186)
Non-cash activity:
Capital contribution by parent	17,002	24,440	21,038
Contribution of preferred stock and accrued dividend by parent	—	—	620,922
Reclassification of minimum pension liability adjustment from (to) shareholders’ equity	5,830	(17,075)	(66,580)

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(In thousands)

	Preferred Stock	Common Stock	Paid-in Capital	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2000	$614,369	$1,990	$353,309	$(414,937)	$—	$(60,277)	$(480,185)	$14,269

Net income							(124,800)	(124,800)
Translation adjustments and other						(6,849)		(6,849)
Cumulative effect of change in accounting principle (net of $1,900 tax)						(3,300)		(3,300)
Derivative activity (net of $1,300 tax)						2,570		2,570
Minimum pension liability (net of $36,090 tax)						(66,580)		(66,580)

Comprehensive income								(198,959)

Preferred stock dividends							(61,846)	(61,846)
Common stock dividends			(36,434)					(36,434)
Interest accrued on notes from parent (net of $13,784 tax)			24,674	10,120				34,794
Gain on Consumer Adhesives Sale to affiliate (net of $37,428 tax)			94,847					94,847
Gain on sale of common stock equity investment to affiliate (net of $5,600 tax)			10,197					10,197
Common stock and warrants issued to management			1,236					1,236
Capital contribution from parent of preferred stock and accrued dividend	(614,369)		620,922					6,553
Capital contribution from parent			38,038					38,038

Balance, December 31, 2001	$—	$1,990	$1,106,789	$(404,817)	$—	$(134,436)	$(666,831)	$(97,305)

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT—(Continued)

(In thousands)

	Common Stock	Paid-in Capital	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2001	$1,990	$1,106,789	$(404,817)	$—	$(134,436)	$(666,831)	$(97,305)

Net income						(36,583)	(36,583)
Translation adjustments					(14,856)		(14,856)
Derivative activity (net of $401 tax)					730		730
Minimum pension liability (net of $9,194 tax)					(17,075)		(17,075)

Comprehensive income							(67,784)

Repurchases of common stock from management	(1)	(1,341)					(1,342)
Restricted stock issued to management	16	3,555		(3,571)			—
Interest accrued on notes from parent		58,699	(58,699)				—
Compensation expense on restricted stock				892			892
Common stock issued management	4	747					751
Capital contribution from parent		3,895					3,895

Balance, December 31, 2002	$2,009	$1,172,344	$(463,516)	$(2,679)	$(165,637)	$(703,414)	$(160,893)

Net income						22,976	22,976
Translation adjustments					31,614		31,614
Minimum pension liability (net of $3,139 tax)					5,830		5,830

Comprehensive income							60,420

Repurchases of common stock from management		(286)					(286)
Income tax on sale to affiliate of Consumer Adhesives note receivable		(5,925)					(5,925)
Interest accrued on notes from parent		48,578	(48,578)				—
Capital contribution from parent		9,300					9,300
Compensation expense on restricted stock				1,191			1,191

Balance, December 31, 2003	$2,009	$1,224,011	$(512,094)	$(1,488)	$(128,193)	$(680,438)	$(96,193)

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements

(Dollars in thousands except per share data)

1. Background and Nature of Operations

Borden Chemical, Inc. (the “Company”) was incorporated on April 24, 1899. The Company is engaged primarily in manufacturing, processing, purchasing and distributing forest products and industrial resins, formaldehyde, oilfield products and other specialty and industrial chemicals worldwide. In 2001, the Company sold its Consumer Adhesives business. The Company’s executive and administrative offices are located in Columbus, Ohio. Production facilities are located throughout the U.S. and in many foreign countries.

Domestic products are sold by the Company’s sales force throughout the U.S. to industrial users. To the extent practicable, international distribution techniques parallel those used in the U.S. and are concentrated in Canada, Western Europe, Latin America, Australia and Malaysia.

At December 31, 2003, 27 of a total 48 manufacturing and processing facilities are located in the U.S., and in 2003, approximately 63% of the Company’s sales were generated in the U.S.

The Company has three reportable segments: North American Forest Products, North American Performance Resins Group and International. See Note 19.

The Company has been controlled by affiliates of Kohlberg Kravis Roberts & Co., L.P. (“KKR”), since 1995. The Company’s immediate parent is Borden Holdings, Inc. (“BHI”), a wholly owned subsidiary of BW Holdings, LLC (“BWHLLC”), an entity controlled by KKR.

In the fourth quarter of 2001, the Company (then known as Borden, Inc.) merged with its subsidiaries Borden Chemical, Inc. (“BCI”) and Borden Chemical Holdings, Inc. (“BCHI”), executed certain financial transactions with its parent and changed its name to Borden Chemical, Inc. (the “Corporate Reorganization”). See Note 3.

In 2001, through a series of transactions with affiliates, the Company sold Consumer Adhesives (the “Consumer Adhesives Sale”) for total proceeds of $94,120. As a result of the Consumer Adhesives Sale, this segment is reflected as a discontinued operation in the Consolidated Financial Statements in 2001. The Company retained continuing investments in Consumer Adhesives in the form of preferred stock and notes receivable. The notes receivable were sold to BHI in the fourth quarter of 2001 for their carrying value of $57,691. The preferred stock, with a carrying value of $110,000, was redeemed during the first quarter of 2002 for a $110,000 note receivable from Consumer Adhesives, which was subsequently sold to BHI in 2002 for face value plus accrued interest. In 2001, a pre-tax gain of $132,275 was recognized in Paid-in capital due to the affiliated nature of the transaction. In 2003, the Company recorded an adjustment of $5,925 in Paid-in capital to reflect additional tax expense associated with the sale of the $110,000 note receivable.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by the Company, as summarized below, are in conformity with generally accepted accounting principles.

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its subsidiaries, after elimination of intercompany accounts and transactions.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and related party transactions. Actual results could differ from estimated amounts.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Included in the Company’s cash equivalents and restricted cash are interest bearing time deposits of $70,133 in 2002. At December 31, 2003, the Company had no material investments in cash equivalent instruments. The effect of exchange rate changes on cash is not material.

Inventories—Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment—Land, buildings, and machinery and equipment are carried at cost. Depreciation is recorded on the straight-line basis by charges to expense at rates based on estimated useful lives of properties (average rates for buildings 3%; machinery and equipment 7%). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Consolidated Balance Sheet. As of January 1, 2002, the Company no longer amortizes goodwill. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over not more than 40 years.

Certain trademarks, patents and other intangible assets used in the operations of the business are carried as Other Intangible Assets on the Consolidated Balance Sheet. These intangible assets are amortized on a straight-line basis over the shorter of the legal or useful life of the asset. See Note 4.

Impairment—As events warrant but at least annually, the Company evaluates the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

The Company performs an annual impairment test for goodwill and other intangibles. See Note 4.

General Insurance—The Company is generally self-insured for losses and liabilities relating to workers’ compensation, health and welfare claims, physical damage to property, business interruption and comprehensive general, product and vehicle liability. The Company maintains insurance policies for certain items exceeding deductible limits. Losses are accrued for the estimated aggregate liability for claims using certain actuarial assumptions followed in the insurance industry and the Company’s experience.

Legal Costs—The Company accrues for legal costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount being accrued. The amount accrued includes all costs associated with a claim, including settlements, assessments, judgments, fines and legal fees.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Revenue Recognition—Revenue for product sales is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of the Company’s products are sold FOB (“free on board”) shipping point. Other terms include sales where risk and title passes upon delivery (FOB destination point). In situations where our product is delivered by pipeline, risk and title transfers when our product moves across an agreed transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sales and invoices.

Shipping and Handling—The Company records freight billed to customers in net sales. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. The Company incurred shipping costs of $66,383 in 2003, $61,927 in 2002 and $63,929 in 2001. These costs are classified as Distribution expense in the Consolidated Statements of Operations. Due to the nature of the Company’s business, handling costs incurred prior to shipment are not significant.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to shareholders’ equity and is included in other comprehensive income.

In addition, the Company incurred realized and unrealized net foreign transaction gains (losses) aggregating $438 in 2003, $1,307 in 2002 and $(912) in 2001.

Income Taxes—The Company files a consolidated U.S. Federal Income Tax return with BHI. Income tax expense is based on reported results of operations before income taxes. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Derivative Financial Instruments—The Company primarily uses three types of derivatives: interest rate swaps to effectively convert a portion of the Company’s fixed rate obligations to variable, forward exchange contracts and options to reduce the Company’s cash flow exposure to changes in foreign exchange rates and natural gas futures to reduce the Company’s cash flow exposure to changes in natural gas prices. The Company does not hold or issue derivative financial instruments for trading purposes. The Company’s $34,000 interest rate swap agreement is accounted for as a hedge. All other derivatives are not accounted for using hedge accounting but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. See Notes 16 and 17.

Stock-Based Compensation—The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.”

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The following table sets forth the required annual reconciliation of reported and pro-forma net income and earnings per share (“EPS”) under SFAS No. 148:

	2003	2002	2001
Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit	147	9	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1996, net of related tax effects	(211)	(94)	(382)

Pro-forma net income	$22,912	$(36,668)	$(187,028)

Average shares (in thousands) outstanding—basic	199,310	199,319	198,997
Average share (in thousands) outstanding—diluted	200,267	199,319	198,997
Per share as reported (basic and diluted)	$0.11	$(0.18)	$(0.94)
Per share pro forma (basic and diluted)	$0.11	$(0.18)	$(0.94)

Earnings Per Share—Basic and diluted net income attributable to common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period including the effect of dilutive options, when applicable. At December 31, 2003, options to purchase 5,532,360 common shares of the Company were outstanding, of which 4,882,000 are considered dilutive. At December 31, 2002, 198,400 warrants and options to purchase 3,426,040 common shares of the Company were outstanding and not considered dilutive. At December 31, 2001, 1,039,864 warrants and options to purchase 6,871,380 common shares of the Company were outstanding and not considered dilutive. See Note 15.

The Company’s diluted EPS is calculated as follows:

	2003	2002	2001
Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)
Effect of dilutive options	—	—	—

Diluted EPS—Numerator	22,976	(36,583)	(186,646)

Average share outstanding (in thousands)—basic	199,310	199,319	198,997
Effect of dilutive options (in thousands)	957	—	—

Diluted EPS—Denominator (in thousands)	200,267	119,319	198,997

Diluted EPS	$0.11	$(0.18)	$(0.94)

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Reclassification—Previously at December 31, 2003 and 2002, income taxes payable of $15,800 and $46,545, respectively, were classified as other long-term liabilities. These amounts were reclassified as income taxes payable in the current presentation.

Recently Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The Company has adopted FIN 45 and included the additional requirements with respect to guarantees in Note 21 to the Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements, the assets, liabilities and activities of another entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. In December 2003, the FASB issued a revision of FIN 46 deferring the effective date for implementation. The Company has no variable interest entities; therefore, the implementation of FIN 46 will not have an impact on its results of operations and financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The clarification provisions of this statement require that contracts with comparable characteristics be accounted for similarly. This statement is effective for any new derivative instruments entered into after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003, and the adoption did not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Company’s financial statements.

In December 2003, the FASB issued SFAS No. 132 (as revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132.” The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement is effective for the Company for fiscal years ending after December 15, 2003, except for certain disclosures on foreign plans, which are effective for fiscal years ending after June 15, 2004. The Company has adopted SFAS No. 132 (as revised 2003) and included the additional disclosures in Notes 12 and 13 to the Consolidated Financial Statements. The Company elected to include the disclosures for its foreign plans in 2003.

3. Corporate Reorganization

In the fourth quarter of 2001, the Company merged with its subsidiaries BCHI and BCI, executed certain financial transactions with BHI and changed its name to Borden Chemical, Inc., from Borden, Inc., reflecting the fact that the only remaining segment of the Company was the chemical business. The Corporate Reorganization was undertaken to simplify the legal structure and strengthen the capital structure of the Company, and to reduce costs. As part of the Corporate Reorganization, certain functions were downsized, eliminated or transferred to a separate legal entity, Borden Capital, Inc. (“Capital”), also owned by BHI.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Subsequent to the Corporate Reorganization, Capital provided certain management, consulting and board services to the Company, as well as other entities owned by KKR, and charged fees to the Company and other affiliates for these services. The Company provided certain administrative services to Capital. The Company was charged a management fee of $9,000 in 2002, payable quarterly in arrears, for the net cost of Capital’s services.

The following transactions occurred as part of the Corporate Reorganization and are included in the 2001 results:

•	BHI contributed all of the outstanding Series A Cumulative Preferred Stock plus accumulated dividends of $6,553 to the Company as a capital contribution. The significant impact of this transaction was to eliminate required annual future preferred dividend payments of $73,724.

•	The Company recorded severance costs of $1,501 for workforce reductions and additional costs of $2,044 related to the Corporate Reorganization. These amounts are classified as Business realignment expense and impairments in the 2001 Consolidated Statement of Operations.

•	The Company sold certain assets to BHI for cash. The Company sold a common stock equity investment for its estimated fair value of $55,187 resulting in a pre-tax gain of $15,797 that is recorded as an increase to Paid-in capital due to the affiliated nature of the transaction. Notes receivable from Consumer Adhesives were sold for their carrying amount of $57,691, and a loan receivable from WKI Holding Company, Inc. (“WKI”), an affiliate of the Company, of $25,056 was sold for its fair value of $18,056. Prior to the sale in 2001, the Company recorded a $7,000 charge that is included in investment write-downs and other charges to reflect the decline in fair value of the WKI loan receivable.

•	The Company paid Capital $8,741 to assume certain liabilities, the estimated fair value at the date of sale, net of certain assets transferred, including accounts receivable from WKI of $3,594. These liabilities were for accrued compensation, certain employee benefit obligations and accrued liabilities associated with the transferred employees and functions.

•	Outstanding stock options on the stock of BCHI held by its management became options of the Company (see Note 15).

•	In addition, the Company settled the minority interest liability related to managements’ ownership of shares in BCHI by exchanging shares of the Company’s stock and common stock warrants for the BCHI shares held by management. This resulted in an increase to Paid-in capital for 2001 of $1,236, the approximate fair value of the liability.

In 2002, BHI decided to cease Capital’s operations during the first half of 2003. Certain management, consulting and board services previously provided to the Company by Capital were assumed by the Company, while other such services were provided to the Company by KKR for an annual fee of $3,000. The Company recorded a charge, funded by BHI, of $5,500 in 2002 related to costs allocable to the Company in connection with the cessation of Capital’s operations.

4. Goodwill and Intangible Assets

At December 31, 2003, the Company’s management performed the annual goodwill impairment test. As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified the appropriate reporting units and identified the assets and liabilities (including goodwill) of the reporting units. The Company determined estimated fair values of the reporting units and assessed whether the estimated fair value of each reporting unit was more or less than the carrying amount of the assets and liabilities assigned to the units.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Valuations were performed using a standard methodology based largely on comparable company analysis. Comparable company analysis ascribes a value to an entity by comparing certain operating metrics of the entity to those of a set of comparable companies in the same industry. Using this method, market multiples and ratios based on operating, financial and stock market performance are compared across different companies and to the entity being valued. The Company employed a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units—the EBITDA (earnings before interest, taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount.

As a result of this test at December 31, 2003, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities, except for the Company’s Malaysian reporting unit. Based on the excess of the carrying value over the estimated fair value of its Malaysian reporting unit, the Company recorded a goodwill impairment charge of $762 that represented 100% of the carrying amount. This impairment charge is reflected in the 2003 Consolidated Statement of Operations as Business realignment expense and impairments.

At December 31, 2002, the Company’s management performed the goodwill impairment test using the same methodology described above. No impairment charge was necessary as of December 31, 2002, as the fair values of all reporting units exceeded the carrying amount of the assets and liabilities assigned to the units.

Upon the adoption of SFAS No. 142, on January 1, 2002, fair values of the Company’s reporting units as of December 31, 2001 were determined employing the same methodology used by the Company, as described above. As a result of the initial test, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned, except for the Company’s European reporting unit. Based on the excess of the carrying value over the estimated fair value of its European reporting unit, the Company recorded a goodwill impairment charge of $29,825 that represented 100% of the December 31, 2001 carrying amount. This impairment charge is reported as Cumulative effect of change in accounting principle in the 2002 Consolidated Statement of Operations.

The following table provides a comparison of 2003, 2002 and 2001 as if the new accounting principle were applied in 2001:

	Year Ended December 31,
	2003	2002	2001
Reported net income (loss)	$22,976	$(36,583)	$(124,800)
Add back goodwill amortization	—	—	3,712

Adjusted net income (loss)	22,976	(36,583)	(121,088)
Add back cumulative effect of change in accounting principle	—	29,825	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$22,976	$(6,758)	$(121,088)

Basic and diluted per share data:
Reported net income (loss)	$0.11	$(0.18)	$(0.63)
Add back goodwill amortization	—	—	0.02

Adjusted net income (loss)	0.11	(0.18)	(0.61)
Add back cumulative effect of change in accounting principle	—	0.15	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$0.11	$(0.03)	$(0.61)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The changes in the carrying amount of goodwill for the year ended December 31, 2003 and 2002 are as follows:

	N.A. Forest Products	N.A. Performance Resins	International	Total
Goodwill balance at December 31, 2001	$20,713	$19,487	$31,199	$71,399
Less goodwill impairment recognized upon adoption of SFAS No. 142	—	—	(29,825)	(29,825)
Acquisitions/divestitures	—	(1,343)	—	(1,343)
Foreign currency translation	6	—	(597)	(591)

Goodwill balance at December 31, 2002	$20,719	$18,144	$777	$39,640
Acquisitions/divestitures	4,068	—	14,387	18,455
Impairment	—	—	(762)	(762)
Foreign currency translation	167	—	16	183

Goodwill balance at December 31, 2003	$24,954	$18,144	$14,418	$57,516

Intangible assets with identifiable useful lives, which continue to be amortized, consist of the following:

	At December 31, 2003		At December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Customer list and contracts	$7,559	$4,619	$6,559	$3,736
Formulas and technology	6,524	4,925	6,524	4,331
Unrecognized prior service cost	2,657	1,309	2,657	153
Other	744	680	744	654

	$17,484	$11,533	$16,484	$8,874

The impact of foreign currency translation adjustments is included in accumulated amortization.

Total intangible amortization expense for the year ended December 31, 2003, 2002 and 2001 was $1,508, $1,555 and $1,653, respectively.

Estimated annual intangible amortization expense for 2004 through 2008 is as follows:

2004	$1,700
2005	970
2006	350
2007	180
2008	150

5. Business Acquisitions and Divestitures

Acquisitions

All of the Company’s acquisitions described below have been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired entities have been included from the date of

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

acquisition, and any excess of purchase price over the sum of amounts assigned to identified assets and liabilities has been recorded as goodwill. The pro forma effects of the acquisitions are not material.

During 2003, the Company acquired Fentak Pty. Ltd. (“Fentak”), an international manufacturer of specialty chemical products for engineered wood, laminating and paper impregnation markets, and the business and technology assets of Southeastern Adhesives Company (“SEACO”), a domestic producer of specialty adhesives, for total cash of $14,691. Fentak was acquired in November, 2003 and SEACO was acquired on December 31, 2003. The Company is required to make additional deferred payments for these acquisitions of approximately $3,050 and contingent future payments of $1,500. The Company recorded goodwill totaling $18,455 for these acquisitions.

In the second quarter of 2001, the Company and Delta-HA, Inc. (“Delta”) merged their North American foundry resins and coatings businesses forming HA-International, LLC (“HAI”). In conjunction with the merger, the Company recorded an accrual of approximately $7,000 to restructure operations of the acquired entity, a minority interest liability of $4,500 to recognize the 25% minority interest and goodwill of approximately $9,000.

The Limited Liability Agreement of HAI provides Delta the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Pursuant to this provision, in the first quarter of 2004, Delta provided the Company with written notice of their intention to exercise their option to purchase an additional 5% interest in 2004. Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement.

Divestitures

In 2003, the Company sold its idled melamine crystal business (“Melamine”). The gain from the sale was recorded as business realignment income. See Note 6.

In 2001, the Company divested its chemical operation in Ecuador. Proceeds from the sale of the Ecuador chemical business were $5,275, which resulted in a pre-tax loss of $2,303.

6. Business Realignment and Asset Impairments

In June 2003, the Company initiated a realignment program designed to reduce operating expenses and increase organizational efficiency. To achieve these goals, the Company is reducing headcount, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses. The Company is combining jobs where practical and has eliminated over 200 positions as of the end of 2003 related to this program. To further reduce future general and administrative expenses, the Company has reduced contract work, consolidated and eliminated positions and streamlined the administration of medical and other postretirement benefits. The Company anticipates this program will be completed in 2004. The Company expects to incur additional costs in 2004 related to this program.

In addition to the June 2003 realignment program, the Company has realignment activities from programs initiated in previous years, primarily related to plant consolidations and reorganization of certain administrative functions. Following is a discussion of realignment activities and impairments recognized during the past three years.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Year Ended December 31, 2003

During 2003, the Company recorded net business realignment expense and impairments of $4,748, consisting of plant closure costs (which include plant employee severance and plant asset impairments) and other severance and employee costs of $13,825, gains on the sale of assets of $12,260 and other non-cash asset impairment charges of $3,183.

Provided below is a rollforward of the business realignment reserves for 2003:

	Reserves 12/31/02	2003 Expense	2003 Settlements/ Payments	Reserves 12/31/03
Plant closure costs
Prior years’ programs	$9,568	$144	$(4,971)	$4,741
June 2003 program	—	6,844	(3,356)	3,488
Other severance costs
Prior years’ programs	3,996	3,670	(6,515)	1,151
June 2003 program	—	3,167	(383)	2,784

Total reserve activity	$13,564	$13,825	$(15,225)	$12,164

Plant Closure Costs

Plant closure costs in 2003 include $144 for prior years’ programs and $6,844 for 2003 programs.

Costs relating to prior years’ programs include environmental remediation of approximately $800 for closed plants in Brazil and other plant closure costs of approximately $900. Partially offsetting these costs was a reduction of reserves of approximately $1,600 for Melamine, which was sold in the second quarter of 2003.

The $6,844 of charges relating to the 2003 realignment program included costs associated with two plant consolidation programs. As a result of consolidating manufacturing processes, the Company’s facility in France has been converted into a distribution center, and the manufacturing has transitioned to the U.K., resulting in plant closure costs of $5,414, including plant employee severance of approximately $3,600, asset impairment charges of $1,427 and other costs of approximately $400. Additionally, manufacturing was transitioned from the Company’s North Bay, Ontario plant to another facility, and the North Bay site was idled as of the end of 2003, resulting in asset impairment charges of $1,430.

Other Severance Costs

Other severance costs for 2003 include $3,167 relating to the 2003 program and $3,670 relating to prior years’ programs. The 2003 severance related to the elimination of 200 positions under the June 2003 realignment program, as discussed above.

Gain on the Sale of Assets

In 2003, the Company sold Melamine and land associated with a closed plant in the U.K. for gains of $12,260. The gains related to these sales were recorded as business realignment income because the facilities were closed in conjunction with prior years’ realignment programs.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Asset Impairment

The Company recorded other asset impairment charges of $3,183 in 2003. Of the total, $1,421 was for the write-down of assets at various international manufacturing facilities, $1,000 was for a facility held for sale and the remaining $762 related to the write-down of goodwill carried by the Company’s Malaysian operations.

Year Ended December 31, 2002

During 2002, the Company recorded net business realignment expense and impairments of $19,699, consisting of plant closure costs of $12,584, other severance and employee costs of $3,265, a gain on the sale of assets of $2,465 and non-cash impairment charges of $6,315.

Plant Closure and Other Severance and Employee Costs

Provided below is a roll forward of the business realignment reserve activity for 2002:

	Reserves 12/31/01	2002 Expense	2002 Settlements/ Payments	Reserves 12/31/02
Plant closure costs	$14,067	$12,584	$(17,083)	$9,568
Other severance costs	8,360	3,265	(7,629)	3,996

Total reserve activity	$22,427	$15,849	$(24,712)	$13,564

Plant closure costs in 2002 of $12,584 consist of plant employee severance of $2,721, demolition, environmental and other costs of $8,764 and a $1,099 increase to the reserve related to revised estimates of environmental clean-up and demolition for several locations closed in previous years.

Gain on the Sale of Assets

In 2002, the Company sold land associated with a closed plant in Spain and recorded a gain of $2,465. The gain related to this sale was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

The Company recorded asset impairment charges of $6,315 in 2002. Of the total, $5,275 related to the write-down of fixed assets at various international manufacturing facilities and $1,040 was for a facility held for sale.

Year Ended December 31, 2001

During 2001, the Company recorded net business realignment expense and impairments of $126,408, consisting of plant closure costs of $23,285, other severance and employee costs of $12,582, a gain on the sale of assets of $10,507 and non-cash impairment charges of $101,048.

Plant Closure and Other Severance and Employee Costs

Plant closure costs in 2001 of $23,285 consist of fixed asset write-offs of $11,863, plant employee severance of $1,862 and demolition, environmental and other costs of $9,560.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Gain on the Sale of Assets

In 2001, the Company sold land associated with a closed domestic plant and recorded a gain of $10,507. The gain related to this sale was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

In the fourth quarter of 2001, the Company decided to cease operations at Melamine and to offer it for sale. As of the end of 2001, no sale had been negotiated, and in January 2002, the plant was shut-down. Under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” the Company recorded a 2001 impairment charge of $98,163 for the fixed assets ($62,527), goodwill ($32,701) and spare parts ($2,935) of Melamine.

Also, in the fourth quarter of 2001, the Company discontinued construction of a new plant facility and recorded an impairment charge of $2,885 to write-down the engineering, construction and other costs incurred to the estimated net realizable value of the land and building.

7. Discontinued Operations

The summary of discontinued operations below includes Consumer Adhesives’ results through August 2001, the date of the Consumer Adhesives Sale:

2001
Net sales	$106,307

Income before income taxes	17,404
Income tax expense	5,600

Income from discontinued operations	$11,804

Proceeds from the Consumer Adhesives sale were $94,120, net of cash sold with the business, resulting in a pre-tax gain of $132,275, which was recorded in Paid-in capital due to the affiliated nature of the transaction. See Note 1.

8. Comprehensive Income

Comprehensive income includes the following items:

	2003	2002	2001
Net income (loss)	$22,976	$(36,583)	$(124,800)
Foreign currency translation adjustments	31,614	(14,856)	(12,649)
Reclassification adjustments	—	—	5,800
Cumulative effect of change in accounting principle	—	—	(3,300)
Derivative activity	—	730	2,570
Minimum pension liability (see Note 12)	5,830	(17,075)	(66,580)

	$60,420	$(67,784)	$(198,959)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The foreign currency translation adjustments in 2003 primarily relate to favorable exchange rates in Canada, Latin America and Australia. In 2002, the foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America. The 2001 foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America and Canada.

The 2001 reclassification adjustment reflects the accumulated translation adjustment recognized on the sale of the Company’s operations in Ecuador.

The cumulative effect of change in accounting principle and derivative activity represents the impact of the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. The Company recorded a pre-tax initial transition adjustment to Accumulated other comprehensive income of $5,200 of which $1,330 and $3,870 was reclassified into earnings for the year ended December 31, 2002 and 2001, respectively.

The components of Accumulated other comprehensive income as of December 31, 2003 and 2002 are as follows:

	2003	2002
Cumulative foreign currency translation adjustments	$(49,923)	$(81,537)
Minimum pension liability, net of tax	(78,270)	(84,100)

	$(128,193)	$(165,637)

9. Investments in Affiliates

The Company had no continuing investments in affiliates at December 31, 2003 and 2002.

The Company sold a common stock equity investment in 2001 for $64,141. Of the total proceeds, $55,187 was received from BHI as part of the Corporate Reorganization (see Note 3), and the related pre-tax gain of $15,797 was recorded in Paid-in capital due to the affiliated nature of the transaction. The remaining $8,954 was received from sales to third parties, and a related gain of $4,400 was reflected in the 2001 Consolidated Statement of Operations as Gain on the sale of assets.

In 2001, the Company wrote-off its $10,000 investment in WKI preferred stock, $7,000 of a loan receivable from WKI and its remaining $10,000 investment in BCP Management, Inc. (“BCPM”), a former subsidiary of the Company. The write-offs are reflected in Investment write-downs and other charges in the 2001 Consolidated Statement of Operations.

BCPM filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. As a result of the bankruptcy of BCPM, the Company no longer consolidated BCPM in its Consolidated Financial Statements. There was no impact on previously reported amounts of net (loss) income as a result of the deconsolidation. The Company’s investment in BCPM was written-off in 2001, as described above. In the first quarter of 2003, the assets of BCPM were transferred to a liquidating agent, and the Company’s ownership interest was extinguished.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

10. Debt and Lease Obligations

Debt outstanding at December 31, 2003 and 2002 is as follows:

	2003		2002
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
9.2% debentures due 2021	$114,800		$114,800
7.875% debentures 2023	246,782		246,782
Sinking fund debentures:
8 3/8% due 2016	78,000		78,000
9 1/4% due 2019	47,295		47,295
Industrial Revenue Bonds (at an average rate of 3.1% in 2003 and 1.6% in 2002)	34,000		34,885
Other (at an average rate of 8.1% in 2003 and 13.8% in 2002)	9,089	$2,221	1,525

Total current maturities of long-term debt		2,221

Short-term debt (primarily foreign bank loans at an average rate of 4.8% in 2003 and 10.7% in 2002)	—	5,946	—	$2,779

Total debt	$529,966	$8,167	$523,287	$2,779

The Company entered into a three-year asset based revolving credit facility dated September 23, 2002 (the “Credit Facility”) which provides for a maximum borrowing of $175,000, including letters of credit (“LOC”). The Credit Facility replaced an uncommitted LOC facility (discussed below) and the prior $250,000 credit facility that expired on July 13, 2002.

The Credit Facility is secured with inventory and accounts receivable in the United States, Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain subsidiaries. Maximum borrowing allowable under the Credit Facility is determined monthly and is based upon specified percentages of eligible accounts receivable, inventory and fixed assets. The Credit Facility contains restrictions on dividends, limitations on borrowings from affiliates ($30,000), capital expenditures ($68,000 in 2004) and payment of management fees ($5,000 per year). It also has a minimum trailing EBITDA twelve-month fixed charge coverage ratio requirement (as defined) of 1.5 to 1.0 if aggregate availability is less than $25,000, 1.25 to 1.0 if aggregate availability is between $25,000 and $50,000 and 1.1 to 1.0 if aggregate availability is between $50,000 and $75,000. There are no fixed coverage ratio requirements when aggregate availability exceeds $75,000. As of December 31, 2003, the maximum borrowing allowable under the Credit Facility was approximately $144,000, of which approximately $98,000, net of LOCs, was unused and available; therefore, the Company had no fixed charge coverage ratio requirements.

Under the terms of the Credit Facility the Company has the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. The Company must designate which option it chooses at the time of the borrowing. Currently the applicable margin for any prime rate borrowing is 75 basis points and for any LIBOR borrowing is 225 basis points. As of December 31, 2003 there were borrowings of $220 outstanding under the prime rate option, equivalent to 6.0%. For LOCs issued under the Credit Facility, the Company pays a per annum fee equal to the LIBOR applicable margin, or 2.25%, plus a fronting fee of .125%. In addition, the Company pays a .50% per annum fee on the amount of the revolving loan commitment less any borrowings or outstanding LOCs. The Company incurred commitment fees of $557 in 2003 related to the Credit Facility.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Under an uncommitted LOC facility, the Company provided cash collateral equivalent to 101% of LOCs outstanding which was classified as Restricted cash on the Consolidated Balance Sheet as of December 31, 2002. In early July 2003, the Company completed the process of transferring all the LOCs under this facility to the Credit Facility.

The Company’s Australian subsidiary entered into a five-year asset-backed credit facility in the fourth quarter of 2003 (the “Australian facility”), which provides for a maximum borrowing of AUD$19,900, or approximately $15,000. At December 31, 2003, outstanding debt under this facility was $12,178, of which $7,670 is classified as long-term. In addition, there were approximately $400 of outstanding LOCs under the facility. The Australian facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 (see Note 5) and is secured by mortgages on the fixed assets of the Australian business and the stock of Australian subsidiaries. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. The Australian facility contains restrictions relative to the Australian businesses on dividends, the sale of assets and additional borrowings. The Australian facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian facility requires minimum quarterly principal reductions totaling AUD$450 (approximately $330). The Australian facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. As of December 31, 2003, of the maximum borrowing allowable under the Australian Facility, AUD$3,178 (approximately $2,400) was unused and available.

Additional international credit facilities provide availability totaling approximately $29,900. Of this amount, approximately $15,900 (net of LOCs and other guarantees of approximately $7,700 and $2,300 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2003. Of the total $2,310 of outstanding debt, $1,419 was classified as long-term. There is an additional $4,000 available for which usage is restricted to capital investments and for foreign currency hedging. While these facilities are primarily unsecured, portions of the lines are secured by equipment and with $1,442 of cash. The Company guarantees up to $6,700 of the debt of one of its Brazilian subsidiaries, included in these facilities.

The Company and HAI had affiliated borrowing arrangements with Borden Foods Holding Corporation (“Foods”) during 2003. See Note 20.

HAI entered into a three-year asset based revolving credit facility on January 28, 2004, which provides for a maximum borrowing of $20,000 (the “HAI facility”). The HAI facility replaced the affiliated loan agreement with Foods. The HAI facility is secured with inventory, accounts receivable and property and equipment of HAI. Maximum borrowing allowable under the HAI facility is based upon specific percentages of eligible accounts receivable and inventory. The HAI facility provides up to $2,000 for LOCs. The HAI facility contains restrictions relative to HAI on dividends, affiliate transactions, minimum availability ($2,000), additional debt and capital expenditures ($2,000 in 2004). In addition, HAI is required to maintain a minimum trailing twelve-month debt coverage ratio of 1.5 to 1.0.

The Company finances certain insurance premiums outside of the Credit Facility. Short-term borrowings include $2,548 and $975 related to this arrangement at December 31, 2003 and 2002, respectively.

On October 1, 2003, the Company exercised its option to redeem, at par, the remaining $885 of County of Maricopa Industrial Revenue Bonds (“IRBs”). In October 2003, the Company converted the $34,000 Parish of Ascension IRBs to a fixed interest rate and, by doing so, eliminated the requirement to maintain a backup letter of credit of approximately $34,500. The elimination of this LOC increased availability under the Credit Facility.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

During the fourth quarter of 2002, the Company repurchased $7,368 of the outstanding publicly held bonds for $4,510 plus fees. A $2,741 gain on the extinguishment of the bonds was recognized in 2002 and is included in Other non-operating income.

Aggregate maturities of total debt and minimum annual rentals under operating leases at December 31, 2003, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases
2004	$8,167	$12,120
2005	2,219	10,205
2006	1,841	7,882
2007	1,420	5,961
2008	3,609	4,302
2009 and beyond	520,877	3,789

	$538,133	$44,259

Rental expense amounted to $14,595, $14,399 and $19,566 in 2003, 2002 and 2001, respectively.

11. Income Taxes

Comparative analysis of the Company’s income tax benefit related to continuing operations follows:

	Current			Deferred
	2003	2002	2001	2003	2002	2001
Federal	$(9,899)	$(29,479)	$(363)	$4,662	$12,040	$(25,800)
State & Local	(737)	(380)	(4,365)	566	187	(805)
Foreign	(246)	11,574	(222)	995	3,796	722

	$(10,882)	$(18,285)	$(4,950)	$6,223	$16,023	$(25,883)

In 2001, the Company’s income tax expense related to discontinued operations was $5,600 (see Note 7). The Company’s income tax expense from the gain on disposal of discontinued operations was $37,428 in 2001, which is reflected as a reduction to shareholders’ equity due to the affiliated nature of the transaction (see Note 1).

A reconciliation of the Company’s difference between income taxes related to continuing operations computed at Federal statutory tax rates and provisions for income taxes is as follows:

	2003	2002	2001
Income taxes computed at Federal statutory tax rate	$6,411	$(3,157)	$(58,602)
State tax provision, net of Federal benefits	(111)	(193)	(5,842)
Foreign tax differentials	(813)	3,502	1,187
Foreign source income also subject to U.S. taxation	9,324	1,777	12,397
Losses and other expenses not deductible for tax	373	(863)	2,723
Impairment of non-deductible goodwill	—	—	31,692
Valuation allowance	5,401	16,672	—
Elimination of deferred tax liabilities of BCPM	(1,624)	—	—
Capital loss on sale of Melamine	(19,936)	—	—
Adjustment of prior estimates and other	(3,684)	(20,000)	(14,388)

Income tax benefit	$(4,659)	$(2,262)	$(30,833)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The 2003 consolidated rate reflects a benefit of $19,936 from the sale of the stock of Melamine in 2003. The tax basis of the stock exceeded the tax basis of the assets and this additional basis was not recognized until the stock sale was completed in 2003. This benefit is a capital loss carryforward that can only be used against capital gains; therefore, a valuation reserve was established for the full amount of this benefit. The 2003 consolidated rate also reflects a reduction of the deferred tax valuation reserve in the amount of $14,534 related to benefits which the Company now believes are more likely than not to be realized. The 2003 tax rate also reflects the elimination of $1,624 of deferred tax liabilities associated with the BCPM bankruptcy. In addition, reserves for prior years’ Canadian and U.S. tax audits were reduced by $3,997 as a result of preliminary settlements of certain matters in the fourth quarter of 2003. The effective rate also reflects additional income tax expense of $9,324 on foreign dividend income and on deemed dividend income related to loans and guarantees from foreign subsidiaries.

The 2002 consolidated tax rate reflects a valuation allowance in the amount of $16,672 recorded against the benefit of certain deferred interest expense deductions, which are subject to usage limitations by the Internal Revenue Service (“IRS”), that are no longer more likely than not to be used. This expense is offset by the reduction of a $20,000 reserve for U.S. Federal income tax audits reflecting preliminary settlement of certain matters for the years 1998 and 1999 that were resolved in 2002.

The 2001 consolidated tax rate includes a $31,692 effect of the non-deductible impairment of the fixed assets and goodwill related to the 2001 shutdown of Melamine. Additionally, tax expense of $12,397 is reflected in the tax rate for the impact of earnings related to the expected sale of foreign businesses that are no longer expected to be permanently reinvested in foreign locations, as well as the inability to use foreign tax credits associated with those earnings due to usage limitations. Offsetting this charge was a tax benefit of $14,388 relating to the settlement of U.S. Federal income tax audits for the years 1987 to 1991 that were finalized in 2001.

The domestic and foreign components of the Company’s Income (loss) from continuing operations before income taxes are as follows:

	2003	2002	2001
Domestic	$(30,706)	$(42,929)	$(165,478)
Foreign	49,023	33,909	(1,959)

	$18,317	$(9,020)	$(167,437)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The tax effects of the Company’s significant temporary differences, and loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2003 and 2002, are as follows:

	2003	2002
Assets
Non-pension postemployment benefit obligations	$46,261	$52,411
Accrued and other expenses	75,493	91,332
Loss and credit carryforwards	162,308	169,302
Pension liability	23,448	23,071

Gross deferred tax assets	307,510	336,116
Valuation allowance	(81,992)	(89,321)

	225,518	246,795

Liabilities
Property, plant, equipment and intangibles	77,558	76,107
Unrepatriated earnings of foreign subsidiaries	30,374	30,374
Foreign property, plant, equipment and other	9,060	7,275
Deferred gain on sale of a partnership interest	—	17,264
Prepaid expenses	2,406	293

Gross deferred tax liabilities	119,398	131,313

Net deferred tax asset	$106,120	$115,482

The Company’s net deferred tax asset at December 31, 2003 was $106,120, which is the net of $140,518 of deferred tax assets, a $4,024 current deferred tax liability and a long-term deferred tax liability of $30,374. Of this amount, $139,336 represents net domestic deferred tax assets related to future tax benefits. The Company’s deferred tax asset related to loss and credit carryforwards, net of valuation allowance is $80,316. This $80,316 includes net operating loss carryforwards and future deductions of $43,369 for U.S. federal tax purposes, which will begin expiring in 2021. This amount also includes minimum tax credits of $33,132, which do not expire, and other available carryforwards of $3,815, with various expiration dates.

The Company regularly assesses the realizability of the deferred tax assets to determine whether it is more likely than not that some portion of the deferred tax assets will not be realized. Valuation reserves are adjusted to reflect this assessment. The Company considers projected future taxable income, the length of the period during which the deferred tax asset can be utilized and tax planning strategies in making this assessment.

In 2003 the Company reduced its deferred tax valuation reserve by $14,534. This change in our estimate was mainly based on the 2003 amendment to the Total Family Protection Plan which eliminated $88,200 of future obligations. Deferred tax assets of approximately $30,000 will be absorbed as the benefit associated with this decrease in future obligations is amortized over the next 9 years. In addition, $34,000 of additional taxable income will be generated by the guarantees from foreign subsidiaries discussed above. Management believes this additional future taxable income provides the capacity to reduce the deferred tax valuation reserve accordingly. In management’s judgment, the net deferred tax assets at December 31, 2003 are more likely than not to be realized.

Credit carryforwards and valuation allowances both decreased from 2002 principally due to the expiration of foreign tax credits and the valuation allowances previously established against those credits. Loss carryforwards increased from 2002 due to the generation of additional net operating loss carryforwards in 2003.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

At December 31, 2003, the Company has $35,000 accrued for probable tax liabilities. This amount is recorded in income taxes payable.

The IRS has substantially completed audits of all years through 1999, and unresolved issues for the years 1994-1999 are currently under discussion with the Appeals Office of the IRS and the Competent Authority group of the U.S. Treasury Department. These unresolved issues generally include appropriateness of: expense allocations and royalty charges between U.S. and foreign jurisdictions, compensation excise tax assessments, certain carryback claims filed by the Company and the treatment of various business sale transactions undertaken by the Company during the period. The IRS has substantially completed the audit of tax years 2000-2001, and the results have been discussed and agreed upon by the Company. The years 2002 and 2003 remain open for examination.

The 2003 consolidated tax rate reflects the reversal of $3,997 of the aforementioned tax reserves. This reversal reflects the settlement of potential U.S. Federal, state and local tax matters, an adjustment of foreign tax credits available for future use, Canadian audit issues related to the divestiture of operating businesses in prior years and the settlement of other audit related tax issues offset by the utilization of available tax assets.

The Canada Revenue Agency is currently auditing the Company’s Canadian subsidiary for the period 1993-1994. The years 1995-2003 remain open for inspection and examination by various Canadian taxing authorities. Deposits have been made to offset any probable additional taxes related to the divestiture of Canadian operating businesses. Since 1995, the Company has divested its Foods, Consumer Adhesives, and wallcoverings businesses, all of which had operations in Canada.

The Company and some of its affiliates have historically operated in over forty states across the U.S. Since 1995, the Company has divested a significant number of its businesses and generated significant taxable gains from these sales and divestitures. The Company has also utilized certain affiliated legal entities for the purposes of licensing its intellectual properties to related and unrelated parties and for providing loans and other financing for operations. Reserves have been established to provide for probable additional tax liabilities related to these transactions. As the various state and city taxing jurisdictions continue with their audit/examination programs, and as the corresponding audit years are finalized at the U.S. federal audit level, the Company will adjust its reserves to reflect these settlements.

The Company has not recorded income taxes applicable to undistributed earnings of foreign subsidiaries that are permanently reinvested in foreign operations. Undistributed earnings permanently reinvested amounted to approximately $173,400 at December 31, 2003.

12. Pension and Retirement Savings Plans

Most U.S. employees of the Company are covered under a non-contributory defined benefit plan (the “U.S. Plan”). The U.S. Plan provides benefits for salaried employees based on eligible compensation and years of credited service and for hourly employees based on years of credited service. Certain employees in other countries are covered under other contributory and non-contributory foreign defined benefit plans that, in the aggregate, are insignificant and are included in the data presented herein.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following is a rollforward of the assets and benefit obligations of the Company’s defined benefit plans. The Company uses a September 30 measurement date for its plans.

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$263,364	$288,107

Service cost	2,316	3,844
Interest cost	15,228	19,148
Actuarial losses	12,038	4,693
Foreign currency exchange rate changes	1,165	84
Benefits paid	(34,403)	(28,942)
Plan amendments	—	330
Acquisitions/divestitures	(325)	—
Settlements/curtailments	(304)	(23,900)

	259,079	263,364

Change in Plan Assets
Fair value of plan assets at beginning of year	190,831	260,540
Actual return on plan assets	30,683	(18,000)
Foreign currency exchange rate changes	805	34
Employer contribution	1,770	1,099
Benefits paid	(34,403)	(28,942)
Settlements/curtailments	—	(23,900)

Fair value of plan assets at end of year	189,686	190,831

Plan assets less than benefit obligation	(69,393)	(72,533)
Unrecognized net actuarial loss	122,261	131,658
Unrecognized initial transition gain	21	13
Unrecognized prior service cost	1,348	2,534

Net amount recognized	$54,237	$61,672

Amounts recognized in the balance sheets, after reclassification of the prepaid pension asset to reflect a minimum pension liability adjustment, consist of:

	2003	2002
Accrued benefit liability	$(67,526)	$(70,216)
Intangible asset	1,348	2,504
Accumulated other comprehensive income	120,415	129,384

Net amount recognized	$54,237	$61,672

The weighted average rates used to determine benefit obligations for the Company were as follows:

	2003	2002
Discount rate	5.8%	6.5%
Rate of increase in future compensation levels	4.0%	4.2%

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The following summarizes defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	2003	2002
Projected benefit obligation	$259,079	$263,364
Accumulated benefit obligation	256,972	259,655
Fair value of plan assets	189,686	190,831

While the Company reports the entire liability for the U.S. Plan, which is sponsored by the Company, its participants also include certain Foods’ former associates and Consumer Adhesives’ associates. Foods and Consumer Adhesives reimbursed the Company for the expense associated with their respective participants in the U.S. plan. Therefore, the tables summarizing the pension activities for the Company’s defined benefit pension plans include the liabilities and assets relating to these businesses. However, the expense table excludes the expense relating to Foods and Consumer Adhesives. Expense reimbursements received by the Company from Foods and Consumer Adhesives totaled $1,061, $1,012 and $952 for 2003, 2002 and 2001, respectively. The Company does not anticipate any future reimbursements from either Foods or Consumer Adhesives.

Following are the components of net pension expense recognized by the Company for the years ended December 31:

	2003	2002	2001
Service cost	$2,101	$3,602	$3,352
Interest cost on projected benefit obligation	14,803	16,727	18,701
Expected return on assets	(15,481)	(19,386)	(22,925)
Amortization of prior service cost	386	395	436
Amortization of initial transition asset	10	12	(122)
Recognized actuarial loss	7,116	4,102	3,706
Settlement/curtailment loss	411	13,600	16,300

Net pension expense	$9,346	$19,052	$19,448

The weighted average rates used to determine net pension expense for the Company were as follows:

	2003	2002	2001
Discount rate	6.5%	7.2%	7.7%
Rate of increase in future compensation levels	4.2%	4.5%	4.7%
Expected long-term rate of return on plan assets	8.2%	8.3%	8.7%

The 2003 curtailment loss includes a $710 charge for the U.S. Plan, partially offset by a curtailment gain of $299 on an international plan. During 2002, the Company recognized a settlement charge of $13,600 related to lump sum payments made by the U.S. Plan. During 2001, the Company recorded settlement and curtailment charges of $10,700 relating to the partial settlement of U.S. Plan liabilities for Foods and an additional $5,600 settlement for other lump sum payments made by the U.S. Plan.

In determining the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed, and the Company consults with actuarial experts to confirm that the Company’s assumptions are reasonable.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company’s investment strategy for defined benefit pension plan assets is to maximize the long-term return on plan assets using a mix of equities and fixed income investments and accepting a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small and large capital investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

Following is a summary of actual 2003 and 2002, at the measurement date, and target 2004 allocations of Plan assets by investment type:

	Actual		Target
	2003	2002	2004
Fixed income securities	49%	43%	40%
Equity securities	31%	32%	60%
Cash and short-term investments	20%	25%	—

	100%	100%	100%

The Company recently reviewed its target allocation of plan assets based on projections and expected timing of future benefit payments. Based on this review the Company has set a new allocation target in 2004 of 60% equities and 40% debt. The re-allocation process is expected to be completed by the end of the second quarter of 2004. The Company’s pension portfolio does not include any significant holdings in real estate.

The Company expects to make contributions totaling $870 to its defined benefit plans in 2004.

The Company has been informed by the IRS that cash balance plans may be required to be amended because of recent ERISA rulings that found some cash balance plans to be discriminatory. The IRS indicated that the U.S. Plan should continue to operate as currently designed until new guidance is available. There is insufficient information to assess any potential impact to the Company of the ERISA ruling at this time.

Most employees not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally effective for five years. Under Federal pension law, there would be continuing liability to these pension trusts if the Company ceased all or most participation in any such trust, and under certain other specified conditions. The Consolidated Statements of Operations include charges of $472, $504 and $367 in 2003, 2002 and 2001, respectively, for payments to pension trusts on behalf of employees not covered by the Company’s plans.

The Company also provides a defined contribution plan to its U.S. employees (the “Retirement Savings Plan”). Eligible salaried and hourly employees may contribute up to 5% of their pay (7% for certain longer service salaried employees), as basic contributions to the plan. The Company contributes monthly to the plan an amount equal to at least 50% and up to 100% of basic contributions. The Company has the option to make additional contributions based upon financial performance. Charges to operations for matching contributions under the Retirement Savings Plan in 2003, 2002 and 2001 totaled $6,560, $5,647 and $5,289 respectively.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

13. Non-Pension Postretirement Benefit

The Company provides certain health and life insurance benefits for eligible domestic and Canadian retirees and their dependents. The cost of postretirement benefits is accrued during employees’ working careers. Domestic participants who are not eligible for Medicare are generally provided with the same medical benefits as active employees. Until September 2003, participants who were eligible for Medicare were provided with supplemental benefits. In September 2003, the plan was amended, as is discussed below. Canadian participants are provided with supplemental benefits to the national healthcare plan in Canada. The domestic postretirement medical benefits are contributory; the Canadian medical benefits are non-contributory. The domestic and Canadian postretirement life insurance benefits are non-contributory. Benefits are funded on a pay-as-you-go basis.

In 2003, the Company amended its Total Family Protection Plan such that, effective September 1, 2003, medical benefits are no longer provided to the Company’s retirees and their dependents who are over age 65. The Company has made an arrangement with a major benefits provider to offer affected retirees and their dependents continued access to medical and prescription drug coverage, including coverage for pre-existing conditions. The Company is subsidizing a portion of the cost of coverage for affected retirees and dependents through December 2004 to assist retirees’ transition to alternative medical coverage. The Company has reserved the right to continue, terminate or reduce the subsidy provided to affected retirees and dependents in the future. This subsidy will be reviewed for periods after December 2004. As a result of these actions, based on current actuarial estimates and assumptions, the Company’s liability related to providing post retirement medical benefits has been reduced by approximately $88,000. The Company’s unrecognized prior service cost has been adjusted for the impact of the amendment, and the adjustment is being amortized over the estimated remaining years of service of approximately nine years.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) that provides several options for Medicare eligible participants and employers, including a federal subsidy to companies that elect to provide a retiree prescription drug benefit which is at least actuarially equivalent to Medicare Part D. The Act provides for a two-year transitional period to allow for, among other items, the possibility that companies may amend existing plans. There are significant uncertainties regarding the eventual regulations required to implement the Act, as well as the Act’s overall affect on plan participant’s coverage choices and the related impact on their health care costs. As such, the effects of the Act are not reflected in the accumulated postretirement benefit obligation as of December 31, 2003 or in the 2003 net periodic postretirement benefit cost. Once the regulations regarding the implementation of the Act and FASB’s authoritative guidance on the accounting for the federal subsidy is issued, the Company may be required to change its previously reported information. The Company is currently evaluating the provisions of the Act and its potential impact to the Company’s postretirement medical plans.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following is a rollforward of the changes in the non-pension postretirement benefit obligations of the Company for the years ended December 31. The Company uses a measurement date of September 30.

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$131,609	$128,499
Service cost	72	64
Interest cost	3,938	8,822
Contributions by plan participants	2,176	2,797
Actuarial (gains) losses	(4,683)	5,240
Plan amendments	(88,168)	—
Benefits paid	(12,889)	(13,818)
Foreign Exchange	150	5

Benefits obligation at end of year	32,205	131,609

Unrecognized net actuarial gain	3,809	496
Unrecognized prior service benefit	86,830	7,214

Accrued postretirement obligation at end of year	$122,844	$139,319

The weighted average rates used to determine benefit obligations for the Company were as follows:

	2003	2002
Discount rate	5.8%	6.5%

The net postretirement (benefit) expense table excludes the expense related to Foods for 2002, as Foods reimbursed the Company $509 for the expense related to Foods’ participants in that year. Foods reimbursed the Company in 2001 to assume their remaining postretirement liability following the sale of its businesses.

Following are the components of net postretirement (benefit) expense recognized by the Company for 2003, 2002 and 2001:

	2003	2002	2001
Service cost	$72	$64	$44
Interest cost on projected benefit obligation	3,938	8,249	7,884
Amortization of prior service cost	(8,552)	(3,294)	(8,923)
Recognized actuarial gain	(122)	(1)	(523)
Settlement/curtailment gain	—	—	(487)

Net postretirement (benefit) expense	$(4,664)	$5,018	$(2,005)

The weighted average rates used to determine net postretirement (benefit) expense for the Company were as follows:

	2003	2002	2001
Discount rate	6.5%	7.3%	7.7%

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following are the assumed health care cost trend rates at December 31, which are no longer significant due to the 2003 plan amendment.

	2003	2002
Health care cost trend rate assumed for next year—pre-age 65	5.25%	5.25%
Health care cost trend rate assumed for next year—post-age 65	7.75%	8.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2008	2008

A one-percentage-point change in the assumed health care cost trend rates would not have a material impact on the Company.

	1% increase	1% decrease
Effect on total service cost and interest cost components	$9	$(10)
Effect on postretirement benefit obligation	145	(150)

Also included in the Consolidated Balance Sheets at December 31, 2003 and 2002 are other postemployment benefit obligations of $5,879 and $6,065, respectively.

14. Shareholders’ Deficit

Common Stock and Warrants

The Company has 200,895,628 shares of $0.01 par value common stock issued and outstanding and 300,000,000 shares authorized. At December 31, 2003, management held a total of 1,920,634 common shares of the Company, including 1,587,301 shares of restricted stock granted during 2002, which become unrestricted on the third anniversary of the grant date. During 2002, the Company sold 333,333 shares to management at the estimated fair value of $2.25 per share. In 2002, the Company repurchased shares and retired warrants at amounts greater than fair market value and recognized compensation expense of $487.

Preferred Stock

The Company is authorized to issue up to 100,000,000 shares of Series A Preferred Stock. There were no shares outstanding in 2003 or 2002, and the Company currently has no plans to issue Preferred shares. In 2001, the Company had 24,574,751 shares of Preferred Stock issued to BHI. Each share had a liquidation preference of $25.00 and was entitled to cumulative dividends at an annual rate of 12% payable quarterly in arrears. BHI contributed all of the outstanding Preferred Stock of $620,922, including accumulated dividends of $6,553 to the Company as a capital contribution in 2001 (see Note 3). During 2001, the Company declared preferred stock cash dividends of $61,846.

Other Shareholders’ Equity

There were no common stock dividends declared in 2003 and 2002. The Company declared common stock cash dividends of $36,434 in 2001. The dividends were recorded as a charge to Paid-in capital to reflect a return of capital to BHI.

At December 31, 2003, the Company held $404,817 of notes receivable from BHI, which accrue interest at 12% per year, payable quarterly, and mature on September 29, 2005. The notes were received from affiliates as proceeds from the 1996 sales of businesses and options to purchase businesses formerly owned by the Company.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Receivable from parent, reflected as a reduction in the Consolidated Statements of Shareholders’ Deficit, includes accrued interest of $107,277, $58,699 and $0 related to these notes receivable at December 31, 2003, 2002 and 2001. Paid-in capital includes the related net of tax interest income of $31,576, $38,154 and $24,674 for the years ended December 31, 2003, 2002 and 2001. In the Company’s 2001 Annual Report on Form 10-K, the Company expressed its intention to cancel this note receivable; therefore; a valuation allowance was placed on the accrued interest at that date. During 2002, the Company decided to defer canceling the note, reversed this valuation allowance and resumed accruing the related interest. Historically, BHI funded the payment of the interest on the note through common dividends received from the Company. BHI has not made a payment on the accrued interest, nor has the Company paid an associated dividend, since October 15, 2001.

Deferred compensation expense of $3,571, related to the restricted shares granted in 2002, is being amortized over the three-year vesting period. At December 31, 2003, the unamortized deferred compensation was $1,488.

Capital Contributions

Following is a summary of capital contributions received by the Company during 2003, 2002 and 2001:

	2003	2002	2001
Income tax benefits	$17,002	$20,890	$21,038
Non-compete agreement	5,000	—	—
Foods pension liability payment	4,300	—	—
Capital wind-down costs	—	3,550	—
Preferred stock and accumulated dividends	—	—	620,922
Cash contributions	—	—	17,000

	$26,302	$24,440	$658,960

BHI contributed tax benefits to the Company of $17,002, $20,890 and $21,038 during 2003, 2002 and 2001, respectively. The Company is included in BHI’s tax return, and the deductible interest expense on BHI’s notes payable reduces the Company’s tax liability.

BHI also made a $5,000 payment to the Company in 2003, relating to a non-compete agreement entered into by BHI with the third party purchaser of Consumer Adhesives, which was sold by BWHLLC in the fourth quarter of 2003. The Company does not currently market the product line disallowed under the agreement and has no plans to market such a product; therefore, there is no impact on the Company’s operations resulting from the non-compete agreement. This amount is reflected in Paid-in capital because BHI is a related party.

In the fourth quarter of 2003, Foods made a $4,300 payment to the Company related to the U.S. pension obligation retained upon the sale of Foods’ operations. This payment is reflected as a credit to Paid-in capital because it is a related party transaction.

During 2002, the Company also recorded a capital contribution from BHI of $3,550 (net of tax) related to the allocation of Capital wind-down costs to the Company, which the Company had no responsibility to fund. See Note 3.

Other Equity Transactions

In 2001, the Company recorded a pre-tax gain on the Consumer Adhesives Sale of $132,275, which was recorded in Paid-in capital. In 2002, the Company sold its remaining investment of a $110,000 note receivable

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

from Consumer Adhesives for face value plus accrued interest. In 2003, the Company recorded an adjustment of $5,925 in Paid-in capital to reflect additional tax expense associated with the sale of the $110,000 note receivable. See Note 1.

The Corporate Reorganization resulted in the issuance of shares of common stock of the Company and warrants to purchase common stock to certain management members, in exchange for the shares they held in BCHI. This resulted in an increase to Paid-in capital of $1,236 in 2001, the value of the minority interest liability that represented their previous interest in BCHI.

The Company recorded net of tax minimum pension liability adjustments of $5,830, $(17,075) and $(66,580) for 2003, 2002 and 2001, respectively, relating to underfunded pension plans, which is included in accumulated other comprehensive income.

15. Stock Option Plans and Other Stock Based Compensation

Stock Options

The Company accounts for stock-based compensation under APB No. 25 and has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” The Company has granted options under its Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees (the “Option Plan”).

Following is a summary of option activity for the three years ended December 31, 2003:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding beginning of year	3,426,040	$3.59	6,871,380	$4.38	4,382,500	$5.43
Options exercised	—	—	—	—	—	—
Options granted	3,457,500	2.00	1,492,000	2.25	—	—
Option conversion	—	—	—	—	4,451,880	4.38
Options forfeited	(1,351,180)	4.30	(4,937,340)	4.28	(1,963,000)	5.09

Options outstanding end of year	5,532,360	$2.42	3,426,040	$3.59	6,871,380	$4.85

During the fourth quarter of 2003, options to purchase 3,457,500 shares, in the aggregate, were granted to key employees. The options generally ratably vest over five years, have an exercise price of $2.00 and were granted at their estimated fair value.

During 2002, options to purchase 1,492,000 shares, in the aggregate, were granted to key employees, including performance options to purchase 1,176,000 shares. The 2002 grants have an exercise price of $2.25 per share, based on estimated fair value. The performance options vest after the fifth anniversary of the grant date; however, vesting is accelerated upon the achievement of certain financial targets. As of December 31, 2003, none of these targets were achieved. The remaining options generally vest ratably over five years.

From 1996 through 1999, BCHI issued stock options and sold equity to key management under the Option Plan (the “BCHI option grants”). The BCHI option grants had exercise prices between $5.00 and $7.50, the estimated fair values at the grant dates, and vested over five years. The outstanding BCHI option grants became

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

options of the Company effective with the Corporate Reorganization in 2001 (see Note 3). The conversion of the BCHI option grant provided BCHI management with equivalent intrinsic value in the Company at the new measurement date; therefore no compensation expense was recorded. The strike prices of the converted options ranged from $4.13 to $5.00, which exceeds estimated fair market value. During 2003, all of the $4.13 options were cancelled upon the repurchase of the related shares from management. There are options to purchase 650,360 shares, in the aggregate, outstanding from the converted BCHI option grant, all with a $5.00 exercise price.

In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation,” options granted under the Option Plan after July 1, 2001 require variable accounting. The expense relating to these options for 2003 and 2002 was $230 and $14, respectively.

To determine proforma compensation cost for the Option Plan according to SFAS No. 123 (see Note 2), the fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with a risk-free weighted average interest rate of 2.91% for 2003 grants and 5.0% for 2002 grants and expected lives of five years for all grants. To determine compensation cost according to SFAS No. 123, the fair value of each option was estimated as of the measurement date using the Black-Scholes option-pricing model with a risk free weighted average interest rate of 4.37% and expected lives of five years.

As of December 31, 2003, there were 4,017,639 shares available for future grants.

At December 31, 2003, there were options to purchase 583,488 shares, in the aggregate, exercisable, with a range of exercise prices of $2.25 to $5.00, a weighted average exercise price of $4.70 and a weighted average remaining life of 3 years. At December 31, 2002, there were options to purchase 1,472,824 shares, in the aggregate, exercisable, with a range of exercise prices of $4.13 to $5.00, a weighted average exercise price of $4.51 and a weighted average remaining life of 4 years.

Unit Appreciation Rights

Certain current and former employees of the Company hold unit appreciation rights (“UARs”) in BWHLLC granted by the Company during the years 1996 - 2000. The UARs have a ten-year life, and all outstanding UARs are fully vested. The UARs are accounted for under the liability method as prescribed by APB No. 25, and any compensation expense incurred in conjunction with the UARs will be reflected in the Statements of Operations for the Company. In 2003, 2002 and 2001, the Company did not record any compensation expense attributable to the UARs. There were 1,157,732 UARs outstanding at December 31, 2003 and no UARs available for future grants.

16. Derivative Financial Instruments

At December 31, 2003, the Company had derivative liabilities of $1,007 classified as other current liabilities and derivative gains of $18 classified as other assets. As of December 31, 2002, the Company had derivative liabilities of $402 classified as other current liabilities and derivative gains of $16 classified as other assets. On January 1, 2001, the Company adopted SFAS No. 133 resulting in a pre-tax charge of $5,200 to accumulated other comprehensive income, as discussed in Note 8.

Interest Rate Swaps

The Company uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Effective December 1, 2003, the Company entered into a $34,000 interest rate swap agreement structured for the Parish of Ascension IRBs (see Note 10). Under this agreement, the Company receives a fixed rate of 10% and pays a variable rate equal to the 6-month LIBOR plus 630 basis points. This was the Company’s only outstanding interest rate swap at December 31, 2003. The $24,286 swap outstanding at December 31, 2001 matured on December 1, 2002, and the Company realized a gain on the settlement of $1,722. The net impact of interest rate swaps was a decrease in the Company’s interest expense of $62 in 2003 and an increase in interest expense of $2,566 and $2,215 in 2002 and 2001, respectively. The 2003 year-end fair value of the $34,000 interest rate swap was a loss of $483.

The following table summarizes the weighted average interest rates for the swaps used by the Company. Variable rates change with market conditions and may vary significantly in the future.

	2003	2002	2001
Average rate paid	7.6%	13.7%	13.7%
Average rate received	10.0%	1.9%	4.5%

Foreign Exchange

International operations account for a significant portion of the Company’s revenue and operating income. It is the policy of the Company to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging anticipated and firmly committed transactions wherever economically feasible. The Company enters into forward and option contracts to buy and sell foreign currencies only to reduce foreign exchange exposure and protect the U.S. dollar value of such transactions to the extent of the amount under contract. These contracts are designed to minimize the impact from foreign currency exchange on operating income and on certain balance sheet exposures.

Gains and losses arising from contracts are recognized on a quarterly basis through the Consolidated Statement of Operations (see Note 2). The Company does not hold or issue derivative financial instruments for trading purposes.

At December 31, 2003 and 2002, the Company had $44,300 and $60,079, respectively, of notional value of foreign currency exchange forward contracts outstanding. At December 31, 2003, the Company recorded a loss of $323 related to its foreign currency exchange forward contract outstanding. At December 31, 2002, the Company recorded a loss of $402 related to its foreign currency exchange forward contracts outstanding.

At December 31, 2003, the Company’s forward position of $44,300 was to sell British Pounds for U.S. Dollars at a rate of 1.7710. At December 31, 2002, the Company had forward positions to sell British Pounds for U.S. Dollars ($36,916) and Canadian Dollars ($23,163). The unsecured contracts mature within three months and are placed with financial institutions with investment grade credit ratings. The Company is exposed to credit loss in the event of non-performance by the other parties to the contracts. The Company evaluates the credit worthiness of the counterparties’ financial condition and does not expect default by the counterparties.

At December 31, 2003, the Company had put options totaling $12,000 to sell Canadian Dollars to buy U.S. Dollars. The options expire within three months at varying dates and have a contract rate of 1.3600. The Company also is a party to call options held by financial institutions totaling $12,000 to buy Canadian Dollars with U.S. Dollars. The options expire within three months at varying dates and have contract rates that vary from 1.3040 to 1.3095. At December 31, 2003, the Company recorded a loss of $163 related to these options.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Option and Commodity Future Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol and urea. For these commodity raw materials, the Company has purchase contracts, with periodic price adjustment provisions. The Company also adds to customer contracts selling price provisions that are indexed to publicly available indices for these commodity raw materials. The Board of Directors approves all commodity futures and commodity commitments.

Natural Gas Futures—The Company hedges a portion of natural gas purchases for North America. In March 2003, the Company entered into futures contracts with varying settlement dates through June 2004. The Company used futures contracts to hedge 69% of its 2003 North American natural gas usage. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. Obligations settled under these contracts totaled $4,866 and related losses were $224 in 2003. Remaining obligations outstanding under these contracts were $1,359 as of December 31, 2003.

The Company entered into similar futures contracts to hedge portions of its natural gas purchases in June 2001 with varying settlement dates through November 2002. Commitments settled under these contracts totaled $1,210 and $1,716 in 2002 and 2001, respectively, and related losses were $264 and $610 in 2002 and 2001, respectively. There were no remaining obligations under these contracts at December 31, 2002.

Gains and losses on commodity futures contracts are recognized each month as gas is used. Remaining obligations are marked to market on a quarterly basis. The Company recorded a loss of $20 at December 31, 2003 related to its natural gas futures contracts.

Natural Gas Commitments—In 2000, the Company entered into fixed rate, fixed quantity contracts to secure a portion of anticipated natural gas usage at certain of the Company’s facilities. The contracts were entered into to partially hedge the Company’s risk associated with natural gas price fluctuations in peak usage months through March 2003. Gas purchases under these contracts totaled $402, $671 and $853 in 2003, 2002 and 2001, respectively. These contracts covered approximately 75% of 2003 and 86% of 2002 natural gas usage during the periods of the contracts at those facilities. The Company had no natural gas commitments outstanding at December 31, 2003. The Company recorded a gain of $16 at December 31, 2002 for the difference between the fair value and carrying value of its remaining natural gas commitments.

17. Fair Value of Financial Instruments

The following table presents the carrying or notional amounts and fair values of the Company’s financial instruments at December 31, 2003 and 2002. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values. The carrying value of the loans payable to affiliates approximates fair values, as management believes the loans bear interest at market interest rates.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The following table includes the carrying and fair values of the Company’s financial instruments.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Liabilities
Debt	$538,133	$503,630	$526,066	$345,048

	Notional Amount	Fair Value Gain (Loss)	Notional Amount	Fair Value (Loss) Gain
Derivatives relating to:
Foreign currency contracts	$44,300	$(323)	$60,079	$(402)
Interest rate swaps	34,000	(483)	—	—
Call options	12,000	(181)	—	—
Put options	12,000	18	—	—
Natural gas futures	1,359	(20)	—	—
Natural gas commitments	—	—	402	16

18. Supplemental Information

	2003	2002	2001
Depreciation	$45,811	$46,392	$53,996
Amortization	1,508	1,555	5,365
Research and Development	17,998	19,879	21,210

19. Segment and Geographic Data

In previous documents filed with the SEC Adjusted EBITDA was the description used in our segment footnote to describe our segment performance measure. For purposes of this document we have described our segment performance measure as “Segment EBITDA.” We intend to use the term Segment EBITDA to measure segment performance in future SEC documents.

The Company consists of three reportable segments: North American Forest Products, North American Performance Resins Group and International. Consolidated results also include Corporate and other and Divested business, which are reported separately. The product lines included in the North American Forest Products segment are formaldehyde and forest product resins. The key business drivers in the North American Forest Products segment are housing starts, furniture demand, panel production capacity and chemical sector operating conditions. The North American Performance Resins Group includes oilfield, foundry and specialty resins. In the North American Performance Resins Group segment, the key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector. The International segment consists of operations in Europe, Latin America and Asia Pacific. Principal countries of operation are the U.K., Brazil, Australia and Malaysia. Product lines include formaldehyde, forest product and performance resins and consumer products. In the International segment, the key business drivers are export levels, panel production capacity, housing starts, furniture demand and the local political environment. Corporate and other represents general and administrative expenses and income and expenses related to liabilities retained from businesses sold in previous years. Divested business includes Melamine, which was impaired in 2001, closed in early 2002 and subsequently sold in 2003. Operating results subsequent to the closure date represent revenue from the sale of inventory.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Operating Segments:

Following is a comparison of net sales; sales by product line; depreciation and amortization; earnings before interest, taxes, depreciation and amortization adjusted for business realignment, impairments, non-operating income (expense) and certain other operating income (expense) items (“Segment EBITDA”); total assets and capital expenditures for the reportable business segments, Corporate and other and Divested business of the Company for the years ended December 31, 2003, 2002 and 2001. Segment EBITDA information is presented with the Company’s segment disclosures because it is the measure used by the Company’s chief operating decision maker to evaluate operating results and allocate capital resources:

Sales to Unaffiliated Customers:

	2003	2002	2001
North American Forest Products	$755,767	$634,619	$656,694
North American Performance Resins	364,347	340,791	409,081
International	314,693	264,541	282,629
Divested business	6	7,934	23,737

Total	$1,434,813	$1,247,885	$1,372,141

Sales by Product Line:

	2003	2002	2001
Forest products resins	$704,930	$598,835	$612,638
Formaldehyde	242,774	185,102	189,111
Specialty resins	226,161	211,233	268,087
Foundry resins	137,481	143,419	140,088
Oilfield products	86,487	60,598	85,224
International consumer products	31,050	34,957	46,252
Melamine	6	7,934	23,737
Other	5,924	5,807	7,004

Total	$1,434,813	$1,247,885	$1,372,141

Depreciation and Amortization Expense:

	2003	2002	2001
North American Forest Products	$19,953	$19,259	$19,950
North American Performance Resins	10,209	9,929	11,314
International	11,089	10,305	11,766
Corporate and other	6,068	8,454	9,021
Divested business	—	—	7,310

Total	$47,319	$47,947	$59,361

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Segment EBITDA:

	2003	2002	2001
North American Forest Products	$92,548	$92,918	$101,655
North American Performance Resins	46,661	45,127	74,321
International	32,250	28,630	17,595
Corporate and other	(43,713)	(44,949)	(54,356)

Total	$127,746	$121,726	$139,215

Total Assets at Year End:

	2003	2002	2001
North American Forest Products	$400,950	$329,574	$319,846
North American Performance Resins	202,482	205,385	211,477
International	252,303	204,777	247,380
Corporate and other	138,131	271,811	329,280
Divested business	—	233	15,295

Total	$993,866	$1,011,780	$1,123,278

Capital Expenditures:

	2003	2002	2001
North American Forest Products	$21,726	$17,322	$9,791
North American Performance Resins	9,830	13,744	11,577
International	8,708	5,691	15,660
Corporate and other	1,556	2,016	5,016
Divested business	—	—	604
Discontinued operations	—	—	4,760

Total	$41,820	$38,773	$47,408

The Company reports and manages its business through three operating segments which do cross geographic boundaries. The following tables reflect sales and long-lived assets by major geographic area:

Sales to Unaffiliated Customers:(1)

	2003	2002	2001
United States	$901,018	$812,667	$908,427
Canada	219,102	170,677	181,085
United Kingdom	121,893	105,595	114,641
Other International	192,800	158,946	167,988

Total	$1,434,813	$1,247,885	$1,372,141

(1)	For purposes of geographic disclosures, sales are attributed to the country in which individual business locations reside.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Long-Lived Assets:(2)

	2003	2002	2001
United States	$265,963	$277,349	$283,423
Canada	63,109	51,042	60,744
United Kingdom	77,769	76,377	73,460
Other International	42,043	34,970	39,930

Total	$448,884	$439,738	$457,557

(2)	Long-lived assets include property, plant and equipment, net of accumulated depreciation.

Reconciliation of Segment EBITDA to Income (Loss) from Continuing Operations Before Income Tax:

Segment EBITDA:

	2003	2002	2001
North American Forest Products	$92,548	$92,918	$101,655
North American Performance Resins	46,661	45,127	74,321
International	32,250	28,630	17,595
Corporate and other	(43,713)	(44,949)	(54,356)

Reconciliation:

Depreciation and Amortization	(47,319)	(47,947)	(59,361)
Adjustments to Segment EBITDA (described below)	(13,885)	(40,071)	(155,349)
Interest expense	(46,138)	(47,315)	(51,613)
Affiliated interest expense, net	(558)	(1,402)	(11,488)
Other non-operating (expense) income	(1,529)	5,989	(1,841)
Investment write-down and other charges	—	—	(27,000)

Income (loss) from continuing operations before income tax	$18,317	$(9,020)	$(167,437)

Adjustments To Segment EBITDA

The following items are not included in Segment EBITDA reviewed by the Company’s chief operating decision maker to evaluate operating results and allocate capital resources:

Year Ended December 31, 2003	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(932)	$(1,125)	$—		$(90	)(2)	$(2,147)
North American Performance Resins	94	(397)	(1,000	)(3)	—		(1,303)
International	(7,720)	(643)	(2,183	)(4)	11,692	(5)	1,146
Corporate and other	(146)	(4,672)	—		(8,732	)(2)	(13,550)
Divested business(6)	1,716	—	—		253		1,969

Total	$(6,988)	$(6,837)	$(3,183)		$3,123		$(13,885)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

(2)	Primarily represents a charge of $5,929 related to tentative legal settlements with BCPM Liquidating and BCP Liquidating (see Note 22) and severance expense included in general and administrative expense, incurred by the Company for positions to be replaced.
(3)	Represents a reduction in estimated net realizable value of a facility held for sale.
(4)	Represents fixed asset and goodwill impairments related to various international locations.
(5)	Represents a gain on the sale of land associated with a closed plant in the U.K.
(6)	Represents gains recognized related to the closure and subsequent sale of Melamine.

Year Ended December 31, 2002	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(1,107)	$(250)	$—		$—		$(1,357)
North American Performance Resins	(1,950)	(102)	(1,040	)(2)	—		(3,092)
International	(2,844)	(795)	(5,275	)(3)	2,465	(4)	(6,449)
Corporate and other	—	(2,118)	—		(19,850	)(5)	(21,968)
Divested business(6)	(6,683)	—	—		(522)		(7,205)

Total	$(12,584)	$(3,265)	$(6,315)		$(17,907)		$(40,071)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.
(2)	Represents a reduction in estimated net realizable value of a facility held for sale.
(3)	Represents fixed asset impairments at various international manufacturing facilities.
(4)	Represents a gain on the sale of land associated with a closed plant in Spain.
(5)	Primarily represents a pension settlement charge of $13,600, included in general and administrative expense, and an additional management fee of $5,500 related to the wind down of Capital, included in other operating expense.
(6)	Represents expenses incurred related to the closure of Melamine.

Year Ended December 31, 2001	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(6,573)	$(2,080)	$—		$10,507	(2)	$1,854
North American Performance Resins	2,433	(2,632)	(2,885	)(3)	—		(3,084)
International	(20,020)	(179)	—		(2,303	)(4)	(22,502)
Corporate and other	875	(7,691)	—		(37,202	)(5)	(44,018)
Divested business	—	—	(98,163	)(6)	10,564	(7)	(87,599)

Total	$(23,285)	$(12,582)	$(101,048)		$(18,434)		$(155,349)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental, and other related costs.
(2)	Represents a gain on the sale of land associated with a closed domestic plant.
(3)	Represents a charge related to a plant facility for which construction was discontinued in 2001.
(4)	Represents a loss incurred on the divestiture of the Company’s operations in Ecuador.
(5)	Primarily represents a charge for environmental remediation of $19,028 related to a formerly owned business and a pension settlement charge of $15,813.
(6)	Represents a charge related to the shut-down of Melamine including the write-down of fixed assets ($62,527), spare parts ($2,935) and goodwill ($32,701).
(7)	Represents earnings generated by Melamine, which was closed in 2002.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

20. Related Party Transactions

Financing and Investing Arrangements

The Company and HAI had separate borrowing arrangements with Foods, evidenced by demand promissory notes bearing interest at variable rates. These loans are reported as Loans payable to affiliates on the Consolidated Balance Sheets and totaled $18,260 and $84,680 at December 31, 2003 and 2002, respectively. Following the termination of the Company’s uncommitted LOC facility in 2003 (see Note 10), the Company (excluding HAI) is limited to borrowing up to $30,000 from affiliates. Of the total loans outstanding, $12,260 and $84,680 was owed by the Company at each respective year-end. HAI owed $6,000 at December 31, 2003 and had $4,000 available for additional borrowings. Interest rates ranged from 1.0% to 4.75%, and interest expense totaled $558, $1,857 and $9,460 for the years ended December 31, 2003, 2002 and 2001, respectively. In early 2004, the Company entered into a similar borrowing agreement with BWHLLC and cancelled its arrangement with Foods. In early 2004, HAI obtained a $20,000 credit facility with an external bank and terminated its affiliated borrowing arrangement (see Note 10).

The Company holds a $404,817 note receivable ($512,094 including accrued interest) from BHI, which is accounted for as a reduction of equity. The Company accrues interest quarterly on the note receivable in Paid-in capital. Historically, BHI funded the interest due on the note through common dividends received from the Company. However, quarterly interest has not been paid, nor an associated dividend declared, since October 15, 2001. See Note 14.

The Company had a note payable to BCPM for $34,181 that was settled in the first quarter of 2002. The Company accrued $151 and $2,502 of interest expense for the years ended December 31, 2002 and 2001, respectively, related to this note. The Company settled in full this note payable by making cash payments of $31,581 and $2,600 of certain set-offs asserted by the Company against amounts due under this note. BCPM acknowledged the validity and enforceability of the set-offs. The Company waived the right to assert other set-offs, and BCPM and the Company exchanged mutual releases with respect to this note. A committee comprised solely of independent directors of BCPM, represented and advised by separate and independent counsel, reviewed and agreed to the above provisions.

At December 31, 2001, the Company had a $110,000 preferred stock investment in Consumer Adhesives. The preferred stock was redeemed in 2002 for a $110,000 note receivable from Consumer Adhesives which was subsequently sold to BHI for cash proceeds of $110,000 plus accrued interest of $455. In 2003, the Company recognized an income tax charge of $5,925 related to the sale of the note receivable to BHI. Consistent with the gain on the Consumer Adhesives Sale, this income tax charge was recorded in Paid-in capital due to the affiliated nature of the transaction.

As a guarantor of the Company’s debt, Foods received an annual fee from the Company of $1,050 in 2001. Under the terms of the guarantee agreement between Foods and the Company, Foods was automatically released from its obligation to guarantee the payment of the Company’s outstanding publicly-held debt upon Foods being released from its obligation to guarantee the payment of amounts due under the Company’s $250,000 Credit Agreement that expired in 2002.

The Company also had net affiliate interest income relating to other affiliates of $474 for the year ended December 31, 2001.

Administrative Service, Management and Consulting Arrangements

Commencing in 2003, certain management, consulting and board services previously provided to the Company by Capital (see below) were assumed by the Company, while other such services were assumed by

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

KKR. During the year ended December 31, 2003, the Company recorded $3,000 for the fixed fee due to KKR under this arrangement. During the year ended December 31, 2002, the Company recorded $9,000 for the management fee to Capital.

During 2002, Capital provided management, consulting and board services to the Company, and the Company provided certain administrative services to Capital. Capital charged the Company an annual fee of $9,000, payable quarterly in arrears, which represented the net amount of Capital’s services less the Company’s fee for providing administrative services to Capital. During 2002, BHI made a decision to cease the operations of Capital by the end of the first quarter of 2003. This decision resulted in the immediate recognition by Capital of incremental expenses and liabilities related primarily to severance and rent obligations. These incremental expenses are the legal obligation of Capital and will be funded by Capital. The Company’s share of Capital’s incremental costs was $5,500 and was recognized by the Company as an additional management fee in 2002. Since the Company was not responsible for settling these liabilities, the offset to the charge was recorded as a capital contribution of $3,550 (the liability net of tax) to the Company from BHI.

Prior to the Corporate Reorganization in 2001, KKR rendered management, consulting and board services to the Company for an annual fee of $10,000, payable quarterly in arrears. The 2001 fee through the date of the Corporate Reorganization was $9,167. Effective with the Corporate Reorganization, Capital began providing services to the Company, as described above. Charges incurred for these services in 2001, subsequent to the Corporate Reorganization, were $750.

The Company incurred certain costs on Capital’s behalf and was reimbursed by Capital for 100% of these costs. Included in accounts receivable from affiliates at December 31, 2002 was $2,298 for these expenses.

The Company provides administrative services to Foods. Fees received for these services totaled $50, $120 and $1,000 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company pays certain costs on behalf of Foods and is reimbursed by Foods for 100% of these costs. Included in accounts receivable from affiliates at December 31, 2002 was $1,375 related to these costs.

The Company provides certain administrative services to BWHLLC and other affiliates under a service agreement commencing on January 1, 2003. During the year ended December 31, 2003, the Company charged BWHLLC $540 for such services.

In 2001, the Company rendered management, consulting and financial services to WKI for an annual fee of $2,500 based on WKI reaching certain operating criteria. In addition, WKI also reimbursed the Company for certain expenses paid on its behalf. In November 2001, Capital purchased the management fee receivable of $1,667 from the Company plus receivables for expenses paid on WKI’s behalf in the amount of $1,927. Total fees received under this arrangement were $0 for 2001.

Other Transactions and Arrangements

The Company utilizes Willis Group Holdings, Ltd. (“Willis”), an entity controlled by KKR, as its insurance broker. As of December 31, 2003, and 2002, the Company had paid $429 and $241, respectively, to Willis for their services.

Capital contributions to the Company totaled $26,302, $24,440 and $658,960 for the years ended December 31, 2003, 2002 and 2001, respectively (see Note 14).

The Company and Consumer Adhesives were parties to a tax sharing agreement for periods prior to the Consumer Adhesives Sale. Under this agreement, Consumer Adhesives paid income taxes to the Company as if

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Consumer Adhesives filed stand-alone Federal and state income tax returns. At December 31, 2002, Consumer Adhesives had no remaining liability to the Company for any unpaid Federal or state income tax.

During 2001, the Company received payment of $11,802 from Foods for its calculated portion of the Company’s net pension liability. In the fourth quarter of 2001, the Company received $12,302 from Foods to assume the liability for payment of claims made under essentially all of Foods’ employee benefit plans.

The Corporate Reorganization included certain financial transactions between the Company and BHI (see Note 3).

21. Guarantees and Indemnifications

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at December 31, 2003.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Company has limited reimbursement agreements from affiliates or maintains limited insurance coverage that mitigates potential payments to be made. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

In addition the Company has agreed to indemnify KKR for any claims resulting from its services to the Company and its affiliates. The indemnification does not expire and the Company is not able to determine a maximum exposure under the agreement. However, the Company does have an indemnification agreement from BHI for any amounts that it must pay under the KKR indemnity relating to WKI.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees

The Company guarantees the bank debt of one of its Brazilian subsidiaries at Banco Itau S.A. up to a maximum U.S. equivalent of $6,700. In addition, the Company guarantees the open payables of certain subsidiaries related to the purchase of raw materials.

In connection with the conversion of the $34,000 Parish of Ascension IRBs to a fixed rate, the Company’s Canadian and U.K. subsidiaries have guaranteed the Company’s IRBs.

Contingent Purchase Consideration

The Fentak acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

In connection with the acquisition of assets from SEACO, the Company agreed to pay a royalty fee to the seller based on sales levels to existing regular customers of the business as of the closing date. To the extent that annual sales exceed targeted levels, the Company is obligated to pay up to $300 per year, for a five-year period.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

22. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal and state level and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Company has recorded liabilities, relating to 55 locations, of approximately $38,600 and $44,000 at December 31, 2003 and 2002, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $24,200 to $73,600, in the aggregate, at December 31, 2003.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The Company has not taken into consideration insurance coverage or any anticipated recoveries from other third parties in determining the liability or range of possible outcomes. The Company’s current insurance coverage provides very limited, if any, coverage for environmental matters.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest and the general partner interest, which were held by its subsidiary, BCPM. The Company also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

The Company has recorded a liability of approximately $21,600 and $25,300 at December 31, 2003 and 2002, respectively, related to the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with this site may fall within a range of $13,500 to $33,100, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and estimability of remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $33,400 over thirty years.

Following are expected payments for each of the next five years, and a reconciliation of the expected aggregate payments to the liability reflected at December 31, 2003:

2004	$2,500
2005	1,100
2006	1,700
2007	1,500
2008	700
Remaining aggregate payments	25,900

Total undiscounted liability	33,400
Less: discount to net present value	(11,800)

Liability per Consolidated Balance Sheet	$21,600

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 25 sites in which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $7,600 and $7,000 at December 31, 2003 and 2002, respectively, related to these sites. The Company anticipates approximately half of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and therefore, has little control over the costs and timing of cash flows. At 16 sites, the Company’s share is less than 1%. At the remaining 9 sites, the Company has a share of up to 8.8% of the total liability which accounts for $6,400 and $5,700 of the total amount reserved for superfund / offsite landfill sites at December 31, 2003 and 2002, respectively. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may be as low as $4,700 or as high as $15,600, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used and the amount of time necessary to accomplish remediation.

Sites Under Current Ownership—The Company is conducting environmental remediation at 7 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $5,200 and $4,700 at December 31, 2003 and 2002, respectively, for remediation and restoration liabilities at these locations. The Company anticipates approximately $3,100 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years. Approximately $3,500 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location (see Note 6). Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3,500 to $13,500, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

Other Sites—The Company is conducting environmental remediation at 10 locations formerly owned by the Company. The Company has accrued approximately $2,400 and $5,300 at December 31, 2003 and 2002, respectively, for remediation and restoration liabilities at these locations. The Company anticipates cash outflows of approximately $2,000 within the next three years, with the remainder occurring over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1,700 to $9,100, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 11 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1,800 and $1,700 at December 31, 2003 and 2002, respectively,

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $800 and $2,300, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

From the late 1960’s until 1980, the Company operated a phosphate processing site on leased property in Manatee County, Florida. In 1980, the Company sold these operations. The Company and another former owner have each received a demand for $112 from the U.S. Environmental Protection Agency relating to oversight costs incurred when the site was abandoned by its current owner, and the Company is disputing the charge. The Company is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on the site. At this time, although it is reasonably possible some costs could be incurred related to this site, the Company has inadequate information to enable it to estimate a potential range of liability relating to this site.

Non-Environmental Legal Matters

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financed by Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $84,500 in equity, and Chase provided $295,000 in senior financing. The Company received approximately $309,000 in cash and 11% of IHDG common stock for its interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against the Company for $314,400 plus interest, costs and attorney fees. Discovery is proceeding in the case with a cut-off currently scheduled for November 2004. The parties are discussing alternatives to litigation.

The Company has accrued legal expenses for scheduled depositions related to this matter. To the extent that additional depositions or legal work is required, legal defense costs will increase. The Company has not recorded a liability for any potential losses because a loss is not considered probable based on current information. The Company believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously if a satisfactory alternative to litigation is not reached. While it is reasonably possible the resolution of this matter may result in a loss to the Company, due to the many variables involved, management is not able to estimate the range of possible outcomes at this time.

Subsidiary Bankruptcy—The Company’s former subsidiary, BCPM, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. BCPM served as the general partner and held a 1% interest in BCPOLP, which was created in November 1987 and operated as a commodity chemicals producer. On April 3, 2001, BCPOLP filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On February 5, 2003, the U.S. Bankruptcy Court approved a

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Joint Plan of Liquidation for BCPOLP and BCPM which provided for the transfer of the remaining assets of both entities, including preference, avoidance and other claims against third parties (including the Company) to separate liquidating entities for liquidation and distribution to their creditors. The transfer of the remaining assets of both entities to the liquidating agents was effective March 13, 2003. The Company’s ownership interest in BCPM was extinguished, and no distributions from BCPM to the Company are anticipated.

On March 19, 2004, BCPM Liquidating LLC (“BCPM Liquidating”), the successor in interest to BCPM, and the Company reached a tentative agreement providing for the settlement of all claims for a payment by the Company of $6,000. The Company has entered into an Agreement with BCPM Liquidating extending the period within which either party may file claims against the other until May 14, 2004, during which period the terms of the settlement agreement will be finalized and submitted to the bankruptcy court for approval.

In addition, on March 19, 2004, the Company and BCP Liquidating LLC (“BCP Liquidating”), the successor in interest to BCP, also reached a tentative agreement providing for the settlement of all claims for a payment by the Company of $1,050. The Company has entered into an Agreement with BCP Liquidating extending the period within which either party may file claims against the other until June 15, 2004, during which period the terms of the settlement agreement will be finalized and submitted to the bankruptcy court for approval.

The Company recorded expense of $5,929 in other operating expense at December 31, 2003 relating to these settlements. No assurance can be given that these settlements will be finalized and approved, and absent such approval, these and other claims could be filed against the Company.

Brazil Tax Claim—In 1992, the State of Sao Paolo Tax Bureau issued an assessment against the Company’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of R$52,000, or approximately US$18,000, including tax, penalties, monetary correction and interest. In September 2002, the subsidiary filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. The Company believes it has a strong defense against the assessment and will pursue the appeal vigorously; however, no assurance can be given that the assessment will not be upheld. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to the Company on the resolution of this matter range from zero to $18,000.

HAI Grand Jury Investigation—HAI, a joint venture in which the Company has a 75% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a Foundry Resins Grand Jury investigation. HAI has provided documentation in response to the subpoena, is cooperating with the Department of Justice and has heard nothing further.

In addition to this discussion of specific non-environmental legal matters, the Company is involved in various product liability, commercial and employment litigation and other legal proceedings which are considered to be in the ordinary course of the Company’s business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. As a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company. The Company does not believe it has a material asbestos exposure and believes it has adequate reserves and

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

insurance. The Company has reserved approximately $24,000 and $10,800 at December 31, 2003 and 2002, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

23. Quarterly Financial Data (Unaudited)

The following represents Quarterly Financial Data for the Company:

2003 Quarters	First	Second	Third	Fourth
Net sales	$349,288	$370,763	$358,281	$356,481
Gross margin	65,834	72,749	74,390	73,321
Business realignment expense (income) & impairments	1,296	125	(8,806)	12,133
(Loss) income from continuing operations	(3,405)	20,150	11,053	(4,822)
Net (loss) income	(3,405)	20,150	11,053	(4,822)
Net (loss) income applicable to common stock	(3,405)	20,150	11,053	(4,822)

Basic and diluted, per share of common stock:
(Loss) income from continuing operations	$(0.02)	$0.10	$0.06	$(0.02)
Net (loss) income applicable to common stock—basic and dilutive	$(0.02)	$0.10	$0.06	$(0.02)
Average number of common shares outstanding—basic	199,315	199,308	199,308	199,308
Average number of common shares outstanding—dilutive	199,315	199,906	200,122	199,308

2002 Quarters	First(1)	Second	Third	Fourth
Net sales	$296,091	$309,567	$327,187	$315,040
Gross margin	73,620	73,177	69,854	62,577
Business realignment expense and impairments	4,659	5,401	2,082	7,557
(Loss) income from continuing operations	(1,887)	2,698	3,234	(10,803)
Net (loss) income	(31,712)	2,698	3,234	(10,803)
Net (loss) income applicable to common stock	(31,712)	2,698	3,234	(10,803)

Basic and diluted, per share of common stock:
(Loss) income from continuing operations	$(0.01)	$0.01	$0.02	$(0.05)
Net (loss) income applicable to common stock—basic and dilutive	$(0.16)	$0.01	$0.02	$(0.05)
Average number of common shares outstanding—basic	199,158	199,361	199,416	199,385
Average number of common shares outstanding—dilutive	199,158	199,927	200,358	199,385

(1)	As described in Note 6, the Company recorded an impairment charge of $29,825 in the first quarter to write-off the carrying amount of its European business unit’s goodwill as of January 1, 2002. There was no tax benefit recognized in conjunction with the impairment charge.

24. Subsequent Events

Sale of the Business and Pending Capital Market Transaction

On July 5, 2004 an affiliate of Apollo Management LP (“Apollo”) entered into a stock purchase agreement with BWHLLC, BHI, the Company and certain members of Company’s management. Pursuant to this agreement, Apollo will acquire (the “Acquisition”) all of the outstanding capital stock of BHI, and all of the outstanding capital stock of the Company not otherwise owned by BHI will be redeemed. Completion of the Acquisition is subject to customary closing conditions. The Company and BHI will continue to operate independently until those conditions are satisfied and closing occurs.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Acquisition, and the payment of estimated transaction fees and expenses will be financed with the net proceeds of a $475 million second-priority senior secured private debt offering by certain subsidiaries of the Company (the “Notes”) and certain equity contributions from Apollo. The Company may refinance certain existing debt with a portion of this funding. The Acquisition is expected to be completed in the third quarter of 2004. The closing of the Notes is conditioned upon the closing of the Acquisition.

The Notes will be guaranteed by the Company and certain of its existing and future domestic restricted subsidiaries (the “Guarantors”). The Notes and the related guarantees will be senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets.

Supplemental financial information for the Company and the combined non-guarantor subsidiaries and the combined subsidiary guarantors for the Notes are presented below:

YEAR ENDED DECEMBER 31, 2003

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical, Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$859,411	$—	$688,688	$(113,286)	$1,434,813
Cost of goods sold	696,078	—	565,727	(113,286)	1,148,519

Gross margin	163,333	—	122,961	—	286,294

Distribution expense	40,903	—	25,480	—	66,383
Marketing expense	20,845	—	21,553	—	42,398
General & administrative expense	54,262	273	45,486	—	100,021
Business realignment expense (income) and impairments	5,644	—	(896)	—	4,748
Other operating expense (income)	8,328	(20)	(2,106)	—	6,202

Operating income (loss)	33,351	(253)	33,444	—	66,542

Interest expense	44,825	—	1,313	—	46,138
Affiliated interest expense, net	394	—	164	—	558
Intercompany interest expense (income)	107,452	(108,273)	821	—	—
Intercompany royalty expense (income)	19,193	(19,193)	—	—	—
Equity in (earnings) losses of subsidiaries, net	(164,062)	(2,453)	—	166,515	—
Other non-operating expense (income)	8,038	105	(6,614)	—	1,529

Income before income tax	17,511	129,561	37,760	(166,515)	18,317
Income tax (benefit) expense	(5,465)	—	806	—	(4,659)

Net income	$22,976	$129,561	$36,954	$(166,515)	$22,976

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

YEAR ENDED DECEMBER 31, 2002

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$740,703	$—	$604,214	$(97,032)	$1,247,885
Cost of goods sold	578,907	—	486,782	(97,032)	968,657

Gross margin	161,796	—	117,432	—	279,228

Distribution expense	38,223	—	23,704	—	61,927
Marketing expense	21,535	—	20,968	—	42,503
General & administrative expense	60,500	233	48,504	—	109,237
Business realignment expense and impairments	5,316	—	14,383	—	19,699
Other operating expense (income)	15,983	(6)	(3,823)	—	12,154

Operating income (loss)	20,239	(227)	13,696	—	33,708

Interest expense	46,220	—	1,095	—	47,315
Affiliated interest expense, net	1,402	—	—	—	1,402
Intercompany interest expense (income)	143,639	(144,977)	1,338	—	—
Intercompany royalty expense (income)	16,976	(16,976)	—	—	—
Equity in (earnings) losses of subsidiaries, net	(102,441)	(1,396)	—	103,837	—
Other non-operating expense (income)	(9,871)	23	3,859	—	(5,989)

(Loss) income before income tax	(75,686)	163,099	7,404	(103,837)	(9,020)
Income tax (benefit) expense	(39,103)	—	36,841	—	(2,262)

(Loss) income before cumulative effect of change in accounting principle	(36,583)	163,099	(29,437)	(103,837)	(6,758)

Cumulative effect of change in accounting principle	—	—	(29,825)	—	(29,825)

Net (loss) income	$(36,583)	$163,099	$(59,262)	$(103,837)	$(36,583)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

YEAR ENDED DECEMBER 31, 2001

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$823,436	—	$609,991	$(61,286)	$1,372,141
Cost of goods sold	619,162	—	502,766	(61,286)	1,060,642

Gross margin	204,274	—	107,225	—	311,499

Distribution expense .	38,617	—	25,312	—	63,929
Marketing expense	22,501	—	19,545	—	42,046
General & administrative expense	61,933	$213	65,821	—	127,967
(Gain) loss on sale of assets	(3,925)	—	153	—	(3,772)
Loss on divestiture of business	2,303	—	—	—	2,303
Business realignment expense and impairments	5,743	—	120,665	—	126,408
Other operating expense	19,490	416	8,207	—	28,113

Operating income (loss)	57,612	(629)	(132,478)	—	(75,495)

Interest expense	50,515	—	1,098	—	51,613
Affiliated interest expense, net	11,020	(3,281)	3,749	—	11,488
Intercompany interest expense (income)	283,398	(278,371)	(5,027)	—	—
Affiliate royalty expense (income)	22,681	(19,557)	(3,124)	—	—
Other non-operating expense	1,170	671	—	—	1,841
Equity in (earnings) losses of investees, net	(191,374)	787	—	190,587	—
Investment write-downs	27,000	—	—	—	27,000

Income (loss) from continuing operations before income tax	(146,798)	299,122	(129,174)	(190,587)	(167,437)

Income tax benefit	(21,998)	—	(8,835)		(30,833)

Income (loss) from continuing operations	(124,800)	299,122	(120,339)	(190,587)	(136,604)

Income from discontinued operations, net of tax	—	—	11,804		11,804

Net income (loss)	(124,800)	299,122	(108,535)	(190,587)	(124,800)
Preferred stock dividends	(61,846)	—	—	—	(61,846)

Net income (loss) applicable to common stock	$(186,646)	$299,122	$(108,535)	$(190,587)	$(186,646)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2003

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,370	$151	$26,641	$—	$28,162
Accounts receivable	85,524	67	110,502	—	196,093
Inventories:
Finished and in-process goods	25,173	—	17,119	—	42,292
Raw materials and supplies	22,395	—	16,424	—	38,819
Deferred income taxes	26,744	—	341	—	27,085
Other current assets	10,102	73	3,730	—	13,905

	171,308	291	174,757	—	346,356

Other Assets
Investment in subsidiaries	6,315,510	16,610	—	(6,332,120)	—
Loans receivable from affiliates	—	6,037,074	—	(6,037,074)	—
Deferred income taxes	105,682	—	7,752	—	113,434
Other assets	14,410	—	7,315	—	21,725

	6,435,602	6,053,684	15,067	(12,369,194)	135,159

Property and Equipment
Land	24,389	—	8,196	—	32,585
Buildings	67,365	—	36,409	—	103,774
Machinery and equipment	407,587	480	283,182	—	691,249

	499,341	480	327,787	—	827,608
Less accumulated depreciation	(244,120)	(355)	(134,249)	—	(378,724)

	255,221	125	193,538	—	448,884

Goodwill	36,593	—	20,923	—	57,516
Other intangible assets	4,822	—	1,129	—	5,951

Total Assets	$6,903,546	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2003

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities
Accounts and drafts payable	$63,707	$12	$63,455	$—	$127,174
Accounts payable to affiliate	(8,582)	(6,877)	15,459	—	—
Debt payable within one year	2,548	—	5,619	—	8,167
Loans payable to affiliates	12,260	—	6,000	—	18,260
Income taxes payable	32,533		2,444	—	34,977
Interest payable	12,339		185	—	12,524
Other current liabilities	55,514	349	15,683	—	71,546

	170,319	(6,516)	108,845	—	272,648

Other Liabilities
Long-term debt	520,877	—	9,089	—	529,966
Long-term loans payable to affiliates	6,032,348	—	4,726	(6,037,074)	—
Non-pension postemployment benefit obligations	127,768	—	955	—	128,723
Long-term pension obligations	65,647	—	1,009	—	66,656
Other long-term liabilities	82,780	—	9,286	—	92,066

	6,829,420	—	25,065	(6,037,074)	817,411

Shareholder’s (Deficit) Equity	(96,193)	$6,060,616	271,504	(6,332,120)	(96,193)

Total Liabilities & Shareholder’s (Deficit) Equity	$6,903,546	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2002

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,838	$116	$12,786	—	$14,740
Restricted cash	67,049	—	—	—	67,049
Accounts receivable	81,120	121	89,581	—	170,822
Accounts receivable from affiliates	5,822	18	—	—	5,840
Inventories:
Finished and in-process goods	28,895	—	16,283	—	45,178
Raw materials and supplies	23,002	—	18,077	—	41,079
Deferred income taxes	27,074	—	1,795	—	28,869
Other current assets	9,261	28	3,943	—	13,232

	244,061	283	142,465	—	386,809

Investments and Other Assets
Investment in subsidiaries	6,089,381	16,115	—	$(6,105,496)	—
Deferred income taxes	95,226	—	23,142	—	118,368
Loans and interest receivable from affiliates	—	5,919,997	11,279	(5,931,276)	—
Other assets	14,844	—	4,771	—	19,615

	6,199,451	5,936,112	39,192	(12,036,772)	137,983

Property and Equipment
Land	24,872	—	7,092	—	31,964
Buildings	67,866	—	30,447	—	98,313
Machinery and equipment	407,284	555	241,943	—	649,782

	500,022	555	279,482	—	780,059
Less accumulated depreciation	(234,584)	(255)	(105,482)	—	(340,321)

	265,438	300	174,000	—	439,738

Goodwill	32,525	—	7,115	—	39,640
Other intangible assets	6,006	—	1,604	—	7,610

Total Assets	$6,747,481	$5,936,695	$364,376	$(12,036,772)	$1,011,780

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

DECEMBER 31, 2002

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$64,919	$94	$48,536	$—	$113,549
Accounts payable to affiliate	(13,225)	(7,920)	21,145	—	—
Debt payable within one year	821	—	1,958	—	2,779
Loans payable to affiliates	84,680	—	—	—	84,680
Income taxes payable	40,054	—	15,910	—	55,964
Interest payable	12,136	—	—	—	12,136
Other current liabilities	56,157	1,075	21,725	—	78,957

	245,542	(6,751)	109,274	—	348,065

Other Liabilities
Long-term debt	521,916	—	1,371	—	523,287
Long-term loans payable to affiliates	5,862,264	—	69,012	(5,931,276)	—
Non-pension postemployment benefit obligations	144,652	—	732	—	145,384
Long-term pension obligation	68,752	—	1,464	—	70,216
Other long-term liabilities	65,248	107	20,366	—	85,721

	6,662,832	107	92,945	(5,931,276)	824,608

Shareholders’ Equity (Deficit)	(160,893)	5,943,339	162,157	(6,105,496)	(160,893)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,747,481	$5,936,695	$364,376	$(12,036,772)	$1,011,780

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

FOR THE YEAR ENDED DECEMBER 31, 2003

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net loss	$22,976	$129,561	$36,954	$(166,515)	$22,976
Adjustments to reconcile net income to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	107,837	(107,837)	—	—	—
Equity in earnings of subsidiaries	(166,515)	—	—	166,515	—
Non-cash allocation of corporate expenses	(16,150)	—	16,150	—	—
Depreciation and amortization	29,789	—	17,530	—	47,319
Deferred tax provision	2,588	—	3,635	—	6,223
Business realignment expense (income) and impairments	5,644	—	(896)	—	4,748
(Gain) loss on the sale of assets	(1,061)	—	315	—	(746)
Deferred compensation expense	1,191	—	—	—	1,191
Other non-cash adjustments	727	—	343	—	1,070
Net change in assets and liabilities:
Accounts receivable	4,562	—	(7,779)	—	(3,217)
Inventories	4,490	—	6,241	—	10,731
Accounts and drafts payable	(2,886)	—	5,378	—	2,492
Income taxes	(12,993)	—	(17,298)	—	(30,291)
Other assets	(4,207)	(1,245)	9,033	—	3,581
Other liabilities	9,822	896	(44,855)	—	(34,137)

	(14,186)	21,375	24,751	—	31,940

Cash Flows (used in) from Investing Activities
Capital expenditures	(24,922)	—	(16,898)	—	(41,820)
Purchase of business	(3,140)	—	(11,551)	—	(14,691)
Proceeds from the sale of assets	6,613	—	7,584	—	14,197

	(21,449)	—	(20,865)	—	(42,314)

Cash flows from (used in) Financing Activities
Net short-term debt borrowings	1,727	—	3,661	—	5,388
Borrowings of long-term debt	207	—	7,718	—	7,925
Repayments of long-term debt	(1,246)	—	—	—	(1,246)
Affiliated loan repayments	(53,584)	(9,340)	(3,496)	—	(66,420)
Decrease in restricted cash	67,049	—	—	—	67,049
Dividends received (paid)	12,000	(12,000)	—	—	—
Capital contribution from affiliates	9,300	—	—	—	9,300
Repurchases, net of sale, of common stock (from) to management	(286)	—	—	—	(286)

	35,167	(21,340)	7,883	—	21,710

Effect of exchange rates on cash	—	—	2,086	—	2,086

Increase (decrease) in cash and equivalents	(468)	35	13,855	—	13,422
Cash and equivalents at beginning of year	1,838	116	12,786	—	14,740

Cash and equivalents at end of year	$1,370	$151	$26,641	$—	$28,162

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

FOR THE YEAR ENDED DECEMBER 31, 2002

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical, Inc.	Combined Subsidiary Guarantor	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(36,583)	$163,099	$(59,262)	$(103,837)	$(36,583)
Adjustments to reconcile net (loss) income to net cash (used in) from operating activities:
Non-cash affiliated interest (1)	144,340	(144,340)	—	—	—
Equity in earnings of subsidiaries	(103,837)	—	—	103,837	—
Non-cash allocation of corporate expenses	(16,182)	—	16,182	—	—
Depreciation and amortization	31,034	—	16,913	—	47,947
Deferred tax provision	15,132	—	891	—	16,023
Business realignment expense and impairments	5,316	—	14,383	—	19,699
Loss on the sale of assets	217	—	65	—	282
Deferred compensation expense	892	—	—	—	892
Cumulative effect of change in accounting principle	—	—	29,825	—	29,825
Other non-cash adjustments	(867)	—	45	—	(822)
Net change in assets and liabilities:
Accounts receivable	(15,812)	—	3,216	—	(12,596)
Inventories	(2,466)	—	5,018	—	2,552
Accounts and drafts payable	(30,360)	—	22,057	—	(8,303)
Income taxes	(15,220)	—	(6,560)	—	(21,780)
Other assets	14,239	(2,466)	(14,344)	—	(2,571)
Other liabilities	1,721	743	(25,733)	—	(23,269)

	(8,436)	17,036	2,696	—	11,296

Cash Flows (used in) from Investing Activities
Capital expenditures	(29,229)	—	(9,544)	—	(38,773)
Proceeds from the sale of businesses	7,135	—	3,102	—	10,237
Proceeds from the sale of assets	110,000	—	—	—	110,000

	87,906	—	(6,442)	—	81,464

Cash Flows (used in) from Financing Activities
Net short-term debt borrowings (repayments)	(579)	—	1,834	—	1,255
Repayments of long-term debt	(8,769)	—	(1,995)	—	(10,764)
Affiliated loans (repayments) borrowings	23,070	(16,940)	—	—	6,130
Increase in restricted cash	(66,165)	—	—	—	(66,165)
Payment of note payable to unconsolidated subsidiary	(31,581)	—	—	—	(31,581)
Repurchases, net of sale, of common stock (from) to management	(591)	—	—	—	(591)

	(84,615)	(16,940)	(161)	—	(101,716)
Effect of exchange rates on cash	—	—	(936)	—	(936)

Increase (decrease) in cash and equivalents	(5,145)	96	(4,843)	—	(9,892)
Cash and equivalents at beginning of year	6,983	20	17,629	—	24,632

Cash and equivalents at end of year	$1,838	$116	$12,786	$—	$14,740

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

FOR THE YEAR ENDED DECEMBER 31, 2001

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Subsidiary Guarantors	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(124,800)	$299,122	$(108,535)	$(190,587)	$(124,800)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	278,209	(278,209)	—	—	—
Equity in earnings of subsidiaries	(190,587)	—	—	190,587	—
Depreciation and amortization	26,846	—	32,515	—	59,361
Deferred Tax (Benefit) Expense	(25,982)	—	99	—	(25,883)
Business Realignment Expense and Impairments	5,743	—	120,665	—	126,408
(Gain) loss on the sale of assets	(3,925)	—	153	—	(3,772)
Loss on divestiture of businesses	2,303	—	—	—	2,303
Investment write-downs and other charges	27,000	—	—	—	27,000
Other non-cash adjustments	2,992	—	71	—	3,063
Net change in assets and liabilities
Accounts receivable	31,285	—	413	—	31,698
Inventories	11,312	—	3,367	—	14,679
Accounts and drafts payable	(220)	—	(20,010)	—	(20,230)
Income Taxes	39,176	—	4,954	—	44,130
Other Assets	6,207	2,532	(81,127)	—	(72,388)
Other Liabilities	(8,705)	(5,917)	48,173	—	33,551

	76,854	17,528	738	—	95,120

Cash Flows (used in) from Investing Activities
Capital Expenditures	(22,897)	—	(24,511)	—	(47,408)
Proceeds from the sale of businesses	90,665	—	6,312	—	96,977
Proceeds from the sale of assets	109,603	48,285	3,000	—	160,888
Other, net	524	—	—	—	524

	177,895	48,285	(15,199)	—	210,981

Cash flows from (used in) Financing Activities
Net short-term debt repayments	(21,670)	—	(20,093)	—	(41,763)
Net Borrowings of long-term debt	2,074	—	1,326	—	3,400
Affiliated loans (repayments/loans) borrowings/receipts	(187,465)	(52,274)	27,307	—	(212,432)
Decrease (increase) in restricted cash	(884)	—	—	—	(884)
Interest received from parent	48,578	—	—	—	48,578
Common stock dividends paid	(35,019)	(13,559)	—	—	(48,578)
Preferred stock dividends paid	(73,724)	—	—	—	(73,724)
Capital contribution from affiliates	17,000	—	—	—	17,000

	(251,110)	(65,833)	8,540	—	(308,403)

Increase (decrease) in cash and equivalents	$3,639	$(20)	$(5,921)	—	$(2,302)
Cash and equivalents at beginning of year	3,344	40	23,550	—	26,934

Cash and equivalents at end of year	$6,983	$20	$17,629	—	$24,632

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Deferred Tax Valuation Allowance

In connection with the expected sale of BHI, the Company has recorded a non-cash charge of $137,110 to income tax expense in the second quarter of 2004 to increase the valuation reserves related to the Company’s net domestic deferred tax asset.

As a result of the expected sale of the Company, certain limitations will be placed on the utilization of the attributes under U.S. tax law, and the new financing discussed in Note 1 will limit the Company’s flexibility with respect to prior tax planning strategies. As a result, the Company no longer believes that utilization of the net domestic deferred tax asset is more likely than not to occur.

The Company’s remaining net deferred tax liability of $32,014 is reflected in the Consolidated Balance Sheet at June 30, 2004 as a current deferred asset of $23,476 and a long-term deferred tax asset of $2,320, offset by a current deferred tax liability of $3,960 included in other current liabilities and long-term deferred tax liability of $53,850 included in Other long-term liabilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Borden Chemical, Inc.:

We have audited the consolidated balance sheet of Borden Chemical, Inc. (a wholly owned subsidiary of BHI Acquisition Corp., which is a majority owned subsidiary of BHI Investment, LLC) and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, shareholder’s deficit, and cash flows for the period from August 12, 2004 to December 31, 2004. Such financial statements are not presented separately herein. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Borden Chemical, Inc. and subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the period from August 12, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20, the accompanying balance sheet has been restated.

DELOITTE & TOUCHE LLP

Columbus, Ohio

April 24, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Borden Chemical, Inc.:

We have audited the accompanying consolidated / combined balance sheets of Borden Chemical Canada, Inc. (a wholly owned subsidiary of Borden Chemical, Inc.) and affiliates (the “Company”) as of December 31, 2004 and 2003, and the related consolidated / combined statements of operations and comprehensive (loss) income, shareholder’s (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated / combined financial statements present fairly, in all material respects, the financial position of Borden Chemical Canada, Inc. and affiliates at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated / combined financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 24, 2005

CONSOLIDATED / COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

	Year ended December 31,
	2004	2003	2002
	(In thousands)
Net sales	$637,078	$533,098	$435,715
Cost of goods sold	524,932	438,384	346,434

Gross margin	112,146	94,714	89,281

Distribution expense	24,832	20,845	19,169
Marketing expense	15,369	13,726	11,670
General & administrative expense	37,366	26,562	30,748
Business realignment expense (income) and impairments	2,915	(4,568)	4,255
Other operating income	(1,586)	(2,239)	(3,581)

Operating income	33,250	40,388	27,020

Interest expense	2,148	1,635	1,090
Affiliated interest expense	12,321	2,755	3,423
Transaction related costs	14,907	—	—
Other non-operating expense (income)	1,918	369	(702)

Income before income taxes and cumulative effect of change in accounting principle	1,956	35,629	23,209
Income tax expense (benefit)	23,440	(839)	8,667

(Loss) income before cumulative effect of change in accounting principle	(21,484)	36,468	14,542
Cumulative effect of change in accounting principle	—	—	(27,533)

Net (loss) income	$(21,484)	$36,468	$(12,991)

Comprehensive (loss) income	$(27,938)	$59,433	$(35,171)

See Notes to Consolidated / Combined Financial Statements

CONSOLIDATED / COMBINED BALANCE SHEETS

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

	December 31,	December 31,
	2004	2003
	(In thousands)
ASSETS
Current Assets
Cash and equivalents	$57,829	$22,588
Accounts receivable (less allowance for doubtful accounts of $3,110 in 2004 and $3,372 in 2003)	105,078	90,798
Inventories:
Finished and in-process goods	17,694	12,950
Raw materials and supplies	22,014	14,067
Other current assets	3,742	3,338

	206,357	143,741

Other Assets
Deferred income taxes	6,835	5,732
Other assets	12,729	5,482

	19,564	11,214

Property and Equipment
Land	7,254	6,605
Buildings	33,405	31,980
Machinery and equipment	294,634	263,580

	335,293	302,165
Less accumulated depreciation	(138,549)	(119,252)

	196,744	182,913
Goodwill	10,467	15,331
Other Intangibles	4,868	—

Total Assets	$438,000	$353,199

See Notes to Consolidated / Combined Financial Statements

CONSOLIDATED / COMBINED BALANCE SHEETS

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

	December 31, 2004	December 31, 2003
	(In thousands, except share data)
LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY
Current Liabilities
Accounts and drafts payable	$89,707	$55,003
Accounts payable to affiliates	5,330	2,540
Income taxes payable	2,728	6,062
Debt payable within one year	7,997	5,616
Loans due to affiliates	27	46,399
Affiliated interest payable	11,002	268
Other current liabilities	21,334	17,996

	138,125	133,884

Other Liabilities
Long-term debt	7,234	9,089
Affiliated long-term debt	285,142	4,279
Deferred income taxes	25,312	7,737
Affiliated royalties	8,138	7,626
Other long-term liabilities	6,328	6,474

	332,154	35,205

Commitments and Contingencies (See Notes 8 and 11)
Shareholder’s (Deficit) Equity
Common stock – no par value: authorized shares unlimited, issued and outstanding 489,866 shares in 2004 and 2003	3,148	3,148
Paid-in-capital	568	133
Shareholder’s investment of combined subsidiaries	979	95,851
Accumulated other comprehensive loss	(57,389)	(50,935)
Retained earnings	20,415	135,913

	(32,279)	184,110

Total Liabilities and Shareholder’s (Deficit) Equity	$438,000	$353,199

See Notes to Consolidated / Combined Financial Statements

CONSOLIDATED / COMBINED STATEMENTS OF CASH FLOWS

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

	Year ended December 31,
	2004	2003	2002
	(In thousands)
Cash Flows from (used in) Operating Activities
Net (loss) income	$(21,484)	$36,468	$(12,991)
Adjustments to reconcile net (loss) income to net cash from (used in) operating activities
Cumulative effect of change in accounting principle	—	—	27,533
Allocations of corporate overhead	33,946	12,707	11,797
Deferred tax provision	15,746	1,492	3,779
Depreciation and amortization	17,784	15,625	14,501
Business realignment expense (income) and impairments	2,915	(4,568)	4,255
Other non-cash adjustments	1,973	696	263
Net change in assets and liabilities:
Accounts receivable	(8,018)	(5,778)	(3,226)
Inventories	(10,102)	5,177	(6,949)
Accounts and drafts payable	31,714	4,420	1,279
Income taxes	(9,102)	(16,142)	10,204
Other assets	1,184	2,228	(5,829)
Other liabilities	(391)	(16,192)	(30,642)

	56,165	36,133	13,974

Cash Flows (used in) from Investing Activities
Capital expenditures	(18,775)	(16,122)	(7,177)
Purchase of business	—	(11,551)	—
Liquidating dividend from investment	—	1,029	—
Proceeds from the sale of assets	8,473	7,084	—

	(10,302)	(19,560)	(7,177)

Cash Flows from (used in) Financing Activities
Net short-term debt borrowings	2,219	2,195	697
Borrowings of long-term debt	222	9,316	106
Repayments of long-term debt	(2,400)	(765)	(161)
Affiliated loan (repayments) borrowings, net	(13,337)	(15,586)	(7,217)
Common stock dividends paid	(681)	(1,750)	(2,810)

	(13,977)	(6,590)	(9,385)

Effect of exchange rates on cash	3,355	2,386	(922)

Increase (decrease) in cash and equivalents	$35,241	$12,369	$(3,510)
Cash and equivalents at beginning of year	22,588	10,219	13,729

Cash and equivalents at end of year	$57,829	$22,588	$10,219

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$1,794	$819	$149
Income taxes, net	16,796	14,981	5,024
Non-cash activity:
Affiliate note issued to purchase businesses, net of note payable to parent acquired of $37,849 (see Notes 1 and 9)	222,151	—	—
Distribution to parent – acquisition of subsidiaries previously combined (see Note 1)	(222,151)	—	—
Capital contributions from parent (see Note 15)	435	52,227	—

See Notes to Consolidated / Combined Financial Statements

CONSOLIDATED / COMBINED STATEMENTS OF SHAREHOLDER’S (DEFICIT) EQUITY BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

	Common Stock	Paid-in Capital	Shareholder’s Investment	Accumulated Other Comprehensive Loss	Retained Earnings	Total
	(In thousands)
Balance, December 31, 2001	$3,148	$—	$19,253	$(51,720)	$116,996	$87,677
Net loss	—	—	—	—	(12,991)	(12,991)
Translation adjustments	—	—	—	(21,616)	—	(21,616)
Minimum pension liability adjustment (net of $304 tax)	—	—	—	(564)	—	(564)

Comprehensive loss						(35,171)

Common stock dividends paid	—	—	—	—	(2,810)	(2,810)
Allocations of corporate overhead	—	—	11,797	—	—	11,797

Balance, December 31, 2002	3,148	—	31,050	(73,900)	101,195	61,493

Net income	—	—	—	—	36,468	36,468
Translation adjustments	—	—	—	23,567	—	23,567
Minimum pension liability adjustment (net of $324 tax)	—	—	—	(602)	—	(602)

Comprehensive income						59,433

Capital contributions from parent (See Note 15)	—	133	52,094	—	—	52,227
Common stock dividends paid	—	—	—	—	(1,750)	(1,750)
Allocations of corporate overhead	—	—	12,707	—	—	12,707

Balance, December 31, 2003	3,148	133	95,851	(50,935)	135,913	184,110

Net loss	—	—	—	—	(21,484)	(21,484)
Translation adjustments	—	—	—	(6,072)	—	(6,072)
Minimum pension liability adjustment (net of $206 tax)	—	—	—	(382)	—	(382)

Comprehensive loss						(27,938)

Distribution to parent—acquisition of subsidiaries previously combined (See Note 1)	—	—	(128,818)	—	(93,333)	(222,151)
Capital contribution from parent (See Note 15)	—	435	—	—	—	435
Common stock dividends paid	—	—	—	—	(681)	(681)
Allocations of corporate overhead	—	—	33,946	—	—	33,946

Balance, December 31, 2004	$3,148	$568	$979	$(57,389)	$20,415	$(32,279)

See Notes to Consolidated / Combined Financial Statements

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED / COMBINED FINANCIAL STATEMENTS

(In thousands)

1. Background and Basis of Presentation

Borden Chemical Canada, Inc. (“BCCI”) and its subsidiaries (collectively, “the Companies”) are engaged in the manufacture and distribution of forest products and industrial resins, formaldehyde and other specialty and industrial chemicals. At December 31, 2004, the Companies’ operations included 18 manufacturing facilities in Canada, Brazil, Australia, Malaysia, the Netherlands and the United Kingdom (the “U.K.”). BCCI is owned 100% by Borden Chemical, Inc. (“BCI”).

On August 12, 2004, BHI Investment, LLC (“LLC”), an affiliate of Apollo Management, L.P. (“Apollo”), acquired all of the outstanding capital stock of Borden Holdings, Inc. (“BHI”), at that time, the parent company of BCI, for total consideration of approximately $1.2 billion, including assumption of debt (“the Acquisition”). Immediately following the Acquisition, LLC reorganized the existing corporate structure of BCI such that BCI became directly owned by BHI Acquisition Corporation, a subsidiary of LLC. In addition, BCCI acquired most of BCI’s foreign subsidiaries for a note payable of CDN$342,800, or $260,000 at August 12, 2004 (see Note 9). As the reorganization is between related parties and BCI elected not to apply push-down accounting relating to the Acquisition, BCCI’s basis in the acquired subsidiaries is BCI’s historical cost basis. As a result, BCCI’s net purchase price of the assets acquired of $222,151 is reflected in Shareholder’s (Deficit) Equity as a distribution to parent.

The Acquisition was financed through a private debt offering issued by two newly formed, wholly owned subsidiaries of BCI, which is guaranteed by BCI and certain of its domestic subsidiaries (the “Guarantors”), and with certain equity contributions from Apollo and management of BCI. The private debt offerings and related guarantees are senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets, including the stock of BCCI.

In accordance with Rule 3-16 of Regulation S-X under the Securities Act of 1933, BCI is required to file the annual financial statements of BCCI and subsidiaries with the U.S. Securities and Exchange Commission as if the Companies were a registrant. The financial statements for the Companies, which are consolidated from the date of the Acquisition, are presented on a combined basis for periods prior to the Acquisition and the related reorganization.

BCI incurs various costs, including corporate and administrative expenses, on behalf of the Companies; the allocation of these costs is reflected in these financial statements. See Note 5.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by the Companies, as summarized below, are in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation/Combination—The accompanying consolidated / combined financial statements include the accounts of the following entities, all of which are under the common control and management of BCI:

Borden Chemical Canada Inc.

BCHP, LLC, parent of Borden Chemical Panama Holdings, SA (“Borden Panama”) and subsidiaries

Borden Chemical Australia Pty. Ltd. (“Borden Australia”) and subsidiaries

Borden International Holdings Ltd. (“Borden U.K.”) and subsidiaries

Borden Lux, LLC

Borden Luxembourg, SARL

National Borden Chemical Germany GmbH

Subsequent to the Acquisition, BCCI wholly owns 100% of these entities with the exception of a 34% interest in Borden Chemical (M) Sdn. Bhd. (“Borden Malaysia”), a subsidiary of Borden Panama, which is owned by BCI. The accounts of Borden Malaysia are included within the financial statements presented herein. Intercompany transactions and balances have been eliminated.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, legal liabilities, pension and postretirement assets and liabilities, deferred taxes and valuation allowances and related party transactions. Actual results could differ from estimated amounts.

Cash and Equivalents—The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Included in the Companies’ cash and equivalents are interest-bearing time deposits of $22,125 and $5,056 at December 31, 2004 and 2003, respectively.

Inventories—Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment—Land, buildings and machinery and equipment are carried at cost. Depreciation is recorded on the straight-line basis by charges to expense at rates based on estimated useful lives of properties (average rates for buildings 3%; machinery and equipment 7%). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of non-affiliated businesses acquired is carried as Goodwill on the Consolidated / Combined Balance Sheets. As of January 1, 2002, the Companies no longer amortize goodwill. Certain trademarks, patents and other intangible assets used in the operations of the business are carried as Other Intangibles on the Consolidated / Combined Balance Sheets. These intangible assets are amortized on a straight-line basis over the shorter of the legal or useful lives of the asset which range from 8 to 10 years. Certain trademarks and patents used in operations are owned by BCI and are used on a royalty-free basis by the Companies. See Note 6.

Impairment—As events warrant, but at least annually, the Companies evaluate the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

The Companies perform an annual impairment test for goodwill. See Note 6.

Deferred Expenses—Deferred financing costs are classified as Other assets on the balance sheets and are amortized over the lives of the related debt or credit facility using the straight-line method since no installment payments are required. Upon retirement of any of the related debt, a proportional share of debt issuance costs is expensed. At December 31, 2004 and 2003, the unamortized balance was $1,826 and $206, respectively.

General Insurance—The Companies are generally self-insured for losses and liabilities relating to workers’ compensation, physical damage to property, business interruption and comprehensive general, product and vehicle liability. The Companies maintain insurance policies for certain items exceeding deductible limits. The Companies are covered by certain policies, primarily excess liability coverage, maintained by BCI and are allocated a share of these premiums (see Note 5). Losses are accrued for the estimated aggregate liability for claims using certain actuarial assumptions followed in the insurance industry and the Companies’ experience.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Legal Costs—Legal costs are accrued in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount being accrued. The amount accrued includes all costs associated with a claim, including settlements, assessments, judgments, fines and legal fees.

Revenue Recognition—Revenue for product sales, net of allowances, is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of the Companies’ products are sold FOB (“free on board”) shipping point. Other terms include sales where risk and title passes upon delivery (FOB destination point). In situations where our product is delivered by pipeline, risk and title transfers when our product moves across an agreed transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Companies’ standard terms of delivery are included in their contracts of sale and invoices.

Shipping and Handling—The Companies record freight billed to customers in net sales. Shipping costs are incurred to move products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. The Companies incurred shipping costs of $24,832 in 2004, $20,845 in 2003 and $19,169 in 2002. These costs are classified as Distribution expense in the Consolidated / Combined Statements of Operations. Due to the nature of the Companies’ business, handling costs incurred prior to shipment are not significant.

Research and Development Costs—Funds are committed to research and development for technical improvement of products that are expected to contribute to operating profits in future years. All costs associated with research and development are charged to expense as incurred. Research and development costs were $3,669, $3,514 and $3,914 for 2004, 2003 and 2002, respectively.

Advertising Costs—The Companies charge advertising costs to expense as incurred. Advertising costs were $64, $114 and $1,286 for 2004, 2003 and 2002, respectively.

Foreign Currency Translations—Although the functional currency of BCCI is the Canadian dollar, the accompanying financial statements are presented in the reporting currency of BCCI’s parent, BCI. Accordingly, assets and liabilities of the Companies are translated into BCI’s reporting currency, the U.S. dollar, at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to Shareholder’s (deficit) equity and is included in Accumulated other comprehensive loss.

The Companies incurred realized and unrealized net foreign transaction (losses) gains aggregating $(210) in 2004, $139 in 2003 and $1,281 in 2002.

Income Taxes—The Companies file individual tax returns in their respective countries. Income tax expense is based on reported results of operations before income taxes using the prevailing rates for each tax jurisdiction. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, BCCI, for all periods presented. Reconciliations of tax rates are calculated at the statutory Canadian tax rates.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Derivative Financial Instruments—The Companies do not hold or issue derivative financial instruments for trading purposes. The Companies are parties to foreign currency forward contracts and options to reduce the Companies’ cash flow exposure to changes in foreign exchange rates. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Companies’ underlying rights or obligations. See Note 7.

Stock-Based Compensation—The Companies account for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.” Pro forma net (loss) income under SFAS No. 148 was not materially different from Net (loss) income for the years ended December 31, 2004, 2003 and 2002.

Concentrations of Credit Risk—Financial instruments that potentially subject the Companies to concentrations of credit risk consist principally of cash and accounts receivable. The Companies place cash with high quality institutions and, by policy, limit the amount of credit exposure to any one institution. Approximately $18,300 of the Companies’ cash is invested in a guaranteed investment certificate with the remaining cash being held primarily in six financial institutions. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Companies’ customer base and their dispersion across many different industries and geographies. The Companies generally do not require collateral or other security to support customer receivables.

Recently Issued Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any impact on the Companies’ financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements of the Companies issued for the first annual reporting period beginning after December 15, 2005, with early adoption encouraged. The Companies are evaluating the impact that this statement will have on their financial condition or results of operations.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. This statement is effective for non-monetary asset exchanges beginning December 4, 2005, and is not expected to have any impact on the Companies’ financial condition or results of operations.

3. Acquisitions

Pending Acquisition

On October 6, 2004, BCI entered into a share purchase agreement with RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (collectively, the “Sellers”). Pursuant to the terms of the share purchase agreement, BCI agreed to purchase from the Sellers all outstanding shares of capital stock of Bakelite Aktiengesellschaft (“Bakelite”) for a net purchase price ranging from approximately €175 million to €200 million, subject to certain adjustments. Based in Iserlohn-Letmathe, Germany, Bakelite is a leading source of phenolic and epoxy thermosetting resins and molding compounds with 13 manufacturing facilities and 1,700 employees in Europe and Asia.

The share purchase agreement contains customary representations, warranties and covenants, including non-compete, non-solicitation and confidentiality agreements by the Sellers. The Sellers have also agreed, subject to various provisions set forth in the share purchase agreement, to indemnify BCI for breaches of the representations and warranties contained in the share purchase agreement and in connection with various tax, environmental, certain pension and other matters. Until the closing date, the Sellers have agreed to operate the business of Bakelite in the ordinary course. Completion of the share purchase is subject to regulatory and other customary closing conditions. Bakelite will be structured as a subsidiary of BCCI. BCCI intends to finance this transaction through a combination of available cash and debt financing. There is no material relationship between BCCI or its affiliates and any of the Sellers other than in respect of the share purchase agreement.

2003 Acquisition

In November 2003, Borden Australia acquired Fentak Pty. Ltd. (“Fentak”), an international manufacturer of specialty chemical products for engineered wood, laminating and paper impregnation markets, for cash of $11,551 and additional deferred payments of approximately $3,050. The Fentak acquisition has been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired entity have been included from the date of acquisition. The pro forma effects of the acquisition are not material.

At the time of the Fentak acquisition in 2003, the Companies recorded goodwill totaling $14,387. In 2004, purchase accounting adjustments in the amount of $5,480 were made to allocate amounts originally recorded as goodwill to other intangible assets. Separately identifiable intangible assets included customer lists, proprietary technology and trade names.

4. Business Realignment

In 2003, BCI initiated a program of plant consolidations and other business realignment initiatives (the “2003 program”), which include initiatives impacting the Companies. These initiatives are focused on improving the efficiency of both manufacturing and administrative functions and are designed to focus resources on core operational strengths. The associated business realignment charges consist primarily of employee severance, plant consolidation and environmental remediation costs and asset write-offs.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

In addition to the 2003 program, the Companies have realignment activities relating to programs initiated in prior years (the “prior years’ programs”), primarily related to plant consolidations and reorganization of certain administrative functions. The following is a brief overview of significant business realignment activities relating to the Companies.

Year Ended December 31, 2004

During 2004, the Companies recorded net business realignment and impairment expense of $2,915, consisting of plant closure costs (which included asset write-down and environmental remediation costs) and other severance and employee costs of $2,701 and non-cash impairment charges of $214.

Plant Closure Costs

Expenses during 2004 for plant closures of $2,303 relate primarily to environmental remediation and other closure costs for previously closed sites in Brazil ($1,399) and the U.K. ($994) partially offset by favorable adjustments to other plant closure costs at various sites of $90.

Other Severance Costs

Business realignment expense includes additional net severance costs incurred during 2004 totaling $398 primarily related to prior year programs.

Asset Impairment

The Companies recorded an impairment charge of $214 in 2004 to adjust the carrying value of a U.K. plant site that is held for sale to its expected sales price less costs of disposal.

Following is a rollforward of the Companies’ business realignment reserves for 2004:

	Reserves 12/31/03	2004 Expense	2004 Settlements/ Payments	Reserves 12/31/04
Plant closure costs
Prior years’ programs	$4,487	$2,345	$(3,226)	$3,606
2003 program	43	(42)	(1)	—
Other severance costs
Prior years’ programs	19	371	(390)	—
2003 program	—	27	(27)	—

Total reserve activity	$4,549	$2,701	$(3,644)	$3,606

Year Ended December 31, 2003

During 2003, the Companies recorded net business realignment and impairment income of $4,568, consisting of gains on the sale of assets of $12,260, offset by plant closure costs (which included asset impairment and environmental remediation costs) and other severance and employee costs of $5,698 and other non-cash asset impairment charges of $1,994.

Plant Closure Costs

Plant closure costs in 2003 include $3,508 for prior years’ programs and $1,994 for the 2003 program. Costs relating to prior years’ programs include environmental remediation of approximately $800 for closed plants in Latin America and other plant closure costs of approximately $2,708. The $1,994 of charges for the 2003 program primarily relate to costs associated with a plant consolidation program in Canada. Manufacturing was

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

transitioned from the North Bay, Ontario plant to another facility; the North Bay site was idled as of the end of 2003, resulting in asset impairment charges of $1,430. The remaining charges pertain to plants in Brazil and the U.K. The impairment charges represent the excess of the carrying value of assets over the undiscounted cash flows expected to result from the eventual disposition of the North Bay site.

Gain on the Sale of Assets

In 2003, Borden U.K. sold land associated with a closed plant for a gain of $12,260. This gain was recorded as business realignment income because the facility was closed in conjunction with prior years’ programs.

Asset Impairment

Borden Malaysia recorded a goodwill impairment of $762 as a result of the annual impairment analysis conducted at year-end (see Note 6). In addition, the Companies recorded impairment charges of $1,232 pertaining to a plant in the U.K. that was held for sale. The amount of the impairment was based on expected proceeds from a sale in negotiation.

Following is a rollforward of the Companies’ business realignment reserves for 2003:

	Reserves 12/31/02	2003 Expense	2003 Settlements/ Payments	Reserves 12/31/03
Plant closure costs
Prior years’ programs	$6,289	$3,508	$(5,310)	$4,487
2003 program	—	1,994	(1,951)	43
Other severance costs
Prior years’ programs	551	47	(579)	19
2003 program	—	149	(149)	—

Total reserve activity	$6,840	$5,698	$(7,989)	$4,549

Year Ended December 31, 2002

During 2002, the Companies recorded net business realignment expense of $4,255, consisting of plant closure costs of $3,558 and other severance and employee costs of $697.

Plant Closure Costs

Plant closure costs in 2002 of $3,558 consisted of plant demolition, employee severance and other related costs of $2,459 and a $1,099 increase to the reserve for revised estimates of environmental clean-up and demolition for several locations closed in previous years.

Other Severance Costs

Other severance costs primarily pertains to administrative reductions in Brazil and the U.K.

Following is a rollforward of the Companies’ business realignment reserve activity for 2002:

	Reserves 12/31/01	2002 Expense	2002 Settlements/ Payments	Reserves 12/31/02
Plant closure costs	$9,238	$3,558	$(6,507)	$6,289
Other severance costs	70	697	(216)	551

Total reserve activity	$9,308	$4,255	$(6,723)	$6,840

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

5. Related Party Transactions

BCI incurs various administrative and operating costs on behalf of the Companies that are reimbursed by the Companies. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Companies generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs are included within General & administrative expense and Cost of goods sold and were $6,965, $8,424 and $9,092 in 2004, 2003 and 2002, respectively. In addition, BCI maintains certain insurance policies, primarily excess liability coverage, that benefit the Companies. Amounts pertaining to these policies and allocated to the Companies based upon sales were $1,803, $1,847 and $1,285 in 2004, 2003 and 2002, respectively.

The Companies sell finished goods and certain raw materials to BCI and some of its subsidiaries. Total sales were $28,847, $24,934 and $24,698, in 2004, 2003 and 2002, respectively. In addition, the Companies purchase raw materials and finished goods from BCI and some of its subsidiaries, which totaled $10,685, $8,063 and $8,654, in 2004, 2003 and 2002, respectively. These sales and purchases are priced similarly to prices charged to outside customers.

Total accounts payable, net of receivables, relating to these intercompany transactions was $5,330 and $2,540 at December 31, 2004 and 2003, respectively.

In addition to direct charges, BCI provides certain administrative services that are not reimbursed by the Companies. These costs include corporate controlled expenses such as executive management, legal, health and safety, accounting, tax and credit, and have been allocated herein to the Companies on the basis of Net sales. Management believes that the amounts allocated in such a manner are reasonable and consistent and are necessary in order to properly depict the consolidated / combined statements of financial position, operations and cash flows of the Companies on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Companies had operated independently. This expense is included in General & administrative expense with the offsetting credit recorded in Shareholder’s (deficit) equity. There is no income tax provided on these amounts as they are not deductible.

The following table summarizes these allocations for the years ended December 31:

	2004	2003	2002
Executive Group	$4,343	$4,136	$5,767
General Counsel	2,559	2,990	2,243
Health, Safety and Environmental Services	686	553	543
Finance	6,306	5,028	3,244

	$13,894	$12,707	$11,797

In addition to the BCI administrative services costs, the Companies have been allocated a share of the transaction costs associated with the Acquisition totaling $20,052. This amount includes $5,145 of compensation costs that is classified as General & administrative expense. The allocation of these costs was made on the basis of Net sales. The offsetting credit relating to this allocation is included in Shareholder’s (deficit) equity.

BCCI, Borden U.K. and a subsidiary of Borden U.K. jointly and severally guarantee BCI’s $34,000 Parish of Ascension Industrial Revenue Bonds. BCCI guarantees the full amount, and Borden U.K. and its subsidiary each guarantee up to $30,000 of this debt. BCI pays these companies a guarantor fee totaling $75 annually.

Prior to 2001, the Companies incurred royalties for the use in operations of certain trademarks and patents owned by BCI. At December 31, 2004 and 2003, the Companies had amounts due to BCI under these

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

arrangements of $8,138 and $7,626, respectively. These amounts are included within Affiliated royalties and are classified as long-term due to restrictions on the ability to repay.

BCCI and Borden Panama held a 12.6% interest in BCI’s Spanish subsidiary, Quimica Borden Espana S.A. (“Borden Espana”). Borden Espana filed for liquidation prior to 2000, and paid a liquidating dividend to the Companies in 2003. The liquidation of Borden Espana was completed in the third quarter of 2004.

See Note 9 for a description of the Companies’ affiliated financing activities.

6. Goodwill and Intangible Assets

At December 31, 2004 and 2003, management performed the annual goodwill impairment test. As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” management identified the appropriate reporting units and identified the assets and liabilities (including goodwill) of the reporting units. They determined estimated fair values of the reporting units and assessed whether the estimated fair value of each reporting unit was more or less than the carrying amount of the assets and liabilities assigned to the units.

Valuations were performed using a standard methodology based largely on comparable company analysis. Comparable company analysis ascribes a value to an entity by comparing certain operating metrics of the entity to those of a set of comparable companies in the same industry. Using this method, market multiples and ratios based on operating, financial and stock market performance are compared across different companies and to the entity being valued. Management employed a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units—the EBITDA (earnings before interest, taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount. At December 31, 2004, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned to the units.

At December 31, 2003, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities, except for Borden Malaysia. Based on the excess of the carrying value over the estimated fair value of Borden Malaysia, the Companies recorded a goodwill impairment charge of $762 due to a decline in operating performance that represented 100% of the unit’s recorded goodwill balance. This impairment charge is reflected in the 2003 Combined Statement of Operations as Business realignment expense (income) and impairments.

Upon the adoption of SFAS No. 142, on January 1, 2002, fair values of the Companies’ reporting units as of December 31, 2001 were determined by employing a methodology similar to that described above. As a result of the initial test, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned, except for Borden U.K. Based on the excess of the carrying value over the estimated fair value of Borden U.K., the Companies recorded a goodwill impairment charge of $27,533 that represented 100% of the December 31, 2001 carrying amount. This impairment charge is reported as Cumulative effect of change in accounting principle in the 2002 Combined Statement of Operations.

The following table provides a comparison of 2004, 2003 and 2002 as if the new accounting principle were applied for all years:

	Year Ended December 31,
	2004	2003	2002
Reported net (loss) income	$(21,484)	$36,468	$(12,991)
Add back cumulative effect of change in accounting principle	—	—	27,533

Adjusted net (loss) income before cumulative effect of change in accounting principle	$(21,484)	$36,468	$14,542

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

Total
Goodwill balance at December 31, 2002	$1,523
Acquisitions	14,387
Impairment	(762)
Foreign currency translation	183

Goodwill balance at December 31, 2003	15,331
Purchase accounting adjustments	(5,480)
Foreign currency translation	616

Goodwill balance at December 31, 2004	$10,467

Intangible assets consist of the following:

	At December 31, 2004
	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Customer relationships	$2,547	$298
Patents and technologies	2,154	314
Trademarks	779	—

	$5,480	$612

The impact of foreign currency translation adjustments is included in accumulated amortization.

Total intangible amortization expense for the year ended December 31, 2004 was $612. Estimated annual intangible amortization expense for 2005 through 2009 is $579 per year.

7. Financial Instruments

The following table presents the carrying or notional amounts and fair values of the Companies’ financial instruments at December 31, 2004 and 2003. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

The carrying amounts of cash and equivalents, accounts receivable, accounts payable, affiliated royalties and other liabilities are considered reasonable estimates of their fair values.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The following table includes the carrying and fair values of the Companies’ financial instruments.

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives

Liabilities
Debt	$15,231	$15,231	$14,876	$14,901
Affiliated debt	285,169	285,169	50,678	50,678

	Notional Average Amount	Fair Value Gain (Loss)	Notional Average Amount	Fair Value Gain (Loss)
Derivatives relating to:
Foreign currency contracts to sell British Pounds	$41,577	$521	$—	$—
Call options sold	36,000	(1,547)	12,000	(181)
Put options purchased	36,000	114	12,000	18

At December 31, 2004, the Companies had derivative losses of $1,547 classified as Other current liabilities and derivative gains of $635 classified as Other assets. At December 31, 2003, the Companies had derivative losses of $181 classified as Other current liabilities and derivative gains of $18 classified as Other assets.

Gains and losses arising from contracts are recognized on a quarterly basis through the Consolidated / Combined Statement of Operations (see Note 2). The Companies do not hold or issue derivative financial instruments for trading purposes.

At December 31, 2004, the Companies had a foreign currency exchange forward contract outstanding with a notional value of $41,577. At December 31, 2004, the Companies’ forward position of $41,577 was to sell British Pounds for Canadian Dollars at a rate of 2.3255. The unsecured contract matures within 31 days and is placed with a financial institution with investment grade credit ratings. The Companies are exposed to credit loss in the event of non-performance by the other party to the contract. The Companies evaluate the credit worthiness of the counterparty’s financial condition and does not expect default by the counterparty. At December 31, 2004, the Companies recorded an unrealized gain of $521 related to this contract.

At December 31, 2004 and 2003, respectively, the Companies had put options totaling $36,000 and $12,000, respectively, to buy U.S. Dollars with Canadian Dollars. The 2004 options have an average maturity of 183 days and a contract rate of 1.3200. The 2003 options had average maturities of 47 days and a contract rate of 1.3600. At December 31, 2004 and 2003, the Companies recorded gains of $114 and $18, respectively, related to these options. During 2004, the Companies also recorded gains of $69 related to put options that were exercised in 2004.

The Companies are also a party to call options held by financial institutions totaling $36,000 and $12,000 at December 31, 2004 and 2003, respectively, to sell Canadian Dollars for U.S. Dollars. The 2004 options have an average maturity of 183 days and a contract rate of 1.2300. The 2003 options had average maturities of 47 days and an average contract rate of 1.3068. At December 31, 2004 and 2003, the Companies recorded a loss of $1,547 and $181, respectively, related to these options.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

8. Debt and Lease Obligations

BCI entered into a three-year asset based revolving credit facility in the third quarter of 2002 (the “Credit Facility”), which provides for a maximum aggregate borrowing of $175,000 for the Companies, including letters of credit (“LOC”). BCI amended this Credit Facility (the “Amended Credit Facility”) on August 12, 2004 as part of the Acquisition. The Amended Credit Facility is a five-year asset based revolving credit facility with the same borrowing capacity as the Credit Facility.

The Amended Credit Facility is secured with inventory and accounts receivable in the United States, Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain U.S. subsidiaries. At December 31, 2004, the net book value of the collateral securing the Amended Credit Facility was approximately $266,000 excluding the pledged subsidiary stock, of which, approximately $117,000 represents assets of the Companies and approximately $149,000 represents assets of BCI. The maximum borrowing allowable under the Amended Credit Facility is calculated monthly (quarterly if availability is greater than $100,000), and is based upon specific percentages of eligible accounts receivable, inventory and fixed assets. The Amended Credit Facility contains restrictions on dividends, capital expenditures and payment of management fees. It also includes a minimum trailing twelve-month fixed charge coverage ratio requirement of 1.1 to 1.0 if aggregate availability is less than $50,000. As of December 31, 2004, the maximum borrowing allowable under the Amended Credit Facility for BCCI and Borden U.K. was $68,421, of which $68,403, net of LOCs, was unused and available. Based upon the aggregate availability at December 31, 2004, BCI had no fixed charge coverage ratio requirements.

Under the terms of the Amended Credit Facility, BCCI and Borden U.K. have the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. The option must be designated at the time of the borrowing. The applicable margin for any prime rate borrowing is 50 basis points and for any LIBOR borrowing is 200 basis points. As of December 31, 2004, the Companies had no borrowings outstanding under the prime rate option. For LOCs issued under the Amended Credit Facility, the Companies pay a per annum fee equal to the LIBOR applicable margin, or 2.00%, plus a fronting fee of .125%. In addition, BCI and the Companies pay a .375% per annum fee on the amount of the revolving loan commitment less any borrowings or outstanding LOCs. The Companies incurred commitment fees of $332, $335 and $92 in 2004, 2003 and 2002, respectively, related to the Amended Credit Facility.

Borden Australia entered into a five-year secured credit facility in the fourth quarter of 2003 (the “Australian Facility”), which provided for a maximum borrowing of AUD$19,900, or approximately $15,500. At December 31, 2004, outstanding debt under this facility was $11,295, of which $6,557 is classified as long-term. In addition, there was $3,334 of short-term debt outstanding under the facility. The Australian Facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 (see Note 3) and is secured by liens against substantially all of the assets of the Australian business, including the stock of Australian subsidiaries. At December 31, 2004, the net book value of the collateral securing this facility was approximately $29,700. In addition, BCCI has pledged the stock of Borden Australia as collateral for borrowings under this facility. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. At December 31, 2004, $7,961 was outstanding under the fixed rate facility at an interest rate of 6.4%. The Australian Facility contains restrictions relative to Borden Australia on the payment of dividends, the sale of assets and additional borrowings. The Australian Facility also contains financial covenants applying to Borden Australia and its subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian Facility requires minimum quarterly principal reductions totaling AUD$450 (approximately $350). The Australian facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. There were no repayments made under this provision during 2004. As of December 31,

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

2004, the maximum borrowing allowable under the Australian Facility was AUD$18,100 (approximately $14,100), of which about AUD$3,600 (approximately $2,800), after outstanding LOCs and other draws, was unused and available. . The Companies incurred commitment fees of $173 in 2004 related to the Australian Facility.

Additional international credit facilities provide availability totaling approximately $26,100. Of this amount, approximately $12,200 (net of approximately $3,900 of borrowings, LOCs and other guarantees of approximately $4,600 and $5,400 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2004. These credit facilities have various expiration dates ranging from 2006 through 2008. Of the total $3,935 of outstanding debt at December 31, 2004, $677 is classified as long-term. Average interest rates on the outstanding debt were 14.0% and 14.8% at December 31, 2004 and 2003, respectively. While these facilities are primarily unsecured, portions of the lines are secured by equipment with a net book value of approximately $750 at December 31, 2004. BCI guarantees up to $6,700 of the debt of a Brazilian subsidiary included in these facilities.

Aggregate maturities of total non-affiliated debt and minimum annual rentals under operating leases at December 31, 2004, for the Companies are as follows:

Year	Debt	Minimum Rentals Under Operating Leases
2005	$7,997	$2,175
2006	1,991	1,704
2007	1,489	1,453
2008	3,754	1,277
2009	—	1,202
2010 and beyond	—	1,637

	$15,231	$9,448

Rental expense amounted to $2,139, $1,998 and $1,927 in 2004, 2003 and 2002, respectively.

9. Loans Due To Affiliates

To finance the acquisition of the subsidiaries from BCI, BCCI assumed a fixed rate note of CDN$342,836, or approximately $285,000 at December 31, 2004, with Borden Nova Scotia Finance ULC, a subsidiary of BCI. The note has an interest rate of 10% and becomes due July 15, 2014. BCCI recorded interest expense of $10,641 during 2004, and the December 31, 2004 balance sheet includes $11,000 of interest payable. In tandem with the issuance of this note, BCI entered into a common share forward subscription agreement with BCCI requiring BCI to subscribe to shares of BCCI stock at CDN$845 per share at the principal repayment date for the loan.

In conjunction with the Acquisition, a demand note payable by Borden U.K. to BCI was contributed by BCI to a newly formed subsidiary, Borden Lux, LLC. Borden Lux, LLC was subsequently acquired by BCCI in the Acquisition, therefore the loan and related interest is eliminated subsequent to August 12, 2004. In December 2003, BCI made a capital contribution to Borden U.K. in the amount of $49,087 reducing the outstanding loan payable. This portion of the loan was non-interest bearing during 2002. At December 31, 2003, $44,608 was outstanding at an interest rate of 6.6%. This amount is classified as current due to the note being a demand instrument. Interest expense to BCI totaled $1,538, $2,100 and $2,196, for the years ended December 31, 2004, 2003 and 2002, respectively.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

In addition, Borden U.K. had demand notes, denominated in Euros, with BCI’s French subsidiary, Borden Chimie S.A. Amounts outstanding under the loans totaled $0 and $1,764 at December 31, 2004 and 2003, respectively. The interest rate at December 31, 2003 was 4.2%. Interest expense to Borden Chimie S.A. totaled $16, $59 and $10 for the years ended December 31, 2004, 2003 and 2002, respectively.

Borden U.K. also had a loan from Borden Espana with an outstanding balance of $7,958 at December 31, 2002, which was repaid during 2003. The loan, which was denominated in GBP, bore an interest rate of 4.5%. Interest expense to Borden Espana totaled $84 and $355 for the years ended December 31, 2003 and 2002, respectively.

Borden Quimica Industria E Comercio Ltda. (“Brazil Quimica”), a subsidiary of Borden Panama, maintained a demand note from BCI with a fixed interest rate of 8% and an installment loan from BCI with a fixed interest rate of 6%. Amounts outstanding under the demand note totaled $0 and $4,000 at December 31, 2004 and 2003, respectively, and were classified as long-term in 2003, due to local restrictions on the ability to repay without obtaining governmental approval. Amounts outstanding under the installment loan totaled $279 and $306 at December 31, 2004 and 2003. Brazil Quimica makes annual payments on the installment loan of $27 with a final balloon payment due in 2013. Interest expense on these notes totaled $126, $512 and $811 for the years ended December 31, 2004, 2003 and 2002, respectively.

Borden Panama had a borrowing arrangement with BCI during 2002, which was terminated. Interest expense accrued under this arrangement totaled $51 for 2002.

10. Guarantees, Indemnities and Warranties

Standard Guarantees / Indemnifications

In the ordinary course of business, the Companies enter into numerous agreements that contain standard guarantees and indemnities whereby third parties are indemnified for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Companies may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Companies, but simply serve to protect the buyer from potential liability associated with its existing obligations at the time of sale. As with any liability, the Companies have accrued for those pre-closing obligations that are considered probable and reasonably estimable. Such amounts are not significant.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Companies maintain limited insurance coverage

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

that mitigates any potential payments to be made. There are no specific limitations on the maximum potential amount of future payments that the Companies could be required to make under these guarantees, nor are the Companies able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

The Companies have not entered into any significant agreement subsequent to January 1, 2003 that would require them, as guarantors, to recognize a liability for the fair value of obligations they have undertaken in issuing the guarantee.

Related Party Guarantees

BCCI and certain subsidiaries of Borden U.K. have guaranteed BCI’s $34,000 Parish of Ascension Industrial Revenue Bonds.

Warranties

The Companies do not make express warranties on its products, other than that they comply with their defined specifications; therefore, no warranty liability has been recorded. Adjustments for product quality claims are not material and are charged against sales revenues.

11. Commitments and Contingencies

Environmental Matters

Because the operations of the Companies involve the use, handling, processing, storage, transportation and disposal of hazardous materials, it is subject to extensive environmental regulation and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Companies’ business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Companies have recorded liabilities, relating to seven locations, of approximately $4,200 and $4,800 at December 31, 2004 and 2003, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Companies believe are possible of loss and reasonably estimable.

Based on currently available information and analysis, management believes that it is reasonably possible that costs associated with such sites may fall within a range of $2,400 to $10,400, in the aggregate, at December 31, 2004. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Companies among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work. The Companies do not anticipate any recoveries of these costs from insurance coverage or from other third parties. There are no other potentially responsible parties for these sites.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

At six of these locations, the Companies are conducting environmental remediation and restoration under business realignment programs due to closure of the sites. Total reserves related to these sites included in realignment were $3,606 and $3,844 at December 31, 2004 and 2003, respectively. Much of this remediation is being performed by the Companies on a voluntary basis in coordination with local regulatory authorities; therefore, management has greater control over the costs to be incurred and the timing of cash flows. The Companies anticipate approximately $3,200 of these liabilities will be paid within the next four years, with the remaining amounts being paid over the next ten years.

Legal Matters

The Companies are involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings that are considered to be in the ordinary course of business. The following legal claim is not in the ordinary course of business:

In 1992, the State of Sao Paulo Tax Bureau issued an assessment against Brazil Quimica claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and Brazil Quimica has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of 60.8 million Brazilian Reais, or approximately $22,900, including tax, penalties, monetary correction and interest. In September 2002, Brazil Quimica filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. Management believes Brazil Quimica has a strong defense against the assessment and will pursue the appeal vigorously; however, no assurance can be given that the assessment will not be upheld. At this time the Companies do not believe a loss is probable, therefore, only related legal fees have been accrued. Reasonably possible losses to the Companies on the resolution of this matter range from zero to $22,900.

The Companies have reserved approximately $2,137 and $1,628 at December 31, 2004 and 2003, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

Other Contingencies

The Fentak acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. No payment was required for 2004. Maximum annual payments are AU$600 for the period 2005-2006.

At December 31, 2004, BCCI is a party to a contingent foreign currency exchange forward contract to purchase €175million for US$235 million, with BCI as the primary beneficiary. The contract is contingent upon the close of the Bakelite share purchase agreement (see Note 3) and has a target settlement date of March 31, 2005 and provides for an extension and adjustments through July 6, 2005. The purpose of the hedge is to mitigate BCI’s risk of foreign currency exposure related to the pending transaction.

12. Pension and Retirement Savings Plans

Most of BCCI’s Canadian employees are covered under a non-contributory defined benefit plan (the “Canadian Plan”). The Canadian Plan provides benefits for salaried employees based on eligible compensation and years of credited service, and for hourly employees based on an established annual amount of pension benefit multiplied by years of credited service. For hourly employees covered under a collective bargaining agreement, the benefit is determined using a flat dollar multiplier times credited service plus a percentage of participant contributions, if any.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Following is a rollforward of the assets and benefit obligations of the Canadian Plan. The measurement date for the plan assets is September 30.

	2004	2003
Change in Benefit Obligation
Benefit obligation at beginning of year	$6,558	$4,923
Service cost	231	197
Interest cost	389	401
Actuarial losses	361	536
Foreign currency exchange rate changes	493	1,096
Benefits paid	(507)	(595)

	7,525	6,558

Change in Plan Assets
Fair value of plan assets at beginning of year	$4,538	$3,615
Actual return on plan assets	285	353
Foreign currency exchange rate changes	345	805
Employer contribution	359	360
Benefits paid	(507)	(595)

Fair value of plan assets at end of year	$5,020	$4,538

Plan assets less than benefit obligation	(2,505)	(2,020)
Unrecognized net actuarial loss	4,388	3,792

Net amount recognized	$1,883	$1,772

Amounts recognized in the balance sheets, after reclassification of the prepaid pension asset to reflect a minimum pension liability adjustment, consist of:

	2004	2003
Accrued benefit liability	$(2,068)	$(1,591)
Accumulated other comprehensive loss	3,951	3,363

Net amount recognized	$1,883	$1,772

The weighted average rates used to determine benefit obligations for BCCI were as follows:

	2004	2003
Discount rate	6.0%	6.0%
Rate of increase in future compensation levels	3.0%	3.0%

The following summarizes BCCI’s benefit obligations and plan assets:

	2004	2003
Projected benefit obligation	$7,525	$6,558
Accumulated benefit obligation	7,088	6,128
Fair value of plan assets	5,020	4,538

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Following are the components of net pension expense recognized by BCCI for the years ended December 31:

	2004	2003	2002
Service cost	$231	$197	$134
Interest cost on projected benefit obligation	389	401	320
Expected return on assets	(403)	(399)	(345)
Recognized actuarial loss	160	146	76

Net pension expense	$377	$345	$185

The weighted average rates used to determine net pension expense for BCCI were as follows:

	2004	2003	2002
Discount rate	6.0%	6.5%	6.8%
Rate of increase in future compensation levels	3.0%	3.5%	3.8%
Expected long-term rate of return on plan assets	7.8%	7.8%	7.8%

In determining the expected overall long-term rate of return on assets, BCCI takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed, and BCCI consults with actuarial experts to confirm that BCCI’s assumptions are reasonable.

BCCI’s investment strategy for defined benefit pension plan assets is to maximize the long-term return on plan assets using a mix of equities and fixed income investments and accepting a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across various countries, as well as growth, value and small and large capital investments. Investment risk and performance are measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset / liability studies.

Following is a summary of actual 2004 and 2003, at the measurement date, and target 2005 allocations of plan assets by investment type:

	Actual		Target
	2004	2003	2005
Fixed income securities	38%	50%	40%
Equity securities	58%	45%	60%
Cash and short-term investments	4%	5%	—

	100%	100%	100%

BCCI expects to make contributions totaling $950 to the Canadian Plan in 2005.

Estimated future plan benefit payments as of December 31, 2004 are as follows:

2005	$509
2006	503
2007	503
2008	512
2009	516
2010–2014	2,517

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The Companies provide benefits under various defined contribution plans to their employees in various countries. Depending upon the country and plan, eligible salaried and hourly employees may contribute up to 7% of their pay as basic contributions to the plans. The Companies make contributions to these plans in amounts up to 100% of basic contributions. Charges to operations for matching contributions under these defined contribution plans in 2004, 2003 and 2002 totaled $1,797, $1,814 and $1,584, respectively.

13. Postretirement Benefit Obligations

BCCI provides certain health and life insurance benefits for eligible Canadian retirees and their dependents. The cost of postretirement benefits is accrued during employees’ working careers. Participants are provided with supplemental benefits to the respective provincial healthcare plans in Canada. These benefits are non-contributory and are funded on a pay-as-you-go basis.

Following is a rollforward of the changes in the non-pension postretirement benefit obligations of BCCI for the years ended December 31. BCCI uses a measurement date of September 30.

	2004	2003
Change in Benefit Obligation
Benefit obligation at beginning of year	$3,058	$677
Service cost	114	48
Interest cost	206	55
Actuarial losses	163	2,170
Benefits paid	(50)	(42)
Foreign currency exchange rate changes	99	150

Benefit obligation at end of year	3,590	3,058
Unrecognized net actuarial loss	(2,112)	(2,103)

Accrued postretirement obligation at end of year	$1,478	$955

The unrealized net actuarial loss recognized in 2003 relates to updated estimates on future benefit payments for medical and prescription drug coverage, as well as updates to population and other actuarial assumptions.

The weighted average rates used to determine the benefit obligations for BCCI were as follows:

	2004	2003
Discount rate	6.5%	6.0%

Following are the components of net postretirement expense recognized by BCCI for the years ended December 31:

	2004	2003	2002
Service cost	$114	$48	$35
Interest cost on projected benefit obligation	206	55	43
Recognized actuarial loss	149	—	—

Net postretirement expense	$469	$103	$78

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The weighted average rates used to determine net postretirement expense for BCCI were as follows:

	2004	2003	2002
Discount rate	6.0%	6.5%	6.8%

Following are the assumed health care cost trend rates at December 31, 2004 and 2003.

	2004	2003
Health care cost trend rate assumed for next year	7.5%	7.8%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.4%	4.4%
Year that the rate reaches the ultimate trend rate	2015	2015

A one-percentage-point change in the assumed health care cost trend rates would have the following impact on the Companies:

	1% increase	1% decrease
Effect on total service cost and interest cost components	$67	$(51)
Effect on postretirement benefit obligation	594	(474)

Estimated future plan benefit payments as of December 31, 2004 are as follows:

2005	$128
2006	144
2007	162
2008	181
2009	200
2010–2014	1,303

14. Accumulated Other Comprehensive Loss

The components of Accumulated other comprehensive loss as of December 31, 2004 and 2003 are as follows:

	2004	2003
Cumulative foreign currency translation adjustments	$(54,821)	$(48,749)
Minimum pension liability adjustment, net of tax	(2,568)	(2,186)

	$(57,389)	$(50,935)

15. Shareholder’s (Deficit) Equity

Shareholder’s deficit at December 31, 2004 reflects the common equity of BCCI with all of the common equity of BCCI’s subsidiaries eliminated, except for the equity of Malaysia representing BCI’s 34% interest, totaling $979. Shareholder’s investment for periods prior to the reorganization of the Companies on August 12, 2004 are presented on a combined basis and include the combined equity of BCCI and its current immediate dependents, including 100% of Malaysia’s equity.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

BCCI has 489,866 shares of no-par common stock outstanding during all periods presented with an unlimited number of shares of common preference and Preference B shares authorized.

Borden Panama had 2,100 shares of no-par common stock issued at December 31, 2003, and a total of 5,100 authorized. Borden U.K. had 57,700,000 units with £1 par value outstanding at December 31, 2003, and 100,000,000 units authorized. Borden Australia had 577,500 shares of AUD$2 par common stock outstanding at December 31, 2003, and a total of 1,000,000 shares authorized.

In 2004, BCI made a capital contribution to BCCI for $435 relating to interest capitalized by BCI in association with a capital project completed by BCCI during 2004. In 2003, BCI made a capital contribution to Borden U.K. in the amount of $49,087 in exchange for a loan due to BCI from Borden U.K. (see Note 9). Also in 2003, BCI made a capital contribution to Brazil Quimica of a $3,007 receivable due to BCI from Brazil Quimica. In addition, BCI made a capital contribution in 2003 to BCCI of inventory acquired in connection with the Fentak acquisition totaling $133.

Borden Panama paid common stock dividends to BCI prior to BCCI’s ownership totaling $1,750 and $1,450 for the years ended December 31, 2003 and 2002, respectively. Borden Malaysia paid common stock dividends to BCI of $681, $0 and $1,360 for the years ended December 31, 2004, 2003 and 2002, respectively.

16. Stock-Based Compensation

Stock Options

The Companies account for stock-based compensation under APB No. 25 and have adopted the disclosure-only provisions of SFAS No. 123 and SFAS No. 148. During 2004, BHI Acquisition granted options to purchase BHI Acquisition common stock to key employees of the Companies under the BHI Acquisition Corp. 2004 Stock Incentive Plan (“the BHI Option Plan”). Prior to the Acquisition, BCI had granted options under its Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees (“the BCI Option Plan”). Together these plans are referred to herein as the Option Plans.

During 2004, BHI Acquisition granted to employees of the Companies options to purchase 230,861 shares of BHI Acquisition stock that vest ratably over a five-year period. In addition, BHI Acquisition granted to employees of the Companies options to purchase 230,861 shares of BHI Acquisition stock (the “performance options”) that vest after the eighth anniversary of the grant date. The performance options provide for accelerated vesting upon the sale of BHI Acquisition and the achievement of certain financial targets. The exercise price for the BHI Acquisition option grants is $2.89. The options were granted at fair value, but are variable because the BHI Option Plan is a book value plan as the value of the options is determined by a formula. The Companies have not recorded any expense under APB No. 25 related to these options, as their value as determined by this formula is less than the exercise price.

During the fourth quarter of 2003, BCI granted 382,500 options to key employees of the Companies to purchase BCI common stock under its Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees (“the Option Plan”). The options vested ratably over five years, had an exercise price of $2.00 and were granted at their estimated fair value. While this plan was administered and accounted for in BCI’s U.S. business, certain key employees of the Companies had been granted options in BCI stock under this plan. Compensation expense on options to purchase BCI stock held by the Companies’ employees was immaterial to net income for the years ended December 31, 2003, 2002 and 2001. During 2004, as a result of the Acquisition, all of the options granted to employees of the Companies were exercised, resulting in the recognition of $340 for option expense.

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

Deferred Compensation

Certain key employees of the Companies have been granted 92,344 deferred common stock units under the BHI Acquisition Corp. 2004 Deferred Compensation Plan (“the BHI Deferred Compensation Plan”), which is an unfunded plan. Each unit gives the grantee the right to one share of common stock of BHI Acquisition following the completion of the forfeiture period, upon the earlier of termination of employment or upon certain other events triggered by a registration of BHI Acquisition common stock for sale to the public. The forfeiture period for these deferred common stock units expired on December 10, 2004. The expense for employees of the Companies relating to the BHI Deferred Compensation Plan during 2004 was $267, and is included in the allocations of corporate overhead (see Note 5), and the related credit is in Shareholder’s deficit.

Repurchase of Stock from Management

From 1996 through 1999, a former subsidiary of BCI, Borden Chemical Holdings Inc. (“BCHI”), issued stock options and sold equity to key management, including four employees of the Companies, under the Option Plan (“the BCHI option grants”). The BCHI option grants had exercise prices between $5.00 and $7.50, the estimated fair values at the grant dates, and vested over five years. The outstanding BCHI option grants became options of BCI in 2001 when BCHI was merged into BCI. The conversion of the BCHI option grants provided BCHI management with equivalent intrinsic value in BCI at the new measurement date; therefore, no compensation expense was recorded. The strike prices of the converted options ranged from $4.13 to $5.00, which exceeded estimated fair market value. During 2003, all of the $4.13 options were cancelled upon the repurchase of the related shares from management. As the repurchase of shares was at an amount exceeding fair value, the Companies recorded expense of $74 in 2003.

Included in allocations of BCI administrative services costs (see Note 5) are stock-based compensation expenses totaling $3,238, $435 and $277 for 2004, 2003 and 2002, respectively.

17. Income Taxes

Comparative analysis of the Companies’ income tax expense (benefit) follows:

	2004	2003	2002
Current
Federal & provincial	$5,373	$(5,735)	$8,555
Foreign	2,321	3,404	(3,667)

Total	7,694	(2,331)	4,888

Deferred
Federal & provincial	14,170	509	(10)
Foreign	1,576	983	3,789

Total	15,746	1,492	3,779

Income tax expense (benefit)	$23,440	$(839)	$8,667

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

A reconciliation of the Companies’ combined differences between income taxes computed at Canadian Federal statutory tax rate of 36.12% and provisions for income taxes follows:

	2004	2003	2002
Income taxes computed at Federal statutory tax rate	$707	$12,869	$8,383
Foreign rate differentials	5,415	2,497	1,846
Expenses not deductible for tax	6,735	2,074	1,882
Credits	(3,823)	(4,336)	(3,423)
Unrepatriated earnings of foreign subsidiaries	14,463	—	—
Adjustment of prior estimates	(3,189)	(15,597)	—
Provincial taxes and other	3,132	1,654	(21)

Income tax expense (benefit)	$23,440	$(839)	$8,667

The 2004 foreign rate differential provision of $5,415 includes a provision for valuation allowances on foreign deferred tax assets and a provision for foreign allocations of administrative services costs, which are not deductible for income tax purposes (see Note 5). Expenses not deductible for tax of $6,735 represent a provision for domestic allocations of administrative services costs, which are not deductible for income tax purposes. Following the Acquisition, Apollo made a determination that the unrepatriated earnings of BCCI’s foreign subsidiaries are no longer considered permanently reinvested. As such, the 2004 consolidated tax rate reflects a provision of $14,463 for taxes associated with the unrepatriated earnings of the foreign subsidiaries. The 2004 consolidated rate also reflects adjustments of prior estimates related to the settlement of Canadian audit issues of $2,175 and provincial refunds totaling $1,343, offset by other adjustments of $329.

The 2003 consolidated rate reflects a release of reserves for prior years’ Canadian tax audits of $15,597. These reserves were released as a result of the settlement of audit issues relating to the divestiture of operating businesses by BCCI in prior years.

The domestic and foreign components of the Companies’ combined Income (loss) before income taxes are as follows:

	2004	2003	2002
Domestic	$6,157	$22,718	$23,519
Foreign	(4,201)	12,911	(310)

	$1,956	$35,629	$23,209

BORDEN CHEMICAL CANADA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands)

The tax effects of the Companies’ significant temporary differences, and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2004 and 2003, are as follows:

	2004	2003
Assets
Accrued and other expenses	$3,125	$5,738
Net operating loss and credit carryforwards	13,861	6,504
Pension liability	1,728	—
Certain intangibles	463	278

Gross deferred tax assets	19,177	12,520
Valuation allowance	(10,279)	(5,313)

	8,898	7,207
Liabilities
Property, plant, equipment and intangibles	12,580	9,606
Unrepatriated earnings of foreign subsidiaries	14,463	—

Gross deferred tax liabilities	27,043	9,606

Net deferred tax liability	$18,145	$2,399

At December 31, 2004, the Companies’ net deferred tax liability was $18,145, and primarily represents the Companies’ liability for withholding taxes related to unrepatriated earnings from BCCI’s foreign subsidiaries as a result of Apollo’s decision to repatriate earnings. At December 31, 2004, the Companies had $13,861 of deferred tax assets related to net operating loss (“NOL”) carryforwards. These amounts have been offset by a valuation allowance of $10,279 primarily related to NOL’s in Argentina and Borden U.K. The deferred tax assets are reduced by a valuation allowance when it is determined that it is more likely than not that these assets will not be fully utilized in the future. The unreserved NOL carryforward deferred tax asset of $3,582 pertains to Borden U.K. ($3,098) and Brazil Quimica ($484). These net operating losses were incurred beginning in 1997 and are available for utilization indefinitely, with a limitation in Brazil, where the utilization is limited to 30% of the taxable income for the year in which the loss is being applied.

At December 31, 2003, the Companies had $6,504 of deferred tax assets related to NOL carryforwards. These amounts were offset by a valuation allowance of $5,313 primarily related to NOL’s in Argentina and Borden U.K. The unreserved NOL carryforward deferred tax asset at year-end of $1,191 pertained to Brazil Quimica ($772) and Borden Australia ($419).

At December 31, 2004, the Companies have $3,059 accrued for probable tax liabilities primarily for BCCI ($1,213) and Borden U.K. ($1,846).

The Canada Revenue Agency is currently auditing BCCI for the period 1991-1995. The years 1996-2004 remain open for inspection and examination by various Canadian taxing authorities. Since 1995, BCCI has divested its foods, consumer adhesives and wallcoverings businesses, which operated in Canada. Deposits have been made to offset the accrued probable additional taxes related to the divestiture of these businesses.

Report of Independent Auditors

To the Board of Directors and Shareholders of

Eastman Chemical Company

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of owner’s equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of the Resins, Inks and Monomers Business of Eastman Chemical Company (the “Business”) at December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and for the seven-month period ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 5 to the combined financial statements, on January 1, 2002, the Business adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

April 22, 2005

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Revenues	$651,065	$678,349	$440,151
Cost of sales	638,180	670,449	407,289

Gross profit	12,885	7,900	32,862
Selling, general and administrative expenses	68,110	60,365	38,450
Research and development expenses	26,215	29,184	9,103
Asset impairments and restructuring charges, net	7,743	412,787	71,107
Goodwill impairments	—	60,050	—

Operating loss	(89,183)	(554,486)	(85,798)
Interest expense	109	153	196
Interest on advances from Eastman	11,851	10,999	5,003
Other non-operating (income) expense, net	(1,455)	678	515

Loss before income taxes and cumulative effect of a change in accounting principle	(99,688)	(566,316)	(91,512)
Provision (benefit) for income taxes	(31,577)	(64,470)	1,299

Loss before cumulative effect of change in accounting principle	(68,111)	(501,846)	(92,811)
Cumulative effect of change in accounting principle, net of tax	(252,969)	—	—

Net loss	$(321,080)	$(501,846)	$(92,811)

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED BALANCE SHEET

(Dollars in thousands)

December 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$14,455
Trade receivables, net of allowances of $4,448	109,673
Miscellaneous receivables	11,077
Inventories, net	102,318
Other current assets	4,799

Total current assets	242,322
Property, plant and equipment, net	130,252
Intangible assets, net	10,883
Other noncurrent assets	528

Total assets	$383,985

LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities
Accounts payable and accruals	$72,325
Interest payable to Eastman	94,222
Deferred income taxes	8,152
Total current liabilities	174,699

Deferred income taxes	1,321
Post employment obligations	7,551
Advances from Eastman	624,310
Other long-term liabilities	15,175

Total liabilities	823,056

Commitments and contingencies
Net owner’s equity (deficit)	(458,186)
Accumulated other comprehensive income	19,115

Total owner’s equity (deficit)	(439,071)

Total liabilities and owner’s equity (deficit)	$383,985

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Operating activities
Net loss	$(321,080)	$(501,846)	$(92,811)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,600	24,237	4,486
Cumulative effect of change in accounting principle	252,969	—	—
Asset impairments	1,700	462,110	63,878
Deferred tax provision (benefit)	(35,141)	(66,328)	(438)
Change in assets and liabilities:
Trade receivables	(2,893)	(3,832)	(15,168)
Inventories	(6,254)	18,525	608
Trade payables and accruals	14,976	(18,162)	6,538
Interest payable to Eastman	13,781	6,946	(90,161)
Other long-term liabilities	2,063	1,033	(1,063)
Other items, net	(112)	3,445	(1,009)

Net cash used in operating activities	(38,391)	(73,872)	(125,140)

Investing activities
Capital expenditures	(49,773)	(19,715)	(10,563)
Net cash used in investing activities	(49,773)	(19,715)	(10,563)
Financing activities
Proceeds from advances from Eastman	64,248	—	—
Repayment of advances from Eastman	—	(15,669)	(98,353)
Transfers from Eastman, net	25,944	107,917	221,869

Net cash provided by financing activities	90,192	92,248	123,516

Net change in cash and equivalents	2,028	(1,339)	(12,187)
Cash and equivalents at beginning of period	13,766	15,794	14,455

Cash and equivalents at end of period	$15,794	$14,455	$2,268

Supplemental Cash Flow Information
Cash paid
Interest, net	$1,417	$4,548	$96,869
Income taxes, net	379	934	1,723
Non-cash activity:
Contribution of advance from Eastman to owner’s equity	—	—	522,576

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

COMBINED STATEMENTS OF OWNER’S EQUITY (DEFICIT)

AND COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	Net Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	TOTAL	Comprehensive Income (Loss)

Balance, January 1, 2002	$230,879	$1,876	$232,755	$—
Net loss	(321,080)	—	(321,080)	(321,080)
Net transfers from Eastman	25,944	—	25,944	—
Currency translation adjustment	—	7,591	7,591	7,591

Comprehensive loss	—	—	—	(313,489)

Balance, December 31, 2002	(64,257)	9,467	(54,790)	—
Net loss	(501,846)	—	(501,846)	(501,846)
Net transfers from Eastman	107,917	—	107,917	—
Currency translation adjustment	—	9,648	9,648	9,648

Comprehensive loss	—	—	—	(492,198)

Balance, December 31, 2003	(458,186)	19,115	(439,071)
Net loss	(92,811)	—	(92,811)	(92,811)
Net transfers from Eastman	221,869	—	221,869	—
Contribution of advances from Eastman	522,576	—	522,576	—
Currency translation adjustment	—	(2,779)	(2,779)	(2,779)

Comprehensive loss	—	—	—	$(95,590)

Balance, July 31, 2004	$193,448	$16,336	$209,784

The accompanying notes are an integral part of these combined financial statements

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements

(Dollars in thousands)

1. Basis of Presentation

The accompanying combined financial statements include the Resins, Inks and Monomers business (“RIM business” or “Business”) of Eastman Chemical Company (“Eastman”), which is included in the consolidated financial statements of Eastman. On July 31, 2004, Eastman sold certain businesses and product lines of the RIM business to an investor group led by Apollo Management LP. These combined financial statements have been prepared from Eastman’s historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to the Business. No direct relationship exists among all the operations comprising the Business. Accordingly, total equity (deficit) is presented in lieu of stockholders equity.

The accompanying combined financial statements include allocations of certain corporate services provided by Eastman’s management including finance, legal, information systems, human resources and distribution. Eastman has utilized its experience with the RIM businesses and its judgment in allocating such corporate services and other support to the periods. Costs allocated for such services for the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through July 31, 2004 were approximately:

	Years ended December 31,		January 1, through July 31,
	2002	2003	2004
Cost of sales	$30,000	$33,000	$14,000
Selling, general and administrative expenses	33,000	33,000	20,000
Research and development	13,000	14,000	4,000

Total cost and expenses allocated	$76,000	$80,000	$38,000

Allocations were made primarily based on a percentage of revenues or salaries, which management believes represents a reasonable allocation methodology. Some corporate services such as information technology are charged to the business based on usage. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the RIM business had been operating as a separate entity. It is not practicable to estimate the costs and expenses that would have resulted on a stand-alone basis.

As described in Note 7, employees working in the Business participate in various Eastman pension, health care, defined contribution and other benefit plans. The pro-rata costs related to these plans have been allocated and are included in the accompanying combined financial statements.

The Business uses a centralized approach to cash management, hedging and the financing of its operations. As a result, debt and related interest income and expense, and certain cash and cash equivalents were maintained at the corporate office and not included in the accompanying combined financial statements. The Business generally has not had borrowings except advances from Eastman. Advances from Eastman represent intercompany debt agreements between Eastman and a subsidiary that is part of the Business. See Note 14.

2. Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements include the accounts of the Business after elimination of intercompany accounts and transactions.

The accompanying combined statements of operations, cash flows and owner’s equity (deficit) for the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through July 31, 2004, have been prepared on a carve-out basis (see Note 1).

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and related party transactions. Although management believes these estimates are reasonable, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less. Amounts included as cash and cash equivalents in the accompanying combined balance sheet represent cash accounts held at certain of the Business’ foreign entities.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Business maintains allowances for doubtful accounts (the “allowances”) for estimated losses resulting from the inability of its customers to make required payments. The allowances are based on the number of days an individual receivable is delinquent and management’s regular assessment of the financial condition of the Business’ customers. The Business considers that a receivable is delinquent if it is unpaid after the terms of the related invoice have expired. The Business evaluates the allowance based on a monthly assessment of the aged receivables. Write-offs are done at the time a customer receivable is deemed uncollectible.

The Business participates in an agreement that allows Eastman to sell certain domestic accounts receivable under a planned continuous sale program to a third party. The agreement permits the sale of undivided interests in domestic trade accounts receivable, which Eastman continues to service until collection. As the sale program is part of Eastman’s centralized approach to cash management, the Business’ $40 million participation is classified as trade accounts receivable in the accompanying combined balance sheet.

Inventories

Inventories are valued at the lower of cost or market. The Business determines the cost of inventories in the United States by the last-in, first-out (LIFO) method. The cost of all other inventories, including inventories outside the United States, is determined by the average cost method, which approximates the first-in, first-out (“FIFO”) method. The Business writes down its inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property, Plant and Equipment

The Business records property, plant and equipment at cost. Maintenance and repairs are charged to earnings; replacements and betterments that extend the useful life of the asset are capitalized. When the Business retires or otherwise disposes of assets, it removes the cost of such assets and related accumulated depreciation from the accounts. The Business records any profit or loss on retirement or other disposition in earnings. Depreciation expense is calculated based on historical cost and the estimated useful lives of the assets (building and building equipment 20 to 50 years, machinery and equipment 3 to 33 years), using the straight-line method.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Impaired Assets

The Business evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets, when events or changes in circumstances indicate that the carrying value may not be recoverable. Such events and circumstances include, but are not limited to, significant decreases in the market value of the asset, adverse change in the extent or manner in which the asset is being used, significant changes in business climate, or current or projected cash flow losses associated with the use of the assets. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the projected cash flows discounted at a rate commensurate with the risk involved or by appraisal. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

The Business adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. The provisions of SFAS No. 142 require that goodwill and indefinite-lived intangible assets be tested at least annually for impairment and require reporting units to be identified for the purpose of assessing potential future impairments of goodwill. The carrying value of goodwill and indefinite lived intangibles is considered impaired when their fair value, as established by appraisal or based on undiscounted future cash flows of certain related products, is less than their carrying value. The Business conducts its annual testing of goodwill and indefinite-lived intangible assets for impairment in the third quarter of each year, unless events warrant more frequent testing.

Environmental Costs

The Business accrues environmental remediation costs when it is probable that the Business has incurred a liability and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Business accrues the minimum amount. This undiscounted accrued amount reflects the Business’s assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties. Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, and chemical control regulations and testing requirements could result in higher or lower costs.

The Business also establishes reserves for closure/post-closure costs associated with the environmental and other assets it maintains. Environmental assets include land fills and solid waste management units. When these types of assets are constructed, a reserve is established for the future environmental costs anticipated to be associated with the closure of the site based on an expected life of the environmental assets. These future expenses are charged into earnings over the estimated useful life of the assets. Currently, the Business estimates the useful life of each individual asset up to 50 years. If the Business changes its estimate of the asset retirement obligation costs or its estimate of the useful lives of these assets, the future expenses to be charged into earnings could increase or decrease.

Accruals for environmental liabilities are included in other long-term liabilities and exclude claims for recoveries from insurance companies or other third parties. Environmental costs are capitalized if they extend the life of the related property, increase its capacity, and/or mitigate or prevent future contamination. The cost of operating and maintaining environmental control facilities is charged to expense.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Litigation and Contingent Liabilities

The Business’ operations from time to time are parties to or targets of lawsuits, claims, investigations, and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety, and employment matters, which are handled and defended in the ordinary course of business. The Business accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Business accrues the minimum amount. The Business expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

Revenue Recognition and Customer Incentives

The Business recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured.

The Business records estimated obligations for customer programs and incentive offerings, which consist primarily of revenue or volume-based amounts that a customer must achieve over a specified period of time, as a reduction of revenue to each underlying revenue transaction as the customer progresses toward reaching goals specified in incentive agreements. These estimates are based on a combination of forecast of customer sales and actual sales volumes and revenues against established goals, the customer’s current level of purchases, Eastman’s knowledge of customer purchasing habits, and industry pricing practice. The incentive payment rate may be variable, based upon the customer reaching higher sales volume or revenue levels over a specified period of time in order to receive an agreed upon incentive payment.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are billed to customers and are recorded as sales revenue. Shipping and handling costs incurred are recorded in cost of sales.

Research and Development Costs

Research and development costs are expensed as incurred.

Restructuring of Operations

The Business records restructuring charges incurred in connection with consolidation of operations, exited business lines, or shutdowns of specific sites. These restructuring charges generally will be substantially completed within 12 months, are based on costs associated with site closure, legal and environmental matters, demolition, contract terminations, severance or other costs directly related to the restructuring. The Business records severance charges for involuntary employee separations when the separation is probable and reasonably estimable. The Business records severance charges for voluntary employee separations ratably over the remaining service period of those employees.

Stock-Based Compensation

The employees of the Business participated in long-term compensation plans, sponsored by Eastman. As permitted by SFAS No. 123 “Accounting for Stock-Based Compensation,” the Business continues to apply intrinsic value accounting for its stock option plans. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. The Business has adopted disclosure-only provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.” The Business’ pro forma net loss based upon the fair value at the grant dates for awards under Eastman’s plans are disclosed below.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

	Years ended December 31		January 1, 2004 through July 31, 2004
	2002	2003
Net loss as reported	$(321,080)	$(501,846)	$(92,811)
Deduct: Additional stock-based employee compensation cost, net of tax, that would have been included in net loss under fair value method	435	465	184

Pro forma net loss	$(321,515)	$(502,311)	$(92,995)

Compensated Absences

The Business accrues compensated absences and related benefits as current charges to earnings in the period earned.

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently reinvested. The Business’ taxable income is included in Eastman’s consolidated U.S. Federal income tax return. The benefit for income taxes for the Business’ has been determined using the separate return method.

Translation of Non-U.S. Currencies

Where cash flows are primarily denominated in the local currency, foreign combined entities of the Business use the local currency as the functional currency. The effects of those entities remeasuring transactions denominated in currencies other than the functional currency are reflected in current earnings in other (income) charges, net. The effects of translating into U.S. dollars the operations of consolidated entities that use a foreign currency as the functional currency are included in comprehensive income (loss) and accumulated other comprehensive income (loss), a component of net owner’s equity (deficit).

Other Comprehensive Income

Other comprehensive income consists of cumulative translation adjustment. Because cumulative translation adjustment is considered a component of permanently invested, unremitted earnings of subsidiaries outside the United States, no taxes are provided on such amounts.

Risks and Uncertainties

The Business had manufacturing operations in ten countries, and in each country, the business was subject to varying degrees of risks and uncertainties. Eastman insures its business and assets against insurable risks in a manner that it deems appropriate. Because of its diversity, management believes that the risk of loss from non-insurable events in any one business or country would not have a material, adverse effect on its operations as a

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

whole. Additionally, management believes there is no material concentration of risk within any single customer or supplier, or small group of customers or suppliers, except for Eastman, whose failure or nonperformance would materially affect the Business’ results.

3. Inventories

December 31, 2003
At FIFO or average cost (approximates current cost)
Finished goods	$71,676
Raw materials and supplies	33,256

Total inventories at FIFO or average cost	104,932
LIFO reserve	(2,614)

Total inventories	$102,318

Inventories valued on the LIFO method were approximately 52% of total inventory. LIFO inventory in the Resins segment is part of Eastman’s LIFO inventory pool. Accordingly, changes in the LIFO reserve were allocated based on cost of sales. The increase (decrease) in cost of sales that resulted from the allocation of changes in the Eastman LIFO reserve to Resins was $(2,136), $974 and $2,183 for the years ended December 31, 2002 and 2003, and for the period from January 1, 2004 through July 31, 2004, respectively. The Inks segment, which had its own LIFO pool, recorded decreases in cost of sales that resulted from decrements of $2,032 and $1,579 in 2002 and for the period from January 1, 2004 through July 31, 2004, respectively.

4. Property Plant and Equipment

December 31, 2003
Properties at cost
Balance at beginning of year	$461,145
Capital expenditures	19,715
Currency translation adjustment	42,131
Deductions	(23,653)
Fixed asset impairments	(227,643)

Balance at end of year	$271,695

Properties
Land	$29,122
Buildings and equipment	62,271
Machinery and equipment	173,293
Construction in progress	7,009

271,695
Less: accumulated depreciation	141,443

Properties, net	$130,252

Accumulated Depreciation
Balance at beginning of year	$116,678
Provision for depreciation	17,011
Currency translation adjustment	26,179
Deductions	(18,425)

Balance at end of year	$141,443

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Depreciation expense was $28,977, $17,011, and $4,070 for the years ended 2002 and 2003, and from January 1, 2004 to July 31, 2004, respectively. See Note 12 for additional information on asset impairments.

5. Goodwill and Intangible Assets

The Business adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets; require that goodwill and indefinite-lived intangible assets be tested at least annually for impairment; require reporting units to be identified for the purpose of assessing potential future impairments of goodwill; and remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

In connection with the adoption of SFAS No. 142, the Business completed the impairment test for goodwill and intangible assets with indefinite useful lives. As a result of this impairment test, it was determined that the fair value of certain trademarks, as established by appraisal and based on discounted future cash flows, was less than the recorded value. Accordingly, the Business recognized goodwill impairment of $235,299 and an impairment charge for trademarks of $28,500 ($17,670 after-tax) in 2002 to reflect lower than previously expected cash flows from certain related products. This charge is reported in the Combined Statements of Operations as the cumulative effect of a change in accounting principle.

The changes in the carrying amount of goodwill for the year ended December 31, 2002 and 2003 are as follows:

	Resins	Inks	Total
Goodwill balance at January 1, 2002	$60,000	$235,349	$295,349
Less: goodwill impairment recognized upon adoption of SFAS No. 142	(60,000)	(175,299)	(235,299)

Goodwill balance at December 31, 2002	—	60,050	60,050
Less: goodwill impairment	—	(60,050)	(60,050)

Goodwill balance at December 31, 2003	$—	$—	$—

Following are the Business’ amortizable intangible assets and indefinite-lived intangible assets. The difference between the gross carrying amount and net carrying amount for each item presented is attributable to accumulated amortization.

	At December 31, 2003
	Gross Carrying Amount	Net Carrying Amount
Amortizable intangible assets:
Developed Technology	$25,320	$3,588
Customer lists	12,948	1,753

	$38,268	$5,341

Indefinite-lived intangible assets:
Trademarks	5,542	5,542

	$43,810	$10,883

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Total intangible amortization expense was $12,623, $7,226 and $416 for the years ended December 31, 2002 and 2003 and the period from January 1, 2004 to July 31, 2004, respectively. Amortization expense for the next five years is not significant to any one year.

Additional information regarding the impairment of intangibles and goodwill is available in Note 12.

6. Accounts Payable and Accruals

At December 31, 2003
Trade creditors	$48,724
Accrued payrolls, vacation, and variable-incentive compensation	11,983
Severance	4,566
Other	7,052

Total	$72,325

7. Retirement Plans

The employees of the RIM business participate in defined benefit plans sponsored by Eastman. Through Eastman, the RIM business also provided post-retirement health care and life insurance benefits for employees who meet the eligibility requirements of the plans. Retirees share in the cost of these benefits based on age and years of service. Eastman charges the RIM business for the costs of the plans through an allocation based on labor costs.

The following charges are included in the accompanying combined statements of operations:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Pension plans	$2,119	$2,989	$2,007
Postretirement benefits	4,732	5,203	2,520

Defined Contribution Plans

The Business participates in Eastman’s defined contribution employee stock ownership plan (the “ESOP”), a qualified plan under Section 401(a) of the Internal Revenue Code, which is a component of the Eastman Investment Plan and Employee Stock Ownership Plan (“EIP/ESOP”). Eastman anticipates that it will make annual contributions for substantially all U.S. employees equal to 5% of eligible compensation to the ESOP, or for employees who have five or more prior ESOP contributions, to either the Eastman Stock Fund or other investment funds within the EIP. Employees may diversify to other investment funds within the EIP from the ESOP at anytime without restrictions. Charges for domestic contributions to the EIP/ESOP were $2,288, $2,394 and $1,379 for 2002, 2003 and for the period from January 1, 2004 through July 31, 2004, respectively.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

8. Commitments

Purchase Obligations and Leases

At July 31, 2004, the Business participated in the centralized purchasing programs of Eastman for materials, supplies and energy incident to the ordinary conduct of business. Accordingly, no purchase obligations were directly related to the Business. The Business had various lease commitments for property and equipment under cancelable, non-cancelable and month-to-month operating leases totaling approximately $1,781 over a period of several years.

The obligations described above are in the following table:

Minimum Rentals Under Operating Leases
2004 Balance of Year	$302
2005	702
2006	472
2007	270
2008	22

Thereafter	13

$1,781

Rental expense including allocations from Eastman was $4,296, $4,430 and $1,886 for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through July 31, 2004, respectively.

Other Guarantees

Guarantees and claims arise during the ordinary course of business from relationships with suppliers, customers and non-consolidated affiliates when the Business undertakes an obligation to guarantee the performance of others if specified triggering events occur. Non-performance under a contract could trigger an obligation of the Business. These potential claims include actions based upon alleged exposures to products, intellectual property and environmental matters, and other indemnifications. The ultimate effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the final outcome of these claims. However, while the ultimate liabilities resulting from such claims may be significant to results of operations in the period recognized, management does not anticipate they will have a material adverse effect on the Business’ consolidated financial position or liquidity.

Product Warranty Liability

The Business warrants to the original purchaser of its products that it will repair or replace without charge products if they fail due to a manufacturing defect. However, the Business’ historical claims experience has not been material. The estimated product warranty liability for the Business’ products as of July 31, 2004 is less than $1 million. The Business accrues for product warranties when it is probable that customers will make claims under warranties relating to products that have been sold and a reasonable estimate of the costs can be made.

9. Environmental Matters

Certain manufacturing sites generate hazardous and non-hazardous wastes, the treatment, storage, transportation, and disposal of which are regulated by various governmental agencies. In connection with the

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

cleanup of various hazardous waste sites, the Business, along with many other entities, has been designated a potentially responsible party (“PRP”), by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to joint and several liability for such cleanup costs. In addition, the Business will be required to incur costs for environmental remediation and closure and post-closure under the Federal Resource Conservation and Recovery Act. Adequate reserves for environmental contingencies have been established in accordance with the Business’ policies described in Note 2. Because of expected sharing of costs, the availability of legal defenses, and the Business’ preliminary assessment of actions that may be required, it does not believe its liability for these environmental matters, individually or in the aggregate, will be material to the Business’ consolidated financial position, results of operations or cash flows. The Business’ reserve for environmental contingencies was approximately $9,336 at December 31, 2003, representing management’s minimum or best estimate for remediation costs and other environmental cleanup issues.

10. Legal Matters

From time to time, the Business and its operations are parties to, or targets of, lawsuits, claims, investigations and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety and employment matters, which are being handled and defended in the ordinary course of business. While the Business is unable to predict the outcome of these matters, it does not believe, based upon currently available facts, that the ultimate resolution of any such pending matters will have a material adverse effect on its overall financial condition, results of operations or cash flows. However, adverse developments could negatively impact earnings or cash flows in a particular future period.

11. Stock Option and Compensation Plans

The employees of the RIM business participated in various long term compensation plans, sponsored by Eastman, which provided for grants to employees of nonqualified stock options, incentive stock options, tandem and freestanding stock appreciation rights (“SAR’s”), performance shares and various other stock and stock-based awards. Certain of these awards may be based on criteria relating to Eastman performance as established by the Compensation and Management Development Committee of the Board of Directors of Eastman. The Eastman Omnibus Plan provided that options could be granted through May 2, 2007, for the purchase of Eastman common stock at an option price not less than 100% of the per share fair market value on the date of the stock option’s grant. Substantially all grants awarded under Eastman’s plans have been at option prices equal to the fair market value on the date of grant. Options typically vest in equal increments on either the first two or three anniversaries of the grant date and expire ten years after grant.

The fair value of each option is estimated by the Business on the grant date using the Black-Scholes-Merton option-pricing model, which requires input of highly subjective assumptions. Some of these assumptions used for grants in 2004, 2003, and 2002, respectively, include: average expected volatility of 28.0%, 27.90% and 27.57%; average expected dividend yield of 3.80%, 5.90% and 3.71%; and average risk-free interest rates of 3.46%, 3.50% and 5.06%. An expected option term of six years for all periods was developed based on historical experience information.

Because the Business’ employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

A summary of the status of the Business’ portion of Eastman’s stock option plans is presented below:

	2002		2003		January 1 to July 31, 2004
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	159,900	$51.91	241,300	$50.32	354,700	$43.79
Granted	83,700	47.55	113,400	29.90	21,800	43.66
Exercised	(500)	42.75	—	—	(26,675)	29.90
Forfeited or canceled	(1,800)	42.75	—	—	(7,700)	59.14

Outstanding at end of year	241,300	$50.32	354,700	$43.79	342,125	$44.69

Options exercisable at year-end	121,900		187,800		249,175

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted- Average Remaining Contractual Life		Weighted- Average Exercise Price	Number Exercisable at 12/31/03	Weighted- Average Exercise Price
$30	113,400	9.2	Years	$30	—	$—
$43-46	32,600	5.3	Years	46	32,600	46
$47-49	141,400	7.8	Years	48	87,900	49
$50-74	67,300	3.2	Years	57	67,300	57

	354,700	7.2	Years	$44	187,800	$51

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

12. Impairments and Restructuring Charges, Net

The following table summarizes the impairments and restructuring charges:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Resins:
Fixed asset impairments	$1,700	$173,630	$30,304
Intangible asset impairments	—	77,517	—
Restructuring charges	3,003	6,838	4,522
Inks:
Fixed asset impairments	—	54,013	27,574
Intangible asset impairments	—	96,900	6,000
Goodwill impairments	—	60,050	—
Restructuring charges	3,040	3,889	2,707

Total	$7,743	$472,837	$71,107

Total asset impairments and restructuring charges, net	$7,743	412,787	71,107
Total goodwill impairments	—	60,050	—

Total	$7,743	$472,837	$71,107

Asset Impairments

In the third quarter 2003, Eastman reorganized the operating structure and changed its business strategy in response to the financial performance of certain underlying product lines. Those product lines include: acrylate ester monomers; composites (unsaturated polyester resins); inks and graphic arts raw materials; liquid resins; powder resins; and textile chemicals. Prior to the third quarter, management was pursuing growth strategies aimed at significantly improving the financial performance of these product lines. However, due to the continued operating losses and deteriorating market conditions, management decided to pursue alternative strategies including restructuring, divestiture, and consolidation. This change affected both the manner in which certain assets are used and the financial outlook for these product lines, thus triggering the impairments and certain restructuring charges.

The 2003 fixed asset impairments charges of $227,643 primarily relate to assets associated with the above mentioned product lines, and primarily impact manufacturing sites in the North American and European regions that were part of the Lawter International, Inc. (“Lawter”), McWhorter Technologies, Inc (“McWhorter”), and Chemicke Zavody Sokolov (“Sokolov”) acquisitions. As the undiscounted future cash flows could not support the carrying value of the assets, the fixed assets were written down to fair value, as established primarily by appraisal.

The 2003 intangible asset impairments charges relate to definite-lived intangible assets of $127,417 and indefinite-lived intangible assets of approximately $47,000. The definite-lived intangible assets relate primarily to developed technology and customer lists, and the indefinite-lived intangible assets primarily relate to trademarks. These intangible assets were primarily associated with the acquisitions of Lawter and McWhorter. As the undiscounted future cash flows could not support the carrying value of the definite-lived intangible assets, these assets were written down to fair value, as established primarily by appraisal. Indefinite-lived intangible assets were written down to fair value, as established by appraisal.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

In 2004, Eastman entered into an agreement to sell certain businesses and product lines of the RIM business to an investor group led by Apollo Management LP. The estimated sales proceeds for the net assets to be sold were less than their carrying value. As a result, the Business assessed the impairment under the “held in use” model and determined that the sum of undiscounted future cash flows would not support the carrying value of the assets. As such, fixed assets and intangible assets were written down to fair value and an impairment charge was recorded in the amount of $63,878.

Restructuring Charges

Restructuring charges in 2002 and 2003 of $6,043 and $10,727, respectively, consist primarily of severance charges related to actual and probable involuntary separations resulting from decisions as part of the restructuring of Eastman discussed above and the annual budgeting process. During 2003, terminations related to actual and probable involuntary separations totaled approximately 200 employees. As of the end of 2003, approximately 150 of these terminations had been incurred, with the remaining primarily relating to previously announced consolidation and restructuring activities of certain European manufacturing sites that were completed prior to July 31, 2004.

In 2004, the Business recognized $7,229 in restructuring charges which included severance charges primarily related to separations stemming from the Eastman’s voluntary termination program announced in April 2004 and additional site closure costs of $2,616 related primarily to previously announced closures of the Waterford, Ireland and Bury, UK manufacturing facilities.

The following table summarizes the charges and changes in estimates described above, other asset impairments and restructuring charges, the non-cash reductions attributable to asset impairments, and the cash reductions in shutdown reserves for severance costs and site closure costs paid:

	Balance at January 1, 2002	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2002
Non-Cash Charges	$—	$1,700	$(1,700)	$—	$—
Severance costs	—	—	—		—
Site closure costs	—	6,043	—	(2,797)	3,246
Total	$—	$7,743	$(1,700)	$(2,797)	$3,246

	Balance at January 1, 2003	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2003
Non-Cash Charges	$—	$462,110	$(462,110)	$—	$—
Severance costs	—	7,727	—	(3,161)	4,566
Site closure costs	3,246	3,000	—	(6,246)	—
Total	$3,246	$472,837	$(462,110)	$(9,407)	$4,566

	Balance at January 1, 2004	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at July 31, 2004
Non-Cash Charges	$—	$63,878	$(63,878)	$—	$—
Severance costs	4,566	4,613		(8,475)	704
Site closure costs	—	2,616	—	(2,616)	—
Total	$4,566	$71,107	$(63,878)	$(11,091)	$704

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

13. Other Non-operating (Income) Expense, Net

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Other income	$(674)	$(2,158)	$(707)
Foreign exchange transaction (gains) losses	(1,363)	(1,183)	681
Other expenses	582	4,019	541

Total	$(1,455)	$678	$515

14. Transactions With Related and Certain Other Parties

Related Parties

The Business has entered into transactions with Eastman. Purchases from Eastman were approximately $43,000 for 2002, $43,000 for 2003, and $27,000 for the period from January 1, 2004 through July 31, 2004. See Note 2 regarding expenses allocated to the Business from Eastman. However, these transactions are not necessarily indicative of the costs and expenses that would have resulted if the RIM business had been operating as a separate entity.

Advances from Eastman

Advances from Eastman are long-term notes payable supported by contractual agreements, primarily a $536,000 note from Lawter International, Inc., a subsidiary included in the RIM business. All principal was due on May 1, 2009. Interest was payable annually at an interest rate equal to the one-month LIBOR. On July 31, 2004, the outstanding principal and interest balances were settled by a contribution to owner’s equity (deficit) by Eastman.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

15. Income Taxes

Components of loss before the provision (benefit) for U.S. and other income taxes follow:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Loss before income taxes
United States	$(91,915)	$(462,582)	$(67,107)
Outside the United States	(7,773)	(103,734)	(24,405)

Total	$(99,688)	$(566,316)	$(91,512)

Provision (benefit) for income taxes
United States
Deferred	$(33,118)	$(61,487)	$—
Non-United States
Current	3,564	1,858	1,737
Deferred	818	433	(438)
State and other
Deferred	(2,841)	(5,274)	—

Total	$(31,577)	$(64,470)	$1,299

Differences between the provision (benefit) for income taxes and income taxes computed using the U.S. federal statutory income tax rate follow:

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Amount computed using the statutory rate	$(34,891)	$(198,211)	$(32,029)
State income taxes, net	(2,841)	(12,020)	(1,988)
Foreign rate variance	1,462	10,677	(3,585)
Goodwill impairment	—	21,018	—
Valuation allowance	5,641	113,978	39,029
Other	(948)	88	(128)

Provision (benefit) for income taxes	$(31,577)	$(64,470)	$1,299

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

The significant components of deferred tax assets and liabilities follow:

December 31, 2003
Deferred tax assets
Depreciation	$10,204
Purchase accounting	7,674
Net operating loss carry forwards	112,168
Other	6,763

Total deferred tax assets	136,809
Less valuation allowance	(113,846)

Deferred tax assets less valuation allowance	$22,963

Deferred tax liabilities
Depreciation	$13,072
Inventories	5,136
Purchase accounting adjustments	6,573
Other	7,655

Total deferred tax liabilities	$32,436

Net deferred tax liabilities	$9,473

For certain consolidated foreign subsidiaries, income and losses directly flow through to taxable income in the United States. These entities are also subject to taxation in the foreign tax jurisdictions. Net operating loss carryforwards exist to offset future taxable income in foreign tax jurisdictions and valuation allowances are provided to reduce deferred related tax assets if it is more likely than not that this benefit will not be realized. Changes in the estimated realizable amount of deferred tax assets associated with net operating losses for these entities could result in changes in the deferred tax asset valuation allowance in the foreign tax jurisdiction. At the same time, because these entities are also subject to tax in the United States, a deferred tax liability for the expected future taxable income will be established concurrently. Therefore, the impact of any reversal of valuation allowances on consolidated income tax expense will only be to the extent that there are differences between the United States statutory tax rate and the tax rate in the foreign jurisdiction.

At December 31, 2003, net operating loss carryforwards totaled $330,000. Of this total, $300,000 will expire in 3 to 20 years; $30,000 will never expire.

16. Segment Information

Using guidelines set forth in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Business has identified two reportable segments based on product line information: Resins and Inks.

Resins and Monomers (“Resins”)

The Resins segment manufactures materials for the coatings, composites, acrylics, and textile industries from 11 facilities in North America and Europe.

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

Inks

The Inks segment produces a variety of specialty polymers and other ink products through 6 facilities in North America, Europe and Asia.

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Revenues:
Resins	$454,612	$490,534	$336,059
Inks	196,453	187,815	104,092

Total	$651,065	$678,349	$440,151

Operating loss:
Resins	$(67,341)	$(314,323)	$(42,768)
Inks	(21,842)	(240,163)	(43,030)

Total	$(89,183)	$(554,486)	$(85,798)

Depreciation expense:
Resins	$21,075	$13,768	$2,428
Inks	7,902	3,243	1,642

Total	$28,977	$17,011	$4,070

Capital expenditures:
Resins	$34,731	$13,003	$7,409
Inks	15,042	6,712	3,154

Total	$49,773	$19,715	$10,563

At December 31, 2003
Assets:
Resins	$253,686
Inks	130,299

Total	$383,985

RESINS, INKS AND MONOMERS BUSINESS

OF EASTMAN CHEMICAL COMPANY

Notes to the Combined Financial Statements—(Continued)

(Dollars in thousands)

	Years ended December 31,		January 1, 2004 through July 31, 2004
	2002	2003
Geographic Information
Revenues:
United States	$361,237	$334,502	$216,854
All foreign countries	289,828	343,847	223,297

Total	$651,065	$678,349	$440,151

At December 31, 2003
Property, plant and equipment, net
Unites States	$36,813
All foreign countries	93,439

Total	$130,252

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the ordinary shares being registered hereby. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the New York Stock Exchange.

SEC Registration Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Transfer Agent and Registrar Fees and Expenses
New York Stock Exchange Listing Fees
NASD Filing Fee
Miscellaneous

Total

ITEM 14 INDEMNIFICATION OF DIRECTORS AND OFFICERS

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

The registrant’s Restated Certificate of Incorporation provides that every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

In addition, the registrant has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain standard exclusions and endorsements.

ITEM 15 RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 3(a)(9) or Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 of the Securities Act of 1933 pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions.

On December 18, 2002, Resolution Performance Products LLC and RPP Capital Corporation issued an aggregate of $53,000,000 of its 13 1/2% senior subordinated notes due 2010 to a group of placement agents led by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc.

On April 9, 2003, Resolution Performance Products LLC and RPP Capital Corporation issued an aggregate of $175,000,000 of its 9 1/2% senior second secured notes due 2010. On May 22, 2003, RPP issued an additional $25,000,000 of its 9 1/2% senior second secured notes due 2010. In both cases, the senior secured notes were sold to a group of placement agents led by Morgan Stanley & Co. Incorporated, Citigroup Capital Markets Inc., Credit Suisse First Boston LLC and Salomon Smith Barney Inc.

On December 22, 2003, Resolution Performance Products LLC and RPP Capital Corporation issued an aggregate of $140,000,000 of its 8% senior secured notes due 2009 to a group of placement agents led by Morgan Stanley & Co. Incorporated, Citigroup Capital Markets Inc., Credit Suisse First Boston LLC and Salomon Smith Barney Inc.

On August 12, 2004, Borden U.S. Finance Corp. and Borden Nova Scotia, ULC issued an aggregate of $150,000,000 of its second-priority senior secured floating rate notes due 2010 and an aggregate of $325,000,000 of its 9% second-priority senior secured notes due 2014 to a group of initial purchasers led by Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

Concurrently with this offering, Borden U.S. Finance Corp. and Borden Nova Scotia, ULC intend to issue an aggregate of $           of its second-priority senior secured floating rate notes due 2010 and an aggregate of $           of its 9% second-priority senior secured notes due 2014 to a group of initial purchasers led by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc.

Concurrently with this offering, we intend to issue                  shares of Series A preferred stock, par value $0.01 to a group of initial purchasers led by Credit Suisse First Boston LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc.

On June 9, 2002 Borden Chemical sold 111,111 shares of its common stock to Executive Vice President Joseph P. Bevilaqua at a price of $2.25 per share, and granted him options to purchase 105,333 shares of common stock at $2.25 per share, and 529,100 shares of restricted common stock.

In October 2003, Borden Chemical granted options to purchase 3,457,500 shares of its common stock to key employees. On February 1, 2004 Borden Chemical granted options to purchase a total of 330,000 shares of common stock to three key managers. The options vest ratably over five years and have an exercise price of $2.00 per share.

ITEM 16 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

2.1*	Transaction Agreement dated as of April 22, 2005 among RPP Holdings LLC, Resolution Performance Products Inc., Resolution Performance Products LLC, Resolution Specialty Materials Holdings LLC, Resolution Specialty Materials LLC, Lawter International Inc., BHI Acquisition Corp., BHI Merger Sub Inc., and Borden Chemical Inc.

2.2**	Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.1 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.3**	Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.2 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.4**	Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance Products Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 2.3 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.5**	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC (incorporated by reference to Exhibit 2.4 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

3.1*	Form of Amended and Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc.

3.2*	Form of Amended Bylaws of Hexion Specialty Chemicals, Inc.

3.3**	Amended and Restated Certificate of Incorporation of Borden Chemical dated January 11, 2005 (incorporated by reference to Exhibit (3)(i) to the Form 10-K filed on March 24, 2005 (File No. 001-00071)).

3.4**	Amended and Restated Bylaws of Borden Chemical dated December 15, 2004 (incorporated by reference to Exhibit (3)(ii) to the Form 10-K filed on March 24, 2005 (File No. 001-00071))

4.1*	Form of Certificate of Common Stock

4.2**	Form of Management Stockholder’s Agreement (incorporated by reference to Exhibit 4.4 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.3**	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 4.5 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.4**	Form of Sale Participation Agreement (incorporated by reference to Exhibit 4.6 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.5**	Registration Rights Agreement, dated January 1, 2002, among Borden Chemical, Borden Holdings, Inc. and BDS Two, Inc. (incorporated by reference to Exhibit 4.7 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.6**	Form of Indenture between the Registrant and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016, incorporated herein by reference from Exhibits (4)(a) and (b) to Amendment No. 1 to Registration Statement on Form S-3, File No. 33-4381 and Exhibit (4)(iv) to the June 30, 1996, Form 10-Q.

Exhibit Number	Description of Document

4.7**	Form of Indenture between Borden Chemical and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, and the Second Supplemental Indenture dated as of February 1, 1993, and the Third Supplemental Indenture dated as of June 26, 1996, (incorporated herein by reference from Exhibits (4)(a) through (d) to Borden Chemical’s Registration Statement on Form S-3, File No. 33-45770 and Exhibit (4)(iii) to the June 30, 1996, Form 10-Q filed on August 14, 1996 (File No. 001-00071)), relating to the following Debentures and Notes:

(a) The $200,000,000 9 1/5% Debentures due 2021.

(b) The $250,000,000 7 7/8% Debentures due 2023.

4.8**	Indenture dated as of August 12, 2004 among Borden Finance Corp. and Borden Nova Scotia Finance ULC, as Issuers, Borden Chemical, and Wilmington Trust Co., as Trustee, elating to: (a) the $150,000,000 Second-Priority Senior Secured Floating Rate Notes due 2010 and (b) the $325,000,000 9% Second-Priority Senior Secured Notes due 2014. (incorporated by reference to Exhibit 4(i) to Borden Chemical’s Form 10-Q filed on November 15, 2004, File No. 001-00071)

4.9**	Indenture, dated as of November 14, 2000, among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 13 1/2% Senior Subordinated Notes Due 2010 (incorporated by reference to Exhibit 4.1 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

4.10**	Form of 13 1/2% Senior Subordinated Note Due 2010 (included as Exhibit B to Exhibit 4.9)

4.11**	Indenture dated as of April 9, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and Deutsche Bank Trust Company Americas, as trustee, relating to 9 1/2% Senior Second Secured Notes Due 2010 (incorporated by reference to Exhibit 4.6 to RPP’s Registration Statement on Form S-4 filed on April 25, 2003 (File No. 333-104750))

4.12**	Form of 9 1/2% Senior Second Secured Note due 2010 (included as Exhibit B to Exhibit 4.12)

4.13**	Indenture dated as of December 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 8% Senior Secured Notes due 2009 (incorporated by reference to exhibit 4.11 to RPP’s Registration Statement on Form S-4 filed on January 20, 2004 (File No. 333-112016))

4.14**	Form of exchange note for the 8% Senior Secured Notes due 2009 (included as Exhibit B to Exhibit 4.14)

5.1*	Opinion of Connell Foley LLP

10.1**	Amended and Restated Executive Supplemental Pension Plan, dated as of January, 1996 (incorporated by reference to Exhibit (10)(xiii) to Borden Chemical’s December 31, 1998 Form 10-K filed on March 31, 1999 (File No. 001-00071))

10.2**	Advisory Directors Plan incorporated by reference to Exhibit 10(viii) to Borden Chemical’s 1989 Form 10-K Annual Report.

10.3**	Perquisite Benefits Policy (incorporated by reference to Exhibit (10)(xviii) to Borden Chemical’s December 31, 2001 Form 10-K filed on March 29, 2002 (File No. 001-00071))

10.4**	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvi) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

10.5**	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvii) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

Exhibit Number	Description of Document

10.6**	Stock Purchase Agreement dated as of July 5, 2004 among BHI Investment, LLC, BW Holdings LLC, Borden Holdings, Inc. Borden Chemical, Inc. Craig O. Morrison and Joseph P. Bevilaqua. (incorporated by reference to Exhibit (10)(i) to Borden Chemical’s June 30, 2004 Form 10-Q filed on July 26, 2004 (File No. 001-00071))

10.7**	2004 Management Incentive Plan (incorporated by reference to Exhibit (10)(ii) to Borden Chemical’s June 30, 2004 Form 10-Q filed on July 26, 2004 (File No. 001-00071))

10.8**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison (incorporated by reference to Exhibit 10(i) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.9**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(ii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.10**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter. (incorporated by reference to Exhibit 10(iii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.11**	BHI Acquisition Corp. 2004 Deferred Compensation Plan (incorporated by reference to Exhibit 10(iv) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.12**	BHI Acquisition Corp. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10(v) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.13**	Investor Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., and The Holders that are parties thereto (incorporated by reference to Exhibit 10(vi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.14**	Registration Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., BHI Investment, LC, and the Management Holders party thereto (incorporated by reference to Exhibit 10(vii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.15**	Amendment No. 1 dated as of August 11, 2004, to the Stock Purchase Agreement dated July 5, 2004 by and among BHI Investment, LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(viii) to the Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.16**	Management Consulting Agreement dated as of August 12, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10(ix) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.17**	Amended and Restated Loan and Security Agreement dated as of August 12, 2004 among the Company, Borden Chemical Canada, Inc. Borden Chemical UK Limited, Borden Chemical GB Limited, the Lenders named therein, Credit Suisse First Boston, as Agent, and Fleet Capital Corporation, as U.S. Collateral Agent (incorporated by reference to Exhibit 10(x) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071)).

10.18**	Share Purchase Agreement dated October 6, 2004 among RÜTGERS AG, RÜTGERS Bakelite Projekt GmbH, National Borden Chemical Germany GmbH, and Borden Chemical, Inc. (incorporated by reference to Exhibit 10(xi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.19**	Employment Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

Exhibit Number	Description of Document

10.20**	Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance Product LLC (incorporated by reference to Exhibit 10.2 to RPP’s September 30, 2004 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.21**	Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to RPP’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.22**	Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.4 to RPP’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.23**	Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to RPP’s September 30, 2001 Form 10–Q filed on November 14, 2001 (File No. 333-57170))

10.24**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.13 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.25**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V (incorporated by reference to Exhibit 10.14 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170)).

10.26**	Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.27**	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.28**	First Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.20 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.29**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.21 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.30**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V. (incorporated by reference to Exhibit 10.22 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.31**	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.32**	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

Exhibit Number	Description of Document

10.33**	Amended and Restated Agreement of Sub—Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.25 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.34**	Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.26 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.35**	Resolution Performance Products Inc. 2000 Non—Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.36**	Restricted Unit Plan (incorporated by reference to Exhibit 10.28 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.37**	Amendment No. 1 dated March 15, 2002 to the Management Consulting Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.1 to RPP’s March 31, 2002 Form 10–Q filed on May 8, 2002 (File No. 333-57170))

10.38**	First Amendment dated March 15, 2002 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to RPP’s March 31, 2002 Form 10–Q filed on May 8, 2002 (File No. 333-57170))

10.39**	Amendment No. 2 dated as of January 1, 2003 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.44 to RPP’s Amendment No. 1 to Registration Statement on Form S-4 filed on February 12, 2003 (File No. 333-102505))

10.40**	Amendment No. 2 dated as of January 1, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.43 to RPP’s Amendment No. 1 to Registration Statement on Form S-4 filed on February 12, 2003 (File No. 333-57170))

10.41**	Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.46 to RPP’s December 31, 2002 Form 10–K filed on March 25, 2003 (File No. 333-57170))

10.42**	Amendment No. 1 dated February 17, 2003 to the Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.47 to RPP’s December 31, 2002 Form 10–K filed on March 25, 2003 (File No. 333-57170))

10.43**	Amendment No. 3 dated February 17, 2003 to the Employment Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.48 to RPP’s December 31, 2002 Form 10–K filed on March 25, 2003 (File No. 333-57170))

10.44**	Amendment No. 3 dated February 17, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.50 to RPP’s December 31, 2002 Form 10–K filed on March 25, 2003 (File No. 333-57170))

10.45**	Amendment No. 4 dated November 24, 2003 to the employment agreement dated November 14, 2000 between Resolution Performance Products, LLC, a Delaware limited liability company and Marvin O. Schlanger (incorporated by reference to Exhibit 10.62 to RPP’s Amendment No. 1 to the Registration Statement on Form S-4 filed on January 20, 2004 (File No. 333-112016))

Exhibit Number	Description of Document

10.46**	Amendment No. 2 dated March 22, 2004 to the Employment Agreement dated May 8, 2001, as amended by Amendment No. 1 thereto dated February 17, 2003 by and between Resolution Performance Products LLC and Mark S. Antonvich (incorporated by reference to Exhibit 10.1 to RPP’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004 (File No. 333-571701))

10.47**	Employment Agreement dated as of May 10, 2004 by and between Resolution Performance Products LLC, and David S. Graziosi (incorporated by reference to Exhibit 10.3 to RPP’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004 (file No. 333-571701))

10.48**	Employment agreement dated as of September 11, 2004 by and between Resolution Performance Products LLC and Layle K. Smith (incorporated by reference to Exhibit 10.1 to RPP’s Current Report on Form 8-K dated September 11, 2004 (File No. 333-571701))

10.49**	Letter Agreement dated December 3, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.10 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.50**	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees (incorporated by reference to Exhibit 10.12 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.51**	Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Borden Chemical and Subsidiaries, dated September 2003 (incorporated by reference to Exhibit 4.3 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

10.52**	Terms of employment dated November 9, 2004 between Judy A. Sonnett and Borden Chemical, Inc. (incorporated by reference to Exhibit 10.9 to Borden Chemical’s form 10-K filed on March 24, 2005 (File No. 001-00071))

10.53*	Credit Agreement dated as of August 2, 2004 among Resolution Specialty Materials Inc., Resolution Specialty Materials LLC, the various lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, and Bear Stearns Corporate Lending Inc., as Syndication Agent.

10.54**	Credit Agreement dated as of January 24, 2005 among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation, Resolution Europe B.V., the various lender parties thereto, General Electric Capital Corporation, as a US Lender, Initial US L/C Issuer, Collateral Agent and as US Agent, and GE Leveraged Loans Limited, as Netherlands Agent, Netherlands L/C Issuer, Netherlands Security Trustee and a Netherlands Lender (incorporated by reference to Exhibit 10.1 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.55**	US Guaranty dated as of January 24, 2005 among Resolution Performance Products Inc., RPP Capital Corporation and General Electric Capital Corporation, on behalf of itself and US Lenders (incorporated by reference to Exhibit 10.2 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.56**	Second Amended and Restated Security Agreement dated as of January 24, 2005, by and among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation and General Electric Capital Corporation, on behalf of itself and Secured Creditors (incorporated by reference to Exhibit 10.3 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.57**	Second Amended and Restated Pledge Agreement dated as of January 24, 2005, by and among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation and General Electric Capital Corporation as Collateral Agent, on behalf of itself a Secured Creditors (incorporated by reference to Exhibit 10.4 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

Exhibit Number	Description of Document

10.58**	Amended and Restated Intercreditor Agreement dated as of January 24, 2005, among General Electric Capital Corporation as Collateral Agent for the benefit of the First Lien Creditors, General Electric Capital Corporation, as Administrative Agent for the Benefit of the Bank Lender Creditors, and The Bank of New York, as trustee for its benefit and the benefit of the holders from time to time of the Additional Senior Secured Notes, and acknowledged and agreed to by the US Credit Parties from time to time party hereto (incorporated by reference to Exhibit 10.5 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.59**	First Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.6 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.60**	Second Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.7 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.61**	Indemnity Agreement dated as of March 29, 2005, among Resolution Performance Products Inc., Resolution Performance Products LLC and the indemnified party, Carl S. Stutts (incorporated by reference to Exhibit 10.73 to RPP’s Annual Report on Form 10-K for the Year ended December 31, 2004 (File No. 333-571701))

11.1*	Statement regarding computation of Per Share Earnings

21.1*	List of Subsidiaries of the registrant

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Powers of Attorney of the directors and officers of the registrant (included in the signature page to the registration statement)

*	To be filed by amendment
**	Incorporated by reference
***	Previously filed

(b) Financial Statement Schedules

To the Board of Directors

and Shareholder of Borden Chemical, Inc.:

We have audited the accompanying consolidated balance sheets of Borden Chemical, Inc. (effective August 12, 2004, a wholly owned subsidiary of BHI Acquisition Corp., which is a majority owned subsidiary of BHI Investment, LLC; prior to August 12, 2004, a majority-owned subsidiary of Borden Holdings, Inc.) and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated March 19, 2004, except for Note 24 as to which the date is August 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption in 2002 of Statement of Financial Accounting Standards No. 142); such financial statements and report are included elsewhere in this registration statement. Our audits also included the financial statement schedule of Borden Chemical, Inc. and subsidiaries, listed in Item 16. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 19, 2004

BORDEN CHEMICAL, INC.

Schedule II – Valuation and Qualifying Accounts

	Balance December 31, 2000	Charged to Expense	Write-offs	Balance December 31, 2001
Allowance for doubtful accounts	$13	$5	$(1)	$17

	Balance December 31, 2001	Charged to Expense	Write-offs	Balance December 31, 2002
Allowance for doubtful accounts	$17	$(1)	$(4)	$12

	Balance December 31, 2002	Charged to Expense	Write-offs	Balance December 31, 2003
Allowance for doubtful accounts	$12	$2	$0	$14

ITEM 17 UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes the following:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Columbus, Ohio, on April 25, 2005.

Borden Chemical, Inc.

By:	/S/ WILLIAM H. CARTER
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig O. Morrison and William H. Carter, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director, President and Chief Executive Officer (Principal Executive Officer)	April 25, 2005

/S/ WILLIAM H. CARTER William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 25, 2005

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director	April 25, 2005

/S/ ROBERT V. SEMINARA Robert V. Seminara	Director	April 25, 2005

/S/ SCOTT M. KLEINMAN Scott M. Kleinman	Director	April 25, 2005

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

2.1*	Transaction Agreement dated as of April 22, 2005 among RPP Holdings LLC, Resolution Performance Products Inc., Resolution Performance Products LLC, Resolution Specialty Materials Holdings LLC, Resolution Specialty Materials LLC, Lawter International Inc., BHI Acquisition Corp., BHI Merger Sub Inc., and Borden Chemical Inc.

2.2**	Amended and Restated Master Sale Agreement (US) dated as of November 14, 2000 among Shell Oil Company, Resin Acquisition, LLC and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.1 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.3**	Amended and Restated SPNV Resins Sale Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products Inc. (incorporated by reference to Exhibit 2.2 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.4**	Assignment and Assumption Agreement dated November 13, 2000 between Resolution Performance Products Inc. and Resolution Performance Products LLC (incorporated by reference to Exhibit 2.3 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

2.5**	Assignment and Assumption Agreement dated November 14, 2000 between Resin Acquisition, LLC and RPP Holdings LLC (incorporated by reference to Exhibit 2.4 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

3.1*	Form of Amended and Restated Certificate of Incorporation of Hexion Specialty Chemicals, Inc.

3.2*	Form of Amended Bylaws of Hexion Specialty Chemicals, Inc.

3.3**	Amended and Restated Certificate of Incorporation of Borden Chemical dated January 11, 2005 (incorporated by reference to Exhibit (3)(i) to the Form 10-K filed on March 24, 2005 (File No. 001-00071)).

3.4**	Amended and Restated Bylaws of Borden Chemical dated December 15, 2004 (incorporated by reference to Exhibit (3)(ii) to the Form 10-K filed on March 24, 2005 (File No. 001-00071))

4.1*	Form of Certificate of Common Stock

4.2**	Form of Management Stockholder’s Agreement (incorporated by reference to Exhibit 4.4 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.3**	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 4.5 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.4**	Form of Sale Participation Agreement (incorporated by reference to Exhibit 4.6 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.5**	Registration Rights Agreement, dated January 1, 2002, among Borden Chemical, Borden Holdings, Inc. and BDS Two, Inc. (incorporated by reference to Exhibit 4.7 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

4.6**	Form of Indenture between the Registrant and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, relating to the $200,000,000 8 3/8% Sinking Fund Debentures due 2016, incorporated herein by reference from Exhibits (4)(a) and (b) to Amendment No. 1 to Registration Statement on Form S-3, File No. 33-4381 and Exhibit (4)(iv) to the June 30, 1996, Form 10-Q.

1

Exhibit Number	Description of Document
4.7**	Form of Indenture between Borden Chemical and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture dated as of December 15, 1987, and th 1/4be Second Supplemental Indenture dated as of February 1, 1993, and the Third Supplemental Indenture dated as of June 26, 1996, (incorporated herein by reference from Exhibits (4)(a) through (d) to Borden Chemical’s Registration Statement on Form S-3, File No. 33-45770 and Exhibit (4)(iii) to the June 30, 1996, Form 10-Q filed on August 14, 1996 (File No. 001-00071)), relating to the following Debentures and Notes:

(a) The $200,000,000 9 1/5% Debentures due 2021.

(b) The $250,000,000 7 7/8% Debentures due 2023.

4.8**	Indenture dated as of August 12, 2004 among Borden Finance Corp. and Borden Nova Scotia Finance ULC, as Issuers, Borden Chemical, and Wilmington Trust Co., as Trustee, elating to: (a) the $150,000,000 Second-Priority Senior Secured Floating Rate Notes due 2010 and (b) the $325,000,000 9% Second-Priority Senior Secured Notes due 2014. (incorporated by reference to Exhibit 4(i) to Borden Chemical’s Form 10-Q filed on November 15, 2004, File No. 001-00071)

4.9**	Indenture, dated as of November 14, 2000, among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 13 1/2% Senior Subordinated Notes Due 2010 (incorporated by reference to Exhibit 4.1 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

4.10**	Form of 13 1/2% Senior Subordinated Note Due 2010 (included as Exhibit B to Exhibit 4.9)

4.11**	Indenture dated as of April 9, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and Deutsche Bank Trust Company Americas, as trustee, relating to 9 1/2% Senior Second Secured Notes Due 2010 (incorporated by reference to Exhibit 4.6 to RPP’s Registration Statement on Form S-4 filed on April 25, 2003 (File No. 333-104750))

4.12**	Form of 9 1/2% Senior Second Secured Note due 2010 (included as Exhibit B to Exhibit 4.12)

4.13**	Indenture dated as of December 22, 2003 among Resolution Performance Products LLC, RPP Capital Corporation and The Bank of New York, as trustee, relating to 8% Senior Secured Notes due 2009 (incorporated by reference to exhibit 4.11 to RPP’s Registration Statement on Form S-4 filed on January 20, 2004 (File No. 333-112016))

4.14**	Form of exchange note for the 8% Senior Secured Notes due 2009 (included as Exhibit B to Exhibit 4.14)

5.1*	Opinion of Connell Foley LLP

10.1**	Amended and Restated Executive Supplemental Pension Plan, dated as of January, 1996 (incorporated by reference to Exhibit (10)(xiii) to Borden Chemical’s December 31, 1998 Form 10-K filed on March 31, 1999 (File No. 001-00071))

10.2**	Advisory Directors Plan incorporated by reference to Exhibit 10(viii) to Borden Chemical’s 1989 Form 10-K Annual Report.

10.3**	Perquisite Benefits Policy (incorporated by reference to Exhibit (10)(xviii) to Borden Chemical’s December 31, 2001 Form 10-K filed on March 29, 2002 (File No. 001-00071))

10.4**	Master Asset Conveyance and Facility Support Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvi) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

10.5**	Environmental Servitude Agreement, dated as of December 20, 2002, between Borden Chemical and Borden Chemicals and Plastics Operating Limited Partnership (incorporated by reference to Exhibit (10)(xxvii) to Borden Chemical’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-00071))

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Exhibit Number	Description of Document
10.6**	Stock Purchase Agreement dated as of July 5, 2004 among BHI Investment, LLC, BW Holdings LLC, Borden Holdings, Inc. Borden Chemical, Inc. Craig O. Morrison and Joseph P. Bevilaqua. (incorporated by reference to Exhibit (10)(i) to Borden Chemical’s June 30, 2004 Form 10-Q filed on July 26, 2004 (File No. 001-00071))

10.7**	2004 Management Incentive Plan (incorporated by reference to Exhibit (10)(ii) to Borden Chemical’s June 30, 2004 Form 10-Q filed on July 26, 2004 (File No. 001-00071))

10.8**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison (incorporated by reference to Exhibit 10(i) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.9**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(ii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.10**	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter. (incorporated by reference to Exhibit 10(iii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.11**	BHI Acquisition Corp. 2004 Deferred Compensation Plan (incorporated by reference to Exhibit 10(iv) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.12**	BHI Acquisition Corp. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10(v) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.13**	Investor Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., and The Holders that are parties thereto (incorporated by reference to Exhibit 10(vi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.14**	Registration Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., BHI Investment, LC, and the Management Holders party thereto (incorporated by reference to Exhibit 10(vii) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.15**	Amendment No. 1 dated as of August 11, 2004, to the Stock Purchase Agreement dated July 5, 2004 by and among BHI Investment, LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (incorporated by reference to Exhibit 10(viii) to the Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.16**	Management Consulting Agreement dated as of August 12, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10(ix) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.17**	Amended and Restated Loan and Security Agreement dated as of August 12, 2004 among the Company, Borden Chemical Canada, Inc. Borden Chemical UK Limited, Borden Chemical GB Limited, the Lenders named therein, Credit Suisse First Boston, as Agent, and Fleet Capital Corporation, as U.S. Collateral Agent (incorporated by reference to Exhibit 10(x) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071)).

10.18**	Share Purchase Agreement dated October 6, 2004 among RÜTGERS AG, RÜTGERS Bakelite Projekt GmbH, National Borden Chemical Germany GmbH, and Borden Chemical, Inc. (incorporated by reference to Exhibit 10(xi) to Borden Chemical’s September 30, 2004 Form 10-Q filed on November 15, 2004 (File No. 001-00071))

10.19**	Employment Agreement dated as of November 14, 2000 between Resolution Performance Products LLC and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

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Exhibit Number	Description of Document
10.20**	Secured Promissory Note dated August 10, 2001 from Jeffrey M. Nodland to Resolution Performance Product LLC (incorporated by reference to Exhibit 10.2 to RPP’s September 30, 2004 Form 10-Q filed on November 14, 2001 (File No. 333-57170))

10.21**	Pledge Agreement dated August 10, 2001 between Jeffrey M. Nodland and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.3 to RPP’s September 30, 2001 Form 10-Q filed on November 14, 2001 (File No. 333-57170))

10.22**	Secured Promissory Note dated June 18, 2001 from Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.4 to RPP’s September 30, 2001 Form 10-Q filed on November 14, 2001 (File No. 333-57170))

10.23**	Pledge Agreement dated June 18, 2001 between Mark S. Antonvich to Resolution Performance Products LLC (incorporated by reference to Exhibit 10.5 to RPP’s September 30, 2001 Form 10-Q filed on November 14, 2001 (File No. 333-57170))

10.24**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.13 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.25**	Intellectual Property Transfer and License Agreement and Contribution Agreement dated as of November 14, 2000 between Shell Internationale Research Maatschappij B.V. and Shell Epoxy Resins Research B.V (incorporated by reference to Exhibit 10.14 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170)).

10.26**	Management Consulting Agreement dated as of November 14, 2000 among Resolution Performance Products LLC and Apollo Management IV, L.P. (incorporated by reference to Exhibit 10.18 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.27**	First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.19 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.28**	First Amended and Restated Norco Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Shell Chemical Company, for itself and as agent for Shell Oil Company, and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.20 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.29**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.21 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.30**	First Amended and Restated Pernis Site Services, Utilities, Materials and Facilities Agreement dated November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Chemie B.V. (incorporated by reference to Exhibit 10.22 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.31**	Deer Park Ground Lease and Grant of Easements dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.23 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.32**	Norco Ground Lease and Grant of Servitudes dated as of November 1, 2000 between Shell Oil Company and Resolution Performance Products LLC (incorporated by reference to Exhibit 10.24 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

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Exhibit Number	Description of Document
10.33**	Amended and Restated Agreement of Sub—Lease (Pernis) dated as of November 1, 2000 between Resolution Europe B.V. (f/k/a Resolution Nederland B.V., f/k/a Shell Epoxy Resins Nederland B.V.) and Shell Nederland Raffinaderij B.V. (incorporated by reference to Exhibit 10.25 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.34**	Resolution Performance Products Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.26 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.35**	Resolution Performance Products Inc. 2000 Non—Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.27 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.36**	Restricted Unit Plan (incorporated by reference to Exhibit 10.28 to RPP’s Registration Statement on Form S-4 filed on March 16, 2001 (File No. 333-57170))

10.37**	Amendment No. 1 dated March 15, 2002 to the Management Consulting Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.1 to RPP’s March 31, 2002 Form 10-Q filed on May 8, 2002 (File No. 333-57170))

10.38**	First Amendment dated March 15, 2002 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware corporation and Marvin O. Schlanger (incorporated by reference to Exhibit 10.2 to RPP’s March 31, 2002 Form 10-Q filed on May 8, 2002 (File No. 333-57170))

10.39**	Amendment No. 2 dated as of January 1, 2003 to the Employment Agreement dated November 14, 2000 between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.44 to RPP’s Amendment No. 1 to Registration Statement on Form S-4 filed on February 12, 2003 (File No. 333-102505))

10.40**	Amendment No. 2 dated as of January 1, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.43 to RPP’s Amendment No. 1 to Registration Statement on Form S-4 filed on February 12, 2003 (File No. 333-57170))

10.41**	Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.46 to RPP’s December 31, 2002 Form 10-K filed on March 25, 2003 (File No. 333-57170))

10.42**	Amendment No. 1 dated February 17, 2003 to the Employment Agreement dated May 7, 2001 between Resolution Performance Products LLC, a Delaware limited liability company, and Mark S. Antonvich (incorporated by reference to Exhibit No. 10.47 to RPP’s December 31, 2002 Form 10-K filed on March 25, 2003 (File No. 333-57170))

10.43**	Amendment No. 3 dated February 17, 2003 to the Employment Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC, a Delaware limited liability company, and Marvin O. Schlanger (incorporated by reference to Exhibit No. 10.48 to RPP’s December 31, 2002 Form 10-K filed on March 25, 2003 (File No. 333-57170))

10.44**	Amendment No. 3 dated February 17, 2003 to the Management Consulting Agreement dated November 14, 2000, as amended, between Resolution Performance Products LLC and Apollo Management IV, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.50 to RPP’s December 31, 2002 Form 10-K filed on March 25, 2003 (File No. 333-57170))

10.45**	Amendment No. 4 dated November 24, 2003 to the employment agreement dated November 14, 2000 between Resolution Performance Products, LLC, a Delaware limited liability company and Marvin O. Schlanger (incorporated by reference to Exhibit 10.62 to RPP’s Amendment No. 1 to the Registration Statement on Form S-4 filed on January 20, 2004 (File No. 333-112016))

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Exhibit Number	Description of Document
10.46**	Amendment No. 2 dated March 22, 2004 to the Employment Agreement dated May 8, 2001, as amended by Amendment No. 1 thereto dated February 17, 2003 by and between Resolution Performance Products LLC and Mark S. Antonvich (incorporated by reference to Exhibit 10.1 to RPP’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004 (File No. 333-571701))

10.47**	Employment Agreement dated as of May 10, 2004 by and between Resolution Performance Products LLC, and David S. Graziosi (incorporated by reference to Exhibit 10.3 to RPP’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2004 (file No. 333-571701))

10.48**	Employment agreement dated as of September 11, 2004 by and between Resolution Performance Products LLC and Layle K. Smith (incorporated by reference to Exhibit 10.1 to RPP’s Current Report on Form 8-K dated September 11, 2004 (File No. 333-571701))

10.49**	Letter Agreement dated December 3, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.10 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.50**	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees (incorporated by reference to Exhibit 10.12 to Borden Chemical’s Registration Statement on Form S-4 filed on February 14, 2005 (File No. 333-1228626))

10.51**	Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Borden Chemical and Subsidiaries, dated September 2003 (incorporated by reference to Exhibit 4.3 to Borden Chemical’s Form S-8 filed on October 3, 2003 (File No. 333-109490))

10.52**	Terms of employment dated November 9, 2004 between Judy A. Sonnett and Borden Chemical, Inc. (incorporated by reference to Exhibit 10.9 to Borden Chemical’s form 10-K filed on March 24, 2005 (File No. 001-00071))

10.53*	Credit Agreement dated as of August 2, 2004 among Resolution Specialty Materials Inc., Resolution Specialty Materials LLC, the various lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, and Bear Stearns Corporate Lending Inc., as Syndication Agent.

10.54**	Credit Agreement dated as of January 24, 2005 among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation, Resolution Europe B.V., the various lender parties thereto, General Electric Capital Corporation, as a US Lender, Initial US L/C Issuer, Collateral Agent and as US Agent, and GE Leveraged Loans Limited, as Netherlands Agent, Netherlands L/C Issuer, Netherlands Security Trustee and a Netherlands Lender (incorporated by reference to Exhibit 10.1 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.55**	US Guaranty dated as of January 24, 2005 among Resolution Performance Products Inc., RPP Capital Corporation and General Electric Capital Corporation, on behalf of itself and US Lenders (incorporated by reference to Exhibit 10.2 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.56**	Second Amended and Restated Security Agreement dated as of January 24, 2005, by and among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation and General Electric Capital Corporation, on behalf of itself and Secured Creditors (incorporated by reference to Exhibit 10.3 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.57**	Second Amended and Restated Pledge Agreement dated as of January 24, 2005, by and among Resolution Performance Products Inc., Resolution Performance Products LLC, RPP Capital Corporation and General Electric Capital Corporation as Collateral Agent, on behalf of itself a Secured Creditors (incorporated by reference to Exhibit 10.4 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

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Exhibit Number	Description of Document
10.58**	Amended and Restated Intercreditor Agreement dated as of January 24, 2005, among General Electric Capital Corporation as Collateral Agent for the benefit of the First Lien Creditors, General Electric Capital Corporation, as Administrative Agent for the Benefit of the Bank Lender Creditors, and The Bank of New York, as trustee for its benefit and the benefit of the holders from time to time of the Additional Senior Secured Notes, and acknowledged and agreed to by the US Credit Parties from time to time party hereto (incorporated by reference to Exhibit 10.5 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.59**	First Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.6 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.60**	Second Deed of Pledge of Shares in the capital of Resolution Holdings B.V. by Resolution Performance Products LLC in favor of General Electric Capital Corporation (incorporated by reference to Exhibit 10.7 to RPP’s Current Report on Form 8-K dated January 24, 2005 (File No. 333-571701))

10.61**	Indemnity Agreement dated as of March 29, 2005, among Resolution Performance Products Inc., Resolution Performance Products LLC and the indemnified party, Carl S. Stutts (incorporated by reference to Exhibit 10.73 to RPP’s Annual Report on Form 10-K for the Year ended December 31, 2004 (File No. 333-571701))

11.1*	Statement regarding computation of Per Share Earnings

21.1*	List of Subsidiaries of the registrant

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Powers of Attorney of the directors and officers of the registrant (included in the signature page to the registration statement)

*	To be filed by amendment
**	Incorporated by reference
***	Previously filed

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